    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1997

                                                      REGISTRATION NO. 333-29245
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                            6162                           57-0962375
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                               7909 PARKLANE ROAD
                         COLUMBIA, SOUTH CAROLINA 29223
                                 (803) 741-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                              EDWARD J. SEBASTIAN
                                    CHAIRMAN
                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                               7909 PARKLANE ROAD
                         COLUMBIA, SOUTH CAROLINA 29223
                                 (803) 741-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------


                               COPIES TO:
        RUSSELL B. RICHARDS                    JOHN W. CURRIE
          KING & SPALDING                   MCNAIR LAW FIRM, P.A.
       191 PEACHTREE STREET            1301 GERVAIS STREET 17TH FLOOR
         ATLANTA, GA 30303                   COLUMBIA, SC 29201
          (404) 572-4600                       (803) 799-9800


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ] ____________



     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ] ____________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                             CROSS REFERENCE TABLE

          LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-4


ITEM NUMBER AND CAPTION IN FORM S-4                    LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
-----------------------------------                    --------------------------------------------
 1.   Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover of Joint Proxy Statement/
                                                     Prospectus; Facing Page of Registration Statement
 2.   Inside Front and Outside Back Cover Pages
        of Prospectus............................  Available Information; Incorporation of Certain
                                                     Documents by Reference; Table of Contents
 3.   Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............  Summary; Risk Factors
 4.   Terms of the Transaction...................  Summary; The RBC Merger
 5.   Pro Forma Financial Information............  Summary; Unaudited Pro Forma Condensed Combined
                                                     Financial Statements
 6.   Material Contacts With the Company Being
        Acquired.................................  Summary; The RBC Merger
 7.   Additional Information Required For
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  Not Applicable
 8.   Interests of Named Experts and Counsel.....  Legal Matters
 9.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable
10.   Information With Respect to S-3
        Registrants..............................  Summary; Business of RBMG
11.   Incorporation of Certain Information by
        Reference................................  Incorporation of Certain Documents by Reference
12.   Information With Respect to S-2 or S-3
        Registrants..............................  Not Applicable
13.   Incorporation of Certain Information by
        Reference................................  Not Applicable
14.   Information With Respect to Registrants
        Other Than S-3 or S-2 Companies..........  Not Applicable
15.   Information With Respect to S-3
        Companies................................  Not Applicable
16.   Information With Respect to S-2 or S-3
        Companies................................  Not Applicable
17.   Information With Respect to Companies Other
        Than S-3 or S-2 Companies................  Summary; Business of RBC; Management's Discussion
                                                     and Analysis of Financial Condition and Results of
                                                     Operations of RBC; RBC Common Stock Ownership by
                                                     Management and Principal Stockholders; Index to
                                                     Financial Statements
18.   Information if Proxies, Consents or
        Authorizations are to be Solicited.......  Summary; The RBC Merger; The RBC Special Meeting;
                                                     The RBMG Annual Meeting; Stockholder Proposals
19.   Information if Proxies, Consents or
        Authorizations are not to be Solicited,
        or in an Exchange Offer..................  Not Applicable

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                               7909 PARKLANE ROAD
                         COLUMBIA, SOUTH CAROLINA 29223


                                                                December 2, 1997


Dear Stockholder:


     You are cordially invited to attend an annual meeting of the stockholders (the "Annual Meeting") of Resource Bancshares Mortgage Group, Inc. ("RBMG") to be held on Wednesday, December 31, 1997, at 10:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303.



     At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement of Merger (the "RBC Merger Agreement"), dated as of April 18, 1997, as amended by First Amendment to Agreement of Merger dated September 18, 1997 and Second Amendment to Agreement of Merger dated November 12, 1997, among RBMG, RBC Merger Sub, Inc., a South Carolina corporation and a wholly owned subsidiary of RBMG ("RBC Merger Sub"), and Resource Bancshares Corporation, a South Carolina corporation ("RBC"), pursuant to which RBC Merger Sub would be merged with and into RBC (the "RBC Merger"), (ii) the RBC Merger and (iii) the issuance of shares of common stock, par value $.01 per share, of RBMG ("RBMG Common Stock") in connection therewith (the "RBC Stock Issuance"). RBC would be the surviving corporation in the RBC Merger and would become a wholly owned subsidiary of RBMG. If the RBC Merger is consummated, each outstanding share of voting common stock, par value $.01 per share, and non-voting common stock, par value $.01 per share, of RBC will be converted into the right to receive 1.08026 shares (the "RBC Exchange Ratio") of RBMG Common Stock, with cash being paid in lieu of fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG stockholders of record on December 18, 1997 (both as adjusted to reflect the five percent stock dividend payable to RBMG stockholders of record on December 18, 1997).



     At the Annual Meeting and in connection with the RBC Merger, you will also be asked to consider and vote upon a proposal to approve and adopt an amendment to RBMG's Restated Certificate of Incorporation (the "RBC Amendment") pursuant to which the number of shares of RBMG Common Stock that RBMG would be authorized to issue would be increased from 25,000,000 shares to 50,000,000 shares.



     The RBC Merger Agreement and the RBC Amendment have been approved and adopted by the Board of Directors of RBMG, and the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment are each subject to the approval by a majority of the outstanding shares of RBMG Common Stock entitled to vote at the Annual Meeting. The Board of Directors of RBMG has received a written opinion dated April 18, 1997, of Prudential Securities Incorporated, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the RBC Exchange Ratio was fair, from a financial point of view, to the stockholders of RBMG.



     THE APPROVAL AND ADOPTION OF EACH OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT IS CONTINGENT UPON THE APPROVAL AND ADOPTION OF ALL OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT. UNLESS EACH OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT IS APPROVED AND ADOPTED BY THE STOCKHOLDERS AT THE ANNUAL MEETING, NONE OF THEM WILL BE EFFECTED BY RBMG.



     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED RBC MERGER AND RBC AMENDMENT ARE IN THE BEST INTERESTS OF RBMG AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE RBC MERGER AGREEMENT AND THE RBC

AMENDMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS TO APPROVE AND ADOPT THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT.



     At the Annual Meeting, you will also be asked to consider and vote upon (i) the election of two directors, (ii) proposals to approve an amendment and restatement of RBMG's Omnibus Stock Award Plan and an amendment to RBMG's Formula Stock Option Plan (collectively the "Plan Amendments") and (iii) a proposal to approve the adoption of a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). Directors are elected by a plurality of votes cast by the holders of shares of RBMG Common Stock. Approval of the Plan Amendments and the Non-Qualified Plan will require that holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon vote in favor of approval. Abstentions will be counted in determining the presence of a quorum. Consequently, any shares present at the Annual Meeting and which abstain with respect to the Plan Amendments and the Non-Qualified Plan will have the same effect as a vote against the Plan Amendments and the Non-Qualified Plan.



     Details of the background and reasons for the proposed RBC Merger appear in and are explained in the accompanying Joint Proxy Statement/Prospectus. Additional information regarding RBC and RBMG also is set forth in the Joint Proxy Statement/Prospectus and, with respect to RBMG, incorporated therein by reference to other documents.



     It is important that your shares be represented at the Annual Meeting either in person or by proxy. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.



     I strongly support the RBC Merger and join with the other members of the Board of Directors in enthusiastically recommending the RBC Merger to you. We urge you to vote in favor of the approval and adoption of the RBC Merger, as well as each of the other proposals referred to herein. If you should have any questions regarding the RBC Merger, please contact Steven F. Herbert, Chief Financial Officer, at (803) 741-3000.


                                          Sincerely,

                                          Edward J. Sebastian
                                          Chairman of the Board and Chief
                                          Executive Officer

                        RESOURCE BANCSHARES CORPORATION
                          1901 MAIN STREET, SUITE 650
                         COLUMBIA, SOUTH CAROLINA 29201


                                                                December 2, 1997


Dear Stockholder:


     You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of Resource Bancshares Corporation ("RBC") to be held on Wednesday, December 31, 1997, at 8:30 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303.



     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement of Merger (the "RBC Merger Agreement"), dated as of April 18, 1997, as amended by First Amendment to Agreement of Merger dated September 18, 1997 and Second Amendment to Agreement of Merger dated November 12, 1997, among RBC, Resource Bancshares Mortgage Group, Inc., a Delaware corporation ("RBMG"), and RBC Merger Sub, Inc., a South Carolina corporation and a wholly owned subsidiary of RBMG ("RBC Merger Sub"), pursuant to which RBC Merger Sub would be merged with and into RBC (the "RBC Merger"), and (ii) the RBC Merger. Pursuant to the RBC Merger Agreement, RBC would be the surviving corporation in the RBC Merger and would become a wholly owned subsidiary of RBMG. If the RBC Merger is consummated, each outstanding share of voting common stock, par value $.01 per share ("RBC Voting Common Stock"), and non-voting common stock, par value $.01 per share ("RBC Non-Voting Common Stock"), of RBC will be converted into the right to receive 1.08026 shares (the "RBC Exchange Ratio") of common stock, par value $.01 per share, of RBMG ("RBMG Common Stock"), with cash being paid in lieu of any fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflect five percent stock dividend payable to RBMG stockholders of record on December 18, 1997).



     The RBC Merger Agreement has been approved and adopted by the Board of Directors of RBC, and the RBC Merger Agreement and the RBC Merger are subject to approval by the holders of (i) a majority of the shares of RBC Voting Common Stock entitled to vote at the RBC Special Meeting, voting separately, and (ii) a majority of the shares of RBC Non-Voting Common Stock entitled to vote at the Special Meeting, voting separately. The Board of Directors of RBC has received a written opinion, dated November 14, 1997, of NationsBanc Montgomery Securities, Inc. to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the RBC Exchange Ratio was fair, from a financial point of view, to RBC's stockholders. The Board of Directors of RBC has also received a written opinion of McNair Law Firm, P.A. to the effect that, based upon and subject to the assumptions, qualifications and limitations stated therein, the RBC Merger will qualify as a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized by RBC stockholders upon the receipt of shares of RBMG Common Stock pursuant to the RBC Merger.


     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED RBC MERGER IS IN THE BEST INTERESTS OF RBC AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE RBC MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE RBC MERGER AGREEMENT AND THE RBC MERGER.


     Details of the background and reasons for the proposed RBC Merger appear in and are explained in the accompanying Joint Proxy Statement/Prospectus. Additional information regarding RBC and RBMG also is set forth in the Joint Proxy Statement/Prospectus and, with respect to RBMG, incorporated therein by reference to other documents.


     It is important that your shares be represented at the Special Meeting either in person or by proxy. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

     I strongly support the RBC Merger and join with the other members of the Board of Directors in enthusiastically recommending the RBC Merger to you. We urge you to vote in favor of the approval and adoption of the RBC Merger Agreement and the RBC Merger. If you should have any questions regarding the RBC Merger, please contact Melissa A. Ard, Chief Financial Officer, at (803) 799-2256.


                                          Sincerely,

                                          Edward J. Sebastian

                                          Chairman of the Board and Chief
                                          Executive Officer

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                               7909 Parklane Road
                         Columbia, South Carolina 29223
                             ---------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                        TO BE HELD ON DECEMBER 31, 1997

                             ---------------------

TO THE STOCKHOLDERS OF RESOURCE BANCSHARES MORTGAGE GROUP, INC.:


    Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Resource Bancshares Mortgage Group, Inc. ("RBMG") will be held on Wednesday, December 31, 1997, at 10:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, for the following purposes:



        1. To consider and vote upon a proposal to approve and adopt (a) the Agreement of Merger (the "RBC Merger Agreement"), dated as of April 18, 1997, as amended by First Amendment to Agreement of Merger dated September 18, 1997 and Second Amendment to Agreement of Merger dated November 12, 1997, among RBMG, RBC Merger Sub, Inc., a South Carolina corporation and a wholly owned subsidiary of RBMG ("RBC Merger Sub"), and Resource Bancshares Corporation, a South Carolina corporation ("RBC"), pursuant to which RBC Merger Sub would be merged with and into RBC (the "RBC Merger"), (b) the RBC Merger and (c) the issuance of shares of common stock, par value $.01 per share, of RBMG ("RBMG Common Stock") in connection therewith (the "RBC Stock Issuance"). If the RBC Merger is consummated, each outstanding share of voting common stock, par value $.01 per share, and non-voting common stock, par value $.01 per share, of RBC will be converted into the right to receive
    1.08026 shares of RBMG Common Stock, with cash being paid in lieu of fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflected the five percent stock dividend payable to RBMG stockholders of record on December 18, 1997).



        2. To consider and vote upon a proposal to approve and adopt an amendment to RBMG's Restated Certificate of Incorporation (the "RBC Amendment") pursuant to which immediately prior to the RBC Merger the number of shares of authorized RBMG Common Stock would be increased from 25,000,000 shares to 50,000,000 shares. Approval and adoption of the RBC Amendment is contingent upon the approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, and the approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance is contingent upon the approval and adoption of the RBC Amendment.



        3. To elect two directors.



        4. To consider and vote upon a proposal to approve an amendment and restatement of RBMG's Omnibus Stock Award Plan.



        5. To consider and vote upon a proposal to approve an amendment to RBMG's Formula Stock Option Plan.



        6. To consider and vote upon a proposal to approve the adoption of a Non-Qualified Stock Option Plan.



        7. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.



    The Board of Directors has fixed the close of business on November 12, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. From December 21, 1997 until the date of the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during business hours at the place of the Annual Meeting and will also be available at the Annual Meeting.


    Your attention is directed to the Joint Proxy Statement/Prospectus submitted with this Notice.

                                      By Order of the Board of Directors,

                                      John W. Currie
                                      Secretary

Columbia, South Carolina

December 2, 1997



    PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        RESOURCE BANCSHARES CORPORATION
                          1901 Main Street, Suite 650
                         Columbia, South Carolina 29201
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 31, 1997

                             ---------------------

TO THE STOCKHOLDERS OF RESOURCE BANCSHARES CORPORATION:


     Notice is hereby given that a special meeting of the stockholders (the "Special Meeting") of Resource Bancshares Corporation ("RBC") will be held on Wednesday, December 31, 1997, at 8:30 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt (a) the Agreement of Merger (the "RBC Merger Agreement"), dated as of April 18, 1997, as amended by First Amendment to Agreement of Merger dated September 18, 1997 and Second Amendment to Agreement of Merger dated November 12, 1997 among RBC, Resource Bancshares Mortgage Group, Inc. ("RBMG") and RBC Merger Sub, Inc., a wholly owned subsidiary of RBMG ("RBC Merger Sub"), pursuant to which RBC Merger Sub would be merged with and into RBC (the "RBC Merger"), and (b) the RBC Merger. If the RBC Merger is consummated, each outstanding share of voting common stock, par value $.01 per share ("RBC Voting Common Stock"), and non-voting common stock, par value $.01 per share ("RBC Non-Voting Common Stock"), of RBC will be converted into the right to receive 1.08026 shares of common stock, par value $.01 per share, of RBMG, with cash being paid in lieu of fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997, (both as adjusted to reflect the five pecent share dividend payable to RBMG stockholders of record on December 18, 1997).



          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.



     HOLDERS OF SHARES OF RBC VOTING COMMON STOCK AND RBC NON-VOTING COMMON STOCK HAVE THE RIGHT TO DISSENT FROM THE RBC MERGER AND RECEIVE PAYMENT FOR THE STATUTORY "FAIR VALUE" OF THEIR SHARES UPON COMPLIANCE WITH THE PROVISIONS OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT REGARDING DISSENTERS' RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX C TO THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AND IS SUMMARIZED THEREIN UNDER THE CAPTION "THE RBC MERGER -- DISSENTERS' RIGHTS."



     The Board of Directors has fixed the close of business on November 12, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. From December 2, 1997 through the date of the Special Meeting, a list of stockholders entitled to vote at the Special Meeting will be available at the offices of RBC at the above address for examination during normal business hours by any stockholder.


     Please do not send in your RBC stock certificates at this time. If the RBC Merger is consummated, you will receive transmittal instructions for the surrender and exchange of your RBC stock certificates from the exchange agent shortly after the effective time of the RBC Merger.

     Your attention is directed to the Joint Proxy Statement/Prospectus submitted with this Notice.

                                          By Order of the Board of Directors

                                          John W. Currie
                                          Secretary

Columbia, South Carolina

December 2, 1997


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             JOINT PROXY STATEMENT
                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.

                        RESOURCE BANCSHARES CORPORATION


                                   PROSPECTUS
                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                             ---------------------


RBMG ANNUAL MEETING



     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Resource Bancshares Mortgage Group, Inc. ("RBMG") in connection with the solicitation of proxies by the Board of Directors of RBMG (the "RBMG Board") for use at the annual meeting of stockholders of RBMG ("RBMG Stockholders") to be held on Wednesday, December 31, 1997 and at any adjournment or postponement thereof (the "RBMG Annual Meeting"). At the RBMG Annual Meeting, the RBMG Stockholders will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement of Merger (the "RBC Merger Agreement"), dated as of April 18, 1997, as amended by First Amendment to Agreement of Merger dated September 18, 1997 and Second Amendment to Agreement of Merger dated November 12, 1997, among RBMG, RBC Merger Sub, Inc., a South Carolina corporation and a wholly owned subsidiary of RBMG ("RBC Merger Sub"), and Resource Bancshares Corporation, a South Carolina corporation ("RBC"), pursuant to which RBC Merger Sub would be merged with and into RBC (the "RBC Merger"), (ii) the RBC Merger and (iii) the issuance of shares of common stock, par value $.01 per share, of RBMG ("RBMG Common Stock") in connection therewith (the "RBC Stock Issuance"). RBC would be the surviving corporation in the RBC Merger and would become a wholly owned subsidiary of RBMG. If the RBC Merger is consummated, each outstanding share of voting common stock, par value $.01 per share, of RBC ("RBC Voting Common Stock") and non-voting common stock, par value $.01 per share, of RBC ("RBC Non-Voting Common Stock", and, together with RBC Voting Common Stock, "RBC Common Stock") will be converted into the right to receive 1.08026 shares (the "RBC Exchange Ratio") of RBMG Common Stock, with cash being paid in lieu of fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflect the five percent share dividend payable to RBMG stockholders of record on December 18, 1997).



     At the RBMG Annual Meeting and in connection with the RBC Merger, the RBMG Stockholders will also be asked to consider and vote upon a proposal to approve and adopt an amendment to RBMG's Restated Certificate of Incorporation (the "RBC Amendment"), pursuant to which immediately prior to the RBC Merger the number of shares of RBMG Common Stock that RBMG would be authorized to issue would be increased from 25,000,000 shares to 50,000,000 shares. The approval and adoption of the RBC Amendment is contingent upon the approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, and the approval and adoption of the RBC Merger, the RBC Merger Agreement and the RBC Stock Issuance is contingent upon the approval and adoption of the RBC Amendment.



     At the RBMG Annual Meeting, RBMG Stockholders will also be asked to consider and vote upon (i) the election of two directors, (ii) an amendment and restatement of RBMG's Omnibus Stock Award Plan (the "Omnibus Plan") and an amendment to RBMG's Formula Stock Option Plan (the "Formula Plan") (collectively the "Plan Amendments") and (iii) the adoption of a Non-Qualified Stock Option Plan (the "Non-Qualified Plan").



RBC SPECIAL MEETING



     This Joint Proxy Statement/Prospectus is also being furnished to holders of RBC Voting Common Stock and RBC Non-Voting Common Stock ("RBC Stockholders") in connection with the solicitation of proxies by the Board of Directors of RBC (the "RBC Board") for use at a special meeting of RBC Stockholders to be held on Wednesday, December 31, 1997 and at any adjournment or postponement thereof (the "RBC Special Meeting"). At the RBC Special Meeting, the RBC Stockholders will be asked to consider and vote upon a proposal to approve and adopt the RBC Merger Agreement and the RBC Merger.



     RBMG has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of RBMG Common Stock to be issued in connection with the RBC Merger. This Joint Proxy Statement/Prospectus also constitutes the prospectus of RBMG filed as part of the Registration Statement relating to the issuance of shares of RBMG Common Stock to RBC Stockholders pursuant to the terms of the RBC Merger Agreement.

                                                        (continued on next page)


 SEE "RISK FACTORS" ON PAGE 16 FOR A DISCUSSION OF CERTAIN INFORMATION RELEVANT
                                TO OWNERSHIP OF
                     RBMG COMMON STOCK AND THE RBC MERGER.

                             ---------------------

  THE SHARES OF RBMG COMMON STOCK TO BE ISSUED IN THE RBC MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.



THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DECEMBER 2, 1997, AND IT IS FIRST BEING MAILED OR OTHERWISE DELIVERED TO RBMG STOCKHOLDERS AND RBC STOCKHOLDERS ON OR ABOUT DECEMBER 2, 1997.

(continued from preceding page)


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER OF RBMG COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE RBC MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RBMG, RBC OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE RBMG COMMON STOCK IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SUCH RBMG COMMON STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Certain statements in the Summary and under the captions "Risk Factors" and "The RBC Merger" and elsewhere in this Joint Proxy Statement/Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements made herein that are not statements of historical fact and could be considered forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RBMG and RBC or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; adverse changes in the industry; competition with other companies; government actions and initiatives; and other changes and factors referenced in this Joint Proxy Statement/Prospectus. See "Risk Factors."


                             AVAILABLE INFORMATION

     RBMG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by RBMG can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

     RBMG has filed with the Commission the Registration Statement under the Securities Act. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to RBMG and the shares of RBMG Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by RBMG are incorporated by reference into this Joint Proxy Statement/Prospectus:

          (i) RBMG's Annual Report on Form 10-K for the year ended December 31, 1996, filed on March 28, 1997, as amended by the Form 10-K/A filed on April 30, 1997;


          (ii) RBMG's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, filed on May 15, August 14 and November 14, 1997 (as amended by Form 10-Q/A filed on November 26, 1997), respectively;


          (iii) RBMG's Report on Form 8-K filed on April 21, 1997; and

          (iv) The description of the RBMG Common Stock contained in RBMG's Registration Statement on Form 8-A filed on May 18, 1993.


     In addition, all documents filed by RBMG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the later of the date of the RBMG

Annual Meeting or the RBC Special Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded.



     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM RESOURCE BANCSHARES MORTGAGE GROUP, INC., INVESTOR RELATIONS, 7909 PARKLANE ROAD, COLUMBIA, SOUTH CAROLINA 29223, (803) 741-3896. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY DECEMBER 12, 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   iii
AVAILABLE INFORMATION.......................................   iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   iii
SUMMARY.....................................................     1
  The Parties...............................................     1
  General Information.......................................     2
  The RBMG Annual Meeting...................................     2
  The RBC Special Meeting...................................     3
  The RBC Merger............................................     5
  The Charter Amendment.....................................    10
  Markets and Market Prices.................................    11
  Equivalent and Pro Forma Per Common Share Data............    12
  Selected Historical Financial Data........................    13
RISK FACTORS................................................    16
  Risks Associated with the RBC Merger......................    16
  Risks Relating to Business of RBMG........................    16
  Risks Relating to Business of RBC.........................    23
GENERAL INFORMATION.........................................    25
THE RBMG ANNUAL MEETING.....................................    25
  Time, Date, Place and Purpose.............................    25
  Record Date and Shares Entitled to Vote...................    25
  Vote Required; Security Ownership of Management...........    25
  Solicitation and Revocation of Proxies....................    26
THE RBC SPECIAL MEETING.....................................    27
  Time, Date, Place and Purpose.............................    27
  Record Date and Shares Entitled to Vote...................    27
  Vote Required; Security Ownership of Management...........    27
  Solicitation and Revocation of Proxies....................    27
PROPOSAL NO. 1: THE RBC MERGER..............................    28
  Background of the RBC Merger..............................    28
  Terms of the RBC Merger Agreement.........................    31
  Effective Time of the RBC Merger and Exchange of Shares...    33
  Opinion of RBC's Financial Advisor........................    34
  Recommendation of the RBC Board...........................    37
  Opinion of RBMG's Financial Advisor.......................    37
  Recommendation of the RBMG Board..........................    41
  Reasons for the RBC Merger................................    41
  Regulatory Approvals Required.............................    43
  Interests of Certain Persons in the RBC Merger............    43
  Accounting Treatment......................................    44
  Certain Federal Income Tax Consequences...................    44
  Resale of RBMG Common Stock...............................    45
  Comparison of Rights of Holders of RBMG Common Stock and
     RBC Common Stock.......................................    45
  Dissenters' Rights........................................    54
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    56
BUSINESS OF RBMG............................................    62

                                                              PAGE
                                                              ----
BUSINESS OF RBC.............................................    62
  General...................................................    62
  Small Ticket Equipment Leasing Business...................    62
  Commercial Mortgage Banking Business......................    63
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF RBC..........................    65
  Background................................................    65
  Small Ticket Equipment Leasing............................    65
  Commercial Mortgage Banking...............................    66
  Investment in RBMG........................................    66
  Credit Card Operations....................................    67
  Results of Operations -- Nine Months Ended September 30,
     1997, Compared to Nine Months Ended September 30,
     1996...................................................    67
  Results of Operations -- Year Ended December 31, 1996,
     Compared to Year Ended December 31, 1995...............    69
  Results of Operations -- Year Ended December 31, 1995,
     Compared to Year Ended December 31, 1994...............    71
  Liquidity and Capital Resources...........................    73
RBC COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL
  STOCKHOLDERS..............................................    74
  Principal Stockholders....................................    74
  Stock Ownership of RBC's Directors and Executive
     Officers...............................................    75
PROPOSAL NO. 2: THE CHARTER AMENDMENT.......................    76
  General...................................................    76
  Recommendation of the RBMG Board..........................    77
PROPOSAL NO. 3: ELECTION OF DIRECTORS.......................    78
  General...................................................    78
  Relationships with Independent Accountants................    79
  Meetings of the RBMG Board................................    79
  Committees of the RBMG Board..............................    80
  Section 16(a) Beneficial Ownership Reporting Compliance...    80
EXECUTIVE COMPENSATION......................................    80
  Compensation of Executive Officers........................    80
  Option/SAR Grants in Last Fiscal Year.....................    81
  Aggregated Option/SAR Exercises in Last Fiscal Year and
     FY-End Option/SAR Values...............................    82
  Defined Benefit Plans.....................................    83
  Compensation of Directors.................................    83
  Employment Contracts, Termination of Employment and
     Change-in-Control Arrangements.........................    84
  Compensation Committee Interlocks and Insider
     Participation..........................................    85
COMPENSATION COMMITTEE REPORT...............................    85
  Compensation of Named Executive Officers..................    85
  Compensation of Chief Executive Officer...................    85
  Policy with Respect to $1,000,000 Deduction Limit.........    85
TOTAL CUMULATIVE STOCKHOLDER RETURN SINCE MAY 26, 1993......    87
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    88
  Beneficial Owners of Five Percent or More of the RBMG
     Common Stock...........................................    88
  Stock Ownership of RBMG's Directors, Nominees and
     Executive Officers.....................................    89
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    89

                                                              PAGE
                                                              ----
PROPOSAL NO. 4: APPROVAL OF THE AMENDED AND RESTATED
  RESOURCE BANCSHARES MORTGAGE GROUP, INC. OMNIBUS STOCK
  AWARD PLAN................................................    90
  General...................................................    90
  Amended Omnibus Plan Benefits.............................    95
  Certain Federal Income Tax Consequences...................    95
PROPOSAL NO. 5: APPROVAL OF THE FIRST AMENDMENT TO RESOURCE
  BANCSHARES MORTGAGE GROUP, INC. FORMULA STOCK OPTION
  PLAN......................................................    98
  General...................................................    98
  Formula Plan Benefits.....................................   101
  Certain Federal Income Tax Consequences...................   101
PROPOSAL NO. 6: APPROVAL OF THE RESOURCE BANCSHARES MORTGAGE
  GROUP, INC. NON-QUALIFIED STOCK OPTION PLAN...............   101
  General...................................................   101
  Non-Qualified Plan Benefits...............................   104
  Certain Federal Income Tax Consequences...................   105
EXPERTS.....................................................   106
LEGAL MATTERS...............................................   106
STOCKHOLDER PROPOSALS.......................................   106
INDEX TO FINANCIAL STATEMENTS...............................   F-1
ANNEX A: RBC MERGER AGREEMENT...............................   A-1
ANNEX B: AMENDMENT TO RBMG RESTATED CERTIFICATE OF
  INCORPORATION RELATING TO THE RBC MERGER..................   B-1
ANNEX C: CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS
  CORPORATION ACT...........................................   C-1
ANNEX D: OPINION OF PRUDENTIAL SECURITIES INCORPORATED AS TO
  THE RBC MERGER............................................   D-1
ANNEX E: OPINION OF NATIONSBANC MONTGOMERY SECURITIES,
  INC.......................................................   E-1

                                    SUMMARY

     The following is a summary of certain information contained, or incorporated by reference, elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Joint Proxy Statement/Prospectus. Each stockholder is urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety and with care.

                                  THE PARTIES

RBMG


     RBMG is a full-service residential mortgage company that originates and purchases conforming loans through a network which at September 30, 1997 consisted of approximately 934 correspondent lenders, 3,846 brokers and six retail offices. RBMG generally pools the mortgages it originates or purchases, creating mortgage-backed securities, and sells these securities to financial institutions throughout the United States. RBMG retains in its portfolio or sells to other approved servicers, generally the largest servicers in the country, the mortgage servicing rights associated with the loans it originates or purchases. RBMG originates and services loans made to borrowers located in 48 states and the District of Columbia. See "Business of RBMG."



     For the year ended December 31, 1996, RBMG purchased or originated approximately $10.0 billion of agency-eligible mortgage loans to rank as the 11th largest residential mortgage originator in the country. Also during 1996, RBMG sold servicing rights associated with substantially all of its loan production (approximately $9.5 billion of underlying unpaid mortgage loan principal balances were sold), positioning itself among the largest national suppliers of mortgage servicing rights within the still-consolidating mortgage servicing industry. At December 31, 1996, RBMG was ranked as the 51st largest servicer of mortgage loans based upon its servicing portfolio of approximately $6.7 billion.


     RBMG continues to emphasize correspondent and, to a lesser degree, wholesale mortgage banking as its primary business focus, which enables it to enter and exit geographic markets without incurring significant startup costs or additional fixed expenses, thereby facilitating maintenance of one of the industry's lowest-cost operating structures. Approximately 93% of RBMG's 1996 loan production was purchased through its correspondent and wholesale channels, and RBMG was ranked as the sixth-largest correspondent/broker originator for 1996.

     RBMG is incorporated under the laws of the State of Delaware. RBMG Common Stock is traded on the Nasdaq National Market under the symbol "REMI." Unless the context otherwise requires, references to RBMG include RBMG and its subsidiaries. RBMG's corporate offices are located at 7909 Parklane Road, Columbia, South Carolina 29223, and its telephone number is (803) 741-3000.

RBC


     RBC, a financial services company, originates, sells and services small ticket equipment leases and originates for investors and services commercial mortgage loans. In addition, RBC invests in financial services companies and owns approximately 36.4% of the outstanding RBMG Common Stock and 11% of Intek Information, Inc. ("Intek"), a teleservicing company. See "Business of RBC."



     RBC, through its Republic Leasing Company division ("Republic Leasing"), originated $63 million of small ticket equipment leases during 1996 through a network of approximately 285 brokers. During 1996, Republic Leasing sold approximately $70 million of leases and was servicing approximately $130 million of such leases at December 31, 1996.



     During 1996, RBC, through Laureate Realty Services, Inc., a second-tier wholly owned subsidiary ("Laureate Realty"), originated approximately $509 million of commercial mortgage loans. Based on its June 30, 1996 servicing portfolio of $2.2 billion, Laureate Realty was ranked as the 20th largest commercial mortgage loan servicer in the country. At December 31, 1996, Laureate Realty was servicing approximately $2.3 billion of commercial mortgage loans. At September 30, 1997, Laureate Realty was servicing approximately $2.5 billion of commercial mortgage loans.


     RBC is incorporated under the laws of the State of South Carolina. There is no trading market for the shares of RBC Common Stock. Unless the context otherwise requires, references to RBC include RBC and its subsidiaries. RBC's corporate offices are located at 1901 Main Street, Suite 650, Columbia, South Carolina 29201, and its telephone number is (803) 799-2256.


                              GENERAL INFORMATION



     This Joint Proxy Statement/Prospectus is being furnished to (i) the RBMG Stockholders in connection with the solicitation of proxies by the RBMG Board for (A) approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, (B) approval and adoption of the RBC Amendment, (C) the election of two directors, (D) approval of the Plan Amendments and (E) approval and adoption of the Non-Qualified Plan; and (ii) the RBC Stockholders in connection with the solicitation of proxies by the RBC Board for approval and adoption of the RBC Merger Agreement and the RBC Merger.



     If the RBC Merger is consummated, each outstanding share of RBC Voting Common Stock and RBC Non-Voting Common Stock (other than treasury shares, shares of RBC Common Stock held by RBC Stockholders who perfect their dissenters' rights under South Carolina law and shares of RBC Common Stock owned by RBMG or any wholly owned subsidiary of RBMG) will be converted into the right to receive such number of shares of RBMG Common Stock equal to the RBC Exchange Ratio, with cash being paid in lieu of any fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflect the five percent share dividend payable to RBMG stockholders of record on December 18, 1997). Pursuant to the Articles of Incorporation of RBC (the "RBC Articles"), immediately prior to the effective time of the RBC Merger (the "RBC Effective Time"), each outstanding share of RBC Non-Voting Common Stock will automatically convert into one share of RBC Voting Common Stock.



     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of RBMG with respect to the shares of RBMG Common Stock to be issued in the RBC Merger. Information in this Joint Proxy Statement/Prospectus with respect to RBMG has been supplied by RBMG. The information with respect to RBC has been supplied by RBC.



                            THE RBMG ANNUAL MEETING


TIME, DATE, PLACE AND PURPOSE


     The RBMG Annual Meeting will be held on Wednesday, December 31, 1997, at 10:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. At the RBMG Annual Meeting, RBMG Stockholders will be asked to consider and vote upon proposals to (i) approve and adopt the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, (ii) approve and adopt the RBC Amendment, (iii) elect two directors, (iv) approve each of the Plan Amendments and (v) approve and adopt the Non-Qualified Plan. Copies of the RBC Merger Agreement and the RBC Amendment are attached hereto as Annex A and Annex B, respectively, and are incorporated herein by reference.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of shares of RBMG Common Stock at the close of business on November 12, 1997 (the "RBMG Record Date") are entitled to notice of and to vote at the RBMG Annual Meeting and any adjournment or postponement thereof. As of such date, there were 20,320,046 shares of RBMG Common Stock issued and outstanding held by approximately 286 holders of record. Holders of record of RBMG Common Stock on the RBMG Record Date for the RBMG Annual Meeting are entitled to one vote per share on any matter that may properly come before the RBMG Annual Meeting.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT


     The presence in person or by proxy of the holders of a majority of the shares of RBMG Common Stock issued and outstanding as of the RBMG Record Date and entitled to vote at the RBMG Annual Meeting is necessary to constitute a quorum at the RBMG Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of RBMG Common Stock at a meeting at which a quorum is present. The approval of a majority of the total votes cast by the shares of RBMG Common Stock present (in person or by proxy) and entitled to vote at the RBMG Annual Meeting is required to approve and adopt each of the Plan Amendments and the Non-Qualified Plan. The affirmative vote of the holders of a majority of the shares of RBMG Common Stock issued and outstanding as of the RBMG Record Date, voting in person or by proxy, is necessary to approve and adopt each of the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment, accordingly, a failure to vote or an abstention as to these matters will have the same effect as a vote against such matters. As of the RBMG Record Date, the executive officers and directors of RBMG and their affiliates beneficially owned an aggregate of 682,382 shares of RBMG Common Stock, or approximately 3.4% of the shares of RBMG Common Stock then outstanding. Each of the executive officers and directors of RBMG has advised RBMG that he intends to vote his shares of RBMG Common Stock in favor of each of the proposals to approve and adopt the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment. RBC owns approximately 36.4% of the outstanding RBMG Common Stock. The RBC Board has authorized the voting of the shares of RBMG Common Stock owned by RBC in favor of the proposals to approve the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment.



     THE APPROVAL AND ADOPTION OF EACH OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT IS CONTINGENT UPON THE APPROVAL AND ADOPTION OF ALL OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT. UNLESS EACH OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT IS APPROVED AND ADOPTED BY THE RBMG STOCKHOLDERS AT THE RBMG ANNUAL MEETING, NONE OF THEM WILL BE EFFECTED BY RBMG.


SOLICITATION AND REVOCATION OF PROXIES


     A form of proxy for the RBMG Annual Meeting is enclosed with the copies of this Joint Proxy Statement/ Prospectus being sent to RBMG Stockholders. All shares of RBMG Common Stock held of record as of the RBMG Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR each of the proposals to approve and adopt the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment, to elect the nominees as directors, to approve each of the Plan Amendments and to approve and adopt the Non-Qualified Plan and, in the discretion of the proxy holder, as to any other matter which may properly come before the RBMG Annual Meeting.



     The RBMG Board is not aware of any other matters which may be presented for action at the RBMG Annual Meeting, but if other matters do come properly before the RBMG Annual Meeting it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before the proxy is exercised by giving notice to the RBMG Secretary or by submitting a proxy having a later date or by such person appearing at the RBMG Annual Meeting and electing to vote in person.


                            THE RBC SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE


     The RBC Special Meeting will be held on Wednesday, December 31, 1997 at 8:30 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. At the RBC Special Meeting, holders of RBC Common Stock will be asked to consider and vote upon a proposal to approve and adopt the RBC Merger

Agreement and the RBC Merger. A copy of the RBC Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.

RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of shares of RBC Voting Common Stock and RBC Non-Voting Common Stock at the close of business on November 12, 1997 (the "RBC Record Date") are entitled to notice of and to vote at the RBC Special Meeting. As of such date, there were 7,121,245 shares of RBC Voting Common Stock issued and outstanding held by approximately 180 holders of record and 1,577,788 shares of RBC Non-Voting Common Stock issued and outstanding and held by six holders of record. Holders of record of RBC Voting Common Stock on the RBC Record Date for the RBC Special Meeting are entitled to one vote per share on any matter that may properly come before the RBC Special Meeting. Holders of record of RBC Non-Voting Common Stock on the RBC Record Date for the RBC Special Meeting are entitled to one vote per share only with respect to the approval and adoption of the RBC Merger Agreement and the RBC Merger.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT


     The presence in person or by proxy of the holders of (i) a majority of the shares of RBC Voting Common Stock issued and outstanding as of the RBC Record Date and entitled to vote at the RBC Special Meeting and (ii) a majority of the shares of RBC Non-Voting Common Stock issued and outstanding as of the RBC Record Date and entitled to vote at the RBC Special Meeting is necessary to constitute a quorum at the RBC Special Meeting. The affirmative vote of the holders of (i) a majority of the shares of RBC Voting Common Stock entitled to vote at the RBC Special Meeting, voting separately, and (ii) a majority of the shares of RBC Non-Voting Common Stock entitled to vote at the RBC Special Meeting, voting separately, is necessary to approve and adopt the RBC Merger Agreement and the RBC Merger. Accordingly, a failure to vote or an abstention will have the same effect as a vote against such matters. As of the RBC Record Date, the executive officers and directors of RBC and their affiliates beneficially owned an aggregate of 2,550,451 shares of RBC Voting Common Stock, or approximately 35.8% of the shares of RBC Voting Common Stock then outstanding, and 558,228 shares of RBC Non-Voting Common Stock, or approximately 35.4% of the shares of RBC Non-Voting Common Stock then outstanding. Each of the executive officers and directors of RBC has advised RBC that he intends to vote his shares of RBC Common Stock to approve and adopt the RBC Merger Agreement and the RBC Merger.


SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy for the RBC Special Meeting is enclosed with the copies of this Joint Proxy Statement/ Prospectus being sent to RBC Stockholders. All shares of RBC Common Stock held of record as of the RBC Record Date, represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the proposal to approve and adopt the RBC Merger Agreement and the RBC Merger and, with respect to shares of RBC Voting Common Stock, in the discretion of the proxy holder, as to any other matter which may properly come before the RBC Special Meeting.


     The RBC Board is not aware of any other matters which may be presented for action at the RBC Special Meeting, but if other matters do come properly before the RBC Special Meeting it is intended that shares of RBC Voting Common Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before the proxy is exercised by giving notice to the RBC Secretary or by submitting a proxy having a later date or by such person appearing at the RBC Special Meeting and electing to vote in person.

                                 THE RBC MERGER

BACKGROUND OF THE RBC MERGER


     Between 1989 and 1993, RBC operated a residential mortgage banking business as a division of a bank subsidiary. On June 3, 1993, RBC transferred the assets and liabilities of its residential mortgage banking business to RBMG, a new wholly owned subsidiary of RBC, and RBMG simultaneously sold 58% of its common stock in an initial public offering. Accordingly, immediately thereafter RBC owned 42% of the outstanding RBMG Common Stock. In conjunction with its ongoing strategic planning and commencing in 1994, RBC had been considering various alternatives to provide liquidity for its stockholders. Since September 1995, RBMG had been examining a range of strategic options to diversify its lines of business. During 1995 and 1996, management of RBMG and RBC periodically met to discuss various strategic alternatives, some of which contemplated various combinations of RBMG's and RBC's distinct business activities. On January 23 and January 25, 1997, management of RBMG and RBC met to discuss the possibility of a business combination between RBMG and RBC. Following those meetings, the RBMG Board appointed a Special Committee of the RBMG Board (the "RBMG Special Committee") to consider and evaluate the proposed acquisition of RBC. On January 29, 1997, the parties were authorized to commence due diligence investigations of the proposed transaction with RBC. On February 10, 1997, RBC selected NationsBanc Montgomery Securities, Inc. ("NationsBanc Montgomery") to act as its financial advisor. On February 13, 1997, the RBMG Special Committee approved the engagement of Prudential Securities Incorporated ("Prudential Securities") to serve as its financial advisor to assist in evaluating each of the proposed transactions on its respective merits. Over the next two months, discussions ensued regarding the terms of a possible merger between RBMG and RBC. A definitive merger agreement was executed on April 18, 1997. The RBC Merger Agreement was amended on September 18, 1997, to extend the termination date and on November 12, 1997, to account for a cash dividend declared by RBMG.


TERMS OF THE RBC MERGER AGREEMENT

     General. The RBC Merger Agreement provides that, following approval of the RBC Merger Agreement by the stockholders of RBC and RBMG and the satisfaction or waiver of the other conditions to the RBC Merger, RBC Merger Sub will be merged with and into RBC at the RBC Effective Time in accordance with the South Carolina Business Corporation Act (the "SCBCA"). RBC will be the surviving corporation in the RBC Merger. As a result of the RBC Merger, the separate corporate existence of RBC Merger Sub will cease, and RBC will become a wholly owned subsidiary of RBMG.


     Conversion of Shares. The RBC Merger Agreement provides that each share of RBC Voting Common Stock and RBC Non-Voting Common Stock issued and outstanding immediately before the RBC Effective Time (other than treasury shares, shares of RBC Common Stock held by RBC Stockholders who perfect their dissenters' rights under South Carolina law and shares of RBC Common Stock owned by RBMG or any wholly owned subsidiary of RBMG) and all rights in respect thereof shall, at the RBC Effective Time, be converted into and become exchangeable for 1.08026 shares (the "RBC Exchange Ratio") of RBMG Common Stock, with cash being paid in lieu of fractional shares, plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflect the five percent share dividend payable to RBMG stockholders of record on December 18, 1997). The RBC Exchange Ratio is subject to adjustment in the event of certain changes in the number of outstanding shares of RBC Voting Common Stock and RBC Non-Voting Common Stock or RBMG Common Stock. See "The RBC Merger -- Terms of the RBC Merger
Agreement -- Conversion of Shares."


     Directors and Officers of RBC following the RBC Merger. The officers of RBC immediately prior to the RBC Effective Time will continue to serve in their respective offices after the RBC Effective Time. The directors of RBC Merger Sub immediately prior to the RBC Effective Time will become the directors of RBC as of the RBC Effective Time. The directors of RBC Merger Sub are Edward J. Sebastian and David W. Johnson, Jr.

     Indemnification Obligations. RBMG has agreed in the RBC Merger Agreement to indemnify certain officers and directors of RBC and RBMG for a period of six years against liabilities arising prior to the RBC

Effective Time or arising out of the RBC Merger. See "The RBC Merger -- Terms of the RBC Merger Agreement -- Indemnification Obligations."

     No Solicitation. The RBC Merger Agreement provides that RBC may not solicit or facilitate mergers, sales of significant assets, tender offers or similar transactions with other persons prior to the RBC Effective Time. See "The RBC Merger -- Terms of the RBC Merger Agreement -- No Solicitation."


     Conditions to RBC Merger. In addition to certain customary conditions, consummation of the RBC Merger is subject to the satisfaction of, or, if permitted by applicable law, the waiver of, among others, the following conditions: (i) the effectiveness of the Registration Statement; (ii) the approval of the RBC Merger Agreement, the RBC Merger and the RBC Amendment by the RBMG Stockholders and approval of the RBC Merger Agreement and the RBC Merger by the RBC Stockholders; (iii) receipt of certain regulatory approvals; and (iv) receipt of an opinion of McNair Law Firm, P.A or King & Spalding to the effect that the RBC Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that the RBC Stockholders will recognize no gain or loss upon the receipt of shares of RBMG Common Stock in exchange for shares of RBC Voting Common Stock or RBC Non-Voting Common Stock in the RBC Merger. See "The RBC Merger -- Terms of the RBC Merger Agreement -- Conditions to the RBC Merger."



     Amendment. The RBC Merger Agreement may be amended at any time prior to the RBC Effective Time by written agreement of the parties, except that, without securing any stockholder approval required by Delaware or South Carolina law, no amendment may be made that would (i) reduce the amount or change the type of consideration to be received by the RBC Stockholders, (ii) materially and adversely affect RBC or RBMG or the RBC Stockholders or the RBMG Stockholders or
(iii) change any term of the RBC Articles or the Restated Certificate of Incorporation of RBMG (the "RBMG Certificate") except as contemplated by the RBC Merger Agreement.



     Termination. The RBC Merger Agreement may be terminated and the RBC Merger abandoned at any time prior to the RBC Effective Time (i) by mutual written consent of the RBC Board and the RBMG Board, (ii) by RBC or RBMG if the RBC Effective Time shall not have occurred on or before January 31, 1998 (or, in certain circumstances, February 28, 1998), (iii) by RBC or RBMG in the event of government action prohibiting the RBC Merger or (iv) by RBC or RBMG, if the RBC Merger Agreement and the RBC Merger shall fail to be approved by the RBC Stockholders or the RBMG Stockholders. See "The RBC Merger -- Terms of the RBC Merger Agreement -- Termination."


     Fees and Expenses. All expenses incurred in connection with the RBC Merger, including financial advisory fees, independent accountants fees and legal fees, will be paid by the party incurring such expenses, whether or not the RBC Merger is consummated, except that all expenses relating to filing fees pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), printing, filing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus will be borne equally by RBC and RBMG. See "The RBC
Merger -- Terms of the RBC Merger Agreement -- Fees and Expenses."

EFFECTIVE TIME OF THE RBC MERGER AND EXCHANGE OF SHARES

     Effective Time of the RBC Merger. The RBC Merger will become effective by filing articles of merger with the Secretary of State of the State of South Carolina in such form as required by, and executed in accordance with, the relevant provisions of the SCBCA. The RBC Merger Agreement provides that the parties thereto will cause such articles of merger to be filed after each of the conditions to consummation of the RBC Merger has been satisfied or, if permissible, waived. The RBC Merger cannot become effective until the RBMG Stockholders have approved and adopted the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment and the RBC Stockholders have approved and adopted the RBC Merger Agreement and the RBC Merger, and all required regulatory approvals and actions have been obtained and taken. Thus, there can be no assurance as to whether or when the RBC Merger will become effective.

     Exchange of RBC Stock Certificates. Promptly following the RBC Effective Time, instructions and a letter of transmittal will be furnished to all RBC Stockholders for use in exchanging their stock certificates for certificates evidencing the shares of RBMG Common Stock they will be entitled to receive as a result of the RBC Merger. RBC STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.

OPINION OF RBC'S FINANCIAL ADVISOR


     NationsBanc Montgomery has delivered a written opinion, dated November 14, 1997, to the RBC Board that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the RBC Stockholders in the RBC Merger was fair, from a financial point of view, to the RBC Stockholders. The full text of the written opinion of NationsBanc Montgomery, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex E to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The RBC Merger -- Opinion of RBC's Financial Advisor."


RECOMMENDATION OF RBC BOARD

     THE RBC BOARD HAS DETERMINED THAT THE RBC MERGER IS IN THE BEST INTERESTS OF RBC AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE RBC MERGER AGREEMENT AND RECOMMENDS THAT THE RBC STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE RBC MERGER AGREEMENT AND THE RBC MERGER.

OPINION OF RBMG'S FINANCIAL ADVISOR


     Prudential Securities has delivered a written opinion, dated April 18, 1997, to the RBMG Board that, as of the date of such opinion and based upon and subject to certain matters stated therein, the RBC Exchange Ratio was fair, from a financial point of view, to the RBMG Stockholders. The full text of the written opinion of Prudential Securities, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The RBC Merger -- Opinion of RBMG's Financial Advisor."


RECOMMENDATION OF RBMG BOARD

     THE RBMG BOARD HAS DETERMINED THAT THE RBC MERGER IS IN THE BEST INTERESTS OF RBMG AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE RBC MERGER AGREEMENT AND RECOMMENDS THAT THE RBMG STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE RBC MERGER AGREEMENT, THE RBC MERGER AND THE RBC STOCK ISSUANCE.

REASONS FOR THE RBC MERGER

     RBC. In approving and adopting the RBC Merger Agreement and formulating its recommendation that the RBC Stockholders approve and adopt the RBC Merger Agreement and the RBC Merger, the RBC Board considered a number of factors, including, without limitation, the following:


          (i) the business, financial results and prospects of RBMG, including, without limitation, its earnings history, balance sheet, access to the capital markets and the expected performance of RBMG Common Stock;



          (ii) the business, financial results and prospects of RBC and its businesses including, without limitation, the importance of greater financial resources and enhanced operational and administrative support to expand and add value to the equipment leasing and commercial mortgage banking businesses;



          (iii) the terms and conditions of the RBC Merger Agreement, including the amount and form of consideration to be received by the RBC Stockholders and the nature of the parties' representations, warranties, covenants and agreements;

          (iv) the opinion of NationsBanc Montgomery as to the fairness, from a financial point of view, of the consideration to be received by the RBC Stockholders;



          (v) the expectation that the RBC Merger will be tax-free for federal income tax purposes to the RBC Stockholders; and



          (vi) the absence of an active trading market for RBC Common Stock and the expectation that the RBC Merger will provide the RBC Stockholders with greater liquidity in their investment.


     In view of the number of factors considered by the RBC Board, the RBC Board did not deem it practicable to assign relative weights to the various factors considered.


     RBMG. In determining to recommend that the RBMG Stockholders approve and adopt the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, the RBMG Special Committee and the RBMG Board, respectively, considered a number of factors, including, without limitation, the following:



          (i) the expectation that the small ticket equipment leasing and commercial mortgage origination and servicing operations of RBC will allow RBMG to diversify into new markets that can support an aggressive growth-oriented strategy, especially in view of the current size of those operations;


          (ii) the expectation that the RBC Merger will complement existing product and service offerings of RBMG;


          (iii) the expectation that the lease production platform of RBC will be highly compatible with RBMG's management's strategic objective of mitigating earnings volatility by maintaining a low-cost and variable operating cost structure;



          (iv) the expectation that the lease production platform of RBC will be highly compatible with RBMG's management's strategic objective to position RBMG as an efficient provider of secondary market access to smaller producers of loan products;



          (v) the expectation that the RBC Merger will result in the realization of certain synergies among the businesses of RBMG and RBC, particularly in the areas of financing costs and operational and administrative support;


          (vi) the terms and conditions of the RBC Merger Agreement, including the amount and form of consideration to be given to the RBC Stockholders within the context of the business, financial results and prospects of RBC and RBMG and the nature of the parties' representations, warranties, covenants and agreements; and

          (vii) the opinion of Prudential Securities as to the fairness, from a financial point of view, of the RBC Exchange Ratio to the RBMG Stockholders.

     In view of the number of factors considered by the RBMG Board and the RBMG Special Committee, neither deemed it practicable to assign relative weights to the various factors considered.

REGULATORY APPROVALS REQUIRED


     Under the RBC Merger Agreement, the obligations of both RBMG and RBC to consummate the RBC Merger are conditioned upon receipt of all required regulatory approvals. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the RBC Merger may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the waiting period has expired or been terminated. Pursuant to the HSR Act, on December 1, 1997, RBMG and RBC each filed a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the RBC Merger. The 30-day waiting period under the HSR Act applicable to the RBC Merger will expire on December 31, 1997, unless the RBC Merger is investigated or opposed by the FTC or the Antitrust Division. There can be no assurance that the RBC Merger will not be investigated or opposed by the FTC or the Antitrust Division. See "The RBC Merger -- Regulatory Approvals Required."

INTERESTS OF CERTAIN PERSONS IN THE RBC MERGER

     In considering the RBC Merger, holders of RBMG Common Stock and RBC Common Stock should be aware that certain executive officers and directors of RBMG and RBC have certain interests that may present them with potential conflicts of interest with respect to the RBC Merger. See "The RBC Merger -- Interests of Certain Persons in the RBC Merger."

ACCOUNTING TREATMENT

     The RBC Merger will be accounted for under the "purchase" method of accounting, as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof, pursuant to which the assets and liabilities of RBC will be adjusted to their respective fair values at the date of acquisition and included with those of RBMG as of the RBC Effective Time. Net income of RBMG subsequent to the RBC Effective Time will include net income of RBC, and the historical results of operations of RBMG for periods prior to the RBC Effective Time will not be restated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     RBMG and RBC expect the RBC Merger to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the RBC Stockholders, except in respect of cash received in lieu of fractional shares and upon the exercise of dissenters' rights. McNair Law Firm, P.A. has issued an opinion to RBC that, subject to the assumptions, qualifications and limitations set forth therein, the RBC Merger will qualify as a tax-free reorganization for federal income tax purposes under Section 368 of the Code. Each RBC Stockholder should consult his own tax advisor as to the tax consequences of the RBC Merger to him under applicable tax law. See "The RBC Merger -- Certain Federal Income Tax Consequences."

RESALE OF RBMG COMMON STOCK

     Shares of RBMG Common Stock to be issued to RBC Stockholders in connection with the RBC Merger will be freely transferable under the Securities Act, except for shares issued to any person or entity who, at the time of the RBC Merger, may be deemed an "affiliate" of RBC within the meaning of Rule 145 under the Securities Act ("Rule 145"). In general, affiliates of RBC include its executive officers and directors and any other person or entity who controls, is controlled by or is under common control with RBC. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. These restrictions will consist of volume and manner of sale restrictions on the resale of shares of RBMG Common Stock issued to such persons and entities. RBMG may place legends on certificates representing shares of RBMG Common Stock that are issued to such RBC Stockholders in the RBC Merger to restrict such transfers.

COMPARISON OF RIGHTS OF HOLDERS OF RBMG COMMON STOCK AND RBC COMMON STOCK


     The rights of RBC Stockholders currently are determined by reference to the SCBCA and the RBC Articles and the Bylaws of RBC (the "RBC Bylaws"). Upon consummation of the RBC Merger, and to the extent they receive shares of RBMG Common Stock, RBC Stockholders will become stockholders of RBMG, a Delaware corporation. The rights of RBC Stockholders will thereafter be governed by applicable Delaware law ("Delaware Law"), including the Delaware General Corporation Law (the "DGCL"), and the RBMG Certificate and the Amended and Restated Bylaws of RBMG (the "RBMG Bylaws"). See "The RBC Merger -- Comparison of Rights of Holders of RBMG Common Stock and RBC Common Stock."


DISSENTERS' RIGHTS

     Pursuant to Chapter 13 of the SCBCA (the "South Carolina Dissenters' Rights Statute"), the holders of shares of RBC Common Stock are entitled to dissent from the approval of the RBC Merger Agreement and the RBC Merger and to receive payment of the fair value of their shares of RBC Common Stock in the event the RBC Merger is consummated, upon compliance with the provisions of the South Carolina Dissenters' Rights Statute. Holders of RBC Common Stock who wish to assert their dissenters' rights must (i) deliver to RBC, before the vote on the RBC Merger and the RBC Merger Agreement is taken, written notice of their intent to demand payment for their shares in the event the RBC Merger is consummated, (ii) not vote such shares in favor of approval and adoption of the RBC Merger and the RBC Merger Agreement and (iii) comply with the further provisions of the South Carolina Dissenters' Rights Statute. The delivery of a proxy or a vote against approval and adoption of the RBC Merger and the RBC Merger Agreement will not constitute such notice nor will a failure to vote against such approval and adoption constitute a waiver of dissenters' rights. Any deviation from the procedures set forth in the South Carolina Dissenters' Rights Statute could result in the forfeiture of dissenters' rights. Accordingly, RBC Stockholders wishing to dissent from approval of the RBC Merger and the RBC Merger Agreement are urged to read carefully "The RBC
Merger -- Dissenters' Rights" and the copy of the South Carolina Dissenters' Rights Statute set forth in Annex C to this Joint Proxy Statement/Prospectus and to consult with their own legal advisors. Holders of RBMG Common Stock are not entitled to appraisal rights under Delaware law in connection with the RBC Merger.



                             THE CHARTER AMENDMENT



     In connection with the RBC Merger, the RBMG Board has unanimously declared advisable and approved and adopted the RBC Amendment. The approval and adoption of the RBC Amendment by the RBMG Stockholders is contingent on the approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance by the RBMG Stockholders. A copy of the RBC Amendment is attached to this Joint Proxy Statement/Prospectus as Annex B, and is incorporated by reference into this Joint Proxy Statement/Prospectus. RBMG Stockholders are urged to read the RBC Amendment in its entirety.



     RBMG is currently authorized to issue 25,000,000 shares of RBMG Common Stock. The RBC Amendment, if it becomes effective, would increase the number of shares of RBMG Common Stock that RBMG is authorized to issue from 25,000,000 shares to 50,000,000 shares. Assuming that the RBC Amendment is approved and adopted and the RBC Merger is consummated, and based on the number of shares of RBMG Common Stock outstanding as of November 12, 1997, 20,282,716 shares of authorized RBMG Common Stock would remain available for future issuance. RBMG currently does not have a sufficient number of authorized but unissued shares of RBMG Common Stock to consummate the RBC Merger. In addition, the RBMG Board believes that the increased flexibility provided by the RBC Amendment will enable RBMG to respond to possible acquisitions, financing needs and other business opportunities, to effect stock dividends or stock splits and to provide appropriate equity-based compensation. The RBMG Board could issue such additional shares of RBMG Common Stock at such times and on such terms and conditions as it deemed appropriate and desirable, without further action by the RBMG Stockholders, unless such approval were required by applicable law, the RBMG Certificate, the RBMG Bylaws or any stock exchange or market on which RBMG securities may then be listed or traded. See "The Charter Amendment -- General."

                           MARKETS AND MARKET PRICES


     RBMG. RBMG Common Stock is listed on the Nasdaq National Market under the symbol "REMI."


     The following table sets forth for the calendar quarter indicated (i) the high and low sales prices per share of RBMG Common Stock as reported on the Nasdaq National Market and (ii) the per share cash dividends declared. The information presented below has been adjusted for the five percent stock dividends issued on May 8, 1995 and August 31, 1995, respectively, the ten percent stock dividend issued on June 30, 1995, the seven percent stock dividend issued on September 24, 1996 and the five percent stock dividend to be issued on December 31, 1997.



                                                                     RBMG COMMON STOCK
                                                              -------------------------------
                                                                HIGH       LOW      DIVIDENDS
                                                              --------   --------   ---------
FISCAL YEAR 1995
First Quarter ended March 31, 1995..........................  $ 8.0732   $ 5.8714     $
Second Quarter ended June 30, 1995..........................   10.8081     7.3210
Third Quarter ended September 30, 1995......................   16.2439     9.5366
Fourth Quarter ended December 31, 1995......................   14.9088    12.0160
FISCAL YEAR 1996
First Quarter ended March 31, 1996..........................   16.2439    12.2942
Second Quarter ended June 30, 1996..........................   14.1299     9.6795
Third Quarter ended September 30, 1996......................   13.5714    10.1246      0.03
Fourth Quarter ended December 31, 1996......................   15.0000    12.2619      0.03
FISCAL YEAR 1997
First Quarter ended March 31, 1997..........................   16.7857    12.5000      0.03
Second Quarter ended June 30, 1997..........................   19.0476    12.0238      0.03
Third Quarter ended September 30, 1997......................   19.0476    11.9048      0.03
Fourth Quarter (through November 28, 1997)..................   14.7619    10.9524      0.04



     On April 18, 1997, the last trading date prior to the public announcement of the RBC Merger, the closing sale price of RBMG Common Stock on the Nasdaq National Market was $15.95 per share. On November 28, 1997, the last trading day for which prices were available at the time of the printing of this Joint Proxy Statement/Prospectus, the closing sale price of RBMG Common Stock on the Nasdaq National Market was $13.095 per share. RBMG is subject to certain financing agreements which restrict the ability of RBMG to pay dividends.



     RBC. RBC is privately held, and there is no established public market for the RBC Common Stock. As of the date of this Joint Proxy Statement/Prospectus, there were approximately 180 holders of record of RBC Voting Common Stock and six holders of record of RBC Non-Voting Common Stock. RBC declared cash dividends of $.25 and $.30 per share during the second and third quarters of 1995, respectively. No other cash dividends were declared in 1995, and no cash dividends have been declared by RBC since December 31, 1995. In addition, RBC is subject to certain financing agreements which restrict the ability of RBC to pay dividends.

                 EQUIVALENT AND PRO FORMA PER COMMON SHARE DATA
                                  (UNAUDITED)


     The following table presents selected, comparative, unaudited per common share data for (i) RBMG Common Stock, on a historical basis and on a pro forma basis giving effect to the RBC Merger and (ii) RBC Common Stock on a historical basis and on a pro forma basis giving effect to the RBC Merger.



     The equivalent and pro forma per common share data included in the following table presents, as applicable, the assumed consummation of the RBC Merger as of January 1, 1996 with a spin-off of RBC's credit card subsidiary, Resource Processing Group, Inc. ("RPG") as of January 1, 1996.



     The pro forma information is not necessarily indicative of the results of the future operations of RBMG or RBC or of the actual results that would have occurred had the RBC Merger (and spin-off of RPG) been consummated on January 1, 1996. The information is derived from, and should be read in conjunction with, the historical consolidated financial statements of RBMG, including related notes thereto, which are incorporated herein by reference and the historical consolidated financial statements of RBC, including related notes thereto, which are included in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Statements."



                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         ---------------------   NINE MONTHS ENDED
                                                         1994    1995    1996    SEPTEMBER 30, 1997
                                                         -----   -----   -----   ------------------
NET INCOME PER COMMON SHARE:
RBMG historical(1)(2)..................................  $1.16   $0.92   $1.02         $0.69
RBMG pro forma.........................................    N/A     N/A    0.84          0.58
RBC historical.........................................    N/A     N/A    0.85          0.52
RBC equivalent pro forma(3)............................    N/A     N/A    0.91          0.63
CASH DIVIDENDS PER COMMON SHARE:
RBMG historical(4).....................................    N/A     N/A    0.06          0.09
RBMG pro forma.........................................    N/A     N/A    0.06          0.09
RBC historical.........................................   0.50    0.55     N/A           N/A
RBC equivalent pro forma(3)............................    N/A     N/A    0.06          0.10



                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
BOOK VALUE PER COMMON SHARE:
RBMG historical(2)..........................................     $7.77           $8.37
RBMG pro forma..............................................       N/A            8.76

RBC historical..............................................      9.43           10.15
RBC equivalent pro forma(3).................................       N/A            9.46


---------------

N/A -- Not applicable or not required


 (1) Beginning in the first quarter of 1997, RBMG was required to report prospectively net income per common share on a primary earnings per common share basis. Accordingly, the weighted average shares outstanding for the nine months ended September 30, 1997, includes common stock equivalents while such equivalents are excluded for prior periods presented.


 (2) Per common share amounts for RBMG have been adjusted to reflect the five percent stock dividends issued on each of March 8, 1994, September 12, 1994, May 8, 1995 and August 31, 1995, the ten percent stock dividend issued on June 30, 1995, the seven percent stock dividend issued on September 24, 1996, and the five percent stock dividend to be issued on December 31, 1997.


 (3) The equivalent pro forma per common share data for RBC are computed by multiplying RBMG pro forma information by 1.08026, the RBC Exchange Ratio.


 (4) RBMG began paying a regular quarterly cash dividend in the third quarter of 1996.

                       SELECTED HISTORICAL FINANCIAL DATA
                                  (UNAUDITED)


     The following tables present for RBMG and RBC selected consolidated financial data for each of the years in the five year period ended December 31, 1996, and for the nine month periods ended September 30, 1996 and 1997. The information for RBMG has been derived from the consolidated financial statements of RBMG, including the unaudited consolidated financial statements of RBMG incorporated in this Joint Proxy Statement/Prospectus by reference to RBMG's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997 and the audited consolidated financial statements of RBMG incorporated in this Joint Proxy Statement/Prospectus by reference to RBMG's 1996 Annual Report on Form 10-K for the year ended December 31, 1996, and should be read in conjunction therewith and the notes thereto. The information for RBC has been derived from the consolidated financial statements of RBC, including the unaudited consolidated financial statements of RBC for the nine month periods ended September 30, 1996 and 1997 and the audited consolidated financial statements of RBC for each of the years in the three year period ended December 31, 1996 included elsewhere in this Joint Proxy Statement/Prospectus and should be read in conjunction therewith and the notes thereto. Historical results are not necessarily indicative of results expected for any future period. In the opinion of the managements of RBMG and RBC, all adjustments, consisting only of normal recurring adjustments necessary to arrive at a fair statement of interim results of operations of RBMG and RBC have been included. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                      RBMG


                                                                                                          AT OR FOR THE NINE
                                                                                                             MONTHS ENDED
                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                     ----------------------------------------------------------------   -----------------------
                                        1992          1993          1994         1995         1996         1996         1997
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT
Net interest income................  $    9,200    $    9,616    $    7,686   $    8,635   $   16,902   $   12,780   $   14,186
Net gain on sale of mortgage
  loans............................       2,262         2,167         1,160       33,822       79,178       59,348       71,578
Gain on sale of mortgage servicing
  rights...........................      17,491        29,202        33,375        7,346        1,105          964        5,948
Loan servicing fees................       3,216         6,128        14,196       24,205       28,763       21,379       23,049
Total revenues.....................      32,826        47,756        56,622       76,697      126,617       94,875      115,333
Salary and employee benefits.......      10,048        12,203        15,986       31,199       55,578       37,830       43,631
Total expenses (including taxes)...      21,576        30,176        38,579       62,478      106,994       67,627       92,212
Net income.........................      11,250        17,580        18,043       14,219       19,623       16,908       14,408
PER COMMON SHARE DATA(2)
Net income per common share(3).....  $      N/A    $     0.76(1) $     1.10   $     0.88   $     1.03   $      .89   $      .69
Market value per common share at
  period end.......................         N/A          7.08          7.70        12.69        13.57        12.38        12.44
Book value per common share at
  period end.......................         N/A          3.85          4.96         5.71         7.77         7.69         8.37
Cash dividends declared per common
  share............................                                                              0.06         0.03         0.09
Weighted average shares
  outstanding(3)...................         N/A    16,261,135    16,273,537   16,181,587   19,153,044   18,916,081   20,902,473
BALANCE SHEET
Mortgage loans held for sale and
  mortgage-backed securities.......  $  330,305    $  587,208    $  119,044   $1,035,229   $  802,335   $  742,808   $1,090,331
Mortgage servicing rights, net.....      10,630        15,123        65,840       99,912      109,815      107,357      128,713
Total assets.......................     364,328       639,425       237,631    1,231,097    1,028,394      957,688    1,404,144
Long-term borrowings...............                                  22,000       65,530                                  6,485
Total liabilities..................     344,388       576,942       157,017    1,137,693      871,093      802,008    1,225,561
Stockholders' equity and parent
  equity in the division...........      19,940        62,483        80,614       93,404      157,301      155,680      178,583
OPERATING DATA
Total loan production..............  $2,458,302    $4,239,100    $2,875,265   $7,135,774   $9,995,725   $7,891,664   $7,779,934
Total servicing portfolio
  (including subservicing).........   1,830,825     3,049,270     5,876,508    7,821,736    8,658,742    9,428,088   10,062,622
Return on average assets...........         N/A(4)        N/A(4)       5.25%        1.95%        1.91%        2.10%        1.64%
Return on average equity...........         N/A(4)        N/A(4)      25.98%       17.00%       14.43%       16.78%       11.40%


---------------

N/A -- Not applicable
(1) RBMG's initial public offering was consummated on June 3, 1993. Net income per common share for 1993 was calculated based on net income subsequent to the date of the initial public offering through December 31, 1993, of $12,465.

(2) Amounts have been adjusted to reflect the five percent stock dividends issued on each of March 8, 1994, September 12, 1994, May 8, 1995 and August 31, 1995, the ten percent stock dividend issued on June 30, 1995, the seven percent stock dividend issued on September 24, 1996 and the five percent stock dividend to be issued on December 31, 1997.


(3) Beginning in the first quarter of 1997, RBMG was required to report prospectively net income per common share on a primary net income per common share basis. Accordingly, the weighted average shares outstanding for the nine months ended September 30, 1997, includes common stock equivalents while such equivalents are excluded for the prior periods presented.


(4) Because of the significantly different capital structure of RBMG prior to its initial public offering, these statistics are not comparatively meaningful for periods prior to and including the date on which the initial public offering was consummated.

                                      RBC


                                                                                                       AT OR FOR THE NINE
                                                                                                          MONTHS ENDED
                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        --------------------------------------------------------    ------------------------
                                        1992(1)      1993       1994        1995         1996          1996          1997
                                        --------   --------   --------   ----------   ----------    ----------    ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
Net interest income...................  $ 46,339   $ 13,762   $  7,085   $    9,893   $    8,130    $    6,778    $    3,563
Net gain on sale of leases............                                        1,617        3,124         1,572           921
Credit card fees......................     7,420      6,723     23,140       11,637       18,424        13,234
Commercial mortgage loan origination
  fees................................                             244        3,082        4,416         2,736         3,367
Commercial mortgage loan and lease
  servicing fees......................                               9        1,014        2,508         1,704         2,694
Equity in undistributed earnings of
  RBMG................................                5,153      7,510        5,885        7,424         6,685         5,474
Gain on sale of RBMG Common Stock.....               20,521                                2,456         2,456
Revenues of retail banking business...                           2,454
Gain on sale of retail banking
  business............................                8,878      9,931
Gain on sale of mortgages and mortgage
  servicing rights....................    18,059        368
Gain (loss) on sale of credit cards...     9,178       (101)
Total revenues........................    87,893     59,919     51,295       34,469       47,603        35,975        18,128
Salary and employee benefits..........    26,319     15,618      9,537       11,526       18,360        11,529         6,963
Provision for loan and lease losses...    18,566      6,084      2,000        2,985        2,391         2,377           618
Total expenses (including taxes)......    78,841     43,535     37,094       27,765       40,350        28,499        13,655
Net income............................     9,052     16,384     14,201        6,704        7,253         7,476         4,473
PER COMMON SHARE DATA
Net income per common share...........  $   1.14   $   1.93   $   1.65   $     0.78   $     0.85    $     0.88    $     0.52
Book value per common share at
  period-end..........................      7.91       8.36       9.35         9.70         9.43         10.72         10.15
Cash dividends declared per common
  share...............................                 1.05        .50          .55             (2)
BALANCE SHEET
Loans and lease receivables, net......  $167,831   $159,333   $ 93,931   $  111,885   $   55,583    $   86,076    $   47,691
Investment in RBMG....................       N/A     25,974     33,484       39,369       61,820        61,302        66,629
Total assets..........................   669,430    459,236    177,931      197,038      140,128       191,999       131,920
Long-term borrowings..................                          38,611       11,380
Total liabilities.....................   606,512    388,237     97,385      113,531       60,089       101,016        44,417
Stockholders' equity..................    62,918     70,999     80,546       83,507       80,039        90,983        87,503
OPERATING DATA
Total commercial mortgage loan
  originations........................  $          $          $ 21,468   $  317,940   $  509,415    $  434,993    $  364,921
Total lease production................    15,524     34,518     75,505       94,334       63,284        48,448        42,488
Commercial mortgage loan servicing
  portfolio...........................                         107,691    1,464,360    2,334,451     2,265,153     2,504,408
Lease servicing portfolio (including
  servicing for third parties)........    25,889     44,460     88,066      135,430      129,860       129,435       125,431


---------------

(1) Includes the balance sheet and/or results of operations of the mortgage banking business of the former banking subsidiaries of RBC, which were spun-out to form RBMG in connection with its initial public offering in 1993.
(2) As of the close of business on December 31, 1996, RBC effected a spin-off of its credit card processing subsidiary, RPG, through a distribution of RPG's common stock to RBC Stockholders, which was accounted for as a non-cash dividend in-kind.

                                  RISK FACTORS


     In addition to the other information included in or incorporated by reference into this Joint Proxy Statement/Prospectus and the annexes hereto, the following factors should be considered carefully in evaluating the proposed RBC Merger.



RISKS ASSOCIATED WITH THE RBC MERGER


  Fixed Exchange Ratios


     The RBC Exchange Ratio is expressed in the RBC Merger Agreement as a fixed ratio. Accordingly, the RBC Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of RBMG Common Stock. The sales price of RBMG Common Stock may vary from its sales price at the date of this Joint Proxy Statement/Prospectus and the dates of the RBMG Annual Meeting and the RBC Special Meeting. Such variations may be the result of changes in the business, operations or prospects of RBMG or RBC, market assessments of the likelihood that the RBC Merger will be consummated and the timing thereof, general market and economic conditions and other factors. There can be no assurance that the price of RBMG Common Stock on the date of this Joint Proxy Statement/Prospectus or the date of the RBC Special Meeting will be indicative of its price at the RBC Effective Time. The effective time of the RBC Merger will occur as soon as practicable following the RBC Special Meeting and the satisfaction or waiver of the conditions set forth in the RBC Merger Agreement. RBC Stockholders are urged to obtain current market quotations for RBMG Common Stock.


  Uncertainties in Integrating Business Operations


     In determining that the RBC Merger is advisable and in the best interests of its stockholders, each of the RBMG Special Committee, the RBMG Board and the RBC Board considered certain benefits expected to result from the consummation thereof. See "The RBC Merger -- Reasons for the RBC Merger." There can be no assurance that any or all of such benefits will be realized as rapidly as currently expected or at all.



  Interests of Certain Persons in the RBC Merger


     In considering the recommendation of the RBC Merger by the RBMG Special Committee, the RBMG Board and the RBC Board, stockholders should be aware that certain directors and executive officers of RBMG and RBC have certain interests that may present them with potential conflicts of interest with respect to the RBC Merger. See "The RBC Merger -- Interests of Certain Persons in the RBC Merger."


RISKS RELATING TO BUSINESS OF RBMG


  General Business Risks


     RBMG's business is subject to various business risks, including competition from other mortgage companies and other financial institutions. Economic conditions affect the consumer's decision to buy or sell residences as well as the number of residential mortgage loan delinquencies and foreclosures, the value of collateral supporting loan portfolios, administrative costs in evaluating and processing mortgage loan applications and the cost and availability of funds that mortgage banking companies rely upon to make or purchase loans. Changes in the level of consumer confidence, tax laws, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated or purchased by RBMG less attractive to borrowers or investors. Competition also may be affected by fluctuations in interest rates, general economic conditions and localized economic conditions.



     RBMG continues to face the same challenges as other companies within the mortgage banking industry and as such is not immune from significant volume declines precipitated by changes in interest rates or other factors beyond its control.


  Competition


     The mortgage banking business is highly competitive. RBMG competes with other mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions in every aspect of its business, including funding and purchasing loans from mortgage brokers, purchasing loans from correspondents and acquiring loan servicing rights. RBMG competes with mortgage banking companies and other financial institutions that may have greater financial resources, better operating efficiencies and longer operating histories than RBMG. Furthermore, increasing consolidation in the mortgage industry is leading to an increased market share for the largest mortgage companies. At the same time, the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") are developing technologies and business practices that could reduce their reliance on large mortgage companies for loan production and enable them to access smaller producers for volume. To the extent that market pricing becomes more competitive, RBMG may be unable to achieve its planned level of originations and may be unable to consummate acquisitions of servicing rights at a satisfactory cost.



     Due to the foregoing considerations, there can be no assurance that RBMG will be able to continue to compete successfully in the markets it serves. Inability to compete successfully would have a material adverse effect on the results of operations and financial condition of RBMG.


  Regulation, Possible Changes and Related Matters


     RBMG's mortgage banking business is subject to the rules and regulations of the Department of Housing and Urban Development ("HUD"), the Federal Housing Administration ("FHA"), the Veterans Administration ("VA"), FNMA, FHLMC, the Governmental National Mortgage Association ("GNMA") and other regulatory agencies with respect to originating, processing, underwriting, selling, securitizing and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting the activities of RBMG. These rules and regulations, among other things, impose licensing obligations on RBMG, prohibit discrimination and establish underwriting guidelines that include provisions for inspections and appraisals, require credit reports on prospective borrowers, establish eligibility criteria for mortgage loans and fix maximum loan amounts.



     Moreover, lenders such as RBMG are required annually to submit audited financial statements to FNMA, FHLMC, GNMA, HUD and various state regulatory authorities, and to comply with each regulatory entity's financial requirements. RBMG's business is also subject to examination by FNMA, FHLMC, GNMA and state regulatory authorities at all times to assure compliance with applicable regulations, policies and procedures.



     Mortgage origination activities, which are conducted by RBMG, are subject to the provisions of various federal and state statutes including, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act of 1970, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974 ("RESPA"), the Fair Housing Act and the regulations promulgated thereunder, which, among other provisions, prohibit discrimination, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs, limit fees and charges paid by borrowers and lenders and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. RBMG is further subject to federal and state laws and regulations governing the activities involved in servicing mortgage loans, including RESPA, the Federal Debt Collection Practices Act (with respect to the servicing of loans that are in default when the right to service is acquired by RBMG), as well as other federal and state statutes and regulations affecting RBMG's servicing activities. These statutes and regulations, among other things, regulate assessment, collection, foreclosure and claims handling, and investment and interest payments on escrow balances.



     Failure to comply with any of the foregoing requirements regulating mortgage origination or mortgage servicing activities can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. Such regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise restricting the ability of RBMG to conduct its business as such business is now conducted.

  Litigation Affecting the Mortgage Banking Industry


     In recent years, the mortgage banking industry has been subject to class action lawsuits that allege violations of federal and state laws and regulations, including the propriety of collecting and paying various fees and charges and the calculation of escrow amounts. Most recently, at least 50 purported class action lawsuits have been commenced against various mortgage companies, including RBMG, alleging, inter alia, that the payment of certain fees to mortgage brokers violates the anti-kickback provisions of RESPA. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Such a change may have a material adverse effect on RBMG and the entire mortgage lending industry. RBMG's broker compensation and table-funded correspondent purchase programs permit such payments. Although RBMG believes these programs comply with all applicable laws and are consistent with long-standing industry practice and regulatory interpretations, in the future new regulatory interpretations or judicial decisions may require RBMG to change its broker compensation and table-funded correspondent purchase practices. Class action lawsuits may continue to be filed in the future against the mortgage banking industry generally. No prediction can be made as to whether the ultimate decisions in any of these class actions will be adverse to the defendant mortgage companies.


  Environmental Matters


     In the course of its business, through the foreclosure process, RBMG has acquired, and may acquire in the future, properties securing loans that are in default. Although RBMG lends to owners of residential properties, there is a risk that RBMG could be required to investigate and cleanup hazardous or toxic substances or chemical releases at such properties after its acquisition and may be held liable to a governmental entity or to third-parties for property damage, personal injury and investigation cleanup costs incurred by such parties in connection with the contamination.



     To date, RBMG has not been required to perform any investigation or cleanup activities of any material nature, nor has RBMG been subject to any environmental claims. No assurance can be given, however, that this will remain the case in the future.


  Dependence Upon Independent Mortgage Brokers and Mortgage Bankers


     RBMG depends largely upon independent mortgage bankers, including smaller mortgage companies and commercial banks, and, to a lesser extent, upon independent mortgage brokers, for its originations and purchases of mortgage loans. Substantially all of the independent mortgage brokers and mortgage bankers with whom RBMG does business deal with multiple loan originators for each prospective borrower. Wholesale originators, such as RBMG, compete for business based upon pricing, service, loan fees and costs and other factors. RBMG's competitors also seek to establish relationships with such independent mortgage bankers and mortgage brokers, none of whom is obligated by contract or otherwise to continue to do business with RBMG. In addition, RBMG expects the volume of broker and mortgage banker-sourced loans purchased by it to increase. Future operating and financial results of RBMG may be more susceptible to fluctuations in the volume and cost of its broker and mortgage banker-sourced loans resulting from, among other things, competition from other purchasers of such loans.



     Net Interest Income


     RBMG's loans held for sale are generally funded by borrowings under its revolving warehouse credit line. RBMG's net warehouse interest income is the difference between the interest income it earns on loans held for sale (generally based on long-term interest rates) and the interest it pays on its borrowings (generally based on short-term interest rates). The factors that can affect this spread include interest rates charged by lenders, the relationship between long-term and short-term interest rates and the use of compensating balances (escrow funds held on deposit with lending banks) to decrease interest rates charged on borrowed funds. There can be no assurance that this spread will not decrease from its current level. A decrease in the spread would have a negative effect on RBMG's net interest income.

     RBMG's net income reflects a reduction in interest expense on its borrowings with depository institutions for escrow funds placed with such institutions. Net income could be adversely affected to the extent that proposed revisions of applicable bank regulations cause these escrow accounts to be recharacterized as demand deposit accounts, thereby requiring reserves to be established with Federal Reserve Banks, which would reduce the amount of the reduction in RBMG's interest expense on its borrowings. Other regulatory changes or interpretations that change the ability of RBMG to receive credit for escrow balances would adversely affect RBMG.

     In addition, certain states require that interest be paid to mortgagors on escrow funds deposited by them to cover mortgage-related payments such as property taxes and insurance premiums. Federal legislation has in the past been introduced that would, if enacted, revise current escrow regulations and establish a uniform interest payment requirement in all states. If such federal legislation were enacted or if additional states enact legislation relating to payment of, or increases in the rate of, interest on escrow balances, or if such legislation were retroactively applied to loans in RBMG's servicing portfolio, RBMG's earnings would be adversely affected.

  Volume of Mortgage Loans Produced

     During periods of declining interest rates, RBMG typically experiences an increase in loan originations because of increased home purchases and, particularly, increased refinancing activity. During 1990 to 1993, a period of generally declining interest rates, refinancing activity as a percentage of total originations in the industry increased from 23% in 1990 to 55% in 1993. In contrast, refinancing activity decreased to 32% of total originations in 1994, 25% in 1995 and 29% in 1996 as the result of generally increasing interest rates. Increases in interest rates in the future may adversely affect refinancing activity, which could have an adverse effect on RBMG's origination revenues.

     Sales of Mortgage Loans

     Gains or losses on sales of mortgage loans may result from changes in interest rates from the time the interest rate on a customer's mortgage loan application is established to the time RBMG sells the loan. At any given time, RBMG has committed to sell substantially all of its mortgage loans that are closed and a percentage of the mortgage loans that are not yet closed but for which the interest rate has been established ("pipeline loans"). To manage the interest rate risk of RBMG's pipeline loans, RBMG continuously projects the percentage of the pipeline loans it expects to close and, on the basis of such projections, enters into forward sales commitments to sell such loans. To reduce the effect of such interest rate changes, RBMG employs a variety of techniques, currently consisting of a combination of mandatory forward sales commitments for mortgage-backed securities and put and call option contracts on treasuries.

     If interest rates make an unanticipated change, the actual percentage of pipeline loans that close may differ from the projected percentage. A sudden increase in interest rates can cause a higher percentage of pipeline loans to close than projected. To the degree that this may not have been anticipated, RBMG may not have made forward sales commitments to sell these additional loans and consequently may incur significant losses upon their sale at current market prices, adversely affecting results of operations. Likewise, if a lower percentage of pipeline loans closes than was projected, due to a sudden decrease in interest rates or otherwise, RBMG may have committed to sell more loans than actually close and as a result may incur significant losses in fulfilling these commitments, adversely affecting results of operations. This risk is greater during times of volatility of interest rates.

  Forward Sale Arrangements

     In connection with its mortgage loan sales and mortgage servicing rights sales programs, which involve the sale of mortgage loans, mortgage-backed securities and servicing rights on a forward or other deferred delivery and payment basis, RBMG has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of RBMG's counterparties is currently secured or subject to margin requirements. Although RBMG has never suffered a loss as a result of a default by a forward contract counterparty, RBMG attempts to limit its credit exposure on forward sales arrangements on mortgage loans and mortgage-backed securities by entering into forward contracts only with institutions that RBMG believes are acceptable credit risks and by limiting exposure to any single counterparty by selling to a number of investors. For example, it is RBMG's current policy based on RBMG's current size that not more than the lesser of (i) $350 million or (ii) 40% of the total of the forward purchase contracts outstanding at any time be with any single counterparty. All counterparties are obligated to settle their sales in accordance with the terms of the related forward sale agreement. RBMG also attempts to limit its exposure on flow servicing sales by only selling to institutions that RBMG believes are acceptable credit risks.

     Value of Mortgage Servicing Rights


     The value of RBMG's servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. In periods of declining interest rates, the economic advantages to borrowers of refinancing their mortgage loans become greater. Increases in the rate of mortgage loan prepayments reduce the period during which RBMG receives servicing income from such loans. RBMG capitalizes the cost of the acquisition of servicing rights from third parties and began in 1995 to capitalize servicing rights on loans that it originates. The value of servicing rights is based upon the net present value of future cash flows. If the rate of prepayment of the related loans exceeds the rate assumed by RBMG, due to a significant reduction in interest rates or otherwise, the value of the RBMG servicing portfolio will decrease and accelerated amortization of servicing rights or recognition of an impairment provision may become necessary, thereby decreasing earnings. RBMG attempts to mitigate these risks with respect to the value of its servicing rights by maintaining a portfolio of interest rate option contracts whose value tends to increase in periods of declining interest rates thus mitigating the decline in value typical during the same period with respect to servicing rights. However, there can be no assurance that RBMG's efforts to mitigate these risks will prevent value loss or impairment provisions.


     Sales of Mortgage Servicing Rights

     The prices obtained by RBMG upon the sale of its mortgage servicing rights depend upon a number of factors, including the general supply of and demand for mortgage servicing rights, as well as prepayment and delinquency rates on the portfolio of mortgage servicing rights being sold. Interest rate changes can affect the ability to sell, or the profitability of a sale of, mortgage servicing rights to a third party. Purchasers of mortgage servicing rights analyze a variety of factors, including prepayment sensitivity of loans underlying servicing rights, to determine the purchase price they are willing to pay. Thus, in periods of declining interest rates, sales of mortgage servicing rights related to higher interest rate loans may be less profitable than sales of mortgage servicing rights related to lower interest rate loans as it is possible that such higher interest rate loans will be refinanced. Because these factors are largely beyond the control of RBMG, there can be no assurance that the current level of profitability from the sale of mortgage servicing rights will be maintained.

     Fluctuations in Performance

     RBMG's operating results can fluctuate substantially from period to period as a result of a number of factors, including the volume of loan production, interest rates, the level of amortization of mortgage servicing rights required by prepayment rates and the performance of RBMG's servicing portfolio hedge, which currently consists primarily of interest rate option contracts for ten year CMT floors. In particular, RBMG's results are strongly influenced by the level of loan production, which is influenced by the interest rate environment and other economic factors. Accordingly, the net income of RBMG may fluctuate substantially from period to period.

     Liabilities Under Representations and Warranties

     In the ordinary course of business, RBMG makes representations and warranties to the purchasers and insurers of its mortgage loans and the purchasers of mortgage servicing rights regarding compliance with laws, regulations and program standards and as to accuracy of information. Under certain circumstances, RBMG may become liable for certain damages or may be required to repurchase a loan if there has been a breach of representations or warranties. RBMG generally receives similar representations and warranties from the correspondents from whom it purchases loans. However, in the event of breaches of such representations and warranties, RBMG is subject to the risk that a correspondent may not have the financial capacity to repurchase loans when called upon to do so by RBMG or otherwise respond to demands made by RBMG.


     Delinquency and Default Risks


     RBMG's profitability may be negatively impacted by economic downturns as during such periods the frequency of loan defaults tends to increase. RBMG originates and purchases conventional loans as well as loans insured by the FHA or partially guaranteed by the VA. In the case of conventional loans, RBMG is generally at risk for any mortgage loan default from origination or purchase by RBMG, as the case may be, until the loan is sold (typically less than 45 days). Once RBMG sells the loan, the risk of loss from mortgage loan default and foreclosure generally passes to the purchaser or insurer of the loan. RBMG has from the time an FHA or VA mortgage loan is originated or purchased until the first payment is due, a minimum of 31 days, to request insurance or a guarantee certificate from the FHA and the VA, respectively. Once the insurance or the guarantee certificate is issued, RBMG has no risk of default or foreclosure except with respect to certain losses related to foreclosures of FHA mortgage loans and losses that exceed the VA's guarantee limitation.


     RBMG is also affected by mortgage loan delinquencies and defaults on the mortgage loans that it services. Under certain types of servicing contracts, particularly contracts to service loans that have been pooled or securitized, the servicer must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of mortgage loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are unavailable.

     With respect to VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid to purchase the foreclosed loan by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and amounts recovered at the foreclosure sale. RBMG's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry.


     In the case of loans insured by the FHA, RBMG will not be reimbursed for certain amounts if foreclosure becomes necessary. Such amounts include interest on the mortgage loan for the first two months subsequent to the loan becoming delinquent and a portion of the costs of foreclosure (generally the unreimbursed amount of such costs is limited to one-third of such costs).


     With respect to VA loans, FHA loans and conventional loans, the servicer generally is reimbursed ultimately by the mortgage loan owner or from liquidation proceeds. However, in the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be extinguished as a result of foreclosure proceedings and any servicing income ceased. As a consequence, RBMG will forego servicing income from the time such loan becomes delinquent until it is foreclosed upon or is brought current. RBMG maintains a reserve for possible losses at a level considered adequate to provide for known and inherent risks related to foreclosure and disposition losses. RBMG's evaluation of an adequate level of foreclosure reserves considers past loss experience, industry loss experience, geographic and product concentrations, delinquency trends, economic conditions and other relevant factors. While RBMG uses the best currently available information to make such evaluation, future adjustments to the foreclosure reserve will be required as conditions and assumptions are revised in response to changes in trends and the other factors and assumptions relevant to RBMG's evaluation.

  Availability of Funding Sources; Substantial Leverage


     RBMG requires substantial financing for its business operations. Such financing is currently provided primarily under (i) a 364-day secured mortgage warehousing revolving credit agreement, which will expire in July 1998, entered into by RBMG and The Bank of New York, as agent, and the several banks identified on the signature pages thereto (the "Bank Credit Agreement"), (ii) a 364-day secured revolving term credit agreement, which will expire in July 1998, entered into by RBMG and The Bank of New York, as agent, and the several banks identified on the signature pages thereto (the "Term Agreement"), (iii) a 364-day secured B/C warehousing revolving credit agreement, which will expire in July 1998, entered into by RBMG and The Bank of New York, as agent, and the several banks identified on the signature pages thereto (the "B/C Credit Agreement") and (iv) an uncommitted gestation financing facility, dated November 1, 1995, entered into by RBMG and Chase Manhattan Corporation (the "Gestation Facility"). As of September 30, 1997, RBMG had aggregate outstanding indebtedness of $521.7 million and $48.3 million of additional availability under the Bank Credit Agreement, had aggregate outstanding indebtedness of $120.7 million and $79.3 million of additional availability under the Term Agreement, had aggregate outstanding indebtedness of $25.5 million and $174.5 million of additional availability under the B/C Credit Agreement and had aggregate outstanding indebtedness of $461.1 million and $738.9 million of additional availability under the Gestation Facility.



     RBMG may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its current indebtedness. The degree to which RBMG is leveraged could have important consequences to holders of RBMG Common Stock, including the following: (i) RBMG's ability to grow will depend on its ability to obtain additional financing in the future for originating loans, investment in servicing rights, working capital, capital expenditures and general corporate purposes; (ii) a substantial portion of RBMG's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing the funds available to finance operations or pay cash dividends; and (iii) RBMG may be more highly leveraged than certain of its competitors, which may place RBMG at a competitive disadvantage and make it more vulnerable to economic downturns.


     To the extent that RBMG is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to curtail its origination activities and/or sell significant portions of its servicing portfolio, which would have a material adverse effect on RBMG's business and results of operations. Among the factors that will affect RBMG's ability to refinance its bank credit and term facilities are financial market conditions and the value and performance of RBMG prior to the time of such refinancing. There can be no assurance that any such refinancing can be successfully completed at advantageous rates or at all.

  Federal Programs; Availability of Active Secondary Market

     RBMG's ability to generate funds by sales of mortgage-backed securities is largely dependent upon the continuation of programs administered by FNMA, FHLMC and GNMA, which facilitate the issuance of such securities, as well as RBMG's continued eligibility to participate in such programs. In addition, approximately 42% (based on 1996 mortgage loan production) of RBMG's business is dependent upon the continuation of various programs administered by the FHA, which insures mortgage loans, and the VA, which partially guarantees mortgage loans. Although RBMG is not aware of any proposed discontinuation of, or significant reduction in, the operation of such programs, any such changes could have a material adverse effect on RBMG's operations. RBMG anticipates that it will continue to remain eligible to participate in such programs, but any significant impairment of such eligibility would materially adversely affect its operations. In addition, the mortgage loan products eligible for such programs may be changed from time to time by the sponsor. The profitability of specific types of mortgage loan products may vary depending on a number of factors, including the administrative costs to RBMG of originating or purchasing such types of mortgage loans.

     There can be no assurance that RBMG will be successful in effecting the sale of mortgage loans at the historic price or volume levels in any particular future periods. Any significant change in the secondary market level of activity or underwriting criteria of FNMA, FHLMC or private investors could have a material adverse effect on the gain or loss on sales of mortgage loans recorded by RBMG and therefore on RBMG's results of operations.


  Effect of Certain Charter and Bylaw Provisions; Possible Issuance of Preferred Stock


     Certain provisions of the RBMG Certificate and the RBMG Bylaws could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving RBMG, even if such events could be beneficial to the interests of the RBMG Stockholders. For example, the RBMG Certificate and the RBMG Bylaws provide certain limitations on the calling of a special meeting of stockholders, and the RBMG Bylaws require advance notice before certain proposals can be considered at stockholder meetings. Pursuant to the RBMG Certificate, shares of preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the RBMG Board may determine. The ability to issue preferred stock provides desirable flexibility in connection with acquisitions and other corporate transactions. However, the rights of the holders of RBMG Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future, and the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of RBMG. RBMG has no present plans to issue any shares of preferred stock.


  Dependence on Key Individuals

     The success of RBMG is in large part dependent upon the efforts of Edward
J. Sebastian, Chairman and Chief Executive Officer, and David W. Johnson, Jr., Vice Chairman and Managing Director. The loss of the services of either of these two officers could have a material adverse effect upon RBMG if a suitable replacement could not be quickly retained. RBMG has obtained key man life insurance policies on Mr. Sebastian in the amount of $2,000,000 and Mr. Johnson in the amount of $5,000,000. RBMG also has entered into certain employment and employment related agreements with Mr. Johnson.


RISKS RELATING TO BUSINESS OF RBC



  Business Risks Similar to those of RBMG



     RBC's business is subject to a number of business risks that are similar to those discussed above with respect to RBMG, including competition from other equipment leasing and commercial mortgage banking companies, many of which are better capitalized, changes in economic conditions, potential liabilities under representations and warranties made in connection with the origination of leases and commercial mortgage loans and delinquency and default risks. Changes in interest rates also can have a variety of effects on RBC's business. In particular, changes in interest rates affect the volume of originations, and the profitability of, equipment leases and commercial mortgage loans. Furthermore, RBC's equipment leasing business depends largely on independent lease brokers who are not contractually obligated to do business with RBC. As a result of these and other factors, RBC's operating results can fluctuate substantially from period to period.


  Dependence on RBMG


     RBC's recent earnings have been largely attributable to RBMG and could be adversely affected by the future performance and corporate actions of RBMG. For the years 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, RBMG accounted for 37.7%, 76.6%, 128.0%, 106.3% and 109.1%, respectively, of RBC's pre-tax income and 52.9%, 87.8%, 136.2%, 122.3% and 122.4%, respectively, of its net income.


  Dependence on Single Equipment Lease Client


     The growth and profitability of RBC's equipment lease business are dependent to a large extent on its ability to sell leases to and service leases for third parties. Currently, RBC has in place an agreement to offer to sell equipment leases to only one client; however, neither party is obligated to buy or sell. The client has acquired leases on a regular basis since December 1996, but there is no assurance of future sales. This client accounted for 65% and 57%, respectively, of lease non-interest revenues for 1996 and the nine months ended September 30, 1997. RBC has a $50 million revolving credit facility that expires on December 31, 1997 and which RBC expects to renew or replace upon termination. RBC uses the proceeds of the credit facility to acquire leases and hold such leases until they are sold. RBC's ability to acquire leases depends upon RBC's ability to maintain its revolving credit facility or similar financing and to periodically sell leases held by it. While RBC believes that it will be able to maintain such financing and to acquire and sell sufficient equipment lease receivables to enable its equipment leasing business to be profitable, there can be no assurance that it will be able to do so. There can be no assurance that RBC will be able to obtain other equipment lease clients, which could have a material adverse effect on the business and results of operations of RBC.

  Concentration in Commercial Mortgage Loan Business


     At September 30, 1997, approximately 43% of the commercial mortgage loans serviced by Laureate Realty were owned by one investor. That investor accounted for 32% of RBC's 1996 commercial mortgage fees and 24% of RBC's commercial mortgage fees during the nine months ended September 30, 1997. The loss of this investor as a client could have a material adverse effect on the business and results of operations of RBC.


  Availability of Funding Sources; Substantial Leverage


     RBC requires substantial financing for its business operations. Such financing is currently provided primarily under a $50 million equipment lease facility, two commercial mortgage loan facilities totaling $16.5 million, and two working capital lines of credit totaling $2.5 million. The equipment lease facility expires in December 1997, the two commercial mortgage loan facilities expire in February 1998 and the two working capital lines of credit expire in March and April 1998. There can be no assurance that the facilities will be renewed on comparable terms, or at all. RBC may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its current indebtedness.



     The degree to which RBC is leveraged could have important consequences to holders of RBC Common Stock, including the following: (i) RBC's ability to grow will depend on its ability to obtain additional financing in the future for originating equipment leases and commercial mortgage loans, working capital, capital expenditures and general corporate purposes; (ii) a substantial portion of RBC's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing the funds available to finance operations or pay cash dividends; and (iii) RBC is more highly leveraged than certain of its competitors, which may place RBC at a competitive disadvantage and make it more vulnerable to economic downturns.


     To the extent that RBC is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to curtail its business activities, which would have a material adverse effect on RBC's business and its results of operations. Among the factors that will affect RBC's ability to refinance its bank credit facilities are financial market conditions and the value and performance of RBC prior to the time of such refinancing. There can be no assurance that any such refinancing will be successfully completed.

  Certain Provisions in Governing Documents


     RBC has adopted several provisions in the RBC Articles that may have the effect of discouraging or preventing hostile take-over attempts. These provisions include requirements for super-majority votes to approve certain business combination transactions unless such transactions are approved by a majority of disinterested directors or unless such transactions meet certain minimum price, form of consideration and procedural requirements. To the extent these provisions are effective, they may tend to reduce the value of shares of RBC Common Stock.

                              GENERAL INFORMATION


     This Joint Proxy Statement/Prospectus is being furnished to (i) the RBMG Stockholders in connection with the solicitation of proxies by the RBMG Board for (A) approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, (B) approval and adoption of the RBC Amendment, (C) the election of two directors, (D) approval of each of the Plan Amendments and (E) approval and adoption of the Non-Qualified Plan; and (ii) the RBC Stockholders in connection with the solicitation of proxies by the RBC Board for approval and adoption of the RBC Merger Agreement and the RBC Merger.



     If the RBC Merger is consummated, each outstanding share of RBC Voting Common Stock and RBC Non-Voting Common Stock (other than treasury shares, shares of RBC Common Stock held by RBC Stockholders who perfect their dissenters' rights under South Carolina law and shares of RBC Common Stock owned by RBMG or any wholly owned subsidiary of RBMG) will be converted into the right to receive such number of shares of RBMG Common Stock equal to the RBC Exchange Ratio, with cash being paid in lieu of any fractional shares plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflect the five percent stock dividend payable to RBMG stockholders of record on December 18, 1997). Pursuant to the RBC Articles, immediately prior to the RBC Effective Time, each share of RBC Non-Voting Common Stock will automatically convert into one share of RBC Voting Common Stock.



     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of RBMG with respect to the shares of RBMG Common Stock to be issued in the RBC Merger. Information in this Joint Proxy Statement/Prospectus with respect to RBMG has been supplied by RBMG. The information with respect to RBC has been supplied by RBC.



                            THE RBMG ANNUAL MEETING


TIME, DATE, PLACE AND PURPOSE


     The RBMG Annual Meeting will be held on Wednesday, December 31, 1997, at 10:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. At the RBMG Annual Meeting, holders of RBMG Common Stock will be asked to consider and vote upon proposals to (i) approve and adopt the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, (ii) approve and adopt the RBC Amendment, (iii) elect two directors, (iv) approve each of the Plan Amendments and (v) approve and adopt the Non-Qualified Plan. Copies of the RBC Merger Agreement and the RBC Amendment are attached hereto as Annex A and Annex B, respectively, and are incorporated herein by reference.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of shares of RBMG Common Stock at the close of business on the RBMG Record Date are entitled to notice of and to vote at the RBMG Annual Meeting and any adjournment or postponement thereof. As of such date, there were 20,320,046 shares of RBMG Common Stock issued and outstanding held by approximately 292 holders of record. Holders of record of RBMG Common Stock on the RBMG Record Date for the RBMG Annual Meeting are entitled to one vote per share on any matter that may properly come before the RBMG Annual Meeting.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT


     The presence in person or by proxy of the holders of a majority of the shares of RBMG Common Stock issued and outstanding as of the RBMG Record Date and entitled to vote at the RBMG Annual Meeting is necessary to constitute a quorum at the RBMG Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of RBMG Common Stock at a meeting at which a quorum is present. The approval of a majority of the total votes cast by the shares of RBMG Common Stock present (in person or by proxy) and entitled to vote at the RBMG Annual Meeting is required to approve and adopt each of the Plan Amendments and the Non-Qualified Plan. The affirmative vote of the holders of a majority of the shares of RBMG Common Stock issued and outstanding as of the RBMG Record Date, voting in person or by proxy, is necessary to approve and adopt each of the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment, accordingly, a failure to vote or an abstention as to these matters will have the same effect as a vote against such matters. As of the RBMG Record Date, the executive officers and directors of RBMG and their affiliates beneficially owned an aggregate of 682,382 shares of RBMG Common Stock, or approximately 3.4% of the shares of RBMG Common Stock then outstanding. Each of the executive officers and directors of RBMG has advised RBMG that he intends to vote his shares of RBMG Common Stock in favor of each of the proposals to approve and adopt the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment. RBC owns approximately 36.4% of the outstanding RBMG Common Stock. The RBC Board has authorized the voting of the shares of RBMG Common Stock owned by RBC in favor of the proposals to approve each of the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment.



     THE APPROVAL AND ADOPTION OF EACH OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT IS CONTINGENT UPON THE APPROVAL AND ADOPTION OF ALL OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT. UNLESS EACH OF THE RBC MERGER AGREEMENT, THE RBC MERGER, THE RBC STOCK ISSUANCE AND THE RBC AMENDMENT IS APPROVED AND ADOPTED BY THE RBMG STOCKHOLDERS AT THE RBMG ANNUAL MEETING, NONE OF THEM WILL BE EFFECTED BY RBMG.



SOLICITATION AND REVOCATION OF PROXIES



     A form of proxy for the RBMG Annual Meeting is enclosed with the copies of this Joint Proxy Statement/ Prospectus being sent to RBMG Stockholders. All shares of RBMG Common Stock held of record as of the RBMG Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR each of the proposals to approve and adopt the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment, to elect the nominees as directors, to approve each of the Plan Amendments and to approve and adopt the Non-Qualified Plan, and, in the discretion of the proxy holder, as to any other matter which may properly come before the RBMG Annual Meeting.



     The RBMG Board is not aware of any other matters which may be presented for action at the RBMG Annual Meeting, but if other matters do come properly before the RBMG Annual Meeting it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before the proxy is exercised by giving notice to the RBMG Secretary or by submitting a proxy having a later date or by such person appearing at the RBMG Annual Meeting and electing to vote in person.



     Abstentions will be counted as present for purposes of determining whether a quorum is present. Consequently, any shares present and entitled to vote at the RBMG Annual Meeting and which abstain with respect to either of the Plan Amendments or the Non-Qualified Plan will have the same effect as a vote against such matters. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted as present for purposes of a quorum but will not be considered as present and entitled to vote with respect to such matter.


     The cost of soliciting proxies from the RBMG Stockholders will be borne by RBMG. Proxies may be solicited by personal interview, mail and telephone by certain of RBMG's executive officers, directors and regular employees, without additional compensation. In addition, RBMG may reimburse brokerage firms and other persons representing beneficial owners of shares of RBMG Common Stock for their expenses in forwarding solicitation materials to beneficial owners.

                            THE RBC SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE


     The RBC Special Meeting will be held on Wednesday, December 31, 1997, at 8:30 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. At the RBC Special Meeting, holders of RBC Common Stock will be asked to consider and vote upon a proposal to approve and adopt the RBC Merger Agreement and the RBC Merger. A copy of the RBC Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of shares of RBC Voting Common Stock and RBC Non-Voting Common Stock at the close of business on the RBC Record Date are entitled to notice of and to vote at the RBC Special Meeting. As of such date, there were 7,121,245 shares of RBC Voting Common Stock issued and outstanding held by approximately 180 holders of record and 1,577,788 shares of RBC Non-Voting Common Stock issued and outstanding held by six holders of record. Holders of record of RBC Voting Common Stock on the RBC Record Date for the RBC Special Meeting are entitled to one vote per share on any matter that may properly come before the RBC Special Meeting. Holders of record of RBC Non-Voting Common Stock on the RBC Record Date for the RBC Special Meeting are entitled to one vote per share only with respect to the approval and adoption of the RBC Merger Agreement and the RBC Merger.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT


     The presence in person or by proxy of the holders of (i) a majority of the shares of RBC Voting Common Stock issued and outstanding as of the RBC Record Date and entitled to vote at the RBC Special Meeting and (ii) a majority of the shares of RBC Non-Voting Common Stock issued and outstanding as of the RBC Record Date and entitled to vote at the RBC Special Meeting is necessary to constitute a quorum at the RBC Special Meeting. The affirmative vote of the holders of (i) a majority of the shares of RBC Voting Common Stock entitled to vote at the RBC Special Meeting, voting separately, and (ii) a majority of the shares of RBC Non-Voting Common Stock entitled to vote at the RBC Special Meeting, voting separately, is necessary to approve and adopt the RBC Merger Agreement and the RBC Merger. Accordingly, a failure to vote or an abstention will have the same effect as a vote against such matters. As of the RBC Record Date, the executive officers and directors of RBC and their affiliates beneficially owned an aggregate of 2,550,451 shares of RBC Voting Common Stock, or approximately 35.8% of the shares of RBC Voting Common Stock then outstanding, and 558,228 shares of RBC Non-Voting Common Stock, or approximately 35.4% of the shares of RBC Non-Voting Common Stock then outstanding. Each of the executive officers and directors of RBC has advised RBC that he intends to vote his shares of RBC Common Stock to approve and adopt the RBC Merger Agreement and the RBC Merger.


SOLICITATION AND REVOCATION OF PROXIES


     A form of proxy for the RBC Special Meeting is enclosed with the copies of this Joint Proxy Statement/ Prospectus being sent to RBC Stockholders. All shares of RBC Common Stock held of record as of the RBC Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the proposal to approve and adopt the RBC Merger Agreement and the RBC Merger and, with respect to shares of RBC Voting Common Stock, in the discretion of the proxy holder, as to any other matter which may properly come before the RBC Special Meeting.


     The RBC Board is not aware of any other matters which may be presented for action at the RBC Special Meeting, but if other matters do come properly before the RBC Special Meeting it is intended that shares of RBC Voting Common Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before the proxy is exercised by giving notice to the RBC Secretary or by submitting a proxy having a later date or by such person appearing at the RBC Special Meeting and electing to vote in person.

     Abstentions will be counted as present for purposes of determining whether a quorum is present. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted as present for purposes of a quorum but will not be considered as present and entitled to vote with respect to such matter.

     The cost of soliciting proxies from the RBC Stockholders will be borne by RBC. Proxies may be solicited by personal interview, mail and telephone by certain of RBC's executive officers, directors and regular employees, without additional compensation. In addition, RBC may reimburse brokerage firms and other persons representing beneficial owners of shares of RBC Common Stock for their expenses in forwarding solicitation materials to beneficial owners.


                         PROPOSAL NO. 1: THE RBC MERGER


BACKGROUND OF THE RBC MERGER

     Between 1989 and 1993, RBC operated a residential mortgage banking business as a division of a bank subsidiary. On June 3, 1993, RBC transferred the assets and liabilities of its residential mortgage banking business to RBMG, a new wholly owned subsidiary of RBC, and RBMG simultaneously sold 58% of its common stock in an initial public offering. Accordingly, immediately thereafter RBC owned 42% of the outstanding RBMG Common Stock. In conjunction with its ongoing strategic planning and commencing in 1994, RBC had been considering various alternatives to provide liquidity for its stockholders. Since September 1995, RBMG had been examining a range of strategic options to diversify its lines of business. During 1995 and 1996, management of RBMG and RBC periodically met to discuss various strategic alternatives, some of which contemplated various combinations of RBMG's and RBC's distinct business activities. On January 23 and January 25, 1997, management of RBMG and RBC met to discuss the possibility of a business combination between RBMG and RBC. As a result of the January 25 meeting, the parties determined to commence negotiations and due diligence activities in connection with a business combination between RBMG and RBC.


     Following the January 25 meeting, the RBMG Board met on January 29, 1997, and determined to appoint the RBMG Special Committee to consider and evaluate proposals relating to a business combination with RBC and make recommendations to the RBMG Board with respect to such a transaction. The RBMG Special Committee was also authorized to consider and evaluate proposals relating to a proposed business combination with Walsh Holding Co., Inc. ("WSI") and make recommendations to the RBMG Board with respect to such a transaction. The members of the RBMG Special Committee were Boyd M. Guttery and John O. Wolcott. The RBMG Special Committee was authorized by the RBMG Board to retain an investment banking firm to act as its financial advisor and independent legal counsel and other professional advisors. On January 29, 1997, the RBMG Special Committee held its first meeting and selected King & Spalding to serve as its independent legal counsel. On January 29, 1997, the parties were authorized to commence due diligence investigations of the proposed transaction with RBC.



     The RBMG Special Committee met again on January 30, 1997, with a representative of King & Spalding. At the meeting, the RBMG Special Committee discussed the status of the discussions with RBC and scheduled a meeting among the parties and their advisors on February 2, 1997.



     On February 2, 1997, a meeting was held among representatives of King & Spalding, counsel for the RBMG Special Committee, representatives of McNair Law Firm, P.A., counsel for RBC, a representative of Prudential Securities, proposed financial advisor for the RBMG Special Committee, and representatives of Price Waterhouse LLP, independent accountants for RBMG and RBC. At the meeting, the parties discussed and summarized the tax, accounting and structural issues that would need to be addressed in connection with the proposed RBC Merger. The parties also discussed the steps necessary to complete such transaction.


     On February 3, 1997, the RBMG Special Committee met with its counsel and reviewed the discussions which took place at the meeting the previous day. The RBMG Special Committee discussed investment banking firms which were candidates to serve as financial advisors to the RBMG Special Committee. On February 4, 1997, the RBMG Special Committee met again to discuss investment banking firms. On February 5, 1997, representatives of Prudential Securities made a presentation to the members of the RBMG Special Committee concerning that firm's qualifications to serve as financial advisor to the RBMG Special Committee. On February 6 and February 7, 1997, the RBMG Special Committee met to review the proposed engagement letter with Prudential Securities.

     In February 1997, RBMG entered into a confidentiality agreement with RBC and WSI regarding confidential information of RBMG, RBC and WSI, and the parties began exchanging confidential information regarding RBMG, RBC and WSI.

     On February 9, 1997, the RBMG Special Committee and representatives of RBMG met with representatives of RBC and WSI and their respective advisors to review initial drafts of the principal agreements relating to each of the proposed RBC Merger and the proposed WSI Merger. Negotiations on the terms of the principal agreements continued between the RBMG Special Committee, on the one hand, and each of RBC and WSI, on the other, over the next several weeks.


     On February 10, 1997, management of RBC retained NationsBanc Montgomery to serve as financial advisor to RBC.



     On February 13, 1997, the RBC Board met with its counsel and representatives of NationsBanc Montgomery to discuss the proposed transaction. At the meeting, NationsBanc Montgomery presented a preliminary report.


     On February 13, 1997, the RBMG Special Committee met with its counsel and representatives of Prudential Securities and Price Waterhouse LLP. The RBMG Special Committee approved the engagement of Prudential Securities to serve as its financial advisor and assist in evaluating each of the proposed RBC Merger and the proposed WSI Merger on their respective merits. Prudential Securities confirmed that it would discuss with the RBMG Special Committee the other strategic alternatives available to RBMG.


     On February 20, 1997, the RBMG Special Committee met with its counsel and representatives of Prudential Securities to discuss the status of the negotiations with RBC on the proposed RBC Merger Agreement.



     On February 25, 1997, the RBMG Special Committee met with its counsel and representatives of Prudential Securities. Prudential Securities made a preliminary report to the RBMG Special Committee as to the status of the proposed RBC Merger. On February 26, 1997, the RBMG Special Committee met with its counsel and representatives of Prudential Securities, RBMG and RBC. At that meeting, Prudential Securities presented its preliminary reports on the proposed RBC Merger to representatives of RBMG and RBC and responded to questions.



     On March 3, 1997, the RBMG Special Committee met with its counsel, representatives of Prudential Securities, Price Waterhouse LLP, RBMG, RBC and counsel for RBC. Price Waterhouse LLP and Prudential Securities discussed the structural issues relating to the proposed RBC Merger.



     On March 6, 1997, the RBMG Special Committee met with its counsel, representatives of Prudential Securities, Price Waterhouse LLP and RBMG. The advisors to the RBMG Special Committee reviewed the proposed RBC Merger, and the RBMG Special Committee reviewed the status of the negotiations with RBC.



     During the week of March 10, 1997, representatives of the RBMG Special Committee met with representatives of RBC to discuss the proposed terms of the RBC Merger. The parties discussed proposed term sheets relating to the structure of each of the proposed RBC Merger and the proposed transaction with WSI (the "WSI Merger").



     On March 17, 1997, the RBMG Special Committee met with its counsel and reviewed the proposed term sheet and timetable for the proposed RBC Merger.



     On March 18, 1997, the RBC Board met with its counsel, a representative of NationsBanc Montgomery and representatives of RBMG. The representatives of RBMG joined the meeting solely to discuss the proposed WSI Merger and then left the meeting. Management of RBC, counsel for RBC and the representative of NationsBanc

Montgomery reviewed the status of negotiations and discussed alternative strategies for RBC. NationsBanc Montgomery presented an updated report.



     On April 1, 1997, the RBMG Special Committee met with its counsel and representatives of Prudential Securities and Price Waterhouse LLP. The RBMG Special Committee reviewed the status of negotiations with RBC and its advisors and discussed with Price Waterhouse LLP the issues relating to the accounting treatment of the proposed RBC Merger.



     On April 4, 1997, the RBC Board met with its counsel, representatives of NationsBanc Montgomery and a representative of Wachtell, Lipton, Rosen & Katz, special counsel to RBC. At that meeting, the advisors to the RBC Board reviewed the status of the proposed RBC Merger and of the separate proposed WSI Merger.



     On April 9, 1997, the RBC Board met with its counsel, its special counsel and a representative of NationsBanc Montgomery. Management of RBC and the advisors reviewed the status of the proposed RBC Merger. NationsBanc Montgomery reviewed the analyses performed by it in connection with its fairness opinion. The RBC Board engaged the advisors in a thorough discussion of the terms of the proposed RBC Merger. NationsBanc Montgomery then delivered orally its opinion to the RBC Board to the effect that, as of such date and based upon and subject to certain matters stated, the consideration to be received by the RBC Stockholders in the RBC Merger was fair, from a financial point of view, to the RBC Stockholders. After thorough discussion of the terms of the proposed RBC Merger and such recommendation, the RBC Board unanimously approved the RBC Merger and authorized the execution and delivery of the RBC Merger Agreement subject to negotiation of the final terms of the RBC Merger Agreement and the submission of the RBC Merger Agreement and the RBC Merger to the RBC Stockholders.



     On April 17, 1997, the RBMG Special Committee met with its counsel to discuss the status of the negotiations on the RBC Merger Agreement and the open issues relating to RBMG's due diligence examination of RBC.


     On Friday, April 18, 1997, the RBMG Special Committee and management of RBMG and RBC met to discuss the final terms of the proposed RBC Merger. During the day on April 18, 1997, negotiations on the RBC Merger Agreement were concluded. The RBMG Special Committee and the RBMG Board met on the evening of April 18, 1997. Prudential Securities reviewed with the RBMG Special Committee and the RBMG Board the financial analyses performed by Prudential Securities in connection with its fairness opinion. The RBMG Special Committee and the RBMG Board engaged Prudential Securities in a thorough discussion of the final terms of the proposed RBC Merger. Prudential Securities then delivered its opinion to the RBMG Special Committee and the RBMG Board to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the RBC Exchange Ratio was fair, from a financial point of view, to the RBMG Stockholders. The RBMG Special Committee then met separately from the full RBMG Board. At that meeting, the RBMG Special Committee unanimously approved the RBC Merger Agreement. Immediately after the RBMG Special Committee meeting adjourned, the full RBMG Board met and reviewed the terms of the proposed RBC Merger and the recommendation of the RBMG Special Committee with its advisors. After thorough discussion of the terms of the proposed RBC Merger and such recommendation, the full RBMG Board unanimously approved the RBC Merger Agreement and authorized the execution and delivery of the RBC Merger Agreement and the submission of the RBC Merger Agreement and the RBC Merger to the RBMG Stockholders for approval and adoption.

     After the RBMG Board meeting ended in the evening of April 18, 1997, RBMG, RBC and RBC Merger Sub executed the RBC Merger Agreement. On Monday, April 21, 1997, the parties issued a joint press release announcing the RBC Merger and the WSI Merger.


     On September 18, 1997, the RBC Merger Agreement was amended to extend the date after which RBC or RBMG may terminate the RBC Merger Agreement if the RBC Effective Time shall not have occurred from November 1, 1997, to January 31, 1998 (or, in certain circumstances, from December 31, 1997 to February 28,
1997).



     On November 1, 1997, the WSI Merger Agreement was terminated by agreement of the parties.

     On November 12, 1997 the RBC Merger Agreement was further amended to provide an adjustment to the RBC Exchange Ratio to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997. On December 1, 1997, Prudential Securities advised the RBMG Board that the adjustment to the RBC Exchange Ratio would not alter its opinion that the RBC Exchange Ratio was fair, from a financial point of view, to the RBMG Stockholders as of April 18, 1997.


TERMS OF THE RBC MERGER AGREEMENT

     General. The RBC Merger Agreement provides that, following approval and adoption of the RBC Merger Agreement by the stockholders of RBC and RBMG and the satisfaction or waiver of the other conditions to the RBC Merger, RBC Merger Sub will be merged with and into RBC at the RBC Effective Time in accordance with the SCBCA. RBC will be the surviving corporation in the RBC Merger. As a result of the RBC Merger, the separate corporate existence of RBC Merger Sub will cease, and RBC will become a wholly owned subsidiary of RBMG.


     Conversion of Shares. The RBC Merger Agreement provides that each share of RBC Voting Common Stock and RBC Non-Voting Common Stock issued and outstanding immediately before the RBC Effective Time (other than treasury shares, shares of RBC Common Stock held by RBC Stockholders who perfect their dissenters' rights under South Carolina law and shares of RBC Common Stock owned by RBMG or any wholly owned subsidiary of RBMG) and all rights in respect thereof, shall, at the RBC Effective Time, be converted into and become exchangeable for 1.08026 shares (the "RBC Exchange Ratio") of RBMG Common Stock, with cash being paid in lieu of any fractional shares plus an adjustment to account for the cash dividend of $.04 per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997. Pursuant to the RBC Articles, immediately prior to the RBC Effective Time, each outstanding share of RBC Non-Voting Common Stock will automatically convert into one share of RBC Voting Common Stock. The RBC Exchange Ratio is subject to adjustment in accordance with the RBC Merger Agreement. The RBC Exchange Ratio will be increased by an amount equal to (i)
0.0432104 divided by (ii) the arithmetic average of the closing prices of a share of RBMG Common Stock on the Nasdaq National Market for each of the 10 trading days ending five trading days prior to the RBC Effective Time. This adjustment to the RBC Exchange Ratio will provide RBC Stockholders with the right to receive additional shares of RBMG Common Stock with a value equal to the value of such cash dividend to RBC Stockholders had they been RBMG Stockholders entitled to receive the cash dividend. In the event of any change in the number of outstanding shares of RBC Voting Common Stock and RBC Non-Voting Common Stock or RBMG Common Stock by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared the record date of which is prior to the RBC Effective Time, including the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997, the RBC Exchange Ratio shall be appropriately adjusted to provide the holders of RBC Voting Common Stock and RBC Non-Voting Common Stock the same economic effect as contemplated by the RBC Merger Agreement prior to such action. Cash will be paid in lieu of fractional shares of RBMG Common Stock in an amount equal to the fractional share interest multiplied by the arithmetic average of the closing price for a share of RBMG Common Stock on the Nasdaq National Market for each of the 10 trading days immediately prior to the RBC Effective Time.


     Each outstanding share of RBC Common Stock as to which a written notice of election to dissent from the RBC Merger is filed in accordance with the South Carolina Dissenters' Rights Statute, at or prior to the RBC Special Meeting and not withdrawn at or prior to the RBC Special Meeting and which is not voted in favor of the RBC Merger, will not be converted into or represent a right to receive RBMG Common Stock under the RBC Merger Agreement unless and until the holder shall have failed to perfect, or shall have effectively withdrawn his right to appraisal, at which time his shares shall be converted into RBMG Common Stock like any other shares of outstanding RBC Common Stock.

     Directors and Officers of RBC following the RBC Merger. The officers of RBC immediately prior to the RBC Effective Time will continue to serve in their respective offices after the RBC Effective Time. The directors of RBC Merger Sub immediately prior to the RBC Effective Time will become the directors of RBC as of the RBC Effective Time. The directors of RBC Merger Sub are Edward J. Sebastian and David W. Johnson, Jr.

     Indemnification Obligations. The RBC Merger Agreement provides that the provisions of the RBC Articles of Incorporation and the RBMG Certificate relating to indemnification of officers and directors shall not be amended, repealed or otherwise modified for a period of six years from the RBC Effective Time in any manner that would affect adversely the rights thereunder of individuals who are at or who were at any time prior to the RBC Effective Time directors, officers, employees, fiduciaries or agents of RBC or RBMG. RBMG also agreed in the RBC Merger Agreement to indemnify each present and former director and officer of RBC and RBMG, determined as of the RBC Effective Time, (i) from and after the RBC Effective Time, against any liabilities arising out of or pertaining to matters existing or occurring at or prior to the RBC Effective Time to the fullest extent that RBC and RBMG would have been permitted under South Carolina and Delaware law, respectively, and their respective charter documents to indemnify such parties and (ii) for a period of six years after the date of the RBC Merger Agreement, against any liabilities arising out of or pertaining to the transactions contemplated by the RBC Merger Agreement, to the fullest extent permitted under applicable law.

     No Solicitation. The RBC Merger Agreement provides that RBC shall not directly or indirectly solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to (i) a merger, consolidation, share exchange, business combination or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 50 percent or more of the assets of RBC and its subsidiaries as a whole or (iii) a tender offer or exchange offer for 50 percent or more of the outstanding voting securities of RBC, other than the RBC Merger.


     Conditions to the RBC Merger. The obligations of both RBMG and RBC to consummate the RBC Merger are subject to the satisfaction or, if permitted by applicable law, the waiver of the following conditions: (i) the effectiveness of the Registration Statement under the Securities Act and the absence of any stop order suspending the effectiveness of the Registration Statement or any proceedings by the Commission for such purpose; (ii) the approval of the RBC Merger Agreement, the RBC Merger and the RBC Amendment by the RBMG Stockholders in accordance with the DGCL and the Nasdaq National Market rules; (iii) the approval of the RBC Merger Agreement and the RBC Merger by the RBC Stockholders in accordance with the SCBCA; (iv) the absence of any order, writ, injunction or decree by any court of competent jurisdiction or governmental entity to the effect that the RBC Merger is illegal or otherwise prohibiting its consummation;
(v) the termination or expiration of the applicable waiting period under the HSR Act; (vi) the receipt of all consents, approvals and authorizations legally required to be obtained to consummate the RBC Merger (other than consents, approvals and authorizations the failure to obtain which would not result in a change in or have an effect on the business of RBC or RBMG that is or is reasonably likely to be materially adverse to the business, assets, liabilities, condition or results of operations of RBMG and its subsidiaries as a whole);
(vii) the receipt of all permits or approvals required by state securities or blue sky laws to carry out the RBC Merger; and (viii) the shares of RBMG Common Stock into which the RBC Common Stock will be converted pursuant to the RBC Merger Agreement shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.



     In addition to the foregoing, the obligation of RBC to consummate the RBC Merger is subject to the satisfaction of or, if permitted by applicable law, the waiver of the following conditions: (i) each of the representations and warranties of RBMG contained in the RBC Merger Agreement that is qualified by materiality shall be true and correct on and as of the RBC Effective Time, as if made at and as of the RBC Effective Time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the RBC Effective Time as if made at and as of the RBC Effective Time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the RBC Merger Agreement, and RBC shall have received a certificate of the Chairman or President and the Chief Financial Officer of RBMG to such effect; (ii) RBMG shall have performed or complied in all material respects with all material agreements and covenants required by the RBC Merger Agreement to be performed or complied with by RBMG on or prior to the RBC Effective Time and RBC shall have received a certificate of the Chairman or President and Chief Financial Officer of RBMG to that effect; and (iii) McNair Law Firm, P.A. or King & Spalding shall have issued its opinion, such opinion dated on or about the RBC Effective Time and on or about the date that is two business days prior to the date the Joint Proxy Statement/Prospectus is first mailed to RBMG Stockholders, addressed to RBC and reasonably satisfactory to it, to the effect that, based upon customary representations of RBC and RBMG and customary assumptions, the RBC Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that the RBC Stockholders will recognize no gain or loss upon the receipt of shares of RBMG Common Stock in exchange for shares of RBC Voting Common Stock or RBC Non-Voting Common Stock in the RBC Merger, which opinion shall not have been withdrawn or modified in any material respect.

     In addition, the obligation of RBMG to consummate the RBC Merger is subject to the satisfaction of or, if permitted by applicable law, the waiver of the following condition: since January 1, 1997, there shall not have occurred any change in or effect on the business of RBC and its subsidiaries that is or is reasonably likely to be materially adverse to the business, assets, liabilities, condition or results of operations of RBC and its subsidiaries taken as a whole (an "RBC Material Adverse Effect") or, since the date of the RBC Merger Agreement, an inaccuracy of the representations and warranties of RBC or the failure of RBC to comply with or perform its agreements and covenants required by the RBC Merger Agreement, in either case, which results in an RBC Material Adverse Effect, other than an RBC Material Adverse Effect that may be compensated for by adjusting the RBC Exchange Ratio (which adjustment is agreed to by the parties).


     Amendment. The RBC Merger Agreement may be amended at any time prior to the RBC Effective Time by written agreement of the parties, except that, without securing any stockholder approval required by Delaware or South Carolina law, no amendment may be made that would (i) reduce the amount or change the type of consideration to be received by the RBC Stockholders, (ii) materially and adversely affect RBC or RBMG or the RBC Stockholders or the RBMG Stockholders or
(iii) change any term of the RBC Articles or the RBMG Certificate except as contemplated by the RBC Merger Agreement.



     Termination. The RBC Merger Agreement may be terminated and the RBC Merger abandoned at any time prior to the RBC Effective Time (i) by mutual written consent of the RBC Board and the RBMG Board, (ii) by RBC or RBMG if the RBC Effective Time shall not have occurred on or before January 31, 1998 (or, in certain circumstances, February 28, 1998), (iii) by RBC or RBMG in the event of government action prohibiting the RBC Merger or (iv) by RBC or RBMG, if the RBC Merger Agreement and the RBC Merger shall fail to be approved by the RBC Stockholders or the RBMG Stockholders.


     Fees and Expenses. All expenses incurred in connection with the RBC Merger Agreement and the RBC Merger, including financial advisory fees, independent accountants fees and legal fees, will be paid by the party incurring such expenses, whether or not the RBC Merger is consummated, except that all expenses relating to filing fees pursuant to the HSR Act, printing, filing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus will be borne equally by RBC and RBMG.

EFFECTIVE TIME OF THE RBC MERGER AND EXCHANGE OF SHARES

     Effective Time of the RBC Merger. The RBC Merger will become effective by filing articles of merger with the Secretary of State of the State of South Carolina in such form as required by, and executed in accordance with, the relevant provisions of the SCBCA. The RBC Merger Agreement provides that the parties thereto will cause such articles of merger to be filed after each of the conditions to consummation of the RBC Merger has been satisfied or, if permissible, waived. The RBC Merger cannot become effective until the RBMG Stockholders have approved and adopted the RBC Merger Agreement, the RBC Merger, the RBC Stock Issuance and the RBC Amendment and the RBC Stockholders have approved and adopted the RBC Merger Agreement and the RBC Merger, and all required regulatory approvals and actions have been obtained and taken. Thus, there can be no assurance as to whether or when the RBC Merger will become effective.

     Exchange of RBC Stock Certificates. Promptly following the RBC Effective Time, instructions and a letter of transmittal will be furnished to all RBC Stockholders for use in exchanging their stock certificates for certificates evidencing the shares of RBMG Common Stock they will be entitled to receive as a result of the RBC Merger. RBC STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTIONS AND THE LETTER OF TRANSMITTAL ARE RECEIVED.

OPINION OF RBC'S FINANCIAL ADVISOR


     General. Pursuant to an engagement letter dated March 10, 1997 (the "RBC Engagement Letter"), RBC engaged NationsBanc Montgomery to evaluate a potential sale of RBC to RBMG. As part of its engagement, NationsBanc Montgomery agreed, if requested by RBC, to render to the RBC Board a fairness opinion with respect to a potential sale of RBC. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. RBC selected NationsBanc Montgomery to render the opinion on the basis of its experience and expertise in transactions similar to the RBC Merger and its reputation in the banking and investment communities. NationsBanc Montgomery was not retained nor did it advise RBC with respect to alternatives to the RBC Merger. Further, NationsBanc Montgomery was not requested to nor did it solicit or assist RBC in soliciting indications of interest from third parties for all or any part of RBC.



     In requesting the opinion of NationsBanc Montgomery, the RBC Board neither gave any special instructions to NationsBanc Montgomery nor imposed any limitations upon the scope of the investigation that NationsBanc Montgomery deemed necessary to enable it to deliver the RBC Opinion.



     At a meeting of the RBC Board on April 9, 1997, NationsBanc Montgomery delivered its oral opinion that, as of that date, the consideration to be received by the RBC Stockholders pursuant to the RBC Merger was fair to the RBC Stockholders from a financial point of view. NationsBanc Montgomery's oral opinion was subsequently confirmed in writing as of April 18, 1997 and November 14, 1997.



     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE RBC BOARD, DATED NOVEMBER 14, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, NATIONSBANC MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. NATIONSBANC MONTGOMERY'S OPINION IS ADDRESSED TO THE RBC BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY RBC STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF THE RBC COMMON STOCK AS TO HOW SUCH RBC STOCKHOLDER SHOULD VOTE AT THE RBC SPECIAL MEETING.



     In connection with its November 14, 1997 opinion, NationsBanc Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to RBMG including the consolidated financial statements for recent years and interim periods to September 30, 1997, and certain other relevant financial and operating data relating to RBC and RBMG made available to NationsBanc Montgomery from published sources and from the internal records of RBC and RBMG, including the consolidated financial statements of RBC for recent years and interim periods to September 30, 1997; (ii) reviewed the financial terms and conditions of the RBC Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, RBMG Common Stock; (iv) compared RBMG and RBC from a financial point of view with certain other companies in the mortgage banking and equipment leasing industries which NationsBanc Montgomery deemed to be relevant; (v) reviewed and discussed with representatives of the management of RBC and RBMG certain information of a business and financial nature regarding RBC and RBMG furnished to NationsBanc Montgomery by them, including financial projections and related assumptions of RBC and RBMG; (vi) made inquiries regarding and discussed the RBC Merger and the RBC Merger Agreement and other matters related thereto with RBC's counsel; and (vii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

     In connection with NationsBanc Montgomery's review, Nationsbanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial projections for RBC and RBMG provided to NationsBanc Montgomery by their respective managements, upon their advice and with RBC's consent, NationsBanc Montgomery assumed for purposes of its opinion that the projections were reasonably prepared on bases reflecting the best available estimates and judgment of their respective managements, at the time of preparation as to the financial performance of RBC and RBMG, and that they provided a reasonable basis from which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in RBC's or RBMG's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery.



     NationsBanc Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with RBC's consent, that such allowances for each of RBC and RBMG were in the aggregate adequate to cover such losses. In addition, NationsBanc Montgomery did not assume responsibility for reviewing any individual credit files, or for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of RBC or RBMG, nor was NationsBanc Montgomery furnished with any such appraisals. Similarly, NationsBanc Montgomery, with RBC's consent, did not assume any responsibility for reviewing any aspect of the loan securitization programs of RBC or RBMG and assumed, for purposes of its opinion, that each such program was conducted in full compliance with all applicable regulations. Further, NationsBanc Montgomery did not make an independent evaluation of the reasonableness of the projections utilized in each of such securitization programs and assumed that such projections were based on assumptions that were reasonable and that such securitizations have been properly presented in the financial statements in accordance with generally accepted accounting principles and all applicable accounting standards and have been recorded on the applicable financial statements on a reasonable basis. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of the opinion. Accordingly, although subsequent developments may affect the opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.



     NationsBanc Montgomery assumed that the RBC Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. NationsBanc Montgomery assumed that the RBC Merger would be recorded as a purchase under generally accepted accounting principles. Further, RBC informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the RBC Merger, when consummated, would be treated as a tax-free reorganization under Section 368(a) of the Code.



     Set forth below is a brief summary of the report dated November 11, 1997 provided by NationsBanc Montgomery to the RBC Board in connection with its opinion. For purposes of the report, NationsBanc Montgomery assumed 20.3 million shares of RBMG Common Stock outstanding, 7.4 million shares of RBMG Common Stock already owned by RBC and 2.0 million additional shares of RBMG Common Stock to be issued by RBMG to RBC Stockholders in the RBC Merger.



     Component Valuation of RBC's Operating Assets. NationsBanc Montgomery independently valued various operating components of RBC and added the independent values to determine the valuation of RBC as a whole. The pieces for which NationsBanc Montgomery determined a value were: (i) Republic Leasing; (ii) Laureate Realty; and (iii) RBC's investment in Intek. RBC also owns 7.4 million shares of RBMG Common Stock, which NationsBanc Montgomery valued at the then current market value ($13.94 per share on November 10, 1997) implying an aggregate market value of $103.1 million for its ownership position in RBMG. For Republic Leasing, NationsBanc Montgomery examined a group of public leasing companies NationsBanc Montgomery deemed relevant and selected certain merger and acquisition transactions in the leasing industry for which public data was available and that NationsBanc Montgomery believed to be comparable. Applying certain pricing multiples from both the public comparable companies (price to estimated 1998 earnings) and the comparable merger transactions (price to last 12 months ("LTM") earnings and price to book) and a reasonable small private company and liquidity discount to the respective financial figures of Republic Leasing yielded a valuation range of $10.8 million to $16.5 million. For Laureate Realty, since no public company existed that was purely a commercial mortgage company, NationsBanc Montgomery examined a group of companies that had a commercial mortgage business component. In most instances, the commercial mortgage business of those companies contributed less than 20% in terms of assets, revenues and net income to the overall business mix of the combined company. NationsBanc Montgomery also selected certain merger and acquisition transactions in the commercial mortgage industry for which public data were available and that NationsBanc Montgomery believed to be comparable. Using certain pricing multiples (price to estimated 1998 earnings and total value as a percentage of the servicing portfolio), NationsBanc Montgomery valued Laureate Realty at $7.5 million to $15.0 million. To value RBC's ownership position in Intek, NationsBanc Montgomery examined a group of teleservicing companies NationsBanc Montgomery deemed to be relevant. Applying a reasonable small private company and liquidity discount and a price to estimated 1998 earnings multiple of these teleservicing companies to a discounted 1999 earnings estimate for Intek and also utilizing a February price for which RBC was able to sell 25% of its position in Intek yielded a valuation range of $3.9 million to $5.2 million. In summary, NationsBanc Montgomery determined a range of values for: (i) Republic Leasing of $10.8 million to $16.5 million; (ii) Laureate Realty of $7.5 million to $15.0 million; and (iii) RBC's investment in Intek of $3.9 million to $5.2 million. Adding these three components yields a valuation range for RBC's non-RBMG operating assets of $22.2 million to $36.7 million. The value of the two million additional shares of RBMG Common Stock to be issued in the RBC Merger fell within this range. At November 10, 1997, the value of the additional two million shares was approximately $27.9 million, based on RBMG's Common Stock price of $13.94. Including RBC's 7.4 million share investment in RBMG yields a valuation range of 125.3 million to $139.8 million. The value of the 9.4 million shares to be issued in the RBC Merger fell within this range. At November 10, 1997, the value of the 9.4 million shares was approximately $131.0 million.



     Contribution Analysis. NationsBanc Montgomery compared RBC's contribution to the combined RBMG, Republic Leasing and Laureate Realty companies (in terms of its non-RBMG operating assets, equity, revenues and net income at or for the nine months ended September 30, 1997 and estimated net income for 1997 and 1998) to the additional ownership percentage implied by the additional two million shares to be issued in the RBC Merger. RBC's non-RBMG operating assets, equity, revenues and net income at or for the nine months ended September 30, 1997 represent 4.48%, 8.97%, 10.25% and 5.45%, respectively, of the combined RBMG, Republic Leasing and Laureate Realty companies. For 1997 and 1998 estimated net income, RBC's non-RBMG operating net income represents 6.90% and 5.08%, respectively, of the combined RBMG, Republic Leasing and Laureate Realty companies. In comparison, the additional two million shares of RBMG Common Stock issued in the RBC Merger for the non-RBMG operating assets represent 8.96% of the combined RBMG, Republic Leasing and Laureate Realty companies.



     Dilution Analysis. NationsBanc Montgomery analyzed the effect of the RBC Merger on 1998 earnings per share ("EPS") for RBMG. For this analysis, NationsBanc Montgomery used 1998 earnings projections provided by RBC management for the RBC non-RBMG operating assets and NationsBanc Montgomery's published 1998 EPS estimate for RBMG. NationsBanc Montgomery did not assume any synergies regarding cost savings or revenue enhancements in its analysis. Comparing RBMG's 1998 EPS estimate before the RBC Merger with pro forma EPS after the RBC Merger indicates that the RBC Merger without synergies is dilutive to RBMG's 1998 EPS estimates. The estimates used for this analysis are not necessarily indicative of expected results or plans of RBC, RBMG or the combined institutions.



     The summary set forth above does not purport to be a complete description of NationsBanc Montgomery's report to the RBC Board or of the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the RBC Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of RBC or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC and RBMG. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the consideration to be received by the RBC Stockholders in the RBC Merger and were provided to the RBC Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The projections used in NationsBanc Montgomery's analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.



     As described below under "The RBC Merger -- Reasons for the RBC Merger," NationsBanc Montgomery's opinion and presentation to the RBC Board were among the many factors taken into consideration by the RBC Board in making its determination to approve the RBC Merger Agreement.



     Pursuant to the RBC Engagement Letter, RBC paid NationsBanc Montgomery a fee of $50,000 upon the signing of the RBC Engagement Letter and $250,000 on April 18, 1997 in connection with the delivery of a fairness opinion related to the RBC Merger. In addition, NationsBanc Montgomery will receive approximately $1,200,000 upon the closing of the RBC Merger. RBC also has and will reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements for NationsBanc Montgomery's legal counsel and other experts retained by NationsBanc Montgomery. RBC has agreed to indemnify NationsBanc Montgomery, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.



     NationsBanc Montgomery has performed investment banking services for both RBC and RBMG, including a secondary equity offering for RBMG in 1996. Fees for such services over the past two years through December 1, 1997 total $2,187,691.



     In the ordinary course of its business, NationsBanc Montgomery may trade equity securities of RBMG for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.


RECOMMENDATION OF THE RBC BOARD

     THE RBC BOARD HAS DETERMINED THAT THE RBC MERGER IS IN THE BEST INTERESTS OF RBC AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE RBC MERGER AGREEMENT AND RECOMMENDS THAT THE RBC STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE RBC MERGER AGREEMENT AND THE RBC MERGER.

OPINION OF RBMG'S FINANCIAL ADVISOR


     On April 18, 1997, Prudential Securities delivered a written opinion (the "RBC Opinion") to the RBMG Board that, as of such date, the RBC Exchange Ratio (as in effect on such date, which did not reflect the adjustment to account for the $.04 per share cash dividend payable to RBMG Stockholders of record on December 18, 1997) was fair from a financial point of view to the RBMG Stockholders. Prudential Securities made a presentation of the financial analysis underlying the RBC Opinion at a special meeting of the RBMG Board and the RBMG Special Committee held on April 18, 1997 and provided the members of the RBMG Board and the RBMG Special Committee with a detailed report setting forth the financial analysis underlying the RBC Opinion. This analysis, as presented to the RBMG Board and the RBMG Special Committee, is summarized below. All of the members of the RBMG Board and the RBMG Special Committee were present at the meeting, and each RBMG Board member and each RBMG Special Committee member had the opportunity to ask questions regarding the report. Prudential Securities discussed with the RBMG Board and the RBMG Special Committee the information in the report, and the financial data and other factors considered by Prudential Securities in conducting its analysis, all of which are summarized below. On December 1, 1997, Prudential Securities advised the RBMG Board that the adjustment to the RBC Exchange Ratio set forth in the Second Amendment to the RBC Merger Agreement would not alter the conclusion of the RBC Opinion that the RBC Exchange Ratio was fair, from a financial point of view, to the RBMG Stockholders as of April 18, 1997.


     In requesting the RBC Opinion, neither the RBMG Special Committee nor the RBMG Board gave any special instructions to Prudential Securities or imposed any limitations upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the RBC Opinion. A copy of the RBC Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated herein by reference. The summary of the RBC Opinion set forth below is qualified in its entirety by reference to the full text of the RBC Opinion.



     THE RBC OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE RBC EXCHANGE RATIO TO THE RBMG STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE RBC OPINION WAS DELIVERED FOR THE INFORMATION OF THE RBMG BOARD AND THE RBMG SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RBMG STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RBMG ANNUAL MEETING. RBMG STOCKHOLDERS ARE URGED TO READ THE RBC OPINION IN ITS ENTIRETY.



     In conducting its analysis and arriving at the RBC Opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances including the following: (i) the execution copy of the RBC Merger Agreement;
(ii) certain publicly available historical, financial and operating data concerning RBMG, including the Annual Report on Form 10-K of RBMG for the years ended December 31, 1994, 1995 and 1996, RBMG's Proxy Statement for the Annual Meeting of Stockholders held on April 25, 1996, RBMG's Prospectus, dated March 11, 1996, relating to the sale of 3,512,961 shares of RBMG Common Stock and RBMG's Prospectus, dated May 25, 1993, relating to the initial public offering of RBMG Common Stock; (iii) certain historical, financial and operating data concerning RBC, including the audited consolidated financial statements of RBC and its subsidiaries for the years ended December 31, 1994, 1995 and 1996; (iv) certain information of RBMG, including projected financial data prepared by the management of RBMG; (v) certain information of RBC, including projected financial data prepared by the management of RBC; (vi) certain information of RBC, including closing documents relating to the February 3, 1997 repurchase by Intek of 5,000 shares of Intek Series A Preferred Stock (the "Intek Preferred Stock") owned by RBC; (vii) the pro forma financial impact of the RBC Merger on RBMG; (viii) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to RBC; (ix) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Republic Leasing; (x) the financial terms of certain recent transactions that Prudential Securities deemed relevant; and (xi) other financial studies, analyses and investigations that Prudential Securities deemed appropriate.


     Representatives of Prudential Securities met with the management of RBMG and RBC to discuss (i) the prospects for their respective businesses, (ii) their estimates for such businesses' future financial performance, (iii) the financial impact of the RBC Merger on the respective companies and (iv) such other matters that Prudential Securities deemed relevant.

     In connection with its review and analysis and in arriving at its opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial data and other information provided to it by RBMG and RBC and did not undertake any independent verification of such information or any valuation or appraisal of any assets or liabilities of RBMG or RBC. With respect to certain financial projections furnished by RBMG and RBC, Prudential Securities assumed that the projections reflect the best currently available estimates and judgments of each respective management as to the expected future financial performance of RBMG and RBC. Prudential Securities did not undertake any independent analysis to verify the reasonableness of the assumptions underlying these projections. Further, the RBC Opinion was necessarily based on information that was available to Prudential Securities and on economic, financial, market and other conditions as they existed and could be evaluated on the date of the RBC Opinion.

     In arriving at the RBC Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the RMBG Special Committee and the RBMG Board at their April 18, 1997 special meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstance, and therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the RBC Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RBMG and RBC. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which such businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses performed by Prudential Securities in arriving at the RBC Opinion.

     The RBC Exchange Ratio is defined such that RBMG will issue to RBC Stockholders a number of shares of RBMG Common Stock approximately equal to the number of shares of RBMG Common Stock owned by RBC (the "RBC Block") plus 2.0 million shares of RBMG Common Stock (the "Incremental Shares"). Prudential Securities did not engage in a valuation of the RBC Block because such shares were deemed to have a value essentially equivalent to the difference between the total number of shares issuable to the RBC Stockholders and the Incremental Shares. As such, Prudential Securities' analysis of estimated equity valuation ranges for RBC focused on comparisons of various valuation measures to the RBC Incremental Equity Purchase Price ("IPP"), defined as the Incremental Shares multiplied by the RBMG Common Stock price. As of the close of business on April 16, 1997, the IPP was $29.3 million.

     Comparable Company Analysis. Prudential Securities conducted a comparable company analysis to establish implied ranges of equity values for RBC based upon recognized financial ratios. Prudential Securities selected publicly-traded diversified financial services companies whose lines of business and operations made them, in Prudential Securities' judgment, as nearly comparable to RBC as practicable. An analysis of comparable companies is not purely mathematical; rather it involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics of potentially comparable companies. In this regard, Prudential Securities noted that although the companies selected were considered similar to RBC, none of the companies had the same recent operating history, management makeup, size, type or combination of businesses as RBC. This analysis was believed by Prudential Securities to be a reasonable method of valuation in light of the absence of market data regarding similar private companies.

     For the purposes of this analysis, Prudential Securities treated the following diversified financial services companies as comparable to RBC:
Amresco, Inc.; Emergent Group, Inc.; Litchfield Financial Corp.; Matrix Capital Corporation; and Resource America, Inc. (collectively, the "RBC Comparables"). Prudential Securities analyzed publicly available historical and projected financial results for each of the RBC Comparables, including multiples of current stock price to estimated calendar year 1997 earnings per share ("1997 EPS") and multiples of equity market value ("EMV") (defined as fully diluted shares outstanding multiplied by share price) to book value ("BV"). All of the trading multiples for the RBC Comparables were based on closing stock prices on April 16, 1997, and all of the 1997 EPS estimates were published by First Call, an on-line database service ("First Call") available to subscribers which compiles earnings estimates developed by research analysts. The estimates published by First Call were not prepared in connection with the RBC Merger or at the request of Prudential Securities. BV was measured as of December 31, 1996.


     Prudential Securities performed a similar analysis for RBC by determining the multiples implied by the RBC IPP of $29.3 million as of April 16, 1997. This analysis generated an estimated IPP to 1997 projected net income multiple of 10.5x for RBC compared to high, low, mean and median share price to 1997 EPS multiples for the RBC Comparables of 13.3x, 7.3x, 10.4x and 10.6x, respectively. The IPP to BV multiple for RBC was 1.6x compared to the high, low, mean and median EMV to BV multiples for the RBC Comparables of 2.4x, 1.5x, 2.0x, 1.9x, respectively.


     Liquidation Analysis. Prudential Securities also performed a liquidation analysis in order to determine implied equity valuation ranges for RBC based upon implied equity valuation ranges for each of RBC's separate operations. For the purposes of this analysis, Prudential Securities analyzed potential equity valuation ranges for each of the following RBC operations: (i) the equipment leasing business of Republic Leasing; (ii) the commercial mortgage operation of Laureate Realty; and (iii) the ownership of 15,000 shares of Intek Preferred Stock.

     (i) Prudential Securities conducted a comparable company analysis to establish an implied equity valuation range for Republic Leasing. Prudential Securities selected publicly-traded equipment leasing companies whose lines of business and operations made them, in Prudential Securities' judgment, as nearly comparable to Republic Leasing as practicable. Prudential Securities treated the following companies as comparable to Republic Leasing: DVI, Inc.; Financial Federal Corp.; Leasing Solutions, Inc.; MLC Holdings, Inc.; Sunrise Resources, Inc.; and Trans Leasing International, Inc. (collectively, the "Republic Comparables"). In this regard, Prudential Securities noted that although the companies selected were considered similar to Republic Leasing, none of the companies had the same recent operating history, management makeup, size, type or combination of businesses as Republic Leasing. This analysis was believed by Prudential Securities to be a reasonable method of valuation in light of the absence of market data regarding similar private companies.


     Using publicly available financial information, Prudential Securities examined the share price to calendar year 1996 EPS and projected 1997 EPS multiples for the Republic Comparables. All of the trading multiples of the Republic Comparables were based on closing stock prices on April 16, 1997, and all of the 1997 EPS estimates were published by First Call. The estimates published by First Call were not prepared in connection with the RBC Merger or at the request of Prudential Securities. The analysis of the Republic Comparables generated high, low, mean and median share price to 1996 EPS multiples of 20.4x, 8.6x, 13.1x and 12.3x. These multiples were applied to Republic Leasing's 1996 net income to produce implied high, low, mean and median implied equity valuations for Republic Leasing of $59.8 million, $25.3 million, $38.5 million and $36.0 million. The comparable companies analysis resulted in high, low, mean and median share price to 1997 EPS multiples of 11.5x, 6.6x, 9.8x, 11.2x. Application of these multiples to Republic Leasing's projected 1997 net income produced implied high, low, mean and median equity valuations for Republic Leasing of $34.6 million, $19.7 million, $29.3 million and $33.5 million.


     Prudential Securities also conducted a comparable transactions analysis to establish implied equity valuation ranges for Republic Leasing. Prudential Securities analyzed recent merger and acquisition transactions involving companies Prudential Securities deemed to be reasonably similar to Republic Leasing. For the purposes of this analysis, Prudential Securities treated the following acquisitions as comparable: Winthrop Resources Corp. by TCF Financial Corp. and Financing for Science International by Finova Group (collectively, the "Republic Comparable Transactions"). For each of these transactions, Prudential Securities examined the relationship between the equity purchase price ("EPP") and the Latest Twelve Months Net Income ("LTM NI") and the estimated Forward Twelve Months Net Income ("FTM NI") of each acquired company. The EPP to LTM NI multiple for the Republic Comparable Transactions was 24.0x. Utilizing this ratio and Republic Leasing's 1996 net income resulted in an implied equity valuation for Republic Leasing of $70.6 million. The high, low, mean and median EPP to FTM NI multiples for the Republic Comparable Transactions were 18.3x, 11.3x, 14.8x and 14.8x, respectively. Application of these multiples to Republic Leasing's projected 1997 net income produced high, low, mean and median implied equity valuations for Republic Leasing of $54.9 million, $33.9 million, $44.4 million and $44.4 million. Calculating the mean of each high and low implied equity valuation from both the Republic Comparables and the Republic Comparable Transactions resulted in a mean high and low implied equity valuation for Republic Leasing ranging from $49.8 million to $26.3 million.

     (ii) Prudential Securities conducted a comparable transactions analysis to determine an implied equity valuation range for Laureate Realty. Prudential Securities examined recent acquisitions of commercial mortgage servicing portfolios that it deemed reasonably similar to Laureate Realty's portfolio. Prudential Securities treated the following acquisitions as comparable: WMF Holdings by NHP, Inc. and LJ Melody Co. by CB Commercial Holdings, Inc. (collectively, the "Laureate Comparable Transactions"). Using publicly available information, Prudential Securities determined the relationship between the EPP and the aggregate dollar size of each acquired company's servicing portfolio ("Portfolio"). This generated high and low EPP to Portfolio ratios for the Laureate Comparable Transactions of 0.67% and 0.46%. Application of these ratios to Laureate Realty's Portfolio yielded an implied equity valuation range for Laureate of $15.6 million to $10.7 million.

     (iii) On February 3, 1997, Intek agreed to repurchase 5,000 shares of Intek Preferred Stock from RBC for $1.7 million in connection with an equity investment in Intek by an unrelated third party (the "Intek Transactions"). As of April 18, 1997, RBC owned 15,000 shares of Intek Preferred Stock. Although the Intek Preferred Stock is not publicly-traded, the Intek Transactions established an implied equity valuation for the remaining 15,000 shares of Intek Preferred Stock. Based on the per share valuation of the Intek Preferred Stock in the Intek Transactions, RBC's remaining Intek ownership has an implied equity valuation of $5.2 million. A 25% discount was applied to this implied equity valuation to establish a range of potential equity valuations. This resulted in implied high and low equity valuations for RBC's remaining Intek Preferred Stock of $5.2 million and $3.9 million, respectively.

     Prudential Securities determined a range of implied equity liquidation values for RBC by calculating the sum of the high and low implied equity valuations for each of RBC's operations. Due to the relatively small size of RBC and the lack of a public marketplace for the RBC Common Stock, Prudential Securities applied a 30% discount to the total high and total low implied equity valuations for RBC, resulting in implied equity valuations ranging from $49.4 million to $28.7 million. The IPP for RBC of $29.3 million, on April 16, 1997, is within this range.

     Pro Forma Earnings Per Share. Prudential Securities also analyzed the pro forma effect of the RBC Merger on RBMG's 1997 EPS. An analysis of anticipated future results based on projections provided by RBMG's management and RBC's management for their respective companies indicated that the RBC Merger slightly decreases RBMG's pro forma 1997 EPS. Projected financial and other information concerning RBMG and RBC and the impact of the RBC Merger upon the holders of RBMG Common Stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of the management of RBMG and RBC.


     The RBMG Special Committee selected Prudential Securities as financial advisor because Prudential Securities is a nationally recognized investment banking firm that is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the RBC Merger. Pursuant to the terms of an engagement letter, dated February 12, 1997, as amended on April 18, 1997, between RBMG and Prudential Securities, Prudential Securities received a retainer fee of $125,000 and an additional advisory fee of $375,000 upon the execution of the RBC Merger Agreement. Prudential Securities will receive additional compensation for its advisory services of $500,000 upon consummation of the RBC Merger. In addition, the engagement letter with Prudential Securities provides that RBMG will reimburse Prudential Securities for its reasonable out-of-pocket and incidental expenses, including all fees and disbursements of Prudential Securities' legal counsel incurred in connection with the services provided by Prudential Securities, and will indemnify and hold Prudential Securities and certain related persons harmless to the full extent lawful from and against certain liabilities, including liability under securities laws or otherwise relating to or arising out of the RBC Merger or Prudential Securities' engagement.



     In the past Prudential Securities has provided other advisory services for RBMG and received customary compensation for such services. In addition, Prudential Securities was engaged to provide advisory services in connection with the WSI Merger and has received customary compensation for such services. In the ordinary course of business, Prudential Securities may actively trade the securities of RBMG for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.


RECOMMENDATION OF THE RBMG BOARD

     THE RBMG BOARD HAS DETERMINED THAT THE RBC MERGER IS IN THE BEST INTERESTS OF RBMG AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE RBC MERGER AGREEMENT AND RECOMMENDS THAT THE RBMG STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE RBC MERGER AGREEMENT, THE RBC MERGER AND THE RBC STOCK ISSUANCE.

REASONS FOR THE RBC MERGER

     RBC. In approving and adopting the RBC Merger Agreement and formulating its recommendation that the RBC Stockholders approve and adopt the RBC Merger Agreement and the RBC Merger, the RBC Board considered a number of factors, including, without limitation, the following:


          (i) the business, financial results and prospects of RBMG, including, without limitation, its earnings history, balance sheet, access to the capital markets and the expected performance of RBMG Common Stock;



          (ii) the business, financial results and prospects of RBC and its businesses including, without limitation, the importance of greater financial resources and enhanced operational and administrative support to expand and add value to the equipment leasing and commercial mortgage banking businesses;



          (iii) the terms and conditions of the RBC Merger Agreement, including the amount and form of consideration to be received by the RBC Stockholders and the nature of the parties' representations, warranties, covenants and agreements;



          (iv) the opinion of NationsBanc Montgomery as to the fairness, from a financial point of view, of the consideration to be received by the RBC Stockholders in the RBC Merger;



          (v) the expectation that the RBC Merger will be tax-free for federal income tax purposes to the RBC Stockholders; and



          (vi) the absence of an active trading market for RBC Common Stock and the expectation that the RBC Merger will provide the RBC Stockholders with greater liquidity in their investment.


     In view of the number of factors considered by the RBC Board, the RBC Board did not deem it practicable to assign relative weights to the various factors considered.


     RBMG. In determining to recommend that the RBMG Stockholders approve and adopt the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance, the RBMG Special Committee and the RBMG Board, respectively, considered a number of factors, including, without limitation, the following:



          (i) the observation that continuing achievement of RBMG's aggressive growth-oriented goals would become increasingly difficult over time insofar as RBMG continued to focus solely within its existing markets. Accordingly, during 1996, RBMG's strategic planning became increasingly focused on diversification into new markets. Management of RBMG advised the RBMG Special Committee and the RBMG Board of its expectation that the small ticket equipment leasing and commercial mortgage banking operations of RBC will allow RBMG to diversify into new markets which can support an aggressive growth-oriented strategy, especially in view of the current size of those operations;


          (ii) the expectation that the RBC Merger will complement existing product and service offerings of RBMG;


          (iii) the observation that (a) historically, RBMG has attempted to mitigate earnings volatility across variable loan production environments by generating loan production primarily through correspondent and wholesale broker channels, which involve lower fixed costs and capital investment requirements and (b) RBC's small ticket equipment leasing operation currently has no branch offices and acquires all of its lease production through independent brokers or other referral sources. Management of RBMG advised the RBMG Special Committee and the RBMG Board of its expectation that RBC's lease production platform would prove to be highly-compatible with RBMG's strategic objective of mitigating earnings volatility by maintaining a low-cost and variable operating cost structure;



          (iv) the observation that RBMG has positioned itself as an efficient provider of secondary market access to smaller producers of loans based on RBMG's management's belief that this segment is underserved and that the originations market will remain highly-fragmented (because these producers are the most efficient and provide the consumer with a higher quality of personal service). Management of RBMG advised the RBMG Special Committee and the RBMG Board of its expectation that similar dynamics are at work within the small ticket equipment leasing industry and that RBC's lease production operation will be highly-compatible with RBMG's objective to position itself as an efficient provider of secondary market access to smaller producers of loan products;


          (v) the expectation that the RBC Merger will result in the realization of certain synergies among the businesses of RBMG and RBC, particularly in the areas of financing costs and operational and administrative support;


          (vi) the terms and conditions of the RBC Merger Agreement, including the amount and form of consideration to be given to the RBC Stockholders within the context of the business, financial results and prospects of RBC and RBMG and the nature of the parties' representations, warranties, covenants and agreements; and

          (vii) the opinion of Prudential Securities as to the fairness, from a financial point of view, of the RBC Exchange Ratio to the RBMG Stockholders.

     In view of the number of factors considered by the RBMG Board and the RBMG Special Committee, neither deemed it practicable to assign relative weights to the various factors considered.

REGULATORY APPROVALS REQUIRED


     Under the RBC Merger Agreement, the obligations of both RBMG and RBC to consummate the RBC Merger are conditioned upon receipt of all required regulatory approvals. Other than as discussed below, RBMG and RBC believe that no such regulatory approvals are required.



     Under the HSR Act and the rules promulgated thereunder by the FTC, the RBC Merger may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and the waiting period has expired or been terminated. Pursuant to the HSR Act, on December 1, 1997, RBMG and RBC each filed a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the RBC Merger. The 30-day waiting period under the HSR Act applicable to the RBC Merger will expire on December 31, 1997, unless the RBC Merger is investigated or opposed by the FTC or the Antitrust Division.


     Notwithstanding the termination of the HSR Act waiting period, at any time before or after consummation of the RBC Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the RBC Merger or to cause the divestiture of substantial assets of RBMG or RBC. In addition, states and private parties may also bring legal action under the antitrust laws under certain circumstances. Based on information available to them, RBMG and RBC believe that the RBC Merger can be effected in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the consummation of the RBC Merger based on an alleged violation of the antitrust laws will not be made or that, if such a challenge were made, RBMG and RBC would prevail or would not be required to accept certain conditions, possibly including divestitures, to consummate the RBC Merger.

INTERESTS OF CERTAIN PERSONS IN THE RBC MERGER

     In considering the RBC Merger, holders of RBMG Common Stock and RBC Common Stock should be aware that certain executive officers and directors of RBMG and RBC have certain interests that may present them with potential conflicts of interest with respect to the RBC Merger.


     Mr. Sebastian is the Chairman and Chief Executive Officer of both RBMG and RBC. As of the RBC Record Date, Mr. Sebastian and members of his immediate family beneficially owned 237,568 shares of RBC Voting Common Stock and 90,279 shares of RBMG Common Stock. If the RBC Merger is consummated, Mr. Sebastian will remain as the Chairman and Chief Executive Officer of RBMG and RBC and, based on his current stock ownership of RBC and RBMG and without adjustment for the additional shares to be issued in the RBC Merger pursuant to adjustments to reflect the five percent stock dividend and the $.04 per share cash dividend payable to

RBMG Stockholders of record on December 18, 1997, Mr. Sebastian and members of his immediate family would own 346,917 shares of RBMG Common Stock.


     Pursuant to an employment agreement with RBMG, Mr. Johnson receives an annual bonus equal to 4% of RBMG's annual total pretax income before bonuses and incentives. To the extent that the RBC Merger would increase RBMG's annual total pretax income, Mr. Johnson would receive a greater bonus after the RBC Merger and may be presented with a potential conflict of interest.


     Four of the members of the RBMG Board are also members of the RBC Board. To the extent that such directors of RBC and RBMG will continue to serve as directors of RBC or RBMG following the RBC Merger, such directors may be presented with a potential conflict of interests with respect to the RBC Merger.


ACCOUNTING TREATMENT

     The RBC Merger will be accounted for under the "purchase" method of accounting, as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof, pursuant to which the assets and liabilities of RBC will be adjusted to their respective fair values at the date of acquisition and included with those of RBMG as of the RBC Effective Time. Net income of RBMG subsequent to the RBC Effective Time will include the net income of RBC, but the historical results of operations of RBMG for periods prior to the RBC Effective Time will not be restated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain federal income tax consequences of the RBC Merger. This discussion is based on provisions of the Code, the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The discussion is included for general information purposes only.


     RBC has received an opinion (the "RBC Tax Opinion") from McNair Law Firm, P.A., that, based upon its review of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, certain other facts and documents which it has considered relevant and certain representations made to it by RBC and RBMG, the RBC Merger will have the federal income tax consequences set forth below:


          (i) the RBC Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

          (ii) no gain or loss will be recognized by RBC Stockholders upon the exchange in the RBC Merger of their shares of RBC Common Stock for RBMG Common Stock;

          (iii) the tax basis of the RBMG Common Stock received in the RBC Merger by an RBC Stockholder will be the same as the tax basis of the RBC Common Stock exchanged for such RBMG Common Stock;

          (iv) the holding period of the RBMG Common Stock received in the RBC Merger by an RBC Stockholder will include the holding period of such stockholder in the RBC Common Stock exchanged for such RBMG Common Stock, provided that the RBC Common Stock is held as a capital asset at the RBC Effective Time;

          (v) an RBC Stockholder who receives cash in the RBC Merger in lieu of a fractional share interest in RBMG Common Stock will be treated as having received such fractional share in the RBC Merger and then as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code; and


          (vi) if an RBC Stockholder dissents to the RBC Merger and receives solely cash in exchange for such stockholder's RBC Common Stock, such cash will be treated as having been received in redemption of the RBC Common Stock (or possibly RBMG Common Stock deemed to have been received in the RBC Merger), subject to the provisions and limitations of Section 302 of the Code.


     In rendering the RBC Tax Opinion, counsel has relied upon certain written representations as to factual matters made by appropriate officers of RBMG and RBC and certain RBC Stockholders. Such representations are customary for opinions of this type; the RBC Tax Opinion cannot be relied upon, however, if any such representation is, or later becomes, inaccurate. No ruling from the Internal Revenue Service (the "Service") with respect to the tax consequences of the RBC Merger has been, or will be, requested, and the RBC Tax Opinion is not binding upon the Service or the courts. If the RBC Merger is consummated, and it is later determined that the RBC Merger did not qualify as a "reorganization" under the Code, then each RBC Stockholder would recognize taxable gain or loss equal to the difference between the fair market value of the RBMG Common Stock received by him in the RBC Merger and his tax basis in the RBC Common Stock exchanged therefor.


     The foregoing discussion of the tax consequences of the RBC Merger applies only to an RBC Stockholder who holds RBC Common Stock as a capital asset, and may not apply to special situations, such as RBC Stockholders, if any, who received their RBC Common Stock upon the exercise of employee stock options or otherwise as compensation and RBC Stockholders that are insurance companies, securities dealers, financial institutions or foreign persons.


     Any cash received in the RBC Merger by an RBC Stockholder may be subject to backup withholding at a rate of 31 percent. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he is not subject to backup withholding on IRS Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on IRS Form W-8 (or an appropriate substitute form) or (iii) is otherwise exempt from backup withholding. The Service may impose a $50 penalty upon any taxpayer who fails to provide the correct TIN, as required.


     The RBC Merger will not be a taxable event to RBMG Stockholders or to RBMG.


     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RBC MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER AN RBC STOCKHOLDER OR AN RBMG STOCKHOLDER SHOULD VOTE IN FAVOR OF THE RBC MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE RBC MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH RBC STOCKHOLDER, EACH RBC STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE RBC MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS).


RESALE OF RBMG COMMON STOCK

     Shares of RBMG Common Stock to be issued to RBC Stockholders in connection with the RBC Merger will be freely transferable under the Securities Act, except for shares issued to any person or entity who, at the time of the RBC Merger, may be deemed an "affiliate" of RBC within the meaning of Rule 145. In general, affiliates of RBC include its executive officers and directors and any other person or entity who controls, is controlled by or is under common control with RBC. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. These restrictions will consist of volume and manner of sale restrictions on the resale of shares of RBMG Common Stock issued to such persons and entities. RBMG may place legends on certificates representing shares of RBMG Common Stock that are issued to such RBC Stockholders in the RBC Merger to restrict such transfers.

COMPARISON OF RIGHTS OF HOLDERS OF RBMG COMMON STOCK AND RBC COMMON STOCK

     Upon consummation of the RBC Merger, and to the extent they receive shares of RBMG Common Stock, stockholders of RBC, a South Carolina corporation, will become stockholders of RBMG, a Delaware corporation. The rights of RBC Stockholders will thereafter be governed by applicable Delaware law ("Delaware Law"), including the DGCL, and by the RBMG Certificate and the RBMG Bylaws. The following is a summary of the material differences between the rights of RBMG Stockholders and RBC Stockholders pursuant to the differences in Delaware Law and applicable South Carolina law ("South Carolina Law"), including the SCBCA, and between the RBMG Certificate and the RBMG Bylaws, on the one hand, and the RBC Articles and the RBC Bylaws, on the other hand. The following summary does not purport to be a complete statement of the difference in the rights of RBMG Stockholders and RBC Stockholders. This summary is qualified in its entirety by reference to the full text of the RBMG Certificate and the RBMG Bylaws, the RBC Articles and the RBC Bylaws, the Delaware Law and the South Carolina Law.


     Authorized Capital Stock.  The authorized capital stock of RBMG consists of
(i) 25,000,000 shares of RBMG Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of RBMG (the "RBMG Preferred Stock"). If the RBC Amendment is adopted, the number of shares of RBMG Common Stock that RBMG is authorized to issue would increase to 50,000,000 shares. The RBMG Board is empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of RBMG Preferred Stock and to fix the voting powers, full or limited or no voting powers, and such designations, powers, preferences and relative, participating, optimal or other rights, if any, with respect to each such class or series of RBMG Preferred Stock (including, without limitation, liquidation preferences, dividend rates, conversion rights and redemption provisions), and the number of shares constituting each such class or series, and to increase or decrease the number of any such class or series to the extent permitted by Delaware Law. There is currently no RBMG Preferred Stock outstanding. The authorized capital stock of RBC consists of (i) 25,000,000 shares of RBC Voting Common Stock and (ii) 2,500,000 shares of RBC Non-Voting Common Stock.


     Dividends and Other Distributions. Delaware Law permits a corporation to declare and pay dividends out of its surplus (defined as net assets minus capital) or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of any classes which may have a preference upon the distribution of assets. The RBMG Certificate and the RBMG Bylaws contain no restrictions on the payment of dividends or other distributions.

     Unless provided otherwise by its articles of incorporation, a South Carolina corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has total assets in excess of the sum of total liabilities and all senior claims upon dissolution. The RBC Articles and the RBC Bylaws contain no restrictions on the payment of dividends or other distributions.

     Special Meeting of Stockholders. Under Delaware Law, special meetings of stockholders may be called by the Board of Directors or by such person or such persons as may be authorized by the certificate of incorporation or bylaws. Under the RBMG Certificate and the RBMG Bylaws, a special meeting of stockholders may be called by the RBMG Board or the Chairman of the RBMG Board only. Notwithstanding the foregoing, whenever holders of one or more classes or series of RBMG Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call special meetings of such holders for the purpose of electing such directors pursuant to the certificate of designation for such classes or series.

     As permitted by South Carolina Law, the RBC Bylaws provide that a special meeting of stockholders may be called by the President, the Chairman of the RBC Board or by a majority of the RBC Board, and shall be called by the President upon the request of the holders of at least 10% of the outstanding shares of RBC entitled to vote at the special meeting.

     Voting Requirements Generally. Under Delaware Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. The affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement.

     The RBMG Bylaws provide that each stockholder is entitled to one vote for each outstanding share of stock of RBMG held by such stockholder and that in all matters other than the election of directors except as otherwise provided by law, the vote of a majority of the shares of stock of RBMG present, in person or by proxy, at a meeting of stockholders at which a quorum is present and then entitled to vote on the subject matter shall be the act of the stockholders.

     With certain exceptions, under South Carolina Law, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting, unless the articles of incorporation provide otherwise. If the votes cast in favor of an action (other than the election of directors) exceed the votes cast opposing the action at a duly held meeting at which a quorum is present and entitled to vote on the subject matter, it is deemed to be the act of the shareholders on the matter, unless the articles of incorporation or the SCBCA require a greater number of affirmative votes.

     The RBC Bylaws provide that each outstanding share of RBC Voting Common Stock is entitled to one vote upon each matter submitted to a vote at a meeting of stockholders. The RBC Articles provide that shares of RBC Non-Voting Common Stock have no voting rights except as otherwise required by law. The RBC Articles also provide that except for certain business combinations, the vote of a majority of the shares entitled to vote on any action for which the SCBCA requires a greater vote unless the articles of incorporation provide otherwise shall be the act of the stockholders on that matter. The RBC Bylaws provide that the vote of a majority of the shares voted on any matter at a meeting of stockholders at which a quorum is present shall be the act of the stockholders on that matter unless the vote of a greater number is required by law or by the RBC Articles.

     Amendment of Certificate or Articles of Incorporation; Amendment of Bylaws. Under Delaware Law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding stock entitled to vote thereon. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.

     Under the RBMG Certificate, provisions in the RBMG Certificate relating to the election of the RBMG Board, amendments of the RBMG Articles and the RBMG Bylaws, written consents, special meetings, indemnification and special voting requirements for certain business combinations may be amended only upon the affirmative vote of at least 80% of the shares of RBMG Common Stock then outstanding and entitled to vote generally in the election of directors, voting together as a single class.


     Under South Carolina Law generally, unless the articles of incorporation require a different vote, an amendment to a corporation's articles of incorporation must be approved by: (i) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong, and (ii) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. An amendment to the articles of incorporation that adds, changes or deletes a greater quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater. The holders of the outstanding shares of a class are entitled to vote as a separate voting group (if shareholder voting is otherwise required under South Carolina Law) on a proposed amendment to the RBC Articles if the amendment would result in certain fundamental changes to the rights and preferences of that class. South Carolina Law permits the following provisions of a corporation's articles of incorporation to be amended by action of the Board of Directors without shareholder approval: (i) changes in the issued and unissued shares of an outstanding class of shares into a greater number of whole shares, if the corporation has only that class of shares outstanding, (ii) minor changes to the corporate name and (iii) certain minor technical amendments.


     Under the RBC Articles, provisions in the RBC Articles relating to special voting requirements for certain business combinations may be amended only upon the affirmative vote of at least 80% of the shares of the then outstanding RBC Voting Common Stock, voting together as a single class.

     Under Delaware Law, an amendment to a corporation's bylaws requires the approval of the stockholders, unless the certificate of incorporation confers the power to amend the bylaws upon the board of directors.

     The RBMG Certificate and the RBMG Bylaws provide that the RBMG Board may adopt, amend or repeal the RBMG Bylaws. Additionally, the RBMG Certificate provides that the stockholders may adopt, amend or repeal the RBMG Bylaws with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of RBMG then entitled to vote generally in the election of directors, voting together as a single class.

     Under South Carolina Law, a South Carolina corporation's board of directors may amend the corporation's bylaws unless the articles of incorporation or bylaws reserve the power to the shareholders and except that certain types of provisions may be amended or repealed only by the shareholders. A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by the board of directors.

     The RBC Bylaws provide that they may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the RBC Board.

     Action by Written Consent. Under Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     The RBMG Certificate and the RBMG Bylaws provide that, so long as RBMG is subject to the reporting requirements of Section 12 or 15(d) of the Exchange Act (or any successor law), any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

     Under South Carolina Law, shareholders may act without a meeting by unanimous written consent. Under the RBC Bylaws, any action which is required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the persons who would be entitled to vote upon such action at a meeting, and filed with the Secretary of RBC in the minute book of RBC.

     Voting in the Election of Directors. Under Delaware Law, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board as constituted immediately prior to such increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

     The RBMG Bylaws provide that directors shall be elected by a plurality of the votes of the shares present, in person or by proxy, at a meeting of the stockholders at which a quorum is present and then entitled to vote on the election of directors. The RBMG Certificate and the RBMG Bylaws provide that, subject to any rights of holders of any class of RBMG Preferred Stock then outstanding, all vacancies on the RBMG Board, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors then in office, even if they do not constitute a quorum, or by a sole remaining director. When one or more directors resign from the RBMG Board effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

     Under South Carolina Law, unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, the shareholders or the board of directors may fill the vacancy, or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

     Under the RBC Bylaws, directors are elected by the vote of a majority of the shares voted at a meeting of stockholders at which a quorum is present. The RBC Bylaws provide that, except as otherwise expressly required by the provisions of the SCBCA, any vacancy on the RBC Board, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors, even if they do not constitute a quorum.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The RBMG Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the RBMG Board or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at any meeting of stockholders must be in writing and be received by the Secretary of RBMG not less than 60 nor more than 90 days prior to the meeting (or if less than 70 days notice or prior public disclosure of the date of the meeting is given, the notice of stockholder proposals or nominations must be in writing and received by the Secretary no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure thereof was made, whichever occurs first). RBMG may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

     The RBC Articles and the RBC Bylaws do not contain any advance notice requirements for stockholder proposals and director nominations.

     Number and Qualification of Directors. Under Delaware Law, the minimum number of directors is one. Delaware Law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which cases a change in the number of directors may be made only upon amendment of the certificate of incorporation.


     The RBMG Certificate and the RBMG Bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but that the RBMG Board may not consist of less than three nor more than 15 directors. The RBMG Board currently consists of seven members and after the RBMG Annual Meeting will consist of eight members.


     Under South Carolina Law, the minimum number of directors is one. If a board of directors has power under the articles of incorporation or bylaws to fix or change the number of directors, South Carolina Law allows the board of directors to increase or decrease by thirty percent or less the number of directors last approved by the shareholders, but only the shareholders may increase or decrease by more than thirty percent the number of directors last approved by the shareholders. Where a variable range is established by the articles of incorporation or the bylaws, the number of directors may be fixed or changed within the minimum and maximum by the shareholders or the board of directors. After shares are issued, only the shareholders may change the range for the size of the board or change from a fixed to a variable-range size board or vice versa.


     The RBC Bylaws provide that the number of directors of RBC shall not be less than three nor more than 15 as determined from time to time by the RBC Board. The RBC Board currently consists of ten members.


     Classification of Board. A classified board of directors is one in which a certain number, but not all, of the directors of a corporation are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process.


     Delaware Law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The RBMG Certificate divides the RBMG Board into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the RBMG Board is elected at each annual meeting of stockholders.


     South Carolina Law provides that when a board of directors has six or more members, the articles of incorporation may provide for staggering their terms into two or three classes. The RBC Articles divide the RBC Board into three classes of directors serving staggered three-year terms when the number of directors constituting the RBC Board is fixed at nine or more.

     Removal of Directors. Under Delaware Law, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The RBMG Certificate provides that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of RBMG then entitled to vote generally in the election of directors, voting together as a single class.

     Under South Carolina Law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The RBC Articles and the RBC Bylaws do not contain any provisions relating to the removal of directors.


     Transactions Involving Officers or Directors. Under Delaware Law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable if (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee, which authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors; (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved by the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders. A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.


     The RBMG Certificate and the RBMG Bylaws do not contain any provisions relating to transactions involving officers and directors.

     Similarly, under South Carolina Law, a conflict of interest transaction, which is defined as a transaction with the corporation in which a director of the corporation has a direct or indirect interest, is not voidable by the corporation solely because of the director's interest in the transaction if any one of the following is true: (i) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or a committee authorized, approved or ratified the transaction; (ii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction; or (iii) the transaction was fair to the corporation. A corporation may lend money to or guarantee the obligation of a director of the corporation where: (i) the particular loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, except the votes of shares owned by or voted under the control of the benefited director; or (ii) the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

     The RBC Articles and the RBC Bylaws do not contain any provisions relating to transactions involving officers and directors.

     Indemnification and Limitation of Liability. Under Delaware Law, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe that his conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to be indemnified for expenses, and then such indemnification may be made only to the extent that such court shall determine. Delaware Law requires that to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses incurred in connection therewith.

     Under Delaware Law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit a director's monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

     The RBMG Certificate provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of RBMG or is or was serving at the request of RBMG as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by RBMG to the fullest extent permitted by the DGCL. The RBMG Certificate also provides that the right to indemnification includes the right to be paid by RBMG for expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL, and that the right to indemnification conferred thereunder is a contract right.

     The RBMG Certificate also provides that RBMG may, by action of the RBMG Board, provide indemnification to such of the employees and agents of RBMG and such other persons serving at the request of RBMG as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the DGCL and the RBMG Board shall determine to be appropriate.

     Pursuant to the RBMG Certificate, RBMG may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RBMG, or is or was serving at the request of RBMG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not RBMG would have the power to indemnify such person against such liability under the DGCL.

     The RBMG Certificate provides that (i) the rights and authority described above are not exclusive of any other right that any person may otherwise have or hereafter acquire and (ii) no amendment, modification or repeal of the RBMG Certificate, or adoption of any additional provision to the RBMG Certificate or the RBMG Bylaws or, to the fullest extent permitted by the DGCL, any amendment, modification or repeal of law will eliminate or reduce the effect of the provisions in the RBMG Certificate limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendment, modification, repeal or adoption. The RBMG Certificate provides that a director will not be personally liable for monetary damages to RBMG or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

     Under South Carolina Law, a corporation may indemnify an individual, and in certain circumstances, must indemnify an individual, made party to a proceeding because he is or was a director against liability incurred in the proceeding if the person: (i) conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest and, in all other cases, that his conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A South Carolina corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under South Carolina Law in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. For the purposes of the above, a director is defined as an individual who is or was a director of the corporation or who, while a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     Under South Carolina Law, the articles of incorporation of certain corporations may also contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders, provided that the provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law; (iii) unlawful payment of a dividend or an unlawful stock purchase or redemption; or (iv) any transaction involving improper personal benefits to the director.

     The RBC Bylaws contain provisions for the indemnification to the fullest extent permitted by Section 33-8-500 et. seq. of the SCBCA, as it may be amended from time to time, of all persons who RBC may indemnify pursuant thereto.

     Pursuant to the RBC Bylaws, the RBC Board may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RBC, or is or was serving at the request of RBC as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not RBC would have the power to indemnify him under the provisions of the SCBCA.

     The RBC Articles provide that no director shall be personally liable to RBC or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, however, the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to RBC or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law;
(iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the SCBCA; or (iv) for any transaction from which the director derived an improper personal benefit. The RBC Articles also provide that the above provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the SCBCA or any successor law or laws. Any repeal or modification of such protection by the shareholders of RBC shall not adversely affect any right or protection of a director of RBC existing at the time of such repeal or modification.


     Mergers, Tender Offers and Sales of Substantially All of the Assets. Under Delaware Law, the principal terms of a merger generally require the approval of the stockholders of each of the merging corporations. Unless otherwise required in a corporation's certificate of incorporation, Delaware Law does not require the vote of stockholders of a constituent corporation surviving the merger if
(i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and
(iii) either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.


     The RBMG Certificate and the RBMG Bylaws do not contain any provisions relating to mergers, tender offers or sales of substantially all of the corporation's assets.

     In general, unless the articles of incorporation require a greater or smaller vote (in no event less than a majority) or the board of directors requires a greater vote, South Carolina Law requires a merger of a South Carolina corporation to be approved by two-thirds of the total votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within any separate class or other voting group that is entitled to vote separately on the plan. Unless the articles of incorporation specify otherwise, however, the board of directors does not need to submit a plan of merger to the shareholders of the surviving corporation if: (i) the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from its articles of incorporation before the merger, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger and (iv) the number of shares that entitle their holders to participate without limitation in distributions ("participating shares") outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

     The RBC Articles provide that except for certain business combinations, the vote of a majority of the shares entitled to vote on any action for which the SCBCA requires a greater vote unless the articles of incorporation provide otherwise shall be the act of the stockholders on that matter.

     Proxies. As permitted by Delaware Law, under the RBMG Bylaws, each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

     As permitted by South Carolina Law, under the RBC Bylaws, at all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of RBC before or at the time of the meeting. Under South Carolina Law, unless a time of expiration is otherwise specified, an appointment of a proxy is valid for 11 months.

     Preemptive Rights. The holders of RBMG Common Stock and RBC Common Stock have no preemptive rights.

     Stockholder Inspection Rights. Under Delaware Law, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder.

     Under South Carolina Law, any shareholder may inspect and copy certain corporate records regardless of the shareholder's purpose, and may also inspect and copy the corporation's accounting records, the record of shareholders, excerpts from minutes of meetings of the board of directors (or any committee thereof), minutes of shareholder meetings, and any action taken by the board of directors or shareholders by written consent, if the shareholder's demand is made in good faith and for a proper purpose, he describes with reasonable particularity such purpose and the records he desires to inspect and the records are directly connected with his purpose. South Carolina Law also allows shareholders holding at least one percent of any class of shares to conduct an inspection of a corporation's tax returns.

     Anti-Takeover Provisions. Delaware Law contains provisions which impose supermajority voting requirements for certain business combinations with a 15% or greater stockholder within three years following the date such stockholder became an "interested stockholder." A Delaware corporation must specifically elect, through an amendment to its bylaws or articles of incorporation, not to be governed by these provisions. RBMG has not made such an election with respect to the business combinations provisions of Delaware Law, and thus they apply to RBMG.

     The RBMG Certificate generally limits RBMG's power to purchase shares of voting stock of RBMG (i.e., capital stock having the right to vote generally on matters relating to RBMG and any security which is convertible into such stock) from a holder of at least five percent of any class of voting securities who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof at a price in excess of its fair market value, unless such purchase is approved by the holders of a majority of the outstanding shares of voting stock of RBMG, voting together as a single class, excluding the shares owned by such stockholder.

     South Carolina Law contains provisions which impose super majority voting requirements or a fair pricing procedure for certain business combinations with the beneficial owner of 10% or more of the voting power of the corporation or an affiliate or associate of the corporation who was a 10% beneficial owner within the two-year period before the date in question and provisions which restrict the voting rights of persons who, through certain acquisitions ("control share acquisitions"), are able to exercise control over certain South Carolina corporations. A South Carolina corporation must specifically elect, through an amendment to its bylaws or articles of incorporation, not to be governed by these provisions. RBC has not made such an election with respect to either the fair price or the control share acquisition provisions of South Carolina Law, and thus both apply to RBC.

     The RBC Articles generally limit RBC's power to enter into certain business combinations with a holder (not including certain persons) of at least 10% of any class of voting securities (i.e., capital stock having the right to vote generally in the election of directors) who has beneficially owned such securities for less than two years prior to the date of such business combination or any agreement in respect thereof at a price in excess of its fair market value, unless such purchase is approved by the holders of at least 80% of the outstanding shares of stock of RBC entitled to vote in the election of directors.

     Quorum. Under the RBMG Bylaws, unless otherwise provided in the Delaware Law, the RBMG Certificate or the RBMG Bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding stock of RBMG entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

     Under the RBC Bylaws, a majority of the outstanding shares of RBC entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

DISSENTERS' RIGHTS

     Pursuant to the South Carolina Dissenters' Rights Statute, the holders of shares of RBC Common Stock are entitled to dissent from approval of the RBC Merger Agreement and the RBC Merger and receive payment of the fair value of their shares in the event the RBC Merger is consummated, provided that the RBC Stockholders comply with the provisions of the South Carolina Dissenters' Rights Statute. Holders of RBMG Common Stock are not entitled to appraisal rights with respect to the RBC Merger under Section 262 of the DGCL.


     Under the South Carolina Dissenters' Rights Statute, only RBC Stockholders who are entitled to vote on the RBC Merger Agreement and the RBC Merger have the right to dissent from the RBC Merger and obtain payment of the fair value of such holder's shares of RBC Common Stock. The South Carolina Dissenters' Rights Statute contains detailed information as to a dissenting stockholder's right to payment and the procedural steps to be followed by a dissenting stockholder. The following description is only a summary of these provisions and is qualified in its entirety by reference to the South Carolina Dissenters' Rights Statute, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated herein by reference.


     If the RBC Merger Agreement is approved by the required vote of RBC Stockholders and the RBC Merger is consummated, each RBC Stockholder who votes against the RBC Merger Agreement or who fails to vote and who follows the procedures set forth in the South Carolina Dissenters' Rights Statute is entitled to demand payment of the fair value of such holder's shares.

     A stockholder electing to exercise such holder's dissenters' rights must give notice to RBC, before the vote on the RBC Merger Agreement and the RBC Merger at the RBC Special Meeting, of such holder's intent to demand payment for such holder's shares if the RBC Merger is effectuated and must not vote his shares in favor of the proposed action. A vote cast in favor of approval of the RBC Merger Agreement and the RBC Merger by the holder of a proxy solicited hereby, however, will not constitute a waiver of a stockholder's right to dissent from approval of the RBC Merger Agreement, provided such stockholder complies with the other requirements of the South Carolina Dissenters' Rights Statute. All notices of intent to demand payment should be addressed to:
Secretary, Resource Bancshares Corporation, 1901 Main Street, Suite 650, Columbia, South Carolina 29201. A beneficial stockholder may assert dissenters' rights as to shares held on such holder's behalf by a nominee only if such holder dissents with respect to all shares of which such holder is the beneficial owner or over which such holder has the power to vote and such holder notifies RBC in writing of the name and address of the record holder of the shares, if known. A record stockholder may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies RBC in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. A dissenting stockholder need not vote against the RBC Merger Agreement and the RBC Merger in order to preserve such holder's dissenters' rights after filing such holder's notice of dissent.

     If the RBC Merger is authorized at the RBC Special Meeting, within ten days thereafter, RBC will deliver a written notice to all former RBC stockholders who notified RBC in compliance with the South Carolina Dissenters' Rights Statute that they intend to demand payment for their shares. Such notice will: (i) state where the payment demand must be sent and where certificates for shares of RBC Common Stock must be deposited; (ii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the RBC Merger and requires that the person asserting dissenters' rights certify whether or not such holder (or the beneficial stockholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before that date; (iii) set a date by which RBC must receive payment demand; and (iv) be accompanied by a copy of the South Carolina Dissenters' Rights Statute.

     A stockholder sent the notice described above must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the notice, and deposit his shares in accordance with the terms of the notice. A stockholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's shares where certificates are required to be deposited by the appropriate date is not entitled to payment for such holder's shares.

     After consummation of the RBC Merger, or upon receipt of a payment demand, RBC will pay each such dissenter who substantially complied with the payment demand requirements the amount that RBC estimates to be the fair value of such holder's shares, plus accrued interest. Such payment will be accompanied by certain financial information regarding RBC, a statement of the estimate of the fair value, an explanation of how the fair value and interest were calculated, a statement of the dissenter's right to demand additional payment under the South Carolina Dissenters' Rights Statute and a copy of the South Carolina Dissenters' Rights Statute.


     If a dissenter believes that the amount paid for such holder's shares is less than the fair value of such holder's shares or that the interest due is calculated incorrectly, if RBC fails to make or offer payment within 60 days after the date set for demanding payment or if RBC, having failed to take the proposed action, does not return the deposited certificates within 60 days after the date set for demanding payment, the dissenter may notify RBC in writing of such holder's own estimate of the fair value of such holder's shares and amount of interest due and demand payment of such holder's estimate (less any payment already received). A dissenter waives the right to demand additional payment unless such demand is made in writing within 30 days after RBC has made or offered payment for such holder's shares. If RBC and the dissenter do not settle a demand for additional payment within 60 days after RBC receives the demand, RBC must commence a proceeding for judicial appraisal of the shares or pay the amount demanded. The costs of a court-appointed appraiser will be borne by RBC, unless the court finds that the dissenter acted arbitrarily, vexatiously or not in good faith in demanding additional payment for the dissenter's shares. The court also may assess the fees and expenses of counsel and experts for one party against another under certain circumstances.


     Because of the detailed provisions and requirements of the South Carolina Dissenters' Rights Statute, each dissenting stockholder should consult with such holder's own legal counsel concerning the procedures and remedies available to such holder. Any failure to follow the detailed procedures set forth in the South Carolina Dissenters' Rights Statute may result in the loss of a stockholder's right to claim fair value as described herein.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based on the historical financial statements of RBMG and RBC for the year ended December 31, 1996 and the nine month period ended September 30, 1997. The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the RBC Merger as if it and the spin-off of RPG had occurred on January 1, 1996. The Unaudited Pro Forma Condensed Combined Balance Sheets as of September 30, 1997 give effect to the RBC Merger as if it had occurred on September 30, 1997.



     Pro forma adjustments pertaining to RBC are prepared consistent with the expectation that the RBC Merger will be accounted for under the purchase method of accounting. The estimated total purchase price for the RBC Merger has been allocated to tangible and identifiable intangible assets and liabilities based upon management's estimate of their respective fair values with the excess of estimated cost over the fair value of the net assets acquired allocated to goodwill. The estimated allocations of the purchase price are expected to be revised as additional information concerning asset and liability valuation is obtained and as the composition of RBC's assets and liabilities change between the date of the RBC Merger assumed for purposes of preparing the Unaudited Pro Forma Condensed Combined Financial Statements and the RBC Effective Time.



     The pro forma adjustments are based on currently available information and upon certain assumptions that management believes to be reasonable in the circumstances. The Unaudited Pro Forma Condensed Combined Financial Statements are for illustrative purposes only and should not be viewed as a projection or forecast of the combined company's performance for any future period. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the combined company's actual financial position or results of operations had the RBC Merger actually occurred on the date assumed for purposes of preparation. Such Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of RBMG and RBC and the notes relating thereto, as well as the other information included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference.

                                  RBMG AND RBC

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997



                                                                       PRO FORMA        COMBINED
                                                 RBMG        RBC      ADJUSTMENTS     RBMG AND RBC
                                              ----------   --------   -----------     ------------
                                                             (DOLLARS IN THOUSANDS)
Cash........................................  $    8,939   $  5,198    $ (1,034)(1)    $   13,103
Receivables.................................      96,882      2,267                        99,149
Residual Certificates.......................       7,550                                    7,550
Mortgage-backed securities..................     196,675                                  196,675
Mortgage loans held for sale................     893,656                                  893,656
Lease receivables, net......................                 47,691       1,398(2)         49,089
Mortgage servicing rights, net..............     128,713      1,475       4,793(2)        134,981
Investment in RBMG..........................                 66,629      32,309(2)
                                                                        (98,938)(3)
Investment in unaffiliated company..........                  1,500       2,300(2)          3,800
Premises and equipment, net.................      24,287      1,215                        25,502
Goodwill and other intangibles, net.........       8,221      2,815       2,000(1)         13,669
                                                                         (2,815)(2)
                                                                          3,448(2)
Other assets................................      39,221      3,130        (966)(1)        41,385
                                              ----------   --------    --------        ----------
          Total assets......................   1,404,144    131,920     (57,505)        1,478,559
                                              ==========   ========    ========        ==========
Short-term borrowings.......................   1,129,065     24,670                     1,153,735
Long-term borrowings........................       6,485                                    6,485
Accrued expenses and other liabilities......      90,011     19,747       3,248(2)        113,006
                                              ----------   --------    --------        ----------
          Total liabilities.................   1,225,561     44,417       3,248         1,273,226
                                              ----------   --------    --------        ----------
Common stock................................         210         87         (78)(3)           231
                                                                            (87)(4)
                                                                             99(5)
Additional paid-in capital..................     171,151     58,074      38,185(2)        197,880
                                                                        (98,860)(3)
                                                                         29,429(5)
                                                                            (99)(5)
Retained earnings...........................      11,190     29,342     (29,342)(4)        11,190
Unearned shares of ESOP.....................      (3,968)                                  (3,968)
                                              ----------   --------    --------        ----------
          Total stockholders' equity........     178,583     87,503     (60,753)          205,333
                                              ----------   --------    --------        ----------
          Total liabilities and
            stockholders' equity............  $1,404,144   $131,920    $(57,505)       $1,478,559
                                              ==========   ========    ========        ==========


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                  RBMG AND RBC

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



                                                                        PRO FORMA         COMBINED
                                                 RBMG         RBC      ADJUSTMENTS      RBMG AND RBC
                                             ------------   --------   ------------     -------------
                                             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REVENUES
Interest income............................        53,301      5,388         (350)(6)         58,339
Interest expense...........................       (39,115)    (1,825)                        (40,940)
                                              -----------    -------      -------        -----------
          Net interest income..............        14,186      3,563         (350)            17,399
Net gain on sale or securitization and fees
  on mortgage loans or leases..............        71,578        921                          72,499
Commercial mortgage origination income.....                    3,367                           3,367
Gain on sale of mortgage servicing
  rights...................................         5,948                                      5,948
Loan and lease servicing fees..............        23,049      2,694                          25,743
Equity in undistributed earnings of RBMG...                    5,474       (5,474)(7)
Other income...............................           572      2,109                           2,681
                                              -----------    -------      -------        -----------
          Total revenues...................       115,333     18,128       (5,824)           127,637
                                              -----------    -------      -------        -----------
EXPENSES
Salary and employee benefits...............        43,631      6,963          (89)(9)         50,505
Occupancy and equipment....................         5,328        935                           6,263
Amortization of mortgage servicing
  rights...................................        13,673        218          449(6)          14,340
Amortization of goodwill and other
  intangibles..............................                                   204(6)             107
Provision for loan and lease losses........                      618          (97)(6)            618
General and administrative.................        29,580      4,378         (670)(10)        33,288
                                              -----------    -------      -------        -----------
Total expenses.............................        92,212     13,112         (203)           105,121
                                              -----------    -------      -------        -----------
Income before taxes........................        23,121      5,016       (5,621)            22,516
Income tax expense.........................         8,713        543         (419)(7)          9,127
                                                                               34(9)
                                                                              256(10)
                                              -----------    -------      -------        -----------
          Net income.......................        14,408      4,473       (5,492)            13,389
                                              ===========    =======      =======        ===========
Weighted average common shares
  outstanding*.............................    20,902,473                                 23,002,473
Net income per common share................   $       .69                                        .58


---------------


* Weighted average common shares outstanding of RBMG, for purposes of the condensed combined RBMG and RBC pro forma presentation, have been adjusted to consider the issuance of 9,397,238 (9,867,100 after retroactive adjustment for the 5% stock dividend declared on October 31, 1997) shares of RBMG Common Stock to effect the RBC Merger, net of 7,397,238 (7,767,100 after retroactive adjustment for the 5% stock dividend declared on October 31, 1997) shares of RBMG Common Stock currently owned by RBC.


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                  RBMG AND RBC

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                             COMBINED
                                                       SPIN-OFF   REVISED    PRO FORMA         RBMG
                                  RBMG         RBC      OF RPG      RBC     ADJUSTMENTS       AND RBC
                               -----------   -------   --------   -------   -----------     -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REVENUES
Interest income..............  $    62,858   $13,342   $   (200)  $13,142    $   (466)(6)   $    75,534
Interest expense.............      (45,956)   (5,212)              (5,212)                      (51,168)
                               -----------   -------   --------   -------    --------       -----------
Net interest income..........       16,902     8,130       (200)    7,930        (466)           24,366
Net gain on sale or
  securitization and fees on
  mortgage loans or leases...       79,178     3,124                3,124                        82,302
Commercial mortgage
  origination income.........                  4,416                4,416                         4,416
Gain on sale of mortgage
  servicing rights...........        1,105                                                        1,105
Loan and lease servicing
  fees.......................       28,763     2,508                2,508                        31,271
Credit card fees.............                 18,424    (18,424)
Equity in undistributed
  earnings of RBMG...........                  7,424                7,424      (7,424)(7)
Gain on sale of RBMG stock...                  2,456                2,456      (2,456)(8)
Other income.................          669     1,121                1,121                         1,790
                               -----------   -------   --------   -------    --------       -----------
          Total revenues.....      126,617    47,603    (18,624)   28,979     (10,346)          145,250
                               -----------   -------   --------   -------    --------       -----------
EXPENSES
Salary and employee
  benefits...................       55,578    18,360     (4,478)   13,882        (207)(9)        69,253
Occupancy and equipment......        5,640     1,958       (763)    1,195                         6,835
Amortization of mortgage
  servicing rights...........       14,934       209                  209         599(6)         15,742
Amortization of goodwill and
  other intangibles..........                    264                  264         272(6)
                                                                                 (264)(6)           272
Provision for loan and lease
  losses.....................          817     2,391                2,391                         3,208
General and administrative...       19,100    16,701    (13,438)    3,263                        22,363
                               -----------   -------   --------   -------    --------       -----------
          Total expenses.....       96,069    39,883    (18,679)   21,204         400           117,673
                               -----------   -------   --------   -------    --------       -----------
Income before taxes..........       30,548     7,720         55     7,775     (10,746)           27,577
Income tax expense...........       10,925       467       (280)      187        (568)(7)
                                                                                 (939)(8)
                                                                                   79(9)          9,684
                               -----------   -------   --------   -------    --------       -----------
          Net income.........  $    19,623   $ 7,253   $    335   $ 7,588    $ (9,318)      $    17,893
                               ===========   =======   ========   =======    ========       ===========
Weighted average common
  shares outstanding*........   19,153,044                                                   21,253,044
Net income per common
  share......................  $      1.02                                                  $       .84


---------------


* Weighted average common shares outstanding of RBMG, for purposes of the condensed combined RBMG and RBC pro forma presentation, have been adjusted to consider the issuance of 9,397,238 (9,867,100 after retroactive adjustment for the 5% stock dividend declared on October 31, 1997) shares of RBMG Common Stock to effect the RBC Merger, net of 7,397,238 (7,767,100 after retroactive adjustment for the 5% stock dividend declared on October 31, 1997) shares of RBMG Common Stock currently owned by RBC.


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE A.  NET INCOME PER COMMON SHARE


     The unaudited pro forma combined net income per common share has been calculated by dividing pro forma net income by the weighted average common shares outstanding during the period, adjusted to consider the weighted average pro forma effect of the shares assumed to be issued in the RBC Merger.


     Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS 128) was issued in February 1997 and is effective for financial statements for periods ending after December 15, 1997. Earlier application is not permitted. The unaudited pro forma combined net income per common share calculations are based on the provisions of Accounting Principles Board Opinion No. 15, and the related interpretations thereof.

NOTE B.  UNAUDITED PRO FORMA ADJUSTMENTS


     The following summarizes the unaudited pro forma adjustments which are necessary to reflect the RBC Merger. All dollar amounts are presented in thousands.


RBMG AND RBC UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENTS OF INCOME


     As of the close of business on December 31, 1996, RBC effected a spin-off of RPG through a distribution of RPG's common stock to RBC Stockholders. In order to present the historical pro forma results of RBC on a comparable basis to that of the nine month period ended September 30, 1997, the unaudited pro forma condensed combined financial statements for the year ended December 31, 1996 include adjustments to RBC's historical financial data to give effect to the spin-off of RPG as if it occurred on January 1, 1996.



     The RBMG and RBC Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Income are prepared on the assumption that the RBC Merger is consummated. The pro forma adjustments are summarized as follows:



     (1) To record payment of $2,000 of estimated deferrable acquisition costs, including investment banking, legal and other professional charges, expected to be incurred by RBMG in connection with the RBC Merger. Approximately $966 of such charges had been paid and deferred as a component of other assets as of September 30, 1997.


     (2) To adjust RBC's various assets and liabilities to estimated fair value, to eliminate existing RBC goodwill and other intangibles, to eliminate existing deferred organizational and other prepaid costs included in other assets and to record an offsetting equity adjustment.


RBC historical book value as of September 30, 1997..........  $ 87,503
Adjusted by the following:
  To adjust the investment in RBMG to estimated fair
     value..................................................    32,309
  To adjust lease receivables to estimated fair value.......     1,398
  To adjust mortgage servicing rights to estimated fair
     value..................................................     4,793
  To adjust the investment in unaffiliated company to
     estimated fair value...................................     2,300
  To eliminate existing RBC goodwill and other
     intangibles............................................    (2,815)
  To record deferred tax liabilities associated with
     adjusting RBC's various assets to fair value...........    (3,248)
                                                              --------
Fair value of RBC net assets acquired.......................   122,240
Purchase price..............................................   125,688
                                                              --------
Excess of purchase price over fair value of net assets
  acquired..................................................  $  3,448
                                                              ========



     Estimated goodwill relating to the RBC Merger is based upon a purchase price of $125,688 which assumes the issuance of 9,397,238 (9,867,100 after retroactive adjustment for the 5% stock dividend declared on October 31, 1997) shares of RBMG Common Stock in exchange for the outstanding RBC Common Stock. For

                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


purposes of the pro forma presentation, RBMG Common Stock was valued at $13.375 ($12.74 after retroactive adjustment for the 5% stock dividend declared on October 31, 1997) per share.



     (3) To eliminate RBC's investment in 7,397,238 (7,767,100 after retroactive adjustment for the 5% stock dividend declared October 31, 1997) shares of RBMG Common Stock at fair value. For purposes of pro forma presentation, RBMG Common Stock was valued at $13.375 ($12.74 after retroactive adjustment for the 5% stock dividend declared October 31, 1997) per share.


     (4) To eliminate RBC's retained earnings and common stock accounts.


     (5) To capitalize at par value the issuance of 9,397,238 (9,867,100 after retroactive adjustment for the 5% stock dividend declared October 31, 1997) shares of RBMG Common Stock.


     (6) To adjust for amortization of goodwill and purchase price basis adjustments.


                                                         FOR THE YEAR         FOR THE NINE
                                                             ENDED            MONTHS ENDED
                                                       DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                                       -----------------   ------------------
    Amortization of basis adjustment to lease
      receivables over an estimated three year
      life...........................................       $  466                $350
    Amortization of basis adjustment to mortgage
      servicing rights over an estimated eight year
      life...........................................          599                 449
    Amortization of new goodwill over an estimated 20
      year life......................................          272                 204
    Reversal of amortization expense recorded
      relating to pre-existing RBC goodwill..........         (264)                (97)
                                                           -------              ------
                                                            $1,073                $906
                                                           =======              ======


     (7) To eliminate RBC equity in undistributed earnings of RBMG, together with the allocable income tax expense.

     (8) To eliminate RBC's gain on sale of RBMG Common Stock, together with the allocable income tax expense.


     (9) To adjust pro forma salary and employee benefits expenses and related income tax expense for RBMG's contractual obligations to provide for annual bonuses to certain key employees in an amount aggregating 6.5% of pre-tax, pre-bonus net income.



     (10) To eliminate merger expenses recorded by RBC during the nine months ended September 30, 1997, together with the allocable income tax expense.



NOTE C.  EARNINGS CONSIDERATIONS RELATED TO THE RBC MERGER



     It is expected that RBMG or RBC will incur charges related to the RBC Merger and to the assimilation of RBC into the RBMG organization. Anticipated charges include, but are not limited to, legal and accounting fees, financial advisory fees, consulting fees, and similar costs which normally arise from the consolidation of operational activities.



     Aggregate charges expected to arise from the RBC Merger have been preliminarily estimated to be in the range of $3,500 to $4,000. After consideration of the unaudited pro forma adjustments, such charges have not been included in the unaudited pro forma condensed combined statements of income.

                                BUSINESS OF RBMG


     RBMG is a full-service residential mortgage company which originates and purchases loans through a network which as of September 30, 1997 consisted of approximately 934 correspondent lenders, 3,846 brokers and six retail offices. RBMG pools the mortgages it originates or purchases, creating mortgage-backed securities, and sells these securities to financial institutions throughout the United States. RBMG retains in its portfolio or sells to other approved servicers the mortgage servicing rights associated with the loans it originates or purchases. RBMG originates and services loans made to borrowers located in 48 states and the District of Columbia. RBMG was formed to acquire, own and operate the mortgage banking business of the banking subsidiaries of RBC, which operated under the name Resource Bancshares Mortgage Group, Inc. and commenced operations in May 1989. The mortgage banking business of these subsidiaries was transferred to RBMG in connection with an initial public offering of RBMG Common Stock in June 1993. As part of the initial public offering of RBMG Common Stock, RBC retained approximately 42% of the outstanding RBMG Common Stock.


                                BUSINESS OF RBC

GENERAL


     RBC was organized as a South Carolina corporation in 1986. RBC's current principal businesses are the origination, sale and servicing of small ticket equipment leases and of commercial mortgage loans. RBC now owns approximately 36.4% of the outstanding RBMG Common Stock. RBC also owns an 11% interest in Intek. As of December 31, 1996 and September 30, 1997, RBC had total consolidated assets of $140 million and $132 million, respectively, and stockholders' equity of $80 million and $88 million, respectively. RBC's principal executive offices are located at 1901 Main Street, Suite 650, Columbia, South Carolina, and its telephone number is (803) 799-2256.


SMALL TICKET EQUIPMENT LEASING BUSINESS

     General. RBC's small ticket equipment leasing business is operated through Republic Leasing. Republic Leasing originates, sells and services small ticket equipment leases.


     Lease Originations and Sales of Leases. Republic Leasing originates equipment leases using a network of independent lease brokers and bank referrals as the source of substantially all its new leases. As part of the origination process, Republic Leasing performs various levels of credit analysis on each application based on the type of equipment to be leased and the value of the lease.



     Leases originated by Republic Leasing generally have a lease value ranging from $3,000 to $250,000 and cover a variety of types of equipment, including manufacturing equipment, computer equipment, security equipment, office equipment, furniture, construction equipment and tools. As of September 30, 1997, the average lease size of Republic Leasing's lease portfolio was approximately $16,000, and there were only four leases with a current lease receivable in excess of $250,000.


     Republic Leasing does not purchase the equipment to be leased until it has received a noncancelable lease from a lessee and has determined that the lease meets its criteria for funding. Upon obtaining a signed lease and other required documentation, a Republic Leasing credit processor verifies directly with the lessee that all the items covered by the lease have been delivered and installed and are in working order to the lessee's satisfaction. Republic Leasing then initiates payment to the vendor of the equipment.


     Since inception, the majority of all leases generated by Republic Leasing have been full payout, noncancelable leases, where the minimum lease payments over the lease term cover the full cost of the equipment, installation, broker commissions and any related expenses plus an interest factor. The leases entered into by Republic Leasing normally require an initial amount due of between 3.0% and 10.0% of the cost of the equipment and fixed monthly payments over a term of one to five years. The terms and conditions of the equipment lease agreements used by Republic Leasing do not give a lessee the option to pay the lease out in full by remitting only the discounted cash flow of payments or the net balance.

     In December 1994, Republic Leasing completed a lease securitization, which was accounted for as a financing, and in 1995, 1996 and 1997 lease portfolios were sold to three investors in private transactions. During 1996, Republic Leasing entered into an agreement with one investor to make available for sale a portion of Republic Leasing's lease originations on a flow basis.



     As of September 30, 1997, Republic Leasing was originating leases in 48 states through approximately 231 independent brokers and seven independent banks.



     Lease Servicing. Republic Leasing services the lease portfolio owned by RBC and the lease portfolios owned by three investors who have purchased leases from Republic Leasing. Under the terms of the lease servicing agreements, Republic Leasing is paid servicing fees based on the dollar amount of leases serviced.


     The servicing activities performed by Republic Leasing consist of customer service; billing and collections; lessee file maintenance; sales and property tax collection and remittance; accounting and management reporting and processing payments and late fees. As part of these servicing activities, Republic Leasing follows up with a lessee who is past due on its account and attempts to collect such amounts and, in the event the lessee fails to pay, may repossess the collateral and prepares daily, weekly and monthly reports which include information summarizing trial balances, past due amounts, new leases, leases that have been paid in full and the status of collateral.

COMMERCIAL MORTGAGE BANKING BUSINESS

     General. RBC operates its commercial mortgage banking business through Laureate Realty, a second tier wholly owned subsidiary of RBC. Laureate Realty was organized in September 1994 and during 1995 and 1996 it acquired commercial mortgage servicing rights in connection with its acquisitions of the assets and businesses of Mortgage Company of Indiana, Inc. (1995) and Camp & Company
(1996). As a commercial mortgage banker, Laureate Realty performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling and servicing commercial mortgage loans.

     Commercial Mortgage Loan Origination and Sale. As a full service commercial mortgage banker with offices in Alabama, Indiana, North Carolina, South Carolina, Tennessee and Virginia, Laureate Realty provides a wide range of real estate capital markets services to owners and developers of commercial real estate properties.

     The typical users of commercial real estate mortgage banking services are real estate developers, owners (as borrowers) and investor/lenders (as funding sources). Due to the more specialized nature of commercial mortgage lending and the smaller universe of lenders serving this market (in each case relative to the residential mortgage market), borrowers rely on commercial mortgage brokers and bankers to find competitive lenders, and these lenders (particularly insurance companies and pension plans, which do not generally have origination staffs located in multiple branches) rely on mortgage brokers and bankers to source potential borrowers. Lenders generally include banks, pension funds, insurance companies and conduits for commercial mortgage backed securities.

     In originating loans, Laureate Realty works closely with both the borrower and potential lenders from the time a loan prospect is first contacted through the application and proposal process and throughout the documentation of the loan to final funding. Laureate Realty typically performs extensive due diligence and market analysis for the lenders in this process.

     Laureate Realty principally targets developers and owners of higher-quality commercial and multifamily real estate properties. The loans originated by Laureate Realty generally are funded by institutional lenders, primarily insurance companies. RBC believes that Laureate Realty's relationship and credibility with its institutional lender network provide it with a competitive advantage in the commercial mortgage banking industry.


     Laureate Realty is also a member of FHLMC's multifamily seller/servicer program in North Carolina, South Carolina, Tennessee and Arkansas and intends to expand into other states. Through this program, Laureate Realty sells to FHLMC and services for FHLMC multifamily commercial mortgages. Laureate Realty also originates loans for several conduits sponsored by investment banks and capital market areas of commercial banks. In connection with FHLMC loans and the origination of loans for conduits, Laureate Realty may make representations and warranties covering title to the property, lien priority, environmental reviews and certain other matters. In the event of a breach of such a representation and warranty, Laureate Realty could be called upon to repurchase the loan.

     Laureate Realty generally earns a fee of between 50 and 100 basis points of the loan amount for originated or underwritten loans, plus certain additional processing fees.


     Commercial Mortgage Loan Servicing. Laureate Realty's business commenced in September 1994 and by January 1995 two investors had transferred commercial loan servicing portfolios totaling $464 million. Since that time, through acquisitions, loan originations and transfers by other investors the servicing portfolio has grown to $2.5 billion at September 30, 1997. At September 30, 1997, Laureate Realty was servicing 828 loans for 43 investors. At December 31, 1996 and September 30, 1997, Laureate Realty's commercial mortgage loan servicing rights had a carrying value of $1.7 million and $1.5 million, respectively. Currently, the primary source of Laureate Realty's commercial mortgage servicing business is the loans it originates or underwrites. The revenue stream from servicing contracts on commercial mortgages is relatively predictable as prepayment penalties in commercial mortgages discourage early loan payoffs.



     Commercial mortgage loan servicing involves collecting monthly mortgage payments, maintaining escrow accounts for the payment of property taxes and insurance premiums on behalf of borrowers, remitting payments of principal and interest promptly to investors in the underlying mortgages, reporting to those investors on financial transactions related to such mortgages and generally administering the loans. The servicer also must cause properties to be inspected periodically, determine the adequacy of insurance coverage on each property, monitor delinquent accounts for payment and in cases of extreme delinquency, institute and complete either appropriate forbearance arrangements or foreclosure proceedings on behalf of investors. Servicing fees are generally based on the outstanding principal of loans serviced and range from .03% to
 .25%.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RBC

     The following discussion and analysis should be read in conjunction with the financial information and the consolidated financial statements of RBC (including the notes thereto) included in this Joint Proxy Statement/Prospectus.

BACKGROUND


     RBC was organized under the laws of the state of South Carolina in 1986. From 1987 until May 1, 1994, RBC was a bank holding company and operated its credit card and leasing operations as divisions of a bank subsidiary. Between 1989 and 1993, RBC also operated a residential mortgage banking business as a division of a bank subsidiary. On June 3, 1993, RBC transferred the assets and liabilities of its residential mortgage banking business to RBMG, a new wholly-owned subsidiary of RBC, and RBMG simultaneously sold 58% of its common stock in an initial public offering. Accordingly, immediately thereafter, RBC owned 42% of the outstanding RBMG Common Stock. In 1993 and 1994, RBC sold its retail banking assets, liabilities and operations (the "Retail Banking Business"), and during 1994, RBC ceased to be a bank holding company. In 1994, the credit card and leasing operations were contributed to new operating subsidiaries of RBC, Resource Processing Group, Inc. ("RPG") and Republic Leasing Company, Inc., respectively. Also during 1994, RBC formed Laureate Realty, its commercial mortgage loan subsidiary. During 1995 and 1996, Laureate Realty acquired two commercial mortgage banking operations and accounted for both transactions under the purchase method of accounting. On December 31, 1996, Republic Leasing Company, Inc. merged into RBC and now operates as a division. In addition, on December 31, 1996, as more fully described in Note 3 to RBC's consolidated financial statements, the common stock of RPG was distributed to the RBC Stockholders in a spin-off transaction (the "Spin-off").



     In March 1996, RBMG completed a common stock offering. In that offering, RBC purchased an additional 896,552 shares of RBMG Common Stock resulting in an in-substance sale of a portion of RBC's investment in RBMG. As a result of that transaction and other stock issuances by RBMG, RBC owns 36.4% of the outstanding RBMG Common Stock as of the date of this Joint Proxy Statement/Prospectus.



     Subsequent to the Spin-off, RBC, including its subsidiaries, has engaged primarily in commercial small ticket equipment lease financing and servicing and commercial mortgage banking.


SMALL TICKET EQUIPMENT LEASING


     Substantially all of RBC's lease receivables are acquired from independent brokers who operate throughout the continental United States and referrals from independent banks. The majority of the leases are commercial financing leases which do not provide for early payout and which contain "hell or high water" provisions (i.e., repayment is required without regard to the suitability, performance or condition of the leased equipment). In substantially all instances, the lessee obtains title to the equipment at the end of the lease by payment of either one dollar or a purchase option which is usually no more than ten percent of the original lease amount. The small ticket equipment leasing business has become increasingly competitive in the last 12 to 24 months as more financial institutions have entered the leasing business in search of high yielding assets. As a result, the "all-in" leasing yield on RBC's new lease production has declined from prime plus 6.0% to 6.5% in 1994 to prime plus 4.0% to 5.0% in 1997.



     After steady growth in monthly lease production during 1994 and 1995, RBC's monthly lease production declined because several major lessors, with whom Republic Leasing competes, significantly lowered their interest rates and credit criteria. RBC was not willing either to suffer the margin compression or to take increased credit risks. As a result, RBC lost some of its market share. In 1997, RBC introduced a program to originate leases through community banks. Under this program, the bank is paid a referral fee for each lease originated for RBC's portfolio. Initial reception to the program has been good, and RBC management believes that monthly lease production under the program will positively impact RBC's revenue during 1998.

                                                                                  AT OR FOR THE NINE
                                                     AT OR FOR THE YEAR ENDED        MONTHS ENDED
                                                           DECEMBER 31,              SEPTEMBER 30,
                                                   ----------------------------   -------------------
                                                    1994       1995      1996       1996       1997
                                                   -------   --------   -------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
Lease production during the period...............  $75,505   $ 94,334   $63,284    $48,448    $42,488
Outstanding balance of leases owned by RBC at end
  of period (net of security deposits)...........   88,066    106,181    51,113     80,565     45,992
Outstanding balance of leases serviced for third
  parties at end of period.......................              29,249    78,747     48,870     79,439
REVENUES:
Interest income on leases........................    7,883     14,587    11,899      9,897      4,637
Gain on sale of leases...........................               1,617     3,124      1,572        921
Servicing fees...................................                 213       727        459        930


COMMERCIAL MORTGAGE BANKING


     RBC entered the commercial mortgage banking business in late 1994. At December 31, 1994, Laureate Realty was servicing $108 million of commercial mortgage loans for one investor. In January 1995, two investors transferred servicing on a number of loans to Laureate Realty. As a result of those transfers and internal production, Laureate Realty was servicing $579 million of commercial mortgage loans by the end of January 1995. By December 31, 1995, servicing was increased to $1.5 billion for 30 investors. This increase resulted from the purchase of the business and assets of Mortgage Company of Indiana, Inc. ("MCII") in July 1995 which included the transfer of $503 million in servicing and $317 million of loan originations closed for investors. The servicing portfolio had an underlying principal balance of $2.3 billion, $2.3 billion and $2.5 billion at December 31, 1996 and September 30, 1996 and 1997, respectively. Part of the increase in the servicing portfolio during 1996 was attributable to the purchase of the business and assets of Camp & Company ("Camp") in July 1996, which included the transfer of $524 million in servicing, and $509 million of loan originations closed during the year 1996. Loan originations were $435 million and $365 million during the nine months ended September 30, 1996 and 1997, respectively.


     Substantially all loans originated by Laureate Realty have been originated in the name of the investor, and in most cases, Laureate Realty has retained the right to service the loans under a servicing agreement with the investor. Initially, Laureate Realty originated loans primarily in North Carolina, South Carolina, Tennessee and Virginia and, with the two acquisitions, expanded to Indiana and Alabama. Origination fees are generally between 50 and 100 basis points of the loan amount, and Laureate Realty's average servicing rate is nine basis points. Most commercial mortgage loan servicing agreements are short-term, and retention of the servicing contract is dependent on maintaining investor relationships. Likewise, new loan originations are largely dependent on relationships with the developer.


                                                                              AT OR FOR THE NINE
                                           AT OR FOR THE YEAR ENDED              MONTHS ENDED
                                                 DECEMBER 31,                    SEPTEMBER 30,
                                      ----------------------------------    -----------------------
                                        1994        1995         1996          1996         1997
                                      --------   ----------   ----------    ----------   ----------
                                                         (DOLLARS IN THOUSANDS)
Commercial mortgage loan
  originations......................  $ 21,468   $  317,940   $  509,415    $  434,993   $  364,921
Outstanding balance of commercial
  mortgage loans serviced for third
  party investors at end of
  period............................   107,691    1,464,360    2,334,451     2,265,153    2,504,408
REVENUES:
Commercial mortgage loan origination
  fees                                     244        3,082        4,416         2,736        3,367
Servicing fees......................         9          801        1,781         1,245        1,734

INVESTMENT IN RBMG

     As more fully described in Notes 1, 2 and 8 to the consolidated financial statements of RBC, RBC accounts for its investment in RBMG under the equity method of accounting.

     The following table summarizes certain financial data regarding RBC's investment in RBMG:


                                                                       AT OR FOR THE NINE
                                         AT OR FOR THE YEAR ENDED         MONTHS ENDED
                                               DECEMBER 31,              SEPTEMBER 30,
                                       ----------------------------    ------------------
                                        1994       1995      1996        1996      1997
                                       -------   --------   -------    --------   -------
                                                     (DOLLARS IN THOUSANDS)
Equity in undistributed earnings of
  RBMG...............................  $ 7,510   $  5,885   $ 7,424    $  6,685   $ 5,474
Gain on equity offering by RBMG......                         2,456       2,456


CREDIT CARD OPERATIONS

     As more fully described in Note 3 of the consolidated financial statements of RBC, as of the close of business on December 31, 1996, RBC spun-off RPG, its credit card operation to the RBC Stockholders. Accordingly, the results of operations of RPG are included in the RBC operating results only through the date of the Spin-off, and RPG's assets and liabilities are excluded from RBC's balance sheet at December 31, 1996.

     The following table sets forth certain financial data regarding RPG while it was a part of RBC:


                                                                           AT OR FOR THE
                                           AT OR FOR THE YEAR ENDED      NINE MONTHS ENDED
                                                 DECEMBER 31,              SEPTEMBER 30,
                                        ------------------------------   ------------------
                                          1994       1995       1996            1996
                                        --------   --------   --------   ------------------
                                                      (AMOUNTS IN THOUSANDS)
Number of accounts serviced at end of
  period..............................       226        369        506             500
AVERAGE OUTSTANDING BALANCE OF
  ACCOUNTS SERVICED DURING PERIOD:
  Long-term agreements with clients...  $165,693   $267,298   $391,243        $367,210
  Short-term agreements, primarily
     with affiliates..................    22,591
Outstanding balance of accounts
  serviced at end of period...........   205,253    369,636    498,306         409,214
Number of accounts originated during
  period..............................       284        192        269             215
Revenues..............................  $ 23,140   $ 11,637   $ 18,424          13,234
Expenses (including taxes)............   (17,927)   (10,481)   (17,976)        (12,697)
                                        --------   --------   --------        --------
          Net income..................  $  5,213   $  1,156   $    448        $    537
                                        ========   ========   ========        ========



RESULTS OF OPERATIONS -- NINE MONTHS ENDED SEPTEMBER 30, 1997, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996


  Summary


     Total revenues of RBC were $18.1 million for the nine months ended September 30, 1997 as compared to $36.0 million for the nine months ended September 30, 1996. This $17.9 million, or 50%, decrease was primarily due to a $2.5 million non-recurring gain recognized in the nine months ended September 30, 1996 related to a secondary common stock offering by RBMG, a $1.2 million decrease in equity in undistributed earnings of RBMG, $651 thousand lower gains on the sale of leases and $13.2 million of credit card revenues generated by RPG during the nine months ended September 30, 1996. These decreases were partially off-set by a $1.2 million gain realized in the nine months ended September 30, 1997 on the repurchase by Intek of 25% of RBC's investment in that company and $1.6 million increase in lease and commercial mortgage loan servicing fees and origination fees during the nine months ended September 30, 1997 compared to the same period in 1996.

     As a consequence of the foregoing, pre-tax income decreased 42%, or $3.6 million, and net income decreased from $7.5 million to $4.5 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996.



     The following sections discuss the components of RBC's results of operations in greater detail.



  Net Interest Income



     Net interest income was $3.2 million less during the nine months ended September 30, 1997 than during the comparable period in 1996 primarily because of the lower balances of lease receivables outstanding and related borrowings to finance such leases. For the nine months ended September 30, 1996 and 1997, RBC originated $48.4 million and $42.5 million of leases, respectively. The decrease in lease production was due primarily to several major competitors lowering interest rates and credit criteria. As a result of the decrease in lease production as well as increased lease sales during 1996 and the nine months ended September 30, 1997, average month-end lease balances declined from $91.8 million for the nine months ended September 30, 1996 to $43.4 million for the nine months ended September 30, 1997. During the same periods, the net yield on the lease portfolio decreased from 13.02% to 11.82%.



  Net Gain on Sale of Leases



     During the nine months ended September 30, 1997, RBC sold $25.9 million of lease receivables compared to $35.4 million during the nine months ended September 30, 1996. As a result, net gain on sale of leases decreased from $1.6 million for the nine months ended September 30, 1996 to $921 thousand for the nine months ended September 30, 1997.



  Credit Card Fees



     As a result of the Spin-off, there were no credit card fees in the nine months ended September 30, 1997 compared to $13.2 million during the nine months ended September 30, 1996.



  Servicing and Other Fees



     Servicing and other fees were $6.1 million during the nine months ended September 30, 1997, compared to $4.4 million for the nine months ending September 30, 1996, an increase of 37%. This increase is related to a larger commercial mortgage loan servicing portfolio which increased approximately $239 million, or 11%, to $2.5 billion by September 30, 1997, and a larger lease servicing portfolio for third parties which increased approximately $30.6 million, or 63%, to $79.4 million by September 30, 1997. The commercial mortgage loan origination fees increased $631 thousand, or 23%, for the nine months ended September 30, 1997 as compared to the same period during 1996.



     The following table summarizes servicing and other fees for the nine months ended September 30, 1996 and 1997:



                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                                                  (DOLLARS IN
                                                                   THOUSANDS)
Lease servicing fees........................................    $  459      $  930
Commercial mortgage loan servicing fees.....................     1,245       1,734
Origination and other commercial mortgage loan fees.........     2,736       3,367
Other.......................................................                    30
                                                                ------      ------
          Total servicing and other fees....................    $4,440      $6,061
                                                                ======      ======

                                                                 AT SEPTEMBER 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Lease servicing portfolio for third parties.................  $   48,870   $   79,439
Number of leases being serviced for third parties...........       2,887        6,764
Commercial mortgage loan servicing portfolio................  $2,265,153   $2,504,408
Number of commercial mortgage loans being serviced..........         756          828



  Other Income



     Other income was $2.1 million for the nine months ended September 30, 1997 as compared to $810 thousand for the nine months ended September 30, 1996. This $1.3 million increase was primarily due to the repurchase by Intek of 5,000 shares of Intek preferred stock owned by RBC, in conjunction with a private equity offering by Intek, pursuant to which RBC realized a gain of $1.2 million.



  Expenses



     Total expenses decreased from $27.3 million in the nine months ended September 30, 1996 to $13.1 million in the nine months ended September 30, 1997, a $14.2 million, or 52%, decline. The Spin-off accounts for $12.7 million of the decrease. The salary and employee benefits expense for the nine months ended September 30, 1996 included $2.1 million of phantom stock expense compared to $658 thousand for the comparable period of 1997. The latter was lower as a result of the termination of RBC's phantom stock plan. The provision for lease losses decreased $1.8 million, or 74%, primarily as a result of a decrease in the amount of leases owned by RBC. At September 30, 1996 and 1997, the reserve for lease losses was 3.7% and 2.8%, respectively, of net lease receivables and 4.0% and 2.9%, respectively, of net leases less security deposits.


RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Summary


     Total revenues of RBC were $47.6 million during 1996 compared to $34.5 million for the prior year. This improvement represented an across the board increase, except for a $1.8 million decrease in net interest income related primarily to lower balances of lease receivables outstanding and related debt because of increased lease sales in 1996. The increased revenues included a $2.4 million increase in lease and commercial mortgage loan servicing fees and origination fees, a $1.5 million increase in gains on the sale of leases, a $2.5 million gain related to a common stock offering by RBMG as discussed in Note 8 of the consolidated financial statements of RBC, an increase of $1.5 million in equity in undistributed earnings of RBMG and significantly higher credit card fees. During the same periods, operating expenses increased $13.1 million, or 49%. Credit card operations accounted for 48%, or $6.2 million, of the increased expenses reflecting the additional cost necessary to support a greater level of credit card accounts serviced. In addition, in 1996 RPG recognized a $600 thousand valuation write-off on deferred costs as a result of reassessment of margins on credit card origination programs. Operating expenses related to the MCII mortgage loan operations were included for a full year in 1996 but only six months in 1995, and the Camp operations were included only during five months of 1996. In addition, during 1996 RBC incurred approximately $1.4 million of other nonrecurring expenses related to the Spin-off. Also in 1996, salary and employee benefits expense include a phantom stock expense increase of $2.8 million of which $1.9 million resulted from the Spin-off. In conjunction with the Spin-off, RBC was obligated to distribute to each holder of certain of its phantom stock units a dividend equivalent payment equal to one share of RPG stock paid in a combination of RPG stock and cash based on the December 31, 1996 value of a share of RPG stock.


     Net income for 1996 was $7.3 million, or 8% higher than net income in 1995.

     The following sections discuss the components of RBC's results of operations in greater detail.

  Net Interest Income

     Net interest income was $8.1 million in 1996, or 18% less than in 1995. This decrease reflects lower interest income and interest expense primarily as a result of the sale of $70.0 million of leases during 1996 as well as a reduction in the net yield of the lease portfolio and volume of lease production. Lease production in 1996 decreased $31 million, or 33.0%, primarily due to several major competitors significantly lowering their interest rates and credit criteria. During 1996, the average month-end outstanding balance of the lease portfolio was $82.9 million compared to $103.0 million during 1995. During the same periods, the net yield on the lease portfolio decreased from 13.3% during 1995 to 13.0% during 1996.



     Net interest income for 1996 also decreased by $270 thousand due to repayment of short-term loans to RBMG.


  Net Gain on Sale of Leases


     The $1.5 million, or 93%, increase in gains on sale of leases in 1996 as compared to 1995 was primarily attributable to the sale of $70.0 million of leases during 1996 compared to the sale of $31.6 million of leases during 1995. However, the leases sold in 1995 were more seasoned and had a lower cost basis than those sold in 1996.


  Credit Card Fees


     Credit card fees were $18.4 million, or 59%, higher in 1996 than they were in 1995. The $6.9 million increase resulted from a 39% increase in the average number of credit card accounts serviced by RPG during 1996 as compared to 1995 and a $124 million increase during 1996 in the average monthly balance of serviced accounts. During 1995 and 1996, approximately 41% and 71%, respectively, of RPG's revenues related to servicing which was priced as a percentage of the average balance of serviced accounts. A significant portion of RPG's revenue is derived under agreements which provide for more than one service. Whenever RPG cross-sells services, the price of the services specified may be expressed as a fee for all services to be provided ("bundled pricing") or as a separate price for each service. Servicing fees increased as a result of accounts originated prior to 1996 which were priced under a bundled pricing arrangement whereby the servicing fee increased beginning in 1996.


  Servicing and Other Fees

     Servicing and other fees were $6.9 million during 1996, compared to $4.6 million during 1995, an increase of 52%. Commercial mortgage servicing and origination fees accounted for $980 thousand and $1.3 million, respectively, of the increase. During 1996, the commercial mortgage loan servicing portfolio averaged $1.9 billion compared to $803 million during 1995 and included the effect of the servicing acquired as a result of the MCII and Camp acquisitions. During 1996, Laureate Realty originated $509 million of new commercial mortgage loans compared to $318 million during 1995.

     The following table summarizes servicing and other fees for the years ended December 31, 1995 and 1996:

                                                                  FOR THE
                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Lease servicing fees........................................  $  213    $  727
Commercial mortgage loan servicing fees.....................     801     1,781
Origination and other commercial mortgage loan fees.........   3,082     4,416
Other.......................................................     464
                                                              ------    ------
          Total servicing and other fees....................  $4,560    $6,924
                                                              ======    ======

                                                                   AT YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Lease servicing portfolio for third parties.................  $   29,429   $   78,747
Number of leases being serviced for third parties...........       1,444        4,986
Commercial mortgage loan servicing portfolio................  $1,464,360   $2,334,451
Number of commercial mortgage loans being serviced..........         549          785

  Other Income

     Other income increased during 1996 compared to 1995, primarily related to net gains on the dispositions of leases and increased fees from the leasing operation.

  Expenses


     Operating expenses increased $13.1 million during 1996. The credit card operations accounted for $6.8 million of the increase, primarily related to the larger servicing portfolio and higher costs of originating accounts. Commercial mortgage banking operations accounted for $2.1 million of higher expenses in 1996 compared to 1995, of which 61% was personnel related. This increase included the effect of the growth in the commercial mortgage loan servicing portfolio, including $509 million of new originations in 1996 and the MCII and Camp acquisitions. Leasing operations and corporate overhead accounted for $786 thousand and $3.5 million, respectively, of increased expenses. Included in salary and employee benefits expense was a $2.8 million increase in phantom stock expense related to the Spin-off and increased earnings in 1996. The provision for lease losses decreased $594 thousand, or 20%, while the amount of outstanding leases owned by RBC decreased 62% which resulted from the sale of leases in 1996 and the reclassification of $14 million of leases held for sale. At December 31, 1996, the reserve for lease losses was 2.8% of net lease receivables and 3.1% of net leases less security deposits.


RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Summary


     In 1995, total revenues increased $16.8 million over the amounts for the year 1994. The primary factors contributing to the increase were the growth in the lease portfolio, the sale of leases in 1995 whereas none were sold in 1994, the larger commercial mortgage loan portfolio and originations, including the addition of the MCII business beginning in July 1995. However, these increases were more than offset by an $11.5 million decrease in credit card revenues, a $12.4 million decrease in retail banking revenues and the non-recurring January and May 1994 sale of RBC's remaining retail banking operations and a decrease of $1.6 million in the equity in undistributed earnings of RBMG.


     The following sections discuss the components of RBC's results of operations in greater detail.

  Net Interest Income


     Net interest income during 1995 was $9.9 million as compared to $7.1 million for the prior year. This 40% increase was primarily attributable to the growth in the lease portfolio. Between December 31, 1994 and December 31, 1995, the outstanding lease portfolio grew from $92.4 million to $114.1 million and lease production grew from $75.5 million in 1994 to $94.3 million in 1995. To finance the increased production, RBC completed a $68 million public lease securitization at the end of 1994 which substantially freed-up its $75 million lease warehouse line to finance new lease production. The lease securitization was accounted for as a financing. Accordingly, the lease receivables and the debt were included in RBC's consolidated balance sheet and RBC continued to record interest income on the securitized leases and to record interest expense on the related borrowings.


     Net interest income for 1995 was also increased by $541 thousand of interest income from short-term loans to RBMG.

  Net Gain on Sale of Leases

     Prior to 1995, RBC originated leases solely to be held to maturity. However, during 1995, RBC sold a portion of its lease portfolio. Currently, RBC continues to service substantially all of the leases that it has originated including those sold to third parties. During 1995, RBC sold $31.6 million of leases and realized a $1.6 million gain.

  Credit Card Fees


     During 1995, credit card fees decreased significantly even though during the year there were increases in both the number and average outstanding balance of accounts being serviced. At December 31, 1995, RPG was servicing approximately 369,000 accounts, or 64% more accounts than it was servicing at December 31, 1994. During 1995, the average monthly balance of accounts being serviced increased $79.0 million, or 42%, over the amount for 1994. During 1994, RPG had two marketing contracts. However, during 1995 there was a significant decline in the ratio of accounts originated to the number of offers made to consumers which resulted in a much lower profit margin on that business. In addition, beginning in 1995 certain revenues from marketing contracts were deferred and recognized in subsequent periods as transaction processing and program management services were performed.


  Servicing and Other Fees


     During mid-1994, RBC formed a commercial mortgage banking subsidiary. Experienced commercial mortgage bankers were hired to begin a commercial mortgage banking operation. Most of the key personnel were hired by September 1994, and by year-end, the operation had originated $21 million of commercial mortgage loans and had received transfers of servicing on $87 million of such loans. In 1995, RBC also decided to sell a portion of its lease portfolio and, in conjunction with the sale, RBC retained the right to service the leases under a servicing agreement.


     The following table summarizes the servicing and other fees for the years ended December 31, 1994 and 1995:

                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1994         1995
                                                              --------    ----------
                                                              (DOLLARS IN THOUSANDS)
Lease servicing fees........................................              $      213
Commercial mortgage loan servicing fees.....................                     801
Origination and other commercial mortgage loan fees.........  $    244         3,082
Other.......................................................       422           464
                                                              --------    ----------
          Total servicing and other fees....................  $    666    $    4,560
                                                              ========    ==========

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                1994         1995
                                                              --------    ----------
                                                              (DOLLARS IN THOUSANDS)
Lease servicing portfolio for third parties.................              $   29,249
Number of leases being serviced for third parties...........                   1,444
Commercial mortgage loan servicing portfolio................  $107,691    $1,464,360
Number of commercial mortgage loans being serviced..........        44           549

  Other Income


     During 1995, other income from leasing operations increased $348 thousand, primarily related to net gains on the dispositions of leases and increased fees from the leasing operation. However, this increase was offset by fees no longer received in 1995 due to the sale of the retail banking operations in 1994.

  Expenses


     During 1995, expenses decreased $4.6 million, or 17%, below 1994 amounts. This decrease included $4.6 million of 1994 expenses related to retail banking operations that were sold in 1994 and a decrease of $4.2 million of expenses related to the credit card operations. These decreases were partially offset by $2.7 million of increased costs in 1995 related to the full year effect of the commencement of the commercial mortgage banking operation including its MCII acquisition, which resulted in $1.9 million of increased personnel costs. During 1995, personnel costs also increased $578 thousand in conjunction with the growth in the number and amount of leases under management (i.e., leases owned either by RBC or investors). The provision for lease losses increased $985 thousand, or 49%, while the amount of outstanding leases owned by RBC increased 21%. The increase in the provision expense reflected the required adjustment to the reserve for lease losses to maintain an adequate level of reserves. As a result of this adjustment, the reserve for lease losses was 2.0% of net lease receivables and 2.1% of net leases less security deposits at December 31, 1994 compared to 1.9% of net lease receivables and 2.1% of net leases less security deposits at December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES


     RBC's primary cash-flow requirement involves the funding of commercial small ticket equipment leases and commercial mortgage loan production which is met primarily through external borrowings. RBC has entered into a 364-day, $50 million revolving credit facility to provide interim financing for its leasing portfolio that expires in December 1997. The revolving credit facility contains various covenants including the requirement that RBC maintain a net worth of at least $40 million and a leverage ratio not to exceed 10:1 as well as "change of control" covenants. The provisions of the facility also restrict a certain subsidiary's ability to incur debt, encumber assets, other than as collateral for the facility, sell assets, merge, declare or pay any dividends or change its corporate by-laws or certificate of incorporation. The facility also contains various covenants regarding characteristics of the collateral and the performance of leases originated and serviced by RBC. In May 1997, this revolving credit facility was amended to reduce the facility commitment from $75 million to $50 million and to provide that RBC may borrow up to 82% of the aggregate eligible discounted lease receivable balance related to leases on which a first priority perfected security interest has been granted to the lender.



     Additionally, RBC has also entered into a 364-day, $14 million revolving warehouse credit facility with another financial institution. The warehouse facility generally provides interim financing between the time FHLMC multifamily conventional loans are closed and the delivery of the loans to FHLMC, the investor. In addition, RBC has obtained a 364-day, $2.5 million revolving working capital line of credit with the financial institution that provides the $14 million credit facility. Both of these facilities which expire in February 1998 and include covenants requiring Laureate Realty to maintain liquid assets of $200 thousand and a net worth of at least $1 million and requiring RBC as guarantor of the lines to maintain liquid assets of at least $3 million, a minimum net worth of $35 million and a ratio of total liabilities to net worth of not more than 2:1. In addition, RBC must not encumber $5 million of its investment in RBMG and there are restrictions on changes in ownership, control and management.



     RBC also has obtained a $500 thousand and a $2 million revolving working capital line of credit with financial institutions which will expire in April 1998 and March 1998, respectively. Under the terms of the $2 million facility, RBC agreed to continually hold, unencumbered, no less than $3.5 million of its stock in RBMG.



     Although management anticipates that RBC will be able to renew its various financing arrangements when they expire or find acceptable replacement financing on satisfactory terms, there can be no assurance that RBC will be able to do so. Failure to comply with the debt covenants specified could result in the loss of the related financing and a requirement to repay immediately the outstanding loan balance.

                            THE RBMG ANNUAL MEETING


                                PROPOSAL NO. 2:


                             THE CHARTER AMENDMENT


GENERAL


     In connection with the RBC Merger, the RBMG Board has unanimously declared advisable and approved and adopted the RBC Amendment. The approval and adoption of the RBC Amendment by the RBMG Stockholders is contingent upon the approval and adoption of the RBC Merger Agreement, the RBC Merger and the RBC Stock Issuance by the RBMG Stockholders. A copy of the RBC Amendment is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Joint Proxy Statement/Prospectus. RBMG Stockholders are urged to read the RBC Amendment in its entirety.



     RBMG is currently authorized to issue 25,000,000 shares of RBMG Common Stock. The RBC Amendment, if it becomes effective, would increase the number of shares of RBMG Common Stock that RBMG is authorized to issue from 25,000,000 shares to 50,000,000 shares. Assuming that the RBC Amendment is approved and adopted and the RBC Merger is consummated and based on the number of shares of RBMG Common Stock outstanding as of November 12, 1997, 20,282,716 shares of authorized RBMG Common Stock would remain available for further issuance. RBMG currently does not have a sufficient number of authorized but unissued shares of RBMG Common Stock to consummate the RBC Merger. In addition, the RBMG Board believes that the increased flexibility provided by the RBC Amendment will enable RBMG to respond to possible acquisitions, financing needs and other business opportunities, to effect stock dividends or stock splits and to provide appropriate equity-based compensation. The RBMG Board could issue such additional shares of RBMG Common Stock at such times and on such terms and conditions as it deemed appropriate and desirable without further action by the RBMG Stockholders, unless such approval were required by applicable law, the RBMG Certificate, the RBMG Bylaws or any stock exchange or market on which RBMG securities may then be listed or traded.



     Although the RBMG Board will authorize the issuance of additional shares of RBMG Common Stock only when it considers doing so to be in the best interests of the RBMG Stockholders, the issuance of additional shares of RBMG Common Stock may, among other things, have a dilutive effect on the earnings per share of RBMG Common Stock and on the voting rights of holders of shares of RBMG Common Stock. The increase in the authorized number of shares of RBMG Common Stock pursuant to the RBC Amendment also could be viewed as having anti-takeover effects. Although the RBMG Board has no current plans to do so, shares of RBMG Common Stock could be issued in various transactions that would make a change in control of RBMG more difficult or costly and, therefore less likely. For example, shares of RBMG Common Stock could be privately sold to purchasers favorable to the RBMG Board in opposing a change in control or to dilute the stock ownership of a person seeking to obtain control. RBMG has no present intention to use the increased shares of authorized RBMG Common Stock for anti-takeover purposes.



RECOMMENDATION OF THE RBMG BOARD



     THE RBMG BOARD HAS DECLARED THE RBC AMENDMENT ADVISABLE AND DETERMINED THAT IT IS IN THE BEST INTERESTS OF RBMG AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE RBC AMENDMENT AND RECOMMENDS THAT RBMG STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE RBC AMENDMENT.

                    RBC COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS


     The following table sets forth as of November 12, 1997, the only RBC Stockholders which, to the knowledge of the management of RBC, are beneficial owners of five percent or more of the outstanding shares of RBC Voting Common Stock. The information set forth below has not been adjusted to reflect the five percent stock dividend and the $.04 per share cash dividend payable to RBMG stockholders of record on December 18, 1997.



                                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                            -------------------------------------------------------------
                                                                               PERCENT OF      SHARES OF      PERCENT OF
                                                                                  TOTAL           RBMG           RBMG
                                                                               RBC VOTING     COMMON STOCK   COMMON STOCK
                                                               NUMBER OF      COMMON STOCK    BENEFICIALLY   BENEFICIALLY
                                                               SHARES OF       OUTSTANDING    OWNED AFTER    OWNED AFTER
                     NAME AND ADDRESS                         RBC VOTING      PRIOR TO THE      THE RBC        THE RBC
                   OF BENEFICIAL OWNER                      COMMON STOCK(1)   RBC MERGER(2)      MERGER         MERGER
                   -------------------                      ---------------   -------------   ------------   ------------
APA Excelsior II L.P. and.................................     1,199,147(3)       13.78%       1,295,390         4.36%
APA Excelsior Venture
Capital Holdings (Jersey) Ltd.
  c/o Patricof & Co. Ventures, Inc.
  14th Floor
  445 Park Avenue
  New York, NY 10022
Union Carbide Pension Fund................................     1,199,147(4)       13.78%       1,295,390         4.36%
  c/o Benefit Capital
  Management Corporation
  39 Old Ridgebury Road E-2
  Danbury, CT 06817-0001
Amelia Holdings Partners..................................     1,199,147(5)       13.78%       1,295,390         4.36%
  c/o Mr. Ian McKinnon
  43rd Floor
  153 East 53rd Street
  New York, NY 10022
Saugatuck Capital Company Limited Partnership II..........       726,667(6)        8.35%         784,989         2.64%
  c/o Saugatuck Capital Company
  One Canterbury Green
  Stamford, CT 06901
SBSF First Sun Capital Group,.............................       700,515(7)        8.05%         756,738         2.55%
a Connecticut Limited Partnership, and SBSF First Sun
Capital Group II, L.P.
  c/o Spears, Benzak, Salomon & Farrell
  45 Rockefeller Plaza
  New York, NY 10111
Centennial Business Development Fund, Ltd.................       506,668           5.82%         547,333         1.70%
  c/o Mr. Jeffrey Schutz
  1428 Fifteenth Street
  Denver, CO 80202


---------------

(1) RBC has 1,577,788 shares of RBC Non-Voting Common Stock outstanding. The RBC Non-Voting Common Stock has no voting rights (except as required by law, for example, in connection with the RBC Merger) but is structured to give its holders the same economic benefits as ownership of RBC Voting Common Stock. Each share is convertible into one share of RBC Voting Common Stock (subject to proportionate adjustment in the event of certain corporate transactions). Generally, the holders of shares of RBC Non-Voting Common Stock have the right to convert the shares into shares of RBC Voting Common Stock at any time if the conversion will not result in the holder owning directly or indirectly more than 9.9% of the outstanding RBC Voting Common Stock. In addition, all of the shares of RBC Non-Voting Common Stock will be converted automatically into shares of RBC Voting Common Stock in the event of (1) any sale, transfer or other disposition of all or substantially all of RBC's assets or the RBC Voting Common Stock; (2) a sale of all or substantially all of the RBC Voting Common Stock in any merger or consolidation of RBC in which RBC is not the surviving entity; (3) any merger or consolidation of RBC in which RBC is the surviving entity and all or substantially all of the RBC Voting Common Stock is converted into publicly traded securities of another corporation or into cash or other property; or (4) any dissolution or liquidation of RBC. Immediately prior to the RBC Effective Time, each share of RBC Non-Voting Common Stock will automatically convert into one share of RBC Voting Common Stock.

(2) Based on an aggregate of 8,699,033 shares of RBC Common Stock issued and outstanding as of November 12, 1997, including, for each Beneficial Owner, the number of shares of RBC Common Stock issuable upon conversion of shares of RBC Non-Voting Common Stock beneficially owned by such Beneficial Owner.

(3) Includes 509,780 shares issuable upon conversion of shares of RBC Non-Voting Common Stock beneficially owned by APA Excelsior II L.P. ("APA II") and APA Excelsior Venture Capital Holdings (Jersey Ltd. ("APA Jersey"), of which 407,824 shares are beneficially owned by APA II and 101,956 shares are beneficially owned by APA Jersey.
(4) Includes 509,780 shares issuable upon conversion of shares of RBC Non-Voting Common Stock beneficially owned by Union Carbide Pension Fund.
(5) Includes 509,780 shares issuable upon conversion of shares of RBC Non-Voting Common Stock beneficially owned by Amelia Holdings Partners.

(6) Includes 37,300 shares issuable upon conversion of shares of RBC Non-Voting Common Stock beneficially owned by Saugatuck Capital Company Limited Partnership II.

(7) Includes 11,148 shares issuable upon conversion of shares RBC Non-Voting Common Stock beneficially owned by SBSF First Sun Capital Group ("SBSF").


STOCK OWNERSHIP OF RBC'S DIRECTORS AND EXECUTIVE OFFICERS



     The following table sets forth as of November 12, 1997, the ownership of RBC Voting Common Stock by RBC's directors and executive officers. None of the directors or executive officers of RBC owns any shares of RBC Non-Voting Common Stock. The information set forth below has not been adjusted to reflect the five percent stock dividend and the $.04 per share cash dividend payable to RBMG Stockholders of record on December 18, 1997.



                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                ----------------------------------------------------------
                                                                 PERCENT OF     SHARES OF      PERCENT OF
                                                                 TOTAL RBC         RBMG           RBMG
                                                                   VOTING      COMMON STOCK   COMMON STOCK
                                                  NUMBER OF     COMMON STOCK   BENEFICIALLY   BENEFICIALLY
                                                SHARES OF RBC   OUTSTANDING    OWNED AFTER    OWNED AFTER
                                                   VOTING       PRIOR TO THE     THE RBC        THE RBC
NAME                                            COMMON STOCK     RBC MERGER       MERGER         MERGER
----                                            -------------   ------------   ------------   ------------
John C. Baker(1)(9)...........................         -0-           N/A          12,700            N/A
Stuart M. Cable(1)(9).........................      42,725(2)          *          63,134              *
Ward H. Clegg, III............................      42,540             *          45,954              *
Owen S. Crihfield(3)..........................         -0-           N/A             -0-            N/A
John W. Currie(1)(9)..........................      50,000             *          66,713              *
George Jenkins(4).............................         -0-           N/A             -0-            N/A
Lock W. Ireland(9)............................      77,731(5)          *          84,969              *
Edward J. Sebastian(1)(6)(9)..................     237,568(7)       3.34%        346,914           1.17%
Michael T. Smith(9)...........................      10,000             *          12,063              *
Lisa Bishop Tuckerman(8)......................         -0-           N/A             -0-            N/A
Dwight Galloway...............................      17,937             *          19,376              *
H. Jackson Upchurch, Jr.......................       3,452             *           3,729              *
Melissa A. Ard................................         397             *             428              *
All directors and executive officers as a
  group (13 persons)..........................     482,350          6.77%        655,980           2.21%


---------------

  * Less than one percent

 (1) Also a director of RBMG.

 (2) Includes 34,000 shares held by Mr. Cable as trustee of a family trust. Mr. Cable is serving on the RBC Board as the nominee of his father, Austin L. Cable, who beneficially owns 34,000 shares of RBC Voting Common Stock. Together Stuart and Austin Cable beneficially own 76,725 shares of RBC Voting Common Stock as of November 12, 1997.


 (3) Mr. Crihfield is serving on the RBC Board as the nominee of Saugatuck Capital Company ("Saugatuck"). For information concerning the RBC Common Stock ownership of Saugatuck, see "RBC Common Stock Ownership by Management and Principal Stockholders -- Principal Stockholders," above.


 (4) Mr. Jenkins is serving on the RBC Board as the nominee of APA II and APA Jersey. For information concerning the RBC Common Stock ownership of APA II and APA Jersey, see "RBC Common Stock Ownership by Management and Principal Stockholders -- Principal Stockholders."


 (5) Includes 6,995 shares owned by members of Mr. Ireland's immediate family.


 (6) Mr. Sebastian is also an executive officer of RBMG.


 (7) Includes 108,000 shares owned by members of Mr. Sebastian's immediate family.


 (8) Ms. Tuckerman is serving on the RBC Board as the nominee of SBSF and SBSF
     II. For information concerning the RBC Common Stock ownership of SBSF and SBSF II, see "RBC Common Stock Ownership by Management and Principal Stockholders -- Principal Stockholders," above.


 (9) Includes shares of RBMG Common Stock owned as of November 12, 1997 or subject to options for shares exercisable on November 12, 1997, or within 60 days thereafter in the following amounts: 12,700 shares for Mr. Baker, 16,980 shares for Mr. Cable, 12,700 shares for Mr. Currie, 1,000 shares for Mr. Ireland, 90,279 shares for Mr. Sebastian and 1,261 shares for Mr. Smith.



     The following table sets forth certain information concerning the annual and other compensation paid by RBC with respect to calendar 1996 to Edward J. Sebastian, RBC's Chairman and Chief Executive Officer.


                           SUMMARY COMPENSATION TABLE


                                                                            OTHER
                                                                            ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                         SALARY     BONUS     COMPENSATION   COMPENSATION
---------------------------                        --------   --------   ------------   ------------
Edward J. Sebastian..............................  $141,790   $150,000     $36,646(1)         N/A
  President and Chief Executive Officer


---------------


(1) Supplemental life insurance policy including a 25% gross-up for income taxes.

                                PROPOSAL NO. 3:

                             ELECTION OF DIRECTORS

GENERAL

     The RBMG Certificate divides the RBMG Board into three classes, with the members of one class to be elected each year for a three-year term. The terms of the Class III directors will expire at the RBMG Annual Meeting.

     Should any nominee for the office of director become unable to serve, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed therein, to vote for the election in his stead of such other person as the RBMG Board may recommend.


     Vacancies on the RBMG Board may be filled by the remaining directors at any regular or special meeting thereof. Individuals selected to fill such vacancies shall serve for the remainder of the term for which they are appointed.


                                    NOMINEES


     The following information is furnished with respect to the RBMG Board's nominees for election as directors.


1. CLASS III -- TERMS TO EXPIRE AT THE 2000 ANNUAL MEETING.


                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST
NAME, PRESENT POSITION(S) AND TERM WITH RBMG   AGE     FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
--------------------------------------------   ---   --------------------------------------------------
John C. Baker.........................         47    Since September 1995, President of Baker Capital
  Director of RBMG since May 1993                    Corp., a private equity investment management
                                                     firm; from July 1988 to September 1995, Senior
                                                     Vice President, Patricof & Co. Ventures, Inc., a
                                                     private equity investment firm. Mr. Baker is a
                                                     director of Intermedia Communications, Inc.,
                                                     Xpedite Systems, Inc. and FORE Systems.
Robin C. Kelton.......................         63    Since 1996, Chairman and Chief Executive Officer
                                                     of Kelton International Ltd., investment bankers.
                                                     For more than four years prior to 1996, Mr. Kelton
                                                     was the Founder, Chairman and Chief Executive
                                                     Officer of Fox-Pitt, Kelton Group, an
                                                     international investment banking group. Mr. Kelton
                                                     is also a director of Net.B@nk, Inc.



     THE RBMG BOARD RECOMMENDS THAT RBMG STOCKHOLDERS VOTE "FOR" BOTH NOMINEES.

                        MEMBERS OF THE RBMG BOARD WHOSE
               TERMS WILL CONTINUE AFTER THE RBMG ANNUAL MEETING

     The following information is furnished with respect to the members of the RBMG Board whose terms will continue after the RBMG Annual Meeting.


2. CLASS I -- TERMS EXPIRING AT THE 1998 ANNUAL MEETING.



                                                    PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST
NAME, PRESENT POSITION(S) AND TERM WITH RBMG  AGE     FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
--------------------------------------------  ---   --------------------------------------------------
Edward J. Sebastian.........................  51    Chairman of the Board and Chief Executive
  Director, Chairman of the Board and Chief         Officer of RBMG since September 1992;
  Executive Officer of RBMG since September
     1992                                           Chairman of the Board and Chief Executive
                                                    Officer of RBC since September 1986.
                                                    Mr. Sebastian is a director of First Sun South
                                                    Corporation and Affinity Technology Group, Inc.
David W. Johnson, Jr........................  49    Vice Chairman and Director of RBMG since
  Vice Chairman and Director of RBMG since          October 1992 and Managing Director since
  October 1992 and Managing Director                July 1993; from May 1989 until June 1993,
  since July 1993                                   Executive Vice President, Republic National Bank,
                                                    the predecessor of RBMG.
Boyd M. Guttery.............................  69    Consultant and Private Investor since September,
  Director of RBMG since June 1993                  1996; from February 1995 to August 1996,
                                                    Chairman of the Board of Telecom Services
                                                    Group, Inc.; from July 1992 to February 1995,
                                                    Partner, Adams, Fletcher Guttery & Liss.



3. CLASS II -- TERMS EXPIRING AT THE 1999 ANNUAL MEETING.



                                                    PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST
NAME, PRESENT POSITION(S) AND TERM WITH RBMG  AGE     FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
--------------------------------------------  ---   --------------------------------------------------
John W. Currie..............................  51    Attorney, McNair Law Firm, P.A.
  Director and Secretary of RBMG since
  October 1992
Stuart M. Cable.............................  44    Attorney, Goodwin, Procter & Hoar, LLP.
  Director of RBMG since October 1992
John O. Wolcott.............................  54    Executive Vice President of The Olayan America
  Director of RBMG since June 1993                  Corporation since 1992.



RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS



     Representatives of Price Waterhouse LLP, which audited the financial statements of RBMG for the most recently completed fiscal year and which has been selected to audit such statements for the current year, are expected to be present at the RBMG Annual Meeting with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.



MEETINGS OF THE RBMG BOARD



     During 1996, the RBMG Board held a total of six regular and special meetings. Each incumbent director attended at least 75% of such meetings, and the meetings of committees on which he served, held during the period for which he was a director. The RBMG Board has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). RBMG does not have a nominating committee; rather the RBMG Board as a whole performs those functions.


COMMITTEES OF THE RBMG BOARD


     The current members of the Audit Committee are Mr. Guttery and Mr. Wolcott. The Audit Committee held two meetings during 1996. The Audit Committee is charged with the responsibility of reviewing RBMG's internal auditing procedures and accounting controls, considers the selection and independence of RBMG's independent public accountants and is to approve all transactions between RBMG and RBC.



     The current members of the Compensation Committee are Mr. Baker and Mr. Currie. The Compensation Committee held five meetings during 1996. The Compensation Committee is responsible for matters relating to executive compensation.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Exchange Act, directors and executive officers of RBMG and beneficial owners of 10% or more of RBMG Common Stock are required to file reports with the Commission indicating their holdings of and transactions in RBMG Common Stock. To RBMG's knowledge, based solely on a review of the copies of such reports furnished to RBMG and written representations that no other reports were required, all such persons have complied with all filing requirements with respect to 1996, except John C. Baker who filed late two reports covering two transactions.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth the compensation paid to each named executive officer for services rendered to RBMG during the periods indicated. The numbers of shares and options and the exercise price of options on the tables and footnotes in this section have been adjusted for the two five percent stock dividends issued in 1994, two five percent stock dividends and one ten percent stock dividend issued in 1995 and one seven percent stock dividend issued in 1996 (but have not been adjusted to reflect the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997).


                           SUMMARY COMPENSATION TABLE


                                                                            LONG TERM COMPENSATION
                         ANNUAL COMPENSATION                                        AWARDS
----------------------------------------------------------------------   -----------------------------
        (A)           (B)       (C)        (D)             (E)                 (F)             (G)
                                                                                            SECURITIES       (I)
                                                                                            UNDERLYING    ALL OTHER
      NAME AND                                         OTHER ANNUAL      RESTRICTED STOCK    OPTIONS/    COMPENSATION
 PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)     AWARDS($)(2)      SARS(#)        ($)(3)
 ------------------   ----   ---------   --------   ------------------   ----------------   ----------   ------------
E. J. Sebastian,      1996   $250,008    $500,000        $     --            $     --          53,500     $    5,210
  Chief Executive     1995    250,455     250,000              --                  --         107,000          3,760
  Officer             1994    250,000     250,000              --                  --              --             --
D. W. Johnson, Jr.,   1996   $386,687    $877,918        $200,000            $341,156              --     $   72,729
  Vice Chairman and   1995    378,694     693,255         253,711             127,844              --         69,436
  Managing Director   1994    360,212     762,878         246,285             203,121              --         56,769
R. H. Duncan,         1996   $175,000    $350,000        $ 19,266            $     --          35,515     $   32,416
  Senior Executive    1995    205,666     216,750              --                  --              --          3,218
  Vice President --   1994        N/A         N/A             N/A                 N/A             N/A            N/A
  Production
S. F. Herbert,        1996   $175,000    $275,000        $  8,881            $     --          24,343     $   20,983
  Senior Executive    1995    113,173     100,000           8,964                  --              --         12,530
  Vice President and  1994        N/A         N/A             N/A                 N/A             N/A            N/A
  Chief Financial
  Officer
L. E. Shelton,        1996   $397,091    $     --        $200,000            $     --              --     $5,017,755
  Former Vice         1995    378,695     693,255         256,866             127,844              --         64,447
  Chairman and        1994    360,212     762,878         247,442             203,121              --         58,416
  Managing Director


---------------

(1) For 1996, these amounts represent (i) payments of $200,000 to each of Messrs. Johnson and Shelton by RBC as more fully described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below and (ii) for Messrs. Duncan and Herbert, reimbursement for tax liability related to premiums on whole life and universal life and disability policies in the amounts of $19,266 and $8,881, respectively.

(2) The shares of restricted stock were awarded to Messrs. Johnson and Shelton on January 26, 1995 and January 27, 1996, and to Mr. Johnson on February 1, 1997 as part of 1994, 1995 and 1996 bonuses. Each of Messrs. Johnson and Shelton received 28,160 shares in 1995 and 8,779 shares in 1996, and Mr. Johnson received 23,528 shares in 1997. Each of Mr. Johnson and Mr. Shelton also were awarded 6,352 shares of restricted stock in January 1994. Had Mr. Johnson and Mr. Shelton held all of such shares of restricted stock received in 1994, 1995, 1996 and 1997 on December 31, 1996, the shares held by each of them would have had a year end value of $952,141 and $616,868, respectively, based on the closing price of a share of RBMG Common Stock on December 31, 1996 of $14.25. Mr. Johnson's shares vest over a five-year period from the date of issuance at the rate of 20% per year, and all his unvested shares will vest on December 31, 2000. Dividends are paid on the shares. All of Mr. Shelton's shares vested on January 31, 1997 upon his resignation as an officer and director of RBMG.

(3) Amounts shown for 1996 consist of (i) for Mr. Sebastian, contributions to RBMG's 401(k) plan, (ii) for Mr. Johnson, premiums on whole life and disability insurance policies of $67,438 and contributions to RBMG's 401(k) plan of $5,291, (iii) for Mr. Duncan, premiums on whole life and disability insurance policies of $27,109 and contributions to RBMG's 401(k) plan of $5,307; (iv) for Mr. Herbert, premiums on whole life and disability insurance policies of $16,483 and contributions to RBMG's 401(k) plan of $4,500; and (v) for Mr. Shelton, $5,000,000 paid upon his resignation as an officer and director of RBMG, premiums on whole life and disability insurance policies of $13,255 and contributions to RBMG's 401(k) plan of $4,500.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                                POTENTIAL
                                                                                                           REALIZABLE VALUE AT
                                                                                                             ASSUMED ANNUAL
                                                                                                          RATES OF STOCK PRICE
                                                                                                              APPRECIATION
                                           INDIVIDUAL GRANTS                                                 FOR OPTION TERM
-------------------------------------------------------------------------------------------------------   ---------------------
           (A)                (B)           (C)            (D)                       (E)                    (F)         (G)
                           NUMBER OF     % OF TOTAL
                           SECURITIES     OPTIONS/
                           UNDERLYING       SARS
                            OPTIONS/     GRANTED TO    EXERCISE OR     MARKET
                              SARS      EMPLOYEES IN   BASE PRICE    PRICE DATE   EXPIRATION
          NAME             GRANTED(#)   FISCAL YEAR      ($/SH)       OF GRANT       DATE       0%($)      5%($)       10%($)
          ----             ----------   ------------   -----------   ----------   ----------   --------   --------   ----------
E. J. Sebastian(1).......    53,500        16.60%        $14.03        $13.31      03/21/06         -0-   $409,306   $1,096,360
R. H. Duncan(2)..........    16,050         4.98          14.56         14.48      01/26/06         -0-    144,874      369,108
S. F. Herbert(3).........     7,490         2.32          14.56         14.48      01/26/06         -0-     67,607      172,250
R. H. Duncan(4)..........    19,465         6.04           7.19         13.67      01/26/05    $126,133    272,834      487,465
S. F. Herbert(5).........    16,853         5.23          11.17         13.67      07/01/05      42,132    169,148      354,977

---------------

(1) These options were granted to Mr. Sebastian on March 21, 1996, under the Omnibus Plan, subject to stockholder approval of the Omnibus Plan, which was received at the 1996 Annual Meeting. As of December 31, 1996, the options were exercisable with respect to 10,700 shares. The options became exercisable as to an additional 10,700 shares on March 21, 1997, and will become exercisable with respect to an additional 10,700 shares on March 21 of each year thereafter, beginning on March 21, 1998, until they are exercisable with respect to all 53,500 shares.

(2) These options were granted to Mr. Duncan on January 26, 1996, under the Omnibus Plan, subject to stockholder approval of the Omnibus Plan, which was received at the 1996 Annual Meeting. The options were exercisable as to 3,210 shares on December 31, 1996. The options became exercisable as to an additional 3,210 shares on January 26, 1997, and will become exercisable with respect to an additional 3,210 shares on January 26 of each subsequent year, beginning on January 26, 1998, until they become exercisable with respect to all 16,050 shares.


(3) These options were granted to Mr. Herbert on January 26, 1996, under the Omnibus Plan, subject to stockholder approval of the Omnibus Plan, which was received at the 1996 Annual Meeting. The options were exercisable with respect to 1,498 shares on December 31, 1996. The options became exercisable as to an additional 1,498 shares on January 26, 1997, and will become exercisable with respect to an additional

    1,498 shares on January 26 of each subsequent year, beginning on January 26, 1998, until they become exercisable with respect to all 7,490 shares.
(4) These options were granted to Mr. Duncan on November 8, 1996, under the Non-Qualified Plan. If the Non-Qualified Plan is approved by the RBMG Stockholders at the RBMG Annual Meeting, the options will vest immediately as to 7,786 shares. Subject to such approval, the options will become exercisable with respect to an additional 3,893 shares on January 26 of each year thereafter, beginning on January 26, 1998, until they become exercisable with respect to all 19,465 shares.
(5) These options were granted to Mr. Herbert on November 8, 1996, under the Non-Qualified Plan. If the Non-Qualified Plan is approved by the RBMG Stockholders at the RBMG Annual Meeting, the options will vest immediately as to 6,740 shares. Subject to such approval, the options will become exercisable with respect to an additional 3,370 shares on July 1 of each year thereafter, beginning on July 1, 1998, until they become exercisable with respect to all 16,853 shares.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

              (A)                                    (D)                                      (E)
                                 NUMBER OF SECURITIES UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-MONEY
                                          OPTIONS/SARS AT FY-END(#)                OPTIONS/SARS AT FY-END($)
             NAME                         EXERCISABLE/UNEXERCISABLE                EXERCISABLE/UNEXERCISABLE
             ----                -------------------------------------------   ---------------------------------
E. J. Sebastian(1).............         53,500/107,000                                $2,354/$9,416
D. W. Johnson, Jr.(2)(3).......         257,517/171,678                           $2,096,188/$1,397,459
L. E. Shelton(2)(3)............         257,517/171,678                           $2,096,188/$1,397,459
R. H. Duncan(4)................          3,210/32,305                                  0/$137,423
S. F. Herbert(5)...............          1,498/22,845                                   0/$51,907

---------------


(1) Only 10,700 of Mr. Sebastian's options which were exercisable as of December 31, 1996, were in-the-money as of such date. The value assigned to Mr. Sebastian's options in column (e) above is equal to the number of in-the-money exercisable and unexercisable options times the difference between the closing price of a share of RBMG Common Stock on December 31, 1996, $14.25, and the exercise price of $14.03.


(2) Mr. Johnson's and Mr. Shelton's options became exercisable, respectively, with respect to 20% of the shares on May 26, 1994, 20% of the shares on May 26, 1995 and 20% of the shares on May 26, 1996. Options will become exercisable with respect to an additional 20% of the shares on May 26 of each year until May 26, 1998, at which time the options become exercisable with respect to all the shares.


(3) The value assigned to Mr. Johnson's and Mr. Shelton's options in column (e) above is equal to the number of options exercisable or unexercisable, as the case may be, times the difference between the closing price of a share of RBMG Common Stock on December 31, 1996, $14.25, and the exercise price of $6.11.


(4) None of Mr. Duncan's options which were exercisable as of December 31, 1996, were in-the-money as of such date. The value assigned to Mr. Duncan's options in column (e) above is equal to the number of in-the-money unexercisable options times the difference between the closing price of a share of RBMG Common Stock on December 31, 1996, $14.25, and the exercise price of $7.19.


(5) None of Mr. Herbert's options which were exercisable as of December 31, 1996, were in-the-money as of such date. The value assigned to Mr. Herbert's options in column (e) above is equal to the number of in-the-money unexercisable options times the difference between the closing price of a share of RBMG Common Stock on December 31, 1996, $14.25, and the exercise price of $11.17.


DEFINED BENEFIT PLANS

     RBMG sponsors a qualified pension plan (the "Pension Plan") for all employees, and in addition RBMG sponsors a Pension Restoration Plan ("Restoration Plan") for certain eligible employees, including officers. The Restoration Plan is an unfunded plan which provides for benefit payments in addition to those payable under the qualified Pension Plan. It maintains uniform application of the Pension Plan benefit formula and would provide, among other benefits, payment of Pension Plan formula pension benefits, if any, which exceed those payable under the Code's maximum benefit limitations.

     The following table illustrates the estimated annual benefits payable upon retirement at normal retirement date under the Pension Plan and the Restoration Plan.

                            1996 PENSION PLAN TABLE

FINAL AVERAGE PAY                                               YEARS OF SERVICE
-----------------                             ----------------------------------------------------
                                                 15         20         25         30         35
$125,000....................................  $ 28,249   $ 37,665   $ 47,081   $ 56,498   $ 65,914
 150,000....................................    34,436     45,915     57,394     68,873     80,351
 175,000....................................    40,624     54,165     67,706     81,248     94,789
 200,000....................................    46,811     62,415     78,019     93,623    109,226
 225,000....................................    52,999     70,665     88,331    105,998    123,664
 250,000....................................    59,186     78,915     98,644    118,373    138,101
 300,000....................................    71,561     95,415    119,269    143,123    166,976
 350,000....................................    83,936    111,915    139,894    167,873    195,851
 400,000....................................    96,311    128,415    160,519    192,623    224,726
 450,000....................................   108,686    144,915    181,144    217,373    253,601
 500,000....................................   121,061    161,415    201,769    242,123    282,476


     The qualified Pension Plan recognizes W-2 earnings up to the Code limit of $150,000 while the Restoration Plan recognizes a participant's base compensation in excess of this limit. In 1996 Messrs. Sebastian, Johnson, Shelton, Duncan and Herbert received base pay of $250,008, $386,687, $397,091, $175,000 and
$175,000, respectively, and as of December 31, 1996, have credited service under the Pension and Restoration plans of 9, 8, 6, 3 and 2 years, respectively. Benefits in the table are computed based on a straight-life annuity. The amounts in the table assume continuation of the Social Security taxable wage base in effect during 1996 and are not subject to any deduction for Social Security or other offset amounts.


COMPENSATION OF DIRECTORS

     Directors who are also salaried employees of RBMG do not receive any additional compensation for service as directors. Other directors receive such compensation as is set from time to time by the RBMG Board. Directors' fees currently are set at $18,000 a year plus $1,000 per board meeting or committee meeting attended. Committee chairmen receive an additional annual retainer of $3,000. RBMG Directors' fees paid for 1996 totaled $169,000. Directors also are reimbursed for all reasonable out of pocket expenses related to attendance at meetings.

     On September 1, 1996, each of Messrs. Baker, Cable, Currie, Guttery and Wolcott was awarded an option to purchase 10,000 (10,700, as adjusted for the 7% dividend paid in 1996) shares of RBMG Common Stock at an exercise price of $13.25 ($12.38, as adjusted for the 7% stock dividend paid in 1996) per share under the Formula Plan. Each of the options became exercisable immediately as to 20% of the shares and each of the options will become exercisable with respect to an additional 20% of the shares on September 1 of each year thereafter, beginning on September 1, 1997 until each is exercisable with respect to all 10,700 shares.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS


     Mr. Johnson has an employment agreement with RBMG which will expire on December 31, 2000 (the "Johnson Employment Agreement"). Under the Johnson Employment Agreement, Mr. Johnson receives a base salary of $350,000, subject to upward adjustment annually by not less than 5%, but any such increase above 5% cannot exceed the increase in the Consumer Price Index during the prior year. Effective January 1, 1997, Mr. Johnson's annual salary was set at $414,840 by the RBMG Board. Mr. Johnson also receives an annual bonus equal to 4% of RBMG's annual total pretax income before bonuses and incentives. The bonus is paid each year as follows: (i) the first $325,000 may, if the employee elects, be allocated to a deferred compensation account pursuant to Mr. Johnson's Deferred Compensation Agreement with RBMG whereby no amount will be payable to the employee before age 55 or his earlier termination of employment, disability or death; (ii) the amount by which $575,000 exceeds the amount deferred pursuant to clause (i) above, but not more than $350,000, will be paid in cash; and (iii) any remaining amount (the "Remaining Bonus") will be paid in a combination of restricted RBMG Common Stock (the "Restricted Stock") and cash, the cash portion being equal to the amount required to pay applicable federal and state income taxes at the highest combined rate on the Remaining Bonus. The Restricted Stock will be valued at market based on the average closing price of the RBMG Common Stock for the 20 trading days preceding the date of payment. The Restricted Stock will vest with respect to 20% of the shares covered thereby each year following the grant date from the second through the sixth year; however, all unvested shares will vest on December 31, 2000. Mr. Johnson will forfeit all of his unvested Restricted Stock, if any, if his employment is terminated at any time for any reason other than death, disability or termination without cause by RBMG. Mr. Johnson also is provided with $2,000,000 whole life and disability insurance.

     Mr. Johnson, acting with the concurrence of the Compensation Committee of the RBMG Board has the right to assign a part of his bonus to other employees. If the Compensation Committee does not concur, no assignment of his bonus can be made. Any part of the bonus assigned to other employees which would have been payable to Mr. Johnson in Restricted Stock may be paid to the other employees in Restricted Stock, cash or a combination thereof. The Johnson Employment Agreement gives Mr. Johnson certain registration rights relative to the RBMG Common Stock underlying his options as well as vested Restricted Stock.

     During 1996, Mr. Shelton had an employment agreement with RBMG with terms substantially the same as Mr. Johnson's employment agreement. Mr. Shelton's employment agreement was terminated upon Mr. Shelton's resignation as an officer and director of RBMG effective January 31, 1997. In connection with his resignation, RBMG paid Mr. Shelton $5,000,000 and accelerated the vesting on his unvested shares of Restricted Stock. See "Summary Compensation Table" above.

     In connection with RBMG's initial public offering, each of Mr. Johnson and Mr. Shelton entered into a termination agreement pursuant to which RBC agreed to pay each $200,000 in cash upon the closing of the offering and on each anniversary date of the closing through the year 2000, provided he is employed by RBMG on such anniversary date.


     Mr. Duncan entered into an employment agreement with RBMG effective September 25, 1995. The employment agreement provides for Mr. Duncan's employment until December 31, 2000 with an annual salary of $175,000. Mr. Duncan is also eligible to receive an annual bonus and is provided a $1,000,000 life insurance policy. Mr. Herbert entered into an employment agreement with RBMG effective June 30, 1995. The employment agreement provides for Mr. Herbert's employment until December 31, 2000 with an annual salary of $175,000. Mr. Herbert also is eligible to receive an annual bonus and is provided a $1,000,000 life insurance policy. Effective January 1, 1997, the annual salaries of Messrs. Duncan and Herbert were increased by the RBMG Board to $200,000.


     Each of Mr. Duncan's and Mr. Herbert's employment agreements provides that if (A) he voluntarily terminates his employment within one year following a Change of Control (as hereinafter defined) as a result of (i) his determination that as a result of a change in circumstances occurring following a Change in Control significantly affecting his position, he can no longer adequately exercise the authority, powers, functions or duties of his position or (ii) his determination that he can no longer perform his duties by reason of a substantial diminution in his responsibilities, status or position or (iii) RBMG requiring him to relocate to an area 100 miles outside of Columbia, South Carolina or (B) RBMG terminates his employment without Cause (as defined in the contract) within one year following a Change in Control, all remaining base salary under the agreement and an annual bonus of $75,000 and life and disability insurance benefits for the remaining term of the agreement will become due and payable to such employee. If the employee voluntarily terminates his employment with RBMG within one year following a Change in Control for any reason other than as stated above, the employee will be entitled to receive only his base salary for 12 months. A Change in Control for purposes of Mr. Duncan's and Mr. Herbert's employment agreements means (i) the obtaining by any party pursuant to a tender offer of 50% or more of RBMG's voting stock, (ii) individuals serving as directors immediately prior to a shareholder meeting involving a director election contest failing to constitute a majority of RBMG's directors following such election contest, (iii) RBMG executing an agreement concerning the sale of all or substantially all of its assets to a purchaser that is not a subsidiary, (iv) RBMG's adoption of a plan of dissolution or liquidation or (v) RBMG executing an agreement concerning a merger or consolidation involving RBMG in which RBMG is not the surviving corporation or if less than 50% of the surviving corporation's voting stock is held by persons who are stockholders of RBMG prior to such merger or consolidation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     At various times, decisions regarding the compensation of the named executive officers with respect to 1996 were made by the RBMG Board as a whole, the Compensation Committee (John C. Baker and John W. Currie) and Mr. Johnson. Edward J. Sebastian is the Chairman and Chief Executive Officer of RBMG. He also is the Chairman and Chief Executive Officer of RBC, which owns approximately 36.4% of the outstanding RBMG Common Stock. Mr. Johnson is Vice Chairman and Managing Director of RBMG. During 1996, Mr. Shelton also was a Vice Chairman and Managing Director of RBMG. Mr. Currie, the Secretary and a director of RBMG, is a member of McNair Law Firm, P.A. McNair Law Firm, P.A. has represented RBMG from time to time, and it is expected that such representation will continue. Mr. Currie also is the Secretary and a director of RBC, and Messrs. Baker and Cable are directors of RBC. Messrs. Cable, Currie, Johnson and Sebastian also are beneficial owners of RBC Voting Common Stock.


                         COMPENSATION COMMITTEE REPORT


     The Compensation Committee established executive compensation for 1996, except for Mr. Johnson's year-end bonus which was determined by formulas set forth in his employment agreement and the grants of options to Messrs. Sebastian, Duncan and Herbert, which were approved by the entire RBMG Board. In addition, as discussed below, Mr. Johnson made recommendations concerning the amount of certain bonuses for 1996.


COMPENSATION OF NAMED EXECUTIVE OFFICERS


     Messrs. Johnson, Duncan and Herbert have, and Mr. Shelton had, employment agreements with RBMG. Mr. Johnson's and Mr. Shelton's employment agreements were entered into prior to and in connection with RBMG's initial public offering. The terms of all these employment agreements can be found under "Executive Compensation -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements" above. In accordance with the terms of Mr. Johnson's employment agreement, the amounts of Mr. Duncan's and Mr. Herbert's annual bonuses, $350,000 and $275,000, respectively, were based on Mr. Johnson's recommendations and were approved by the Compensation Committee.


COMPENSATION OF CHIEF EXECUTIVE OFFICER


     Mr. Sebastian's base annual salary for 1996 was $250,008. The amount of this salary was based on the Compensation Committee's subjective determination of the appropriate salary in view of Mr. Sebastian's experience and the amount of time he would be devoting to his duties with RBMG. That salary went into effect on January 1, 1996. Mr. Sebastian received a $500,000 bonus for 1996, based on a subjective evaluation of his contribution to 1996 performance, the performance of RBMG Common Stock in the market and earnings results of RBMG.


POLICY WITH RESPECT TO $1,000,000 DEDUCTION LIMIT

     Section 162(m) of the Code generally limits to $1,000,000 the corporate deduction for compensation paid to executive officers named in the proxy statement unless certain requirements are met. RBMG does not believe the compensation arrangements for Mr. Johnson and Mr. Shelton are subject to the $1,000,000 limitation on deductibility because RBMG is not considered a publicly held corporation for purposes of Section 162(m) since its registration of its securities under the Exchange Act was voluntary. At this time, RBMG does not have any other officers whose compensation is potentially subject to the limits on deductibility set forth in Section 162(m).

Therefore, the Compensation Committee has not yet adopted a policy with respect to the limitation on deductibility of such compensation.


John C. Baker     John W. Currie    David W. Johnson, Jr.   John O. Wolcott
Stuart M. Cable   Boyd M. Guttery   Edward J. Sebastian

             TOTAL CUMULATIVE STOCKHOLDER RETURN SINCE MAY 26, 1993

     The following graph compares the percentage change in RBMG's total stockholder return on the RBMG Common Stock with the cumulative total return of
(i) a broad equity market index (Nasdaq National Market Composite) and (ii) the MBA Stock Index, a peer group index prepared by the Mortgage Bankers Association of America (the "MBA Peer Group"). This performance graph represents the period from May 26, 1993, the date RBMG Common Stock became registered under the Exchange Act, through December 31, 1996.

             RESOURCE BANCSHARES MORTGAGE GROUP, INC. (1)(2)(3)(4)
                      VS. NASDAQ NATIONAL MARKET COMPOSITE
                               VS. MBA PEER GROUP

                                    [GRAPH]
---------------


(1) Total return assumes an initial investment of $100 on May 26, 1993 and reinvestment of dividends.


(2) The companies included in the MBA Peer Group for the period ended December 31, 1993, consist of: Advanced Financial, American Residential, Arbor National Mortgage, Countrywide Credit Industries, Express America, Farragut Mortgage, First Financial Caribbean, First Mortgage Corp., Fleet Mortgage Group, Fund American Enterprises, Hamilton Financial, Imperial Credit Industries, Loan America Financial, Lomas Financial Corp., Margaretten Financial, North American Mortgage, Paragon Mortgage, Plaza Home Mortgage, RBMG and TCS Enterprises.

(3) The companies included in the MBA Peer Group for the year ended December 31, 1994, consist of all the companies listed in (2) above with the exception of American Residential, Farragut Mortgage, Loan America Financial, Margaretten Financial, Paragon Mortgage and TCS Enterprises. The companies excluded from the MBA Peer Group for 1994 have either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.

(4) The companies included in the MBA Peer Group for the year ended December 31, 1995, consist of all the companies listed in (2) above with the exception of the companies listed in (3) above and Arbor National Mortgage, Express America, Fleet Mortgage Group, Hamilton Financial, Lomas Financial Corp. and Plaza Home Mortgage. The companies excluded from the MBA Peer Group for 1995 have either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.
(5) The companies included in the MBA Peer Group for the year ended December 31, 1996, consist of all the companies listed in (2) above with the exception of the companies listed in (3) and (4) above and Imperial Credit Industries. The companies excluded from the MBA Peer Group for 1996 have either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF THE RBMG COMMON STOCK


     The following table sets forth the only RBMG Stockholders which, to the knowledge of management of RBMG, were beneficial owners of five percent or more of the outstanding shares of RBMG Common Stock as of November 12, 1997. The shareholdings reported are based on information provided by the stockholder or copies of Schedules 13G received by RBMG in 1997. The following information has not been adjusted to reflect the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997.



                                                SOLE      SHARED       SOLE         SHARED
                                               VOTING     VOTING    DISPOSITIVE   DISPOSITIVE   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER            POWER      POWER       POWER         POWER        CLASS
------------------------------------          ---------   -------   -----------   -----------   ----------
Resource Bancshares Corporation.............  7,397,238       -0-    7,397,238           -0-       36.4%
  1901 Main Street, Suite 650
  Columbia, South Carolina 29201
Pioneering Management Corporation(1)........  1,839,600       -0-      470,000     1,369,600       9.05%
  60 State Street
  Boston, Massachusetts 02109
Dawson-Samberg Capital......................  1,071,095       -0-    1,071,095           -0-       5.27%
  Management, Inc.
  354 Pequot Avenue
  Southport, Connecticut 06490
Wellington Management Company, LLP(2).......        -0-   322,870          -0-     1,086,805       5.35%
  75 State Street
  Boston, Massachusetts 02109


---------------


(1) This percentage reflects the number of shares of RBMG Common Stock over which Pioneering Management Corporation has sole voting power. Pioneering Management Corporation has sole dispositive power with respect to 2.31% of the shares of RBMG Common Stock and has shared dispositive power with respect to 6.74% of the shares of RBMG Common Stock.


(2) This percentage reflects the number of shares of RBMG Common Stock over which Wellington Management Company has shared dispositive power. Wellington Management Company has shared voting power with respect to 1.59% of the shares of RBMG Common Stock.

STOCK OWNERSHIP OF RBMG'S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS


     The following table sets forth as of November 12, 1997, based on information available to RBMG, the number of shares of RBMG Common Stock and RBC Voting Common Stock beneficially owned by current directors, nominees, named executive officers and all directors, nominees and current executive officers of RBMG as a group.



                                                      RBMG                                 RBC
                                        ---------------------------------   ---------------------------------
                                        AMOUNT AND NATURE OF   PERCENT OF   AMOUNT AND NATURE OF   PERCENT OF
NAME                                    BENEFICIAL OWNERSHIP     CLASS      BENEFICIAL OWNERSHIP    CLASS(2)
----                                    --------------------   ----------   --------------------   ----------
John C. Baker(1)(3)...................         12,700                *                -0-              N/A
Stuart M. Cable(1)(3).................         16,980                *             42,725                *
John W. Currie(1)(3)..................         12,700                *             50,000                *
Boyd M. Guttery(1)(3).................         21,568                *                -0-              N/A
David W. Johnson, Jr.(1)(3)...........        484,707             2.39%            31,059                *
Robin C. Kelton.......................            -0-                              38,964                *
Edward J. Sebastian(1)(3)(4)..........         90,279                *            237,568             3.34%
Lee E. Shelton(1)(3)..................        313,340             1.54%             3,285                *
John O. Wolcott(1)(3).................         15,560                *                -0-              N/A
Richard M. Duncan(1)(3)...............         18,965                *                -0-              N/A
Steven F. Herbert(1)(3)...............          8,923                *              1,000                *
All directors and current executive
  officers as a group (10 persons)....        682,382             3.36%           404,601             5.68%


---------------


  * Signifies less than one percent.


(1) Assumes the exercise by such person of all options exercisable by him as of November 12, 1997, or within 60 days thereafter. Each person exercises sole voting and sole investment power with respect to the shares shown as owned by him except as otherwise indicated by footnote.


(2) 34,000 of the shares of RBC Voting Common Stock shown as owned by Mr. Cable are held by him as trustee of a family trust.


(3) The shares of RBMG Common Stock shown as owned by Mr. Johnson include 343,356 shares that may be acquired pursuant to the exercise of currently exercisable options. The shares of RBMG Common Stock shown as owned by Mr. Shelton include 281,356 shares that may be acquired pursuant to the exercise of currently exercisable options. All the shares of RBMG Common Stock shown as owned by Messrs. Baker and Currie, 12,700 of the shares of RBMG Common Stock shown as owned by each of Messrs. Guttery, Cable and Wolcott, 85,600 of the shares of RBMG Common Stock shown as owned by Mr. Sebastian, 6,420 of the shares shown as owned by Mr. Duncan and 2,996 of the shares shown as owned by Mr. Herbert represent shares subject to options exercisable as of November 12, 1997, or within 60 days thereafter.


(4) The shares of RBC Voting Common Stock shown as owned by Mr. Sebastian include 108,000 shares owned by members of his immediate family.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On March 15, 1996, RBC purchased 896,552 shares of RBMG Common Stock from RBMG in a private transaction. Following such purchase and the simultaneous sale to the public of 2,200,000 shares of RBMG Common Stock, RBC owned 6,913,307 shares of RBMG Common Stock. On September 24, 1996, RBMG effected a seven percent stock dividend. As a result, RBC currently owns 7,397,238 shares of RBMG Common Stock, or approximately 36.4% of the outstanding shares. The Audit Committee of the RBMG Board, consisting of directors independent of both management and RBC, is to approve all transactions, other than those entered into in connection with RBMG's initial public offering, between RBMG and RBC for as long as RBC owns 25% or more of the outstanding RBMG Common Stock.


     Beginning in June 1995 and ending on March 15, 1996, RBMG from time to time borrowed funds on a short-term unsecured basis from RBC. Interest on the loans was at the prime rate. The maximum aggregate amount outstanding at any one time during 1996 was $19 million. The total amount of interest RBMG paid to RBC for 1996 was $258,000. As of December 31, 1996, RBMG had no outstanding debt to RBC.

     RBMG has from time to time purchased loans on which certain officers and directors of RBMG or members of their immediate families were obligated. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features.


                                PROPOSAL NO. 4:

                      APPROVAL OF THE AMENDED AND RESTATED

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.

                            OMNIBUS STOCK AWARD PLAN

GENERAL


     The Resource Bancshares Mortgage Group, Inc. Omnibus Stock Award Plan was approved by the RBMG Stockholders at the annual meeting held on April 25, 1996. The RBMG Board has amended and restated the plan, subject to stockholder approval at the RBMG Annual Meeting, to increase the number of shares of RBMG Common Stock subject to the Omnibus Plan and to make a number of other changes, as more fully described below. If the plan, as amended and restated, is approved by the RBMG Stockholders at the RBMG Annual Meeting, it will become effective as of October 31, 1997. If it is not so approved, the plan, as currently in effect, will remain in place.



     The Omnibus Plan is intended to secure for RBMG and the RBMG Stockholders the benefits of the incentive inherent in RBMG Common Stock ownership by RBMG's employees and to afford such persons an opportunity to obtain a proprietary interest in RBMG on a favorable basis and thereby share in its success. The maximum number of shares of RBMG Common Stock which may be issued under the plan, as currently in effect, is 438,700 (460,635 after adjustment for the five percent stock dividend payable to RBMG Stockholders of record on December 18,
1997). The plan, as amended and restated, provides for a maximum number of shares which may be issued or reserved for issuance under the plan or issued to any one person under the plan of 1,438,700 (1,510,635 after adjustment for the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997) as such number may be adjusted after October 31, 1997 pursuant to the antidilutive adjustment provisions of the plan. If any option awarded under the plan terminates or expires or is surrendered without having been exercised in full, then the underlying shares of RBMG Common Stock not acquired will be available again for issuance under the plan. Upon the forfeiture (in whole or in part) of any restricted stock awarded under the plan the shares of RBMG Common Stock forfeited will be available again for issuance under the plan.



     Only employees of RBMG are eligible to receive awards under the Omnibus Plan. The plan, as currently in effect, defines an employee as any person engaged or proposed to be engaged as an officer or employee of RBMG. Under the plan, as amended and restated, the definition of employee is expanded to include employees of any subsidiary of RBMG. As of September 30, 1997, RBMG and its subsidiaries had approximately 1,135 employees.



     The Omnibus Plan is administered by a committee made up of the entire RBMG Board (the "Omnibus Plan Committee"). The plan, as amended and restated, requires administration by a committee consisting of not less than two persons each of whom must be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an "outside director" as defined in Section 1.162-27(e)(3) of the Treasury Regulations promulgated under the Code. Under the terms of the Omnibus Plan, the Omnibus Plan Committee will from time to time designate employees to receive options, stock appreciation rights ("SARS"), restricted stock and unrestricted stock and determine the number of options, SARS and shares of restricted stock and unrestricted stock to be awarded to each such employee, or the formula or other basis on which such benefits will be awarded to employees. In making any such award, the Omnibus Plan Committee may take into account the nature of services rendered by an employee, commissions or other compensation earned by the employee, the capacity of the employee to contribute to the success of RBMG and other factors that the Omnibus Plan Committee may consider relevant.


     The Omnibus Plan Committee may give employees a choice between two benefits or combinations of benefits, award benefits in the alternative so that acceptance of or exercise of one benefit cancels the right of an employee to another and award benefits in any combination or combinations and subject to any condition or conditions consistent with the terms of the Omnibus Plan that the Omnibus Plan Committee in its sole discretion may consider appropriate. Each award of benefits under the Omnibus Plan will be evidenced by an agreement which will state the terms of the award. Such terms will include, without limitation, as applicable, the number of shares, the option price, the medium and time of payment, the term of each award and any vesting requirements and may include conditions (in addition to those contained in the plan) on the exercisability of all or any part of an option or SAR or on the transferability or forfeitability of restricted stock. Notwithstanding any such conditions, the Omnibus Plan Committee may, in its discretion, accelerate the time at which any option or SAR may be exercised or the time at which restricted stock may become transferable or nonforfeitable. In addition, the Omnibus Plan Committee will have complete discretionary authority to prescribe the form of agreement to be entered into with respect to each award, to adopt, amend and rescind rules and regulations pertaining to the administration of the plan; and to make all other determinations necessary or advisable for the administration of the plan.



     An option granted under the Omnibus Plan will be designated either an incentive stock option ("ISO") or a nonqualified stock option ("NQSO") at the time of grant. Each option agreement will state the number of shares to which it pertains and the option exercise price, which, in the case of an option intended to be an ISO, will not be less than 100% of the Fair Market Value (as hereinafter defined) of the shares of RBMG Common Stock subject to the option on the date of granting the option. In the case of an ISO granted to a person owning more than 10% of the voting power of RBMG's outstanding stock (a "10% Stockholder"), the price at which each share of RBMG Common Stock covered by the option may be purchased will not be less than 110% of the Fair Market Value per share of the RBMG Common Stock on the date of grant of the option. The price at which each share of RBMG Common Stock covered by an NQSO granted under the Omnibus Plan may be purchased will be the price determined by the Omnibus Plan Committee, in its sole discretion, to be suitable to attain the purposes of the Omnibus Plan. The aggregate Fair Market Value of the RBMG Common Stock with respect to which ISOs are exercisable for the first time by the optionee during any calendar year may not exceed the limitation set forth in Internal Revenue Code Section 422(d). Under the plan, as amended and restated, the Omnibus Plan Committee may require an optionee to notify RBMG promptly if there is a disqualifying disposition, as defined in Code Section 422, of any shares received through the exercise of an ISO and may require the transfer agent for the RBMG Common Stock to insert a legend on any certificate evidencing shares of RBMG Common Stock issued pursuant to an ISO requiring the transfer agent to report to RBMG any transfer of such shares within one year of exercise or two years of grant. Fair Market Value as of a particular date is defined in the plan, as currently in effect, to be the average closing sales price of a share of RBMG Common Stock for the 20 business days immediately preceding such day for which a closing price is available from the principal trading market for the RBMG Common Stock. Under the plan, as amended and restated, the definition of Fair Market Value as of a particular date has been changed to be the closing sales price of a share of RBMG Common Stock for the day immediately preceding such day or, if the principal market for trading the RBMG Common Stock is not open or if no closing sales price of a share of RBMG Common Stock is available on that day, the closing sales price of a share of RBMG Common Stock for the day most immediately preceding that day for which a closing sales price is available. The market value of an option granted under the plan on any day will be the market value of the underlying stock, determined as aforesaid, less the exercise price of the option.



     Under the plan, as currently in effect, the option exercise price may be paid in cash (including check) in shares of RBMG Common Stock owned by the optionee (but not with restricted stock prior to the expiration of the restriction period) or, in the case of NQSOs, in other NQSOs or in a combination of cash and such RBMG Common Stock. Under the plan, as amended and restated, payment can no longer be made in NQSOs, and any shares of RBMG Common Stock used must have been owned by the optionee for more than six months. If all or any portion of the option exercise price is paid in shares of RBMG Common Stock owned by the optionee or NQSOs, then that stock or the NQSOs will be valued at Fair Market Value as of the date the option is exercised.

The plan, as amended and restated, provides that an option will be deemed to be exercised on the date that RBMG receives full payment of the exercise price for the number of shares for which the option is being exercised. For the purpose of assisting an optionee to exercise an option, RBMG, may, in the discretion of the Omnibus Plan Committee, make loans to the optionee or guarantee loans made by third parties to the optionee, in either case on such terms and conditions as the Omnibus Plan Committee may authorize. The plan, as amended and restated, requires all such loans to be recourse.



     Under the plan, as currently in effect, no option shall have a term more than ten years and one month, or five years and one month in the case of an ISO granted to a 10% stockholder. Under the plan, as amended and restated, every option agreement will provide that, unless earlier terminated, options granted pursuant to the Omnibus Plan will be exercisable at any time on or after the date of exercise set forth in the option agreement and before the date that is ten years after the date of grant, or in the case of an ISO granted to a 10% Stockholder, before the date that is five years after the date of grant. Notwithstanding the term of any option set forth in the related option agreement, an option will terminate and may not be exercised if the employee to whom it is granted ceases to be employed by RBMG, except that the option agreement may, in the discretion of the Omnibus Plan Committee, provide: (1) that, if such employee's employment terminates for any reason other than conduct that in the judgment of the Omnibus Plan Committee involves dishonesty or action by the employee that is detrimental to the best interest of RBMG, then the employee may at any time within three months after termination of his or her employment exercise his or her option but only to the extent the option was exercisable by him or her on the date of termination of employment; (2) that, if such employee's employment terminates on account of total and permanent disability, then the employee may at any time within one year after termination of his or her employment exercise his or her option but only to the extent that the option was exercisable on the date of termination of employment; and (3) that, if such employee dies while in the employ of the Company, or within the three month or one year period following termination of his or her employment as described in clause (1) or (2) above, then his or her option may be exercised at any time within one year following his or her death by the person or persons to whom his or her rights under the option shall pass by will or by the laws of descent and distribution, but only to the extent that such option was exercisable by him or her on the date of termination of employment; notwithstanding the foregoing, no option may be exercised by anyone after the expiration of its term. The last sentence will apply to any outstanding options which are ISOs to the extent permitted by Code Section 422(d), and any outstanding ISOs in excess thereof will, immediately upon the occurrence of the event described in such sentence, be treated for all purposes of the plan as NQSOs and will be immediately exercisable as such as provided in such sentence. Each option agreement may provide for acceleration of exercisability in the event of retirement, death or disability. Any cessation of employment, for purposes of ISOs only, shall include any leave of absence in excess of 90 days unless the optionee's reemployment rights are guaranteed by law or by contract. During the lifetime of the optionee, an option may be exercisable only by him or her and may not be assigned or transferred. An option may be transferred (unless the committee otherwise prescribes) by will or the laws of descent and distribution.



     Subject to the terms and conditions and within the limitations of the plan, the Omnibus Plan Committee may modify, extend or renew outstanding options granted under the Omnibus Plan or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). No modification of an option may, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted under the plan.



     If upon the exercise of an option granted under the plan (an "Original Option") the optionee pays the purchase price for the Original Option in whole or in part in shares of RBMG Common Stock owned by the optionee, then RBMG must grant to the optionee on the date of such exercise an additional option under the plan (the "Reload Option") to purchase that number of shares of RBMG Common Stock equal to the number of shares of RBMG Common Stock transferred to RBMG in payment of the purchase price upon the exercise of the Original Option. The price at which each share of RBMG Common Stock covered by the Reload Option may be purchased will be the Fair Market Value per share of RBMG Common Stock on the date of exercise of the Original Option. The Reload Option will not be exercisable until one year after the date the Reload Option is granted or after the expiration date of the Original Option. Upon the payment of the purchase price for a Reload

Option in whole or in part in shares of RBMG Common Stock, the optionee shall be entitled to receive a further Reload Option. Under the plan, as amended and restated, shares of RBMG Common Stock covered by a Reload Option will reduce the number of shares available under the Omnibus Plan.



     The Omnibus Plan Committee may from time to time grant SARs to employees who are granted options under the plan. Such SARs may, but need not, be granted in conjunction with an option grant. SARs will entitle the holder, upon exercise thereof in whole or in part, to receive payment in an amount equal in value to the difference between the SAR exercise price per share and the Fair Market Value per share of RBMG Common Stock on the date the SAR is exercised, multiplied by the number of shares with respect to which the SAR shall have been exercised. Such payment may be in the form of shares of RBMG Common Stock or cash or any combination thereof. The exercise of SARs will result in a termination of the SARs with respect to the number of shares covered by the exercise and, if granted in conjunction with an option, will also result in a termination of the related option with respect to the number of shares covered by the exercise. The number of shares with respect to which SARs are exercised (rather than the number of shares issued by RBMG upon such exercise) will be deemed to have been issued under an option granted pursuant to the plan and will not thereafter be available for the granting of further benefits under the plan. Each SAR will be evidenced by a SAR agreement which may be in such form and contain such provisions as the Omnibus Plan Committee may from time to time approve consistent with the plan. No SAR will be exercisable during the first six months after the date of grant. SARs will not be transferable other than by will or by the laws of descent and distribution and will be exercisable during the holder's lifetime only by the holder.



     The Omnibus Plan Committee, in its discretion, may from time to time award restricted stock to any employee eligible to receive benefits under the plan. Each employee who is awarded restricted stock will enter into a restricted stock agreement with RBMG in a form specified by the Omnibus Plan Committee agreeing to the terms and conditions of the award and such other matters consistent with the plan as the Omnibus Plan Committee in its sole discretion may determine. Such conditions may include the deferral of a percentage of the employee's annual cash compensation, not including dividends paid on restricted stock, if any, to be applied toward the purchase of restricted stock upon such terms and conditions, including such discounts, as may be set forth in the restricted stock agreement.



     Restricted stock awarded to employees may not be sold, transferred, pledged or otherwise encumbered during a restriction period commencing on the date of the award and ending at such later date or dates as the Omnibus Plan Committee may designate at the time of the award. The employee will have the entire beneficial ownership of the restricted stock awarded to him or her, including the right to receive dividends and the right to vote such restricted stock.



     If an employee ceases to be employed by RBMG prior to the expiration of the restriction period, then he or she will forfeit all of his or her restricted stock with respect to which the restriction period has not yet expired; however, the restricted stock agreements, in the discretion of the Omnibus Plan Committee and pursuant to such terms and conditions as it may impose, may provide: (1) that, if such employee's employment terminates on account of total and permanent disability, then the employee shall not forfeit his or her restricted stock or any related compensation deferral or a portion thereof; and (2) that, if such employee dies while employed by the Company, then his or her restricted stock or any related compensation deferral or a portion thereof will not be forfeited. Under the plan, as currently in effect, the Omnibus Plan Committee also may provide that the restricted stock or related compensation deferral, or a portion thereof, will not be forfeited if such employee's employment is terminated for any reason other than conduct that, in the judgement of the committee, involves dishonesty or actions that are detrimental to the best interests of RBMG.



     If any change is made in RBMG Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporation structure, or otherwise, then any shares received by an employee with respect to restricted stock shall be subject to the same restrictions applicable to such restricted stock. Shares of RBMG Common Stock shall cease to be restricted stock when, in accordance with the terms of the restricted stock agreement, they become transferable and free of substantial risk of forfeiture.

     The Omnibus Plan Committee, in its discretion, may from time to time award unrestricted stock to any employee eligible to receive benefits under the plan. Each employee who is awarded unrestricted stock will enter into an unrestricted stock agreement with RBMG in a form specified by the Omnibus Plan Committee agreeing to the terms and conditions of the award and such other matters consistent with the Omnibus Plan as the Omnibus Plan Committee in its sole discretion shall determine. Such conditions may include, but shall not be limited to, the deferral of a percentage of the employee's annual cash compensation, not including dividends paid on the unrestricted stock, if any, to be applied toward the purchase of unrestricted stock upon such terms and conditions, including such discounts, as may be set forth in the unrestricted stock agreement. Upon the issuance of unrestricted stock to an employee under the Omnibus Plan, the employee will have the entire beneficial ownership and all the rights and privileges of a stockholder with respect to the unrestricted stock awarded to him or her, including the right to receive dividends and the right to vote such unrestricted stock.


     The proceeds received by RBMG from the sale of RBMG Common Stock upon the exercise of options or in connection with the purchase of restricted stock or unrestricted stock will be used for general corporate purposes.


     Subject to any action required by the RBMG Stockholders, the maximum number of shares of RBMG Common Stock that may be issued under the Omnibus Plan, the number of shares of RBMG Common Stock covered by each outstanding option, the number of shares of RBMG Common Stock to which each SAR relates and the per-share exercise price under each outstanding option shall be adjusted, in each case, to the extent and in the manner that the Omnibus Plan Committee deems appropriate for any increase or decrease in the number of issued shares of RBMG Common Stock resulting from a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, subdivision or consolidation of shares or the payment of a stock dividend (but only on RBMG Common Stock) or any other change in the corporate structure or shares of RBMG.


     Subject to any action required by the shareholders, if RBMG is the surviving corporation in any merger, then each outstanding option and SAR shall pertain to and apply to the securities or other consideration that a holder of the number of shares of RBMG Common Stock subject to the option or to which the SAR relates would have been entitled to receive in the merger. A dissolution, liquidation or consolidation of RBMG or a merger in which RBMG is not the surviving corporation, other than a merger effected solely for the purpose of changing RBMG's domicile, shall cause each outstanding option and SAR to terminate, provided that each holder shall, in such event have the right immediately prior to such dissolution, liquidation, merger or consolidation to exercise his or her option or SAR in whole or in part without regard to any installment provision that might be contained in the agreement related thereto. In the case of a merger effected for the purpose of changing RBMG's domicile, each outstanding option and SAR will continue in effect in accordance with its terms and shall apply to the same number of shares of common stock of such surviving corporation as the number of shares of RBMG Common Stock to which it applied immediately prior to such merger, adjusted for any increase or decrease in the number of outstanding shares of common stock of the surviving corporation effected without receipt of consideration.


     In the event of a change in the RBMG Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be RBMG Common Stock within the meaning of the Omnibus Plan.



     The Omnibus Plan Committee may from time to time amend, suspend or discontinue the Omnibus Plan or revise it in any respect whatsoever for the purpose of maintaining or improving its effectiveness as an incentive device, for the purpose of conforming it to applicable governmental regulations or to any change in applicable law or regulations, or for any other purpose permitted by law; provided, however, that no such action by the Omnibus Plan Committee may adversely affect any benefit theretofore awarded under the plan without the consent of the holder so affected; and provided further that the Omnibus Plan Committee may not materially increase the number of shares of RBMG Common Stock that may be issued under the plan or materially modify the plan's requirements as to eligibility for participation without the approval of the RBMG Stockholders.



     In addition to such other rights of indemnification as they may have as directors or as members of the Omnibus Plan Committee, the members of the Omnibus Plan Committee will be indemnified by RBMG against the reasonable expenses, including legal fees actually and necessarily incurred in connection with the defense of any investigation, action, suit or proceeding, or in connection with any appeal therefrom, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Omnibus Plan or any benefit awarded thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by RBMG) or paid by them in satisfaction of a judgment in or dismissal or other discontinuance of any such investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such investigation, action, suit or proceeding that such Omnibus Plan Committee member is liable for negligence or misconduct in the performance of his or her duties, provided that, within 60 days after institution of any such investigation, action, suit or proceeding, a committee member shall in writing offer RBMG the opportunity, at its own expense to handle and defend the same.


AMENDED OMNIBUS PLAN BENEFITS


     The following table sets forth the number of shares of RBMG Common Stock underlying the options granted under the Omnibus Plan in 1996 and the dollar value such options would have had if such options had been exercisable as of December 31, 1996.



                                                                      OMNIBUS PLAN
                                                              -----------------------------
                                                              DOLLAR VALUE   NO. OF OPTIONS
                                                              ------------   --------------
E. J. Sebastian.............................................    $ 11,770         53,500
D. W. Johnson, Jr...........................................         N/A           None
R. H. Duncan................................................         -0-         16,050
S. F. Herbert...............................................         -0-          7,490
L. E. Shelton...............................................         N/A           None
Executive Group (5 persons).................................      11,770         77,040
Non-Executive Director Group................................         N/A           None
Non-Executive Officer Employee Group........................         -0-         39,000
                                                                --------        -------


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     Incentive Stock Options. Upon the grant of an ISO, the optionee will not recognize any income. No income is recognized by the optionee upon the exercise of an ISO if the holding period requirements contained in the Code are met, including the requirement that the optionee remain an employee of RBMG during the period beginning with the date of the grant of the option and ending on the day three months (one year if the optionee becomes disabled) before the date the option is exercised. For the year in which an optionee exercises an ISO, the alternative minimum taxable income of such optionee will be increased by the amount that would have been ordinary income had the option been a NQSO unless the optionee disposes of the shares acquired upon exercise during such year in a taxable disposition in which case the maximum amount that can be included in alternative minimum taxable income is the gain recognized on the disposition of the shares.


     Upon the subsequent disposition of shares acquired upon the exercise of an ISO, the federal income tax consequences will depend upon when the disposition occurs and the type of disposition. If the shares are disposed of by the optionee after the end of the one-year period beginning on the day after the day the shares are issued to the optionee, any gain or loss realized upon such disposition will be long-term capital gain or loss, and RBMG will not be entitled to any income tax deduction in respect of the option or its exercise. For purposes of determining the amount of such gain or loss, the optionee's tax basis in the shares will be the option price.


     Generally, if the shares are disposed of by the optionee in a taxable disposition within the one-year period beginning on the day after the day the shares are issued to the optionee, the excess, if any, of the amount realized (up to the fair market value of the shares on the exercise date) over the option price will be compensation taxable to the optionee as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below) equal to the amount of ordinary income realized by the optionee.


     If an optionee has not remained an employee of RBMG during the period beginning with the grant of an ISO and ending on the day three months (one year if the optionee becomes disabled) before the date the option is exercised, the exercise of such option will be treated as the exercise of a NQSO with the tax consequences described below.


     Non-Qualified Stock Options. Upon the grant of an NQSO, an optionee will not recognize any income, unless the option has a readily ascertainable fair market value. At the time a NQSO is exercised, the optionee will recognize compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below), in an amount equal to the difference between the fair market value on the exercise date of the shares acquired pursuant to such exercise and the option price. Upon a subsequent disposition of the shares, the optionee will recognize long- or short-term capital gain or loss, depending upon the holding period of the shares. For purposes of determining the amount of such gain or loss, the optionee's tax basis in the shares will generally be the fair market value of such shares on the exercise date (i.e., the sum of the ordinary income recognized by the employee upon the exercise of the NQSO plus the amount paid by the employee to exercise the NQSO).



     Effect of Share for Share Exercise. If an optionee elects to tender shares of RBMG Common Stock in partial or full payment of the option price for shares to be acquired through the exercise of an option, generally the optionee will not recognize any gain or loss on such tendered shares. If the optionee tenders shares upon the exercise of an option which would result in the receipt of compensation by the optionee, as described above under the caption "Non-Qualified Stock Options," the optionee will recognize compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below), in an amount equal only to the fair market value of the number of shares received by the optionee upon exercise which is in excess of the number of tendered shares, less any cash paid by the optionee.


     Stock Appreciation Rights. Upon the grant of a SAR, an employee will not recognize any income. At the time a SAR is exercised, the employee will recognize compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deduction," below), in an amount equal to the sum of the cash paid by RBMG and the fair market value on the exercise date of any shares issued. The optionee's tax basis of any shares received upon the exercise of a SAR will be the fair market value of such shares on the exercise date (i.e., the ordinary income recognized by the employee which is attributable to the shares received).

     Restricted Stock. An employee will not recognize any income upon the grant of an award of restricted stock. Generally, any dividends or dividend equivalents received by the employee with respect to shares of restricted stock prior to the date the employee recognizes income with respect to such an award will be treated by the employee as compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below), equal to the amount of ordinary income recognized by the employee.


     With respect to restricted stock, the employee will recognize income with respect to the receipt of the restricted stock at the earlier of when the restricted stock becomes transferable or the restricted stock is no longer subject to a substantial risk of forfeiture. Generally, at the time restricted stock becomes transferrable or is no longer subject to a substantial risk of forfeiture (whichever occurs first), an employee will recognize ordinary income in an amount equal to the fair market value of the shares of RBMG Common Stock received (as of the earlier of the date of transferability or the date of the lapse of the risk of forfeiture) over the amount, if any, paid by the employee.



     However, by making a special election within 30 days of the grant date and notifying RBMG, an employee may accelerate the recognition of taxable income to the date restricted stock is granted rather than when the restricted stock becomes transferable or upon the lapse of the substantial risk of forfeiture. If the employee makes this election, the employee will recognize ordinary income, in the year of the grant, in an amount equal to the fair market value of the shares of RBMG Common Stock received (as of the grant date) over the amount, if any, paid by the employee at the time of the grant. Making the special election permits the employee to fix the ordinary income tax treatment as of the date of the grant and to pay the tax on any appreciation (occurring after the grant date) at capital gain rates only if and when the employee disposes of the restricted stock.

     If an employee forfeits restricted stock prior to the recognition of any income (before it becomes transferable or the lapse of the substantial risk of forfeiture), the employee recognizes an ordinary gain or loss equal to the difference between the amount received for the forfeited RBMG Common Stock and the amount the employee paid, if any, for the forfeited RBMG Common Stock. If an employee forfeits restricted stock after the recognition of income due to the lapse of the restriction on transferability but before the lapse of the substantial risk of forfeiture, the employee recognizes a gain or loss equal to the difference between the amount received for the forfeited RBMG Common Stock and the employee's basis in the forfeited RBMG Common Stock (generally the sum of the amount of ordinary income recognized by the employee on the lapse of the restriction on transferability plus the amount, if any, the employee paid for the forfeited RBMG Common Stock). Any gain will be a short-term or a long-term capital gain, depending on the holding period of the forfeited RBMG Common Stock, and a loss will be an ordinary loss to the extent that the employee had previously recognized ordinary income.



     If the employee made a special election as described above with respect to forfeited restricted stock, the forfeiture is treated as a sale or exchange, and the employee recognizes a short-term (holding period of one year or less) or long-term (holding period of more than one year) capital gain or loss equal to the difference between the amount paid for the forfeited RBMG Common Stock and the amount received for such forfeited RBMG Common Stock. In such a case, the loss is a capital loss and the employee's loss is calculated using the amount paid for the forfeited RBMG Common Stock rather than the employee's basis in the forfeited property (i.e. in the case of a forfeiture, an employee's basis is not increased by the income recognized upon making the special election).



     Generally, in the year in which the employee recognizes the income, RBMG is entitled to a deduction equal to the income recognized by the employee (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below). RBMG and the employee will be subject to the applicable employment and withholding taxes.



     Upon the sale or exchange of RBMG Common Stock acquired through the payment of restricted stock, after the lapse of the substantial risk of forfeiture, an employee will recognize a capital gain or loss equal to the difference between the amount received for the sale or exchange of RBMG Common Stock and the employee's basis in the RBMG Common Stock (generally the sum of the amount of ordinary income recognized by the employee upon the special election, the lapse of the substantial risk of forfeiture or the lapse of the restriction on transferability plus the amount, if any, the employee paid for the RBMG Common Stock). Any gain or loss recognized on the disposition of the RBMG Common Stock (other than by forfeiture) will be short-term or long-term capital gain or loss, depending on the holding period for the RBMG Common Stock. Generally, the holding period for the RBMG Common Stock begins when the special election is made or on the earlier of when such property becomes transferrable or the lapse of the substantial risk of forfeiture.


     Unrestricted Stock. Upon the receipt of unrestricted stock, an employee will recognize compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deduction," below), in an amount equal to the fair market value on the date the unrestricted stock is issued. The employee's tax basis of any unrestricted stock received will generally be the fair market value of such shares on the receipt date (i.e., the amount of ordinary income recognized by the employee upon the receipt of the unrestricted stock). Upon a subsequent disposition of the unrestricted stock, the employee will recognize long- or short-term capital gain or loss, depending upon the holding period of such shares. The amount of such gain or loss will be determined by the difference between the amount received for the unrestricted stock and the employee's basis in such stock.

     Limits on Deduction. Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of RBMG in the year for which a deduction is claimed by RBMG (including its subsidiaries) is limited to $1,000,000 per person, except that compensation which is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of RBMG to claim a deduction for compensation paid to any other executive officer or employee of RBMG (including its subsidiaries) is not affected by this provision.

     If and when RBMG becomes subject to the limitations contained in Section 162(m) of the Code, RBMG has structured the Omnibus Plan, as amended and restated, so that any compensation for which RBMG may claim a deduction in connection with the exercise of SARs and the disposition by an optionee of shares acquired upon the exercise of ISOs will be performance-based within the meaning of Section 162(m) of the Code. Because the grant of restricted stock, unrestricted stock, and NQSOs is not deemed to be performance-based under
Section 162(m) of the Code, amounts for which RBMG may claim a deduction upon the grant of such unrestricted stock or the lapse of any restrictions on such shares of restricted stock will be subject to the limitations on deductibility in Section 162(m). See the "Compensation Committee Report -- Policy with Respect to $1,000,000 Deduction Limit."



     Additional Information. The recognition by an employee of compensation income with respect to a grant or an award under the Omnibus Plan will be subject to withholding for federal income and employment tax purposes. If an employee, to the extent permitted by the terms of a grant or award under the Omnibus Plan, uses shares of RBMG Common Stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of RBMG Common Stock.



     THE RBMG BOARD RECOMMENDS THAT RBMG STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED OMNIBUS STOCK AWARD PLAN.



               PROPOSAL NO. 5: APPROVAL OF THE FIRST AMENDMENT TO


                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.


                           FORMULA STOCK OPTION PLAN



GENERAL



     The Resource Bancshares Mortgage Group, Inc. Formula Stock Option Plan was approved by the RBMG Stockholders at the annual meeting held on April 25, 1996. The Board of Directors now has amended the plan, subject to stockholder approval at the RBMG Annual Meeting, to increase the number of shares of RBMG Common Stock subject to the plan and to make a number of other changes as more fully described below. If the amendment is approved by the RBMG Stockholders at the RBMG Annual Meeting, it will become effective as of October 31, 1997. If the amendment is not so approved, the plan, as currently in effect, will remain in place.



     The Formula Plan is intended to secure for RBMG and the RBMG Stockholders the benefits of the incentive inherent in RBMG Common Stock ownership by RBMG's Independent Directors (as defined in the plan) and to afford such persons an opportunity to obtain a proprietary interest in RBMG and thereby share in its success. Only Independent Directors are eligible to receive options under the Formula Plan. The plan defines an Independent Director as any director who is not at the time of an option award to such director a full-time employee or executive officer of RBMG, any subsidiary of RBMG or RBC. Currently, five of RBMG's seven directors are eligible to receive awards under the Formula Plan.



     The plan currently provides for the issuance of up to 160,500 (168,525 after adjustment for the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997) shares of RBMG Common Stock. As amended, the plan provides that the maximum number of shares of RBMG Common Stock which may be issued or reserved for issuance under the plan is 400,000 (420,000 after adjustment for the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997) plus such additional shares as may be issued pursuant to the antidilutive adjustment provisions of the plan. If any option awarded under the Formula Plan terminates or expires or is surrendered without having been exercised in full, then the underlying shares of RBMG Common Stock not acquired will be available again for issuance under the plan.



     Under the terms of the Formula Plan, on September 1 of each year in which the plan is in effect, each Independent Director will automatically be granted an option to purchase 10,000 shares of RBMG Common Stock at a per share exercise price equal to the Fair Market Value (as hereinafter defined) of a share of RBMG Common Stock as of the date of the award. Fair Market Value as of a particular date currently is defined in the plan as the average closing sales price of a share of RBMG Common Stock for the 20 business days immediately preceding such day for which a closing price is available from the principal trading market for RBMG Common Stock. Under the plan, as amended, the definition of Fair Market Value has been changed to be the closing sales price of a share of RBMG Common Stock for the day immediately preceding such day or, if the principal market for trading the RBMG Common Stock is not open or if no closing sales price of a share of RBMG Common Stock is available on that day, the closing sales price of a share of RBMG Common Stock for the day most immediately preceding that day for which a closing sales price is available. Each award of options under the Formula Plan will be evidenced by an option agreement which will state the number of shares of RBMG Common Stock to which it pertains, the option exercise price and the schedule by which the options subject thereto become exercisable. The options will be exercisable, in whole or in part, at any time and from time to time during the option period, but not thereafter, subject to the following restrictions:



     IF THE PERIOD FROM THE DATE OF THE        THE MAXIMUM PERCENTAGE OF THE OPTION SHARES THAT
     AWARD UNTIL THE EXERCISE DATE IS:         MAY BE PURCHASED THROUGH SUCH EXERCISE DATE IS:
     ----------------------------------       --------------------------------------------------
less than 1 year............................                          20%
at least 1 year, but less than 2 years......                          40%
at least 2 years, but less than 3 years.....                          60%
at least 3 years, but less than 4 years.....                          80%
at least 4 years............................                         100%



provided that, in the event of the dissolution, liquidation or consolidation of RBMG or a merger of RBMG in which RBMG is not the surviving corporation, the optionee will have the right, immediately prior to such dissolution, liquidation, consolidation or merger, to exercise his or her options, in whole or in part, without regard to the foregoing schedule. Upon exercise of an option, the exercise price will be payable in either cash or in shares of RBMG Common Stock owned by the optionee or some combination of both. Under the plan, as amended, any shares of RBMG Common Stock used must have been owned by the optionee for more than six months. Any RBMG Common Stock exchanged as part or all of the exercise price will be valued at its Fair Market Value as of the exercise date. Under the plan, as amended, an option shall be deemed to be exercised on the date that RBMG receives full payment of the exercise price for the number of shares for which the option is being exercised. The plan, as amended, also provides that, for the purpose of assisting an optionee to exercise an option, RBMG, may, in the discretion of the RBMG Board, make recourse loans to the optionee or guarantee recourse loans made by third parties to the optionee, in either case on such terms and conditions as the RBMG Board may authorize. All proceeds received by RBMG from the sale of RBMG Common Stock upon the exercise of options awarded pursuant to the Formula Plan will be used for general corporate purposes.



     The Formula Plan is administered by a committee of the RBMG Board composed of all of the directors except the Independent Directors (the "Formula Plan Committee"). Each option agreement provides that, if the optionee's status as an Independent Director terminates incidental to conduct that, in the judgment of the Formula Plan Committee, involves a breach of fiduciary duty by such Independent Director or other conduct detrimental to RBMG, then his or her option will terminate immediately and thereafter be of no force or effect.



     Subject to any action required by the RBMG Stockholders, the maximum number of shares of RBMG Common Stock that may be issued under the Formula Plan, the number of shares of RBMG Common Stock covered by each outstanding option and the per-share exercise price applicable to each outstanding option will, in each case, be proportionately adjusted for any increase or decrease in the number of issued shares of RBMG Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on RBMG Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by RBMG.



     Subject to any action required by the RBMG Stockholders, if RBMG is the surviving corporation in any merger, then each option outstanding will pertain to and apply to the securities or other consideration that a holder of the number of shares of RBMG Common Stock underlying the option would have been entitled to receive in the merger. A dissolution, liquidation or consolidation of RBMG or a merger in which RBMG is not the surviving corporation, other than a merger effected solely for the purpose of changing RBMG's domicile, will cause each outstanding option to terminate; provided that each optionee will, in such event, have the right immediately prior to such dissolution, liquidation, merger or consolidation to exercise his or her option in whole or in part without regard to any installment provision that might be contained in the applicable option agreement. In the case of a merger effected for the purpose of changing RBMG's domicile, each outstanding option will continue in effect in accordance with its terms and will apply to the same number of shares of common stock of such surviving corporation as the number of shares of RBMG Common Stock to which it applied immediately prior to such merger, adjusted for any increase or decrease in the number of outstanding shares of common stock of the surviving corporation effected without receipt of consideration.



     In the event of a change in the RBMG Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be RBMG Common Stock within the meaning of the Formula Plan.



     The foregoing adjustments shall be made by the Formula Plan Committee, whose determination will be final, binding and conclusive.



     Except as provided above, the holder of an option will have no rights by reason of (i) any subdivision or consolidation of shares of any class, (ii) any stock dividend, (iii) any other increase or decrease in the number of shares of stock of any class, (iv) any dissolution, liquidation, consolidation, merger or spin-off, split-off or split-up of assets of RBMG or stock of another corporation or (v) any issuance by RBMG of shares of stock of any class or securities convertible into shares of stock of any class. Moreover, except as provided above, the occurrence of one or more of such events shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price for shares of RBMG Common Stock subject to the option.



     No option awarded pursuant to the Formula Plan may be assigned or transferred except by will or the laws of descent or distribution or pursuant to a formal court order in connection with the divorce of the optionee. Each option agreement will provide that, if the optionee dies prior to the exercise in full of his or her option, then such option may be exercised not later than the expiration of twelve months following such death by the person or persons to whom his or her rights under the option shall pass by will or by the laws of descent or distribution (but only to the extent that such option was exercisable on the date of such death). Notwithstanding the foregoing, no option may be exercised by anyone after the expiration of its term.



     The Formula Plan Committee may from time to time amend, suspend or discontinue the plan or revise it in any respect whatsoever for the purpose of maintaining or improving its effectiveness as an incentive device, for the purpose of conforming it to applicable governmental regulations or to any change in applicable law or regulations, or for any other purpose permitted by law; provided, however, that no such action by the Formula Plan Committee may adversely affect any option theretofore awarded without the consent of the holder so affected; provided further that any amendment to the Formula Plan that would materially increase the benefits accruing to participants thereunder, materially increase the number of shares of RBMG Common Stock that may be issued upon exercise of options granted thereunder or materially modify the plan's requirements as to eligibility for participation must be approved, directly or indirectly, by the RBMG Stockholders; and provided further that there shall not be amended more than once every six months, other than to comport with changes in the Code, any of those provisions of the plan that permit directors to receive awards, that state the amount and price of options, or of the underlying RBMG Common Stock, to be awarded thereunder to designated directors or categories of directors, that specify the timing of awards thereunder or that set forth the formula that determines the amount, price and timing of awards thereunder. The Formula Plan will terminate on the date when all shares of the RBMG Common Stock reserved for issuance thereunder have been acquired upon exercise of options awarded thereunder or on such earlier date as the RBMG Board may determine.



     In addition to such other rights of indemnification as they may have as directors or as members of the Formula Plan Committee, the members of the Formula Plan Committee will be indemnified by RBMG against the reasonable expenses, including legal fees actually and necessarily incurred in connection with the defense of any investigation, action, suit or proceeding, or in connection with any appeal therefrom, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Formula Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by RBMG) or paid by them in satisfaction of a judgment in or dismissal or other discontinuance of any such investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such investigation, action, suit or proceeding that such Formula Plan Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that, within 60 days after institution of any such investigation, action, suit or proceeding, a Formula Plan Committee member shall in writing offer RBMG the opportunity, at its own expense, to handle and defend the same.



FORMULA PLAN BENEFITS



     On September 1, 1996, each of RBMG's Independent Directors was awarded an option to purchase 10,700 shares of RBMG Common Stock at an exercise price of $12.38 per share (as adjusted for the seven percent stock dividend paid in 1996). The following table sets forth the number of shares of RBMG Common Stock evidencing the options awarded under the Formula Plan to the Independent Directors as a group on September 1, 1996 and the dollar value such options would have had if all such options had been exercisable as of December 31, 1996.



                                                                      FORMULA PLAN
                                                              -----------------------------
NAME AND POSITION                                             DOLLAR VALUE   NO. OF OPTIONS
-----------------                                             ------------   --------------
E. J. Sebastian.............................................         -0-        None
D. W. Johnson, Jr...........................................         -0-        None
R. H. Duncan................................................         -0-        None
S. F. Herbert...............................................         -0-        None
L. E. Shelton...............................................         -0-        None
Executive Group.............................................         -0-        None
Non-Executive Director Group................................    $100,045       53,500
Non-Executive Officer Employee Group........................         -0-        None



CERTAIN FEDERAL INCOME TAX CONSEQUENCES



     The options granted under the Formula Plan will be NQSOs. An Independent Director will not recognize taxable income at the time of an award of an option under the plan, unless the option has a readily ascertainable fair market value. Upon exercise of an option, an Independent Director will recognize ordinary income, and RBMG will receive a deduction equal to the difference between the exercise price and the fair market value of the shares of RBMG Common Stock on the date of exercise. An Independent Director also will recognize as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any such shares of RBMG Common Stock.



     If an Independent Director elects to tender shares of RBMG Common Stock in partial or full payment of the option price for shares to be acquired through the exercise of an option, generally the Independent Director will not recognize any gain or loss on such tendered shares. If the Independent Director tenders shares upon the exercise of an option, the Independent Director will recognize ordinary income, and RBMG will be entitled to a deduction in an amount equal only to the fair market value of the number of shares received by the Independent Director upon exercise which is in excess of the number of tendered shares, less any cash paid by the Independent Director.



     THE RBMG BOARD RECOMMENDS THAT THE RBMG STOCKHOLDERS VOTE "FOR" APPROVAL OF THE FIRST AMENDMENT TO THE FORMULA STOCK OPTION PLAN.

                                PROPOSAL NO. 6:

              APPROVAL OF THE RESOURCE BANCSHARES MORTGAGE GROUP,
                      INC. NON-QUALIFIED STOCK OPTION PLAN

GENERAL


     RBMG is seeking stockholder approval of the Resource Bancshares Mortgage Group, Inc. Non-Qualified Stock Option Plan. The Non-Qualified Plan was approved by the RBMG Board in November 1996 and, subject to approval by the RBMG Stockholders at the RBMG Annual Meeting, the Non-Qualified Plan will become effective as of September 1, 1996.



     The Non-Qualified Plan was adopted by RBMG for the sole purpose of issuing options in substitution for outstanding deferred compensation units which had been granted under the RBMG phantom stock plan which was terminated in November 1996. The maximum number of shares of RBMG Common Stock which may be issued pursuant to the plan is 213,159 (223,817 after adjustment for the five percent stock dividend payable to RBMG Stockholders of record on December 18, 1997) plus such additional shares as may be issued pursuant to the antidilutive adjustment provisions of the plan.


     Only those employees of RBMG who held deferred compensation units prior to the adoption by the RBMG Board of the Non-Qualified Plan were eligible to receive awards under the Non-Qualified Plan. There were 26 such employees, and all of such employees have been awarded options under the plan subject to stockholder approval. All the options granted under the Non-Qualified Plan are non-qualified stock options ("NQSO").


     The Non-Qualified Plan will be interpreted, construed and administered by the RBMG Board in its sole discretion. Each employee who has been granted an option under the Non-Qualified Plan has entered into a stock option agreement with respect thereto. Each stock option agreement issued under the Non-Qualified Plan includes the number of shares covered by the option, the exercise price, the medium and time of payment, the term of each award and any vesting requirements and may include conditions (in addition to those contained in the plan) on the exercisability of all or any part of an option. The exercise prices of the options granted under the Non-Qualified Plan range from $7.72 to $11.17 and were equivalent to the value base of the units replaced as of the date of the option grants. Notwithstanding any such conditions, the RBMG Board may, in its discretion, accelerate the time at which any option may be exercised. In addition, the RBMG Board may adopt, amend and rescind rules and regulations pertaining to the administration of the plan and make all other determinations necessary or advisable for the administration of the Non-Qualified Plan. The express grant in the Non-Qualified Plan of any specific power to the RBMG Board shall not be construed as limiting any power or authority of the RBMG Board. All expenses of administering the Non-Qualified Plan will be borne by RBMG.



     The plan provides that RBMG shall at all times during the term of the Non-Qualified Plan, and so long as any option shall be outstanding thereunder, reserve and keep available (and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue) such number of shares of RBMG Common Stock as shall be sufficient to satisfy the requirements of the plan. Inability of RBMG to obtain from any regulatory body or appropriate jurisdiction authority considered by RBMG to be necessary or desirable to the lawful issuance of any shares of RBMG Common Stock under the Non-Qualified Plan shall relieve RBMG of any liability in respect of the nonissuance or sale of such RBMG Common Stock as to which such requisite authority shall not have been obtained.



     Upon the exercise of an option, the option exercise price shall be payable in cash or (unless the RBMG Board otherwise prescribes) in shares of RBMG Common Stock owned by the optionee for a period exceeding six months or in a combination of cash and RBMG Common Stock. If all or any portion of the option exercise price is paid in RBMG Common Stock owned by the optionee, then that stock shall be valued at its fair market value as of the date immediately prior to the date the option is exercised. For the purpose of assisting an optionee to exercise an option, RBMG may, in the discretion of the RBMG Board, make loans to the optionee or guarantee loans made by third parties to the optionee, in either case on such terms and conditions as the RMBG Board may authorize, provided such loans or guarantees are made on a full recourse basis.


     The term of each option granted under the Non-Qualified Plan will expire within ten years and one month from the date of grant. Not less than 100 shares may be purchased at any one time unless the number purchased is the total number at the time purchasable under the option. During the lifetime of the optionee, an option shall be exercisable only by him or her and shall not be assignable or transferable by him or her and no person shall acquire any rights therein. An option may be transferred (unless the RBMG Board otherwise prescribes) by will or the laws of descent and distribution. Every option agreement provides that, unless earlier terminated, options granted pursuant to the plan shall be exercisable at any time on or after the date of exercise set forth in the agreement. Notwithstanding the foregoing, an option shall terminate and may not be exercised if the employee to whom it is granted ceases to be employed by RBMG, except that the agreement may, in the discretion of the RBMG Board, provide: (1) that, if such employee's employment terminates for any reason other than conduct that in the judgment of the RBMG Board involves dishonesty or action by the employee that is detrimental to the best interest of RBMG, then the employee may at any time within three months after termination of his or her employment exercise his or her option but only to the extent the option was either exercisable by him or her or vested on the date of termination of employment; (2) that, if such employee's employment terminates on account of total and permanent disability, then the employee may at any time within one year after termination of his or her employment exercise his or her option with respect to all shares to which it pertains; and (3) that, if such employee dies while in the employ of RBMG, or within the three month or one year period following termination of his or her employment as described in clause (1) or (2) above, then his or her option may be exercised with respect to all shares to which it pertains at any time within one year following his or her death by the person or persons to whom his or her rights under the option shall pass by will or by the laws of descent and distribution. Notwithstanding anything to the contrary in this subsection, an option may not be exercised by anyone after the expiration of its term.

     Subject to the terms and conditions and within the limitations of the plan, the RBMG Board may modify, extend or renew outstanding options granted under the Non-Qualified Plan or accept the surrender of outstanding options and authorize the granting of new options in substitution therefor. No modification of an option shall, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted under the plan.


     Subject to any required action by the RBMG Stockholders, the maximum number of shares of RBMG Common Stock that may be issued under the Non-Qualified Plan, the number of shares of RBMG Common Stock covered by each outstanding option and the per share exercise price under each outstanding option shall be adjusted, in each case, to the extent and in the manner the RBMG Board deems appropriate for any increase or decrease in the number of issued shares of RBMG Common Stock resulting from a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, subdivision or consolidation of shares or the payment of a stock dividend (but only on RBMG Common Stock) or any other change in the corporate structure or shares of RBMG.


     Subject to any action that may be required on the part of the RBMG stockholders, if RBMG is the surviving corporation in any merger, then each outstanding option shall pertain to and apply to the securities or other consideration that a holder of the number of shares of RBMG Common Stock subject to the option would have been entitled to receive in the merger. A dissolution, liquidation or consolidation of RBMG or a merger in which RBMG is not the surviving corporation, other than a merger effected for the purpose of changing RBMG's domicile, shall cause each outstanding option to terminate, provided that each holder shall, in such event, have the right immediately prior to such dissolution, liquidation, consolidation or merger to exercise his or her option in whole or in part. Notwithstanding the foregoing, in no event shall any option be exercisable after the date of termination of the exercise period of such option. In the case of a merger effected for the purpose of changing RBMG's domicile, each outstanding option will continue in effect in accordance with its terms and will apply or relate to the same number of shares of common stock of such surviving corporation as the number of shares of RBMG Common Stock to which it applied or related immediately prior to such merger, adjusted for any increase or decrease in the number of outstanding shares of common stock of the surviving corporation effected without receipt of consideration.

     In the event of a change in the RBMG Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the RBMG Common Stock within the meaning of the Non-Qualified Plan.

     The foregoing adjustments shall be made by the RBMG Board, whose determination will be final, binding and conclusive.

     RBMG may pay to each optionee amounts in respect of dividends (cash or property) that are paid from time to time on issued and outstanding RBMG Common Stock. The amount paid to each optionee with respect to each dividend will be equivalent to the dividend the optionee would have received had the optionee been the owner of a number of shares of RBMG Common Stock equal to the number of the optionee's unexercised options on the dividend record date.

     Except as provided above, the holder of an option will have no rights by reason of (i) any subdivision or consolidation of shares of any class, (ii) any stock dividend, (iii) any other increase or decrease in the number of shares of stock of any class, (iv) any dissolution, liquidation, consolidation, merger or spin-off, split-off or split-up of assets of RBMG or stock of another corporation or (v) any issuance by RBMG of shares of stock of any class or securities convertible into shares of stock of any class. Moreover, except as provided above, the occurrence of one or more of such events shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price for shares of RBMG Common Stock subject to the option.

     The grant of an option pursuant to the Non-Qualified Plan will not affect in any way the right or power of RBMG to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or otherwise transfer all or any part of its business or assets.


     An employee granted options under the Non-Qualified Plan will be conclusively deemed to have authorized RBMG to withhold from the salary, commissions or other compensation of such employee funds in amounts or property (including RBMG Common Stock) in value equal to any federal, state and local income, employment or other withholding taxes applicable to the income recognized by such employee and attributable to the options or option shares, when and to the extent, if any, required by law; provided, however, that, in lieu of the withholding of federal, state and local taxes, RBMG may require that the employee (or other person exercising such option) pay RBMG an amount equal to the federal, state and local withholding taxes on such income at the time such withholding is required or such other time as shall be satisfactory to RBMG; and provided further, that as an alternative to complying with withholding requirements as provided above, an optionee may elect by written notice to RBMG at the time of exercise of an option to have the number of shares of RBMG Common Stock issued in connection with such exercise reduced by such number of shares that the market value of the option relating to the shares not being issued as a result of such reduction shall be equal to the required withholding (but in no event in excess of withholding resulting from using the maximum marginal federal and state tax rates in effect).


     The proceeds received by RBMG from the sale of RBMG Common Stock upon the exercise of options granted under the Non-Qualified Plan will be used for general corporate purposes.


     The RBMG Board may from time to time amend, suspend or discontinue the Non-Qualified Plan or revise it in any respect whatsoever for the purpose of maintaining or improving its effectiveness as an incentive device, for the purpose of conforming it to applicable governmental regulations or to any change in applicable law or regulations, or for any other purpose permitted by law; provided, however, that no such action by the RBMG Board may adversely affect any option granted under the plan without the consent of the holder so affected.



     In addition to such other rights of indemnification as they may have as directors, the members of the RBMG Board shall be indemnified by RBMG against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any investigation, action, suit or proceeding, or in connection with any appeal therefrom, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Non-Qualified Plan or any option and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by RBMG) or paid by them in satisfaction of a judgment in or dismissal or other discontinuance of any such investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such investigation, action, suit or proceeding that such RBMG Board member is liable for negligence or misconduct in the performance of his or her duties; provided that, within 60 days after institution of any such investigation, action, suit or proceeding, an RBMG Board member shall in writing offer RBMG the opportunity, at its own expense, to handle and defend the same.



NON-QUALIFIED PLAN BENEFITS



     During 1996 RBMG granted options under the Non-Qualified Plan to acquire 213,159 shares of RBMG Common Stock to a total of 26 persons. The following table sets forth the number of shares of RBMG Common Stock underlying such options and the dollar value such options would have had if all such options had been exercisable as of December 31, 1996.



                                                              NON-QUALIFIED STOCK OPTION PLAN
                                                              -------------------------------
NAME AND POSITION                                             DOLLAR VALUE     NO. OF OPTIONS
-----------------                                             ------------     --------------
E. J. Sebastian.............................................   $     N/A             None
D. W. Johnson, Jr...........................................         N/A             None
R. H. Duncan................................................     137,423           19,465
S. F. Herbert...............................................      51,907           16,853
L.E. Shelton................................................         N/A             None
Executive Group (5 persons).................................     189,330           36,318
Non-Executive Director Group................................         N/A             None
Non-Executive Officer Employee Group........................   1,237,098          176,841


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     Non-Qualified Stock Options. Upon the grant of a NQSO, an optionee will not recognize any income, unless the option has a readily ascertainable fair market value. At the time a NQSO is exercised, the optionee will recognize compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below), in an amount equal to the difference between the fair market value on the exercise date of the shares acquired pursuant to such exercise and the option price. Upon a subsequent disposition of the shares, the optionee will recognize long- or short-term capital gain or loss, depending upon the holding period of the shares. For purposes of determining the amount of such gain or loss, the optionee's tax basis in the shares will generally be the fair market value of such shares on the exercise date (i.e., the sum of the ordinary income recognized by the employee upon the exercise of the NQSO plus the amount paid by the employee to exercise the NQSO).



     Generally, any dividend equivalents received by the employee with respect to NQSOs will be treated by the employee as compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below), equal to the amount of ordinary income recognized by the employee.



     Effect of Share for Share Exercise. If an optionee elects to tender shares of RBMG Common Stock in partial or full payment of the option price for shares to be acquired through the exercise of an option, generally the optionee will not recognize any gain or loss on such tendered shares. If the optionee tenders shares upon the exercise of an option which would result in the receipt of compensation by the optionee, as described above under the caption "Non-Qualified Stock Options," the optionee will recognize compensation taxable as ordinary income, and RBMG will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code discussed under the caption "Limits on Deductions," below), in an amount equal only to the fair market value of the number of shares received by the optionee upon exercise which is in excess of the number of tendered shares, less any cash paid by the optionee.


     Limits on Deduction. Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of RBMG in the year for which a deduction is claimed by RBMG (including its subsidiaries) is limited to $1,000,000 per person, except that compensation which is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of RBMG to claim a deduction for compensation paid to any other executive officer or employee of RBMG (including its subsidiaries) is not affected by this provision.

     Because the grant of NQSOs is not deemed to be performance-based under
Section 162(m) of the Code, amounts for which RBMG may claim a deduction upon the exercise of any option will be subject to the limitations on deductibility in Section 162(m). See "Compensation Committee Report".

     Additional Information. The recognition by an employee of compensation income with respect to a grant under the Non-Qualified Option Plan will be subject to withholding for federal income and employment tax purposes. If an employee, to the extent permitted by the terms of a grant or award under the Non-Qualified Option Plan, uses shares of RBMG Common Stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of RBMG Common Stock.


     THE RBMG BOARD RECOMMENDS THAT RBMG STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE NON-QUALIFIED STOCK OPTION PLAN.



                                    EXPERTS



     The consolidated financial statements of RBMG incorporated in this Joint Proxy Statement/Prospectus by reference to RBMG's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of RBC as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement/Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS


     The validity of the shares of RBMG Common Stock being registered under the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part will be passed upon for RBMG by King & Spalding, Atlanta, Georgia. The tax consequences of the RBC Merger will be passed upon for RBC by McNair Law Firm, P.A. John W. Currie, a member of such firm, is a director and the secretary of RBC and RBMG, and Mr. Currie and other members of the firm are stockholders of RBC and RBMG.


                             STOCKHOLDER PROPOSALS


     Stockholders who intend to present proposals for consideration at next year's annual meeting of RBMG are advised that any such proposal must be received by the Secretary of RBMG no later than the close of business on August 4, 1998 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF RBC
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheet as of December 31, 1995 and
     1996 and September 30, 1997............................   F-3
  Consolidated Statement of Income for the years ended
     December 31, 1994, 1995 and 1996 and for the nine
     months ended September 30, 1996 and 1997...............   F-4
  Consolidated Statement of Changes in Stockholders' Equity
     for the years ended December 31, 1994, 1995 and 1996
     and the nine months ended September 30, 1997...........   F-5
  Consolidated Statement of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and for the nine
     months ended September 30, 1996 and 1997...............   F-6
  Notes to Consolidated Financial Statements................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders

of Resource Bancshares Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Resource Bancshares Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


February 28, 1997

Price Waterhouse LLP
Columbia, South Carolina

                        RESOURCE BANCSHARES CORPORATION

                           CONSOLIDATED BALANCE SHEET


                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                             --------------------   -------------
                                                               1995        1996         1997
                                                             --------    --------   -------------
                                                                                     (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
                                             ASSETS
Cash.......................................................  $  9,899    $  8,474     $  5,198
Receivables................................................   111,885      55,583       47,691
Commercial mortgage loan servicing rights, net.............       904       1,693        1,475
Premises and equipment, net................................     2,033       1,120        1,215
Investment in RBMG.........................................    39,369      61,820       66,629
Notes receivable...........................................    19,000       2,267        2,267
Intangible assets..........................................     1,383       3,057        2,815
Other assets...............................................    12,565       6,114        4,630
                                                             --------    --------     --------
          Total assets.....................................  $197,038    $140,128     $131,920
                                                             ========    ========     ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Short-term borrowings....................................  $ 77,638    $ 36,957     $ 24,670
  Long-term borrowings.....................................    11,380
  Accrued expenses and payables............................     7,716      12,121        7,107
  Other liabilities........................................    16,797      11,011       12,640
                                                             --------    --------     --------
          Total liabilities................................   113,531      60,089       44,417
                                                             --------    --------     --------
Stockholders' equity
  Common stock -- par value $.01 -- 25,000,000 shares
     authorized; 7,032,810, 6,909,882 and 7,121,245 shares
     issued and outstanding at December 31, 1995 and 1996
     and September 30, 1997, respectively..................        70          69           71
  Nonvoting common stock -- par value $.01 -- 2,500,000
     shares authorized; 1,577,788 shares issued and
     outstanding at December 31, 1995 and 1996 and
     September 30, 1997....................................        16          16           16
  Additional paid-in capital...............................    56,031      55,085       58,074
  Retained earnings........................................    28,565      24,869       29,342
  Unearned shares of employee stock ownership plan.........    (1,175)
                                                             --------    --------     --------
          Total stockholders' equity.......................    83,507      80,039       87,503
                                                             --------    --------     --------
Commitments and contingencies (Note 15)....................
                                                             --------    --------     --------
          Total liabilities and stockholders' equity.......  $197,038    $140,128     $131,920
                                                             ========    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE BANCSHARES CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME


                                                                             FOR THE NINE MONTHS
                                         FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                        ---------------------------------   ---------------------
                                          1994        1995        1996        1996        1997
                                        ---------   ---------   ---------   ---------   ---------
                                                                                 (UNAUDITED)
                                             (DOLLARS IN THOUSANDS EXCEPT SHARE INFORMATION)
REVENUES
Interest income.......................  $   9,514   $  16,536   $  13,342   $  10,972   $   5,388
Interest expense......................     (2,429)     (6,643)     (5,212)     (4,194)     (1,825)
                                        ---------   ---------   ---------   ---------   ---------
Net interest income...................      7,085       9,893       8,130       6,778       3,563
Net gain on sale of leases............                  1,617       3,124       1,572         921
Credit card fees......................     23,140      11,637      18,424      13,234
Commercial mortgage loan origination
  fees................................        244       3,082       4,416       2,736       3,367
Commercial mortgage loan and lease
  servicing fees......................          9       1,014       2,508       1,704       2,694
Equity in undistributed earnings of
  RBMG................................      7,510       5,885       7,424       6,685       5,474
Gain on sale of RBMG stock............                              2,456       2,456
Revenues of Retail Banking Business...      2,454
Gain on sale of Retail Banking
  Business............................      9,931
Other income..........................        922       1,341       1,121         810       2,109
                                        ---------   ---------   ---------   ---------   ---------
          Total revenues..............     51,295      34,469      47,603      35,975      18,128
                                        ---------   ---------   ---------   ---------   ---------
EXPENSES
Salary and employee benefits..........      9,537      11,526      18,360      11,529       6,963
Occupancy expense.....................      1,368       1,748       1,958       1,409         935
Amortization of commercial mortgage
  loan servicing rights...............                     61         209         135         218
Provision for lease losses............      2,000       2,985       2,391       2,377         618
Expenses of Retail Banking Business...      4,631
General and administrative expenses...     13,853      10,467      16,965      11,922       4,378
                                        ---------   ---------   ---------   ---------   ---------
          Total expenses..............     31,389      26,787      39,883      27,372      13,112
                                        ---------   ---------   ---------   ---------   ---------
Income before income taxes............     19,906       7,682       7,720       8,603       5,016
Income tax expense....................     (5,705)       (978)       (467)     (1,127)       (543)
                                        ---------   ---------   ---------   ---------   ---------
          Net income..................  $  14,201   $   6,704   $   7,253   $   7,476   $   4,473
                                        =========   =========   =========   =========   =========
Weighted average common shares
  outstanding.........................  8,610,698   8,610,598   8,487,670   8,610,598   8,617,740
Net income per common share...........  $    1.65   $    0.78   $    0.85   $    0.87   $    0.52


  The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE BANCSHARES CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                           MANDATORILY
                        REDEEMABLE STOCK                              NONVOTING
                       APPRECIATION RIGHTS      COMMON STOCK         COMMON STOCK      ADDITIONAL
                       -------------------   ------------------   ------------------    PAID-IN     RETAINED
                         UNITS     AMOUNT     SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     EARNINGS
                       ---------   -------   ---------   ------   ---------   ------   ----------   --------
                                                      (DOLLARS IN THOUSANDS)
Balance, December 31,
  1993...............    100,530     $744    7,017,810    $70     1,477,258    $15      $54,762     $ 16,664
Conversion of stock
  appreciation
  rights.............   (100,530)    (744)                          100,530      1          708           36
Shares issued under
  Stock Option
  Plan...............                           15,000      *                               140
Loan to Employee
  Stock Ownership
  Plan...............
Shares released under
  Employee Stock
  Ownership Plan.....
Net income...........                                                                                 14,201
Dividends declared...                                                                                 (4,305)
                        --------     ----    ---------    ---     ---------    ---      -------     --------
Balance, December 31,
  1994...............          0        0    7,032,810     70     1,577,788     16       55,610       26,596
Shares released under
  Employee Stock
  Ownership Plan.....                                                                       421
Net income...........                                                                                  6,704
Dividends declared...                                                                                 (4,735)
                        --------     ----    ---------    ---     ---------    ---      -------     --------
Balance, December 31,
  1995...............          0        0    7,032,810     70     1,577,788     16       56,031       28,565
Loan to Employee
  Stock Ownership
  Plan...............
Shares redeemed from
  Employee Stock
  Ownership Plan.....                         (122,928)    (1)                           (1,227)
Shares released under
  Employee Stock
  Ownership Plan.....                                                                       281
Net income...........                                                                                  7,253
Spin-off of RPG......                                                                                (10,949)
                        --------     ----    ---------    ---     ---------    ---      -------     --------
Balance, December 31,
  1996...............          0        0    6,909,882     69     1,577,788     16       55,085       24,869
Shares issued under
  Phantom Stock
  Plan...............                          211,363      2                             2,989
Net income...........                                                                                  4,473
                        --------     ----    ---------    ---     ---------    ---      -------     --------
Balance, September
  30, 1997
  (Unaudited)........          0     $  0    7,121,245    $71     1,577,788    $16      $58,074     $ 29,342
                        ========     ====    =========    ===     =========    ===      =======     ========


                       UNEARNED       TOTAL
                         ESOP     STOCKHOLDERS'
                        SHARES       EQUITY
                       --------   -------------
                        (DOLLARS IN THOUSANDS)
Balance, December 31,
  1993...............  $(1,256)     $ 70,999
Conversion of stock
  appreciation
  rights.............                      1
Shares issued under
  Stock Option
  Plan...............                    140
Loan to Employee
  Stock Ownership
  Plan...............     (765)         (765)
Shares released under
  Employee Stock
  Ownership Plan.....      275           275
Net income...........                 14,201
Dividends declared...                 (4,305)
                       -------      --------
Balance, December 31,
  1994...............   (1,746)       80,546
Shares released under
  Employee Stock
  Ownership Plan.....      571           992
Net income...........                  6,704
Dividends declared...                 (4,735)
                       -------      --------
Balance, December 31,
  1995...............   (1,175)       83,507
Loan to Employee
  Stock Ownership
  Plan...............      (53)          (53)
Shares redeemed from
  Employee Stock
  Ownership Plan.....    1,228             0
Shares released under
  Employee Stock
  Ownership Plan.....                    281
Net income...........                  7,253
Spin-off of RPG......                (10,949)
                       -------      --------
Balance, December 31,
  1996...............        0        80,039
Shares issued under
  Phantom Stock
  Plan...............                  2,991
Net income...........                  4,473
                       -------      --------
Balance, September
  30, 1997
  (Unaudited)........  $     0      $ 87,503
                       =======      ========


---------------

* Amount less than $1

  The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE BANCSHARES CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                  FOR THE NINE
                                                                    FOR THE YEAR ENDED            MONTHS ENDED
                                                                       DECEMBER 31,              SEPTEMBER 30,
                                                              ------------------------------   ------------------
                                                                1994       1995       1996       1996      1997
                                                              --------   --------   --------   --------   -------
                                                                            (DOLLARS IN THOUSANDS)
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $ 14,201   $  6,704   $  7,253   $  7,476   $ 4,473
Adjustments to reconcile net income to cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................       556        586        847        589       467
  Amortization of intangibles...............................       215        242        264        212        97
  Deferred income tax (benefit) expense.....................      (315)     5,529      1,003      1,551     1,737
  Employee Stock Ownership Plan Compensation................      (765)       421        228
  Provision for lease losses................................     2,000      2,985      2,391      2,377       618
  Net gain on sale of leases................................               (1,617)    (3,124)    (1,572)     (921)
  Gain on sale of Retail Banking Business...................    (9,931)
  Gain on sale of RBMG stock................................                          (2,456)    (2,456)
  Equity in undistributed earnings of RBMG..................    (7,510)    (5,885)    (7,424)    (6,685)   (5,474)
  Dividends received from RBMG..............................                             429        208       665
  Accretion of discount on retail banking investment
    securities..............................................      (161)
  Decrease in retail banking trading account securities.....    27,171
  Decrease (increase) in other assets.......................     3,046     (3,727)   (12,730)   (15,195)    1,484
  Increase (decrease) in accrued expenses and other
    liabilities.............................................    14,255     (5,304)     6,498      2,271    (5,122)
                                                              --------   --------   --------   --------   -------
        Net cash provided by (used in) operating
          activities........................................    42,762        (66)    (6,821)   (11,224)   (1,976)
                                                              --------   --------   --------   --------   -------
INVESTING ACTIVITIES
Repayments (advances) on RBMG notes receivable..............              (19,000)     6,000      6,000
Increase in retail banking temporary investments, net.......   (15,848)
Proceeds from maturities of retail banking investment
  securities................................................    18,900
Proceeds from sale of leases held for investment............               31,580     35,373     37,019
Change in lease receivables held for investment.............   (50,365)   (52,258)     1,247    (12,015)      130
Proceeds from sale of leases held for sale..................                          34,445               26,615
Change in lease receivables held for sale...................                         (14,030)             (18,550)
Decrease in retail banking loans, net.......................     8,465
Disposals (purchases) of intangibles........................       109     (1,988)    (2,965)    (2,735)      145
Cash transferred in connection with sale of Retail Banking
  Business..................................................   (53,983)
Cash transferred in connection with the spin-off of RPG.....                             (70)
Equity investment...........................................                          (2,000)    (1,025)
Sales (purchases) of furniture, fixtures and equipment......       599     (1,126)    (2,448)    (2,175)     (344)
                                                              --------   --------   --------   --------   -------
        Net cash (used in) provided by investing
          activities........................................   (92,123)   (42,792)    55,552     25,069     7,996
                                                              --------   --------   --------   --------   -------
FINANCING ACTIVITIES
Proceeds from borrowings....................................    67,938    100,146     48,390     77,072    27,898
Repayment of borrowings.....................................              (79,066)   (98,546)   (93,409)  (40,185)
Increase in retail banking deposits, net....................     4,992
Decrease in retail banking short-term borrowings, net.......    (3,997)
Proceeds from exercise of stock options.....................       141
Activity under Employee Stock Ownership Plan................       275        571
Issuance of common stock -- Phantom Stock Plan..............                                                2,991
Cash dividends..............................................               (9,041)
                                                              --------   --------   --------   --------   -------
        Net cash provided by (used in) financing
          activities........................................    69,349     12,610    (50,156)   (16,337)   (9,296)
                                                              --------   --------   --------   --------   -------
Net increase (decrease) in cash.............................    19,988    (30,248)    (1,425)    (2,492)   (3,276)
Cash, beginning of period...................................    20,159     40,147      9,899      9,899     8,474
                                                              --------   --------   --------   --------   -------
        Cash, end of period.................................  $ 40,147   $  9,899   $  8,474   $  7,407   $ 5,198
                                                              ========   ========   ========   ========   =======
SUPPLEMENTAL ACTIVITIES
Interest paid...............................................  $  4,487   $  4,126   $  5,406   $  4,256   $ 1,885
Taxes paid (refunded).......................................     1,631      1,203       (941)    (1,361)   (3,338)
Non-cash activity:
  Satisfaction of note receivable in exchange for RBMG
    stock...................................................                        $ 13,000   $ 13,000
  Conversion of advance to RPG for note receivable..........                           2,267
  Redemption of unallocated RBC common stock held by
    Employee Stock Ownership Plan...........................                           1,228
  Satisfaction of advance to RPG in conjunction with
    spin-off of RPG.........................................                           3,044
  Spin-off of RPG, net of cash transferred..................                         (10,879)


  The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE BANCSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 1 -- THE COMPANY:


     Resource Bancshares Corporation ("Resource") was organized under the laws of the state of South Carolina in 1986. From 1987 until May 1, 1994, Resource was a bank holding company and operated its credit card and leasing operations as divisions of a bank subsidiary. Between 1989 and 1993, Resource also operated a residential mortgage operation as a division of a bank subsidiary. On June 3, 1993, Resource transferred the assets and liabilities of its residential mortgage banking business to a new wholly-owned subsidiary, Resource Bancshares Mortgage Group, Inc. ("RBMG"), and RBMG simultaneously sold 58% of its stock in an initial public offering. In 1993 and 1994, Resource sold its retail banking assets, liabilities and operations, (the "Retail Banking Business") and on May 1, 1994 Resource ceased to be a bank holding company. Also in 1994, the credit card and leasing operations were contributed to new operating subsidiaries of Resource, Resource Processing Group, Inc. ("RPG") and Republic Leasing Company, Inc. ("Republic Leasing"), respectively. Also during 1994, Resource formed Laureate Capital Corp. ("LCC") and LCC formed a wholly-owned commercial mortgage loan subsidiary, Laureate Realty Services, Inc. ("Laureate Realty"). Also, during that year Resource formed TFP Funding, Inc. and TFP Funding, II, as special purpose subsidiaries of Republic Leasing. On December 31, 1996, Republic Leasing was merged into Resource and is now operated as a division and as more fully described in Note 3, RPG was spun-off (the "Spin-off").



     Subsequent to the Spin-off, Resource and its subsidiaries (collectively, "RBC") have engaged primarily in commercial small ticket equipment lease financing and servicing and commercial mortgage banking.


     RBC originates commercial mortgage loans for various insurance companies and other investors, primarily in North Carolina, South Carolina, Tennessee, Virginia, Indiana and Alabama. Commercial mortgage loans are generally originated in the name of the investor and, in most instances, RBC retains the right to service the loans under a servicing agreement.

     Substantially all of RBC's lease receivables are acquired from independent brokers who operate throughout the continental United States.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accounting and reporting policies of Resource and its subsidiaries reflect industry practices and conform in all material respects with generally accepted accounting principles. For comparative purposes, Retail Banking Business revenues and expenses for 1994 are summarized into two line items in the statement of income. In addition, certain amounts from prior years have been reclassified to conform to current period presentation.

  Unaudited data


     The amounts reported at September 30, 1996 and 1997 and for the nine months then ended are unaudited. However, in the opinion of management of RBC, all adjustments, consisting of normal recurring items, necessary for a fair presentation of operating results for the periods shown have been made.


  Principles of Consolidation

     The consolidated financial statements of RBC include the accounts of Resource and its direct and indirect wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. As discussed in
Note 3, the assets and liabilities of RPG have been excluded from the consolidated balance sheet at December 31, 1996; however, the results of operations of RPG are included through December 31, 1996.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

  Significant Estimates

     In preparing the financial statements, management is required to make estimates based on available information that can affect the reported amounts of assets and liabilities and disclosures as of the balance sheet date and revenues and expenses for the related periods. Such estimates relate principally to RBC's allowance for lease losses. Additionally, the fair values of leases held for sale and servicing rights are all relevant to ensuring that leases are carried at the lower of cost or market, and that potential impairments of servicing rights are recognized if required. Because of the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions that will affect fair values, it is possible that actual future results in realization of the underlying assets and liabilities could differ significantly from the amounts reflected as of the balance sheet date.

  Cash

     RBC considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash.

  Receivables

     Receivables consist of direct financing leases which are carried at the aggregate of lease payments and estimated residuals less unearned discount and unamortized origination costs, except for leases held for sale which are carried at the lower of aggregate cost or market value. Interest income is recognized monthly based on the net lease outstanding balance. Residuals are recognized monthly based on the estimated end-of-lease residuals and are included as an adjustment to interest income. Lease receivables are charged-off at the earlier of the date they are deemed uncollectible or when they become 120 days past due. Certain direct costs to originate lease receivables are deferred and recognized as an adjustment to interest income over the estimated life of the lease.

  Allowance for Lease Losses

     The allowance for lease losses is established through a provision charged to operations. The allowance is reviewed and adjusted as needed based upon management's evaluation of factors affecting the lease receivable portfolios such as economic conditions, growth and composition of the portfolio, historical loss experience and analyses of the collectibility of specific lease receivables. The allowance is established at an amount that management believes will be adequate to absorb probable losses on outstanding leases that may become uncollectible.

  Mortgage servicing rights

     Purchased servicing rights for commercial mortgage loans are recorded at cost and are amortized in proportion to and over the estimated life of the servicing. The carrying value of such rights is periodically assessed and is adjusted to the lower of amortized cost or estimated market value.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or life of the lease, if less. Gains or losses on routine dispositions are reflected in current operations. Maintenance and repairs are expensed when incurred and major replacements and improvements are capitalized.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

  Investment and Equity in Undistributed Earnings of Resource Bancshares Mortgage Group, Inc.

     RBC accounts for its investment in RBMG using the equity method. Accordingly, the investment in RBMG is carried at original cost adjusted to include RBC's allocable share of the net proceeds of the initial public offering, subsequent capital changes by RBMG, including stock offerings, and Resource's allocable share of the undistributed net earnings of RBMG.

  Investment in Intek Information, Inc.

     In August 1996, RBC purchased for $2,000, 20,000 shares of preferred stock of Intek Information, Inc. ("Intek"), a teleservicing company based in Colorado. On February 3, 1997, Intek completed a private offering and as part of the transaction, Intek repurchased 5,000 shares of preferred stock from RBC for $1,741. The investment in Intek is accounted for under the cost method and is recorded in the consolidated balance sheet in other assets.

  Gain on Sale of Leases

     Beginning in 1995, RBC has sold certain leases with servicing retained. Gains on the sale of leases are recognized to the extent the net proceeds exceed the net basis of the leases. In addition, through December 31, 1996 gains were recognized for excess servicing. Gains attributable to excess servicing were calculated based on the difference between the actual servicing fee and the normal servicing fee over the remaining lives of the leases, adjusted for estimated prepayments and charge-offs. Beginning January 1, 1997, RBC adopted, on a prospective basis, the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"), which provides that after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Liabilities incurred or obtained by transferors as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. In addition, servicing assets and liabilities are subsequently (a) amortized in proportion to and over the period of estimated net servicing income or loss and (b) measured for assessment of asset impairment or increased obligation based on their fair values.


     During the years 1995 and 1996 and the nine months ended September 30, 1997, RBC sold lease portfolios in the aggregate amount of $31,580, $69,818 and $25,945, respectively. During the years 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, gains recognized on the sale of leases was $0, $1,617, $3,124 and $1,572 and $921, respectively. The effect of adopting FAS 125 was immaterial.


  Credit Card Fees


     Credit card fees for servicing and marketing credit card portfolios for investors were recognized by RPG monthly on an accrual basis based upon the terms of the underlying agreement. Generally, such agreements provided for fees based upon a percentage of the outstanding portfolio balance or based upon the number and types of transactions processed. Certain servicing agreements provided for retention of all or a portion of certain ancillary credit card revenues (such as interchange volume, application processing fees, credit insurance commissions and collection fees). Ancillary revenues which were retained were recorded as collected. Revenues for advising clients on portfolios' performance and profitability were included in revenues as earned under the program management agreement, generally on a monthly basis.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)


     Generally, credit card marketing campaigns were conducted over a two to 12 month period and may have been priced in conjunction with a servicing agreement or program management agreement. In such case, the related agreements contained provisions for payment to RBC of the portion of such fees associated with the marketing services upon early termination of the agreements. Incremental costs of acquiring servicing and program management agreements and marketing campaigns, consisted primarily of data processing, postage, credit bureau reports, payroll and similar direct costs, and were initially deferred as deferred contract costs. Such deferred costs were amortized based upon the ratio of estimated total costs to total revenue under the related agreements. Included in other expenses were amortized deferred contract costs of $0, $1,639, $4,052, $3,075 and $0 for the years 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively. Additionally, included in salaries and other benefit costs were $0, $262, $503, $178 and $0 for the years 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively. Management periodically reviewed the amortization and recoverability of deferred contract costs and in 1996 recorded an impairment write down of $600. See Note 3 regarding the Spin-off of the credit card operations as of December 31, 1996.


  Servicing and other fees

     Fees for servicing commercial mortgage loans and lease portfolios are recognized monthly on an accrual basis based upon the terms of the underlying agreement. Generally, such agreements provide for fees based upon a percentage of the outstanding balance. Other fees consist primarily of origination fees for commercial mortgage loans. Origination fees are recognized when there is a firm commitment and a firm closing date is scheduled.

  Goodwill and Other Intangible Assets

     Goodwill arising from purchase transactions is amortized over periods generally ranging from 15 to 25 years using the straight-line method. Lease servicing assets are amortized over the estimated remaining lives of the leases, adjusted for estimated prepayments and charge-offs, in proportion to estimated net servicing revenues. RBC services leases under long-term servicing agreements which may not be sold or assigned without the consent of the investor.

  Income Taxes

     Federal income tax returns for Resource and its wholly-owned subsidiaries are filed on a consolidated basis. RBC recognizes deferred tax assets and liabilities in amounts representative of the estimated future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the period in which the difference is expected to be realized or settled. RBC's equity investee and affiliate, RBMG, files separate federal and state tax returns. Subsequent to December 31, 1996, RPG will not be included in RBC's consolidated income tax return but will be obligated for its own taxes and tax returns; however, under the terms of an income tax sharing agreement, RPG may request RBC to file amended consolidated income tax returns for periods prior to 1997 to include any RPG carryback amount. If such carryback results in a tax benefit, RPG is to receive the benefit.

  Fair Value Disclosures

     RBC's consolidated financial statements include information about the fair value of financial instruments. In certain instances, fair values have been estimated by management in the absence of readily ascertainable market prices. In developing such values, management has applied methodologies and procedures which are believed to be reasonable for purposes of estimating fair value. However, because of the uncertainty inherent in any estimation process, resultant fair value information may differ significantly from the actual market values that would have been assigned if an active market existed.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

  New Accounting Standard

     In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS No. 128), which is effective for financial statements issued for periods ending after December 15, 1997. Early adoption of FAS No. 128 is not permitted.

NOTE 3 -- SPIN-OFF OF SUBSIDIARY:

     As of the close of business on December 31, 1996, Resource effected a Spin-off of RPG through a distribution of RPG stock to Resource shareholders.

     In conjunction with the Spin-off, on December 31, 1996, each Resource shareholder received one share of RPG's stock for each share of voting and each share of nonvoting Resource common stock owned as of the December 30, 1996 record date. In addition, Resource was obligated to distribute to each holder of certain of its Phantom stock units a dividend equivalent payment of (i) .54 shares of RPG stock and (ii) cash equivalent to .46 times the December 31, 1996 value of a share of RPG stock, as determined by an independent valuation, for each Phantom stock unit held on the record date. RPG assumed the liability to issue the RPG stock in satisfaction of $1,951 of its borrowings from Resource.

     In conjunction with the Spin-off, Resource contributed $3,044 to RPG through a reduction of RPG's borrowings from Resource which resulted in RPG having $12,900 of capital after issuance of RPG shares to the Phantom stock unit holders. The remaining RPG borrowings from Resource were converted into a note which is more fully described in Note 9.

     RBC recorded the Spin-off of RPG by a charge to its retained earnings. A summary of the net assets distributed as part of the Spin-off is as follows:

Cash........................................................  $    70
Premises and equipment, net.................................    2,722
Deferred contract costs.....................................   16,275
Other assets................................................    4,830
Notes payable...............................................   (4,067)
Liability to issue common stock.............................   (1,951)
Deferred income tax payable.................................   (5,845)
Other liabilities...........................................   (1,085)
                                                              -------
                                                              $10,949
                                                              =======

     The following unaudited pro forma information for the year ended December 31, 1996 represents the results of operations of RBC assuming the elimination of revenues and expenses attributed to RPG and the elimination of certain expenses incurred by RBC in conjunction with the Spin-off. Management believes this presentation is preferable to one which results from applying the terms of the Spin-off agreements as of January 1, 1996 as the results of such presentation would differ materially from the actual transaction which occurred on December 31, 1996:

                                                               PRO FORMA
                                                              (UNAUDITED)
                                                              -----------
Revenues....................................................    $34,191
Expenses....................................................     26,416
                                                                -------
                                                                  7,775
Provision for income taxes..................................       (187)
                                                                -------
Net income..................................................    $ 7,588
                                                                =======

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 4 -- ACQUISITION OF COMMERCIAL MORTGAGE LOAN ASSETS AND BUSINESS:

     During 1995 and 1996, RBC acquired the assets and business of two commercial mortgage loan companies, Mortgage Company of Indiana, Inc. ("MCII") and Camp & Company ("Camp"), respectively, in transactions accounted for under the purchase method of accounting. In conjunction with the purchases, RBC paid cash of $1,085 and assumed liabilities of $720 related to MCII and paid cash of $2,500 and assumed liabilities of $301 related to Camp. The purchase price was allocated as follows:

                                                               MCII      CAMP
                                                              ------    ------
Fixed assets and leasehold improvements.....................  $   37    $   89
Commercial mortgage loan servicing rights...................     965       998
Goodwill....................................................     720     1,714
Other, net..................................................      83
                                                              ------    ------
          Total.............................................  $1,805    $2,801
                                                              ======    ======

NOTE 5 -- RECEIVABLES:

     Receivables are summarized as follows:


                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
                                                                            (UNAUDITED)
Lease receivables held for investment............  $140,770    $ 53,691      $ 53,561
Lease receivables held for sale..................                14,030         7,288
Less -- Unearned discount........................   (26,693)    (10,834)      (11,960)
Less -- Allowance for lease losses...............    (2,192)     (1,304)       (1,198)
                                                   --------    --------      --------
                                                   $111,885    $ 55,583      $ 47,691
                                                   ========    ========      ========



     At December 31, 1995 and 1996, lease receivables aggregating $54,806 ($46,776 net of related unearned discount) and $25,682 ($22,843 net of related unearned discount), respectively, were collateral for the Class A and Class B Lease Backed Notes discussed in Note 11. At September 30, 1997, the Class A and Class B Lease Backed Notes were paid in full.


     The components of RBC's investment in lease receivables are summarized as follows:


                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
                                                                            (UNAUDITED)
Minimum lease payments due from lessees and
  estimated residuals............................  $134,888    $ 65,342       $58,213
Initial direct costs, net........................     5,882       2,379         2,636
                                                   --------    --------       -------
                                                   $140,770    $ 67,721       $60,849
                                                   ========    ========       =======

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

     At December 31, 1996, the maturities of minimum lease receivables are as follows:

1997........................................................  $32,580
1998........................................................   17,633
1999........................................................    9,572
2000........................................................    3,652
2001........................................................    1,861
2002 and thereafter.........................................       44
                                                              -------
                                                              $65,342
                                                              =======


     Leases represent unconditional obligations of the lessees to pay all scheduled payments and require the lessees to assume all responsibility with respect to the equipment, including the obligation to pay all costs relating to its operation, maintenance, repair, sales and property taxes and insurance. At December 31, 1996 and September 30, 1997, the average lease size was approximately $11 and $16, respectively, and there were only three and four leases, respectively, with a current lease receivable in excess of $250.



     At December 31, 1996 and September 30, 1997, approximately 13% and 10% and 16% and 19% of RBC's net lease receivables were located in the states of Florida and California, respectively. At December 31, 1996 and September 30, 1997, approximately 26% and 21%, respectively, of RBC's net lease receivables were collateralized by computer systems. At September 30, 1997, approximately 10% and 11%, respectively, of RBC's net lease receivables were collateralized by electronic equipment and titled equipment, respectively. Otherwise, there are no geographic, equipment type or lessor industry concentrations greater than 10%.



     RBC's leases are collateralized by the equipment subject to the leases. In most instances, RBC requires a security deposit equal to one monthly payment and personal guarantees. In addition, where considered necessary other credit enhancements are obtained. At December 31, 1995 and 1996 and September 30, 1997, RBC held security deposits and sales and property taxes for the benefit of lessees of $7,981, $4,981 and $2,826, respectively.


     Activity in the allowance for lease losses is summarized as follows:


                                                                              FOR THE NINE
                                                                                 MONTHS
                                                  FOR THE YEAR ENDED             ENDED
                                                     DECEMBER 31,            SEPTEMBER 30,
                                              ---------------------------   ----------------
                                               1994      1995      1996      1996      1997
                                              -------   -------   -------   -------   ------
                                                                              (UNAUDITED)
Balance at beginning of period..............  $   396   $ 1,840   $ 2,192   $ 2,192   $1,304
Provision for lease losses..................    2,000     2,985     2,391     2,377      618
Charge-offs.................................   (1,009)   (3,342)   (4,022)   (3,180)  (1,444)
Recoveries..................................      453       709       743       521      720
                                              -------   -------   -------   -------   ------
Balance at end of period....................  $ 1,840   $ 2,192   $ 1,304   $ 1,910   $1,198
                                              =======   =======   =======   =======   ======

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 6 -- PREMISES AND EQUIPMENT:

     Premises and equipment are summarized as follows:


                                                                  DECEMBER 31,
                                                  ESTIMATED     -----------------   SEPTEMBER 30,
                                                 USEFUL LIVES    1995      1996         1997
                                                 ------------   -------   -------   -------------
                                                                                     (UNAUDITED)
Leasehold improvements.........................   7-10 years    $   105   $   176       $   232
Furniture and equipment........................    3-7 years      5,232     3,385         3,592
                                                                -------   -------       -------
                                                                  5,337     3,561         3,824
Less -- Accumulated depreciation and
  amortization.................................                  (3,304)   (2,441)       (2,609)
                                                                -------   -------       -------
                                                                $ 2,033   $ 1,120       $ 1,215
                                                                =======   =======       =======



     Depreciation and amortization expense for the years 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 was $556, $525, $638, $454 and $249, respectively.


NOTE 7 -- LEASE COMMITMENTS:

     RBC, as lessee, has entered into various noncancelable operating lease agreements, primarily for office space and equipment. Certain of the leases contain renewal options and escalation clauses. In addition, under certain leases RBC pays maintenance, property taxes and insurance which are not included in minimum commitments below.

     At December 31, 1996, minimum commitments were as follows:

1997........................................................  $  638
1998........................................................     527
1999........................................................     465
2000........................................................     320
2001........................................................     284
2002 and thereafter.........................................     373
                                                              ------
                                                              $2,607
                                                              ======


     Rent expense for operating leases for the years 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 was $622, $939, $968, $722 and $513, respectively.


NOTE 8 -- INVESTMENT AND EQUITY IN UNDISTRIBUTED EARNINGS OF RESOURCE BANCSHARES MORTGAGE GROUP, INC.:

     In March 1996, RBMG completed a public offering of 3,842,961 shares of common stock. In a concurrent private placement, RBC purchased an additional 896,552 shares of common stock at the offering price of $14.50 per share for $13,000. This transaction resulted in an in-substance sale of a portion of Resource's investment in RBMG, and accordingly RBC recognized a gain of $2,456.


     At December 31, 1995, RBC held 6,016,755 shares of RBMG (after giving effect to various stock dividends and other stock issuances in 1995) representing a 42% equity interest. At December 31, 1996 and September 30, 1997, RBC held 7,397,238 shares of RBMG (after giving effect to various stock dividends and other stock issuances in 1996 and 1997) representing a 38% and 36.4% equity interest, respectively. At December 31, 1995 and 1996, the market value of the shares of RBMG owned by RBC was approximately $85,739 and $105,411, respectively, based on a closing market price of $14.25 per share (after giving effect to the various stock dividends) at both dates. The market value of such shares at September 30, 1997 was approximately $96,682 based on a closing market price of $13.07 per share.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)


     Summarized information concerning the assets, liabilities, equity and results of operations of RBMG is as follows:



                                                         DECEMBER 31,
                                                   ------------------------   SEPTEMBER 30,
                                                      1995          1996          1997
                                                   ----------    ----------   -------------
                                                                               (UNAUDITED)
ASSETS
Mortgage loans and mortgage servicing rights.....  $1,112,750    $  788,703     $1,022,369
Premises and equipment...........................      16,314        21,135         24,287
Other assets.....................................     102,033       218,556        357,488
                                                   ----------    ----------     ----------
                                                   $1,231,097    $1,028,394     $1,404,144
                                                   ==========    ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings.......................................  $1,071,087    $  805,730     $1,135,550
Other liabilities................................      66,606        65,369         90,011
Stockholders' equity.............................      93,404       157,295        178,583
                                                   ----------    ----------     ----------
                                                   $1,231,097    $1,028,394     $1,404,144
                                                   ==========    ==========     ==========



                                                                       FOR THE NINE MONTHS
                                     FOR THE YEAR ENDED DECEMBER 31,   ENDED SEPTEMBER 30,
                                     -------------------------------   --------------------
                                       1994       1995       1996        1996        1997
                                     --------   --------   ---------   --------    --------
                                                                           (UNAUDITED)
REVENUES AND EXPENSES
Net interest income................  $  7,686   $  8,635   $  16,902   $ 12,780    $ 14,186
Net gains on sale of mortgage loans
  and mortgage servicing rights....    34,535     41,168      80,283     60,312      77,526
Loan servicing fees and other
  income...........................    14,401     26,894      29,432     21,783      23,621
                                     --------   --------   ---------   --------    --------
Total revenues.....................    56,622     76,697     126,617     94,875     115,333
Total expenses.....................   (38,579)   (62,478)   (106,994)   (77,967)   (100,925)
                                     --------   --------   ---------   --------    --------
          Net income...............  $ 18,043   $ 14,219   $  19,623   $ 16,908    $ 14,408
                                     ========   ========   =========   ========    ========


NOTE 9 -- NOTES RECEIVABLE:


     At December 31, 1995, RBMG owed RBC $19,000 under various short-term notes receivable. All of the notes contained a due on demand clause, were unsecured and bore interest at the Wall Street Journal Prime interest rate. Interest income from the notes was $541, $271 and $271 for the years 1995 and 1996 and the nine months ended September 30, 1996, respectively. The notes were repaid in March 1996 in conjunction with the RBMG stock offering. In 1994 there were no loans between RBC and RBMG and since March 1996 there have been none.



     At December 31, 1996 and September 30, 1997, RBC has a note receivable from RPG in the amount of $2,267. The note bears interest at Wall Street Journal Prime, with an interest rate floor of 6%, and a cap of 10%, per annum. Interest through January 1, 1998 and through January 1, 1999 is payable on such dates in arrears with monthly payments thereafter. Principal is payable beginning January 1, 1999, based on a ten-year amortization with the balance due on November 30, 2001. In the event of a public or private offering of equity or debt of RPG, within 30 days after closing, the note must be reduced by the lesser of (i) 20% of the net proceeds to RPG or (ii) the remaining principal and accrued interest of the note.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 10 -- GOODWILL AND OTHER INTANGIBLE ASSETS:

     Goodwill and other intangible assets (net of accumulated amortization) are summarized as follows:


                                                           DECEMBER 31,
                                                         ----------------   SEPTEMBER 30,
                                                          1995      1996        1997
                                                         ------    ------   -------------
                                                                             (UNAUDITED)
Goodwill...............................................  $1,042    $2,337      $2,246
Other intangibles......................................     341       720         569
                                                         ------    ------      ------
                                                         $1,383    $3,057      $2,815
                                                         ======    ======      ======


     The related amortization expenses were:


                                                                         FOR THE NINE
                                                 FOR THE YEAR ENDED      MONTHS ENDED
                                                    DECEMBER 31,        SEPTEMBER 30,
                                                --------------------    --------------
                                                1994    1995    1996    1996     1997
                                                ----    ----    ----    -----    -----
                                                                         (UNAUDITED)
Goodwill......................................  $213    $232    $250     $205     $91
Other intangibles.............................     2      10      14        7       6
                                                ----    ----    ----     ----     ---
                                                $215    $242    $264     $212     $97
                                                ====    ====    ====     ====     ===


NOTE 11 -- SHORT-TERM AND LONG-TERM BORROWINGS:

     Short-term and long-term borrowings are summarized as follows:


                                                          DECEMBER 31,
                                                       ------------------   SEPTEMBER 30,
                                                        1995       1996         1997
                                                       -------    -------   -------------
                                                                             (UNAUDITED)
Leasing Revolving Credit Facility....................  $53,206    $26,294      $23,961
Equipment Lease Trust................................   35,812     10,663
Commercial Mortgage Warehouse........................
Commercial Mortgage Working Capital..................                              709
RBC Revolving Lines of Credit........................
                                                       -------    -------      -------
                                                       $89,018    $36,957      $24,670
                                                       =======    =======      =======


     At December 31, 1996, all borrowings are due in 1997.


  Leasing Revolving Credit Facility



     TFP has a 364-day $75,000 (reduced to $50,000 in May 1997) revolving credit facility to provide interim financing for its leasing portfolio. The warehouse credit agreement which was due in May 1997 and has been extended until December 31, 1997 generally provides that TFP may borrow up to 85% (reduced to 82% in May
1997) of the aggregate eligible discounted lease receivable balance related to leases on which a first priority perfected security interest has been granted to the lender. A discount rate equal to the two-year Treasury plus 3.00% is used to compute the aggregate discounted eligible lease receivables balance. The agreement provides for either a variable rate of interest based on the 30 day London Interbank Offered Rate ("LIBOR") plus 1.00% or at the borrower's election, amounts may be fixed based on the 60 or 90 day LIBOR rate plus 1.00%. Interest is payable monthly with principal due at the earlier of the disposition of the leases or the maturity of the line. In the event the revolver balance exceeds the credit line, RBC has five days to cure the shortfall or the revolver will convert to a term loan at a fixed rate of LIBOR plus 1.50% for 60 days and LIBOR plus 3.50% thereafter. Repayment of a term loan will be based upon scheduled payments of the underlying lease receivables. Under the

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

credit facility, Resource is obligated to repurchase or substitute leases up to a maximum of $20 million for warranty events.


     The revolving credit facility contains various covenants regarding characteristics of the collateral and the performance of the leases originated and serviced by RBC. During a portion of 1996 and 1997, RBC did not comply with several of those conditions; however, the lender has waived the exception or retroactively modified the covenants so that RBC is in compliance.



     The credit agreement includes covenants which restrict TFP's ability to incur debt, encumber assets, other than as collateral for the facility, sell assets, merge, declare or pay any dividends or change its corporate by-laws or certificate of incorporation. The revolving credit facility contains various covenants requiring RBC to maintain a net worth of at least $40 million and a leverage ratio not exceeding 10:1 as well as change in control covenants.


  Equipment Lease Trust


     Effective December 28, 1994, PSSFC Equipment Lease Trust 1994-3 ("Trust"), a special purpose entity formed by TFP II, issued $58,689 of Class A Senior 8.10% and $9,268 of Class B Subordinated 9.23% Lease Backed Notes (collectively, the "Notes"). Under the terms of an indenture agreement between TFP II, the Trust and the indenture trustee, TFP II sold certain of its lease receivables having a net lease balance of $72,846 to the Trust which in turn granted the indenture trustee a security interest in all collections on those lease receivables. Under the terms of the indenture agreement, all collections thereunder were generally applied in the following priority: (1) to pay interest on the Class A Notes, (2) to pay interest on the Class B Notes, (3) to pay principal on the Class A Notes, and (4) to pay principal on the Class B Notes. Payments on the Class B Notes were subordinated to payments on the Class A Notes. TFP II retained a residual interest in the Trust such that any amounts remaining after full repayment of the Notes, together with interest due thereon and after payment of all ancillary obligations of the Trust, would be returned to TFP II. However, neither TFP II nor RBC have any obligation to make payments on the Notes should collections on the underlying lease receivables prove insufficient for such purposes. TFP II had an option to prepay the Notes when the aggregate principal balance of the Notes was less than 10% of the initial principal amount and the limited right, but not an obligation, to substitute comparable leases for any lease receivable which defaults, prepays or terminates prior to its scheduled termination date. RBC accounted for the sale of the lease receivables and issuance of the Notes as a collateralized financing. The Class A and Class B Notes secured by Trust assets were paid in full in June 1997 and the remaining leases were transferred back to RBC.


  Commercial Mortgage Warehouse and Working Capital Facility


     In August 1996, Laureate Realty entered into a 364 day, $14,000 revolving warehouse credit facility with a financial institution. The warehouse facility generally provides interim financing between the time the Federal Home Loan Mortgage Corporation ("Freddie Mac") multifamily conventional loans are closed and the delivery of the loans to Freddie Mac, the investor. The loan is secured by the underlying loans and interest is at the higher of 30 day adjusted LIBOR plus 1.50% or the interest rate of the collateral. In August 1996, Laureate Realty also obtained a 364 day, $2,500 revolving working capital line of credit with the same financial institution. Interest on this line is at 30 day adjusted LIBOR plus 2.00%. Both facilities, which were due in August 1997, have been extended to February 1998 and both contain certain covenants with which RBC is in compliance as of December 31, 1996 and September 30, 1997. Under these facilities, Laureate Realty is required to maintain liquid assets of $200 and net worth of at least $1,000 and Resource, which is guarantor of the lines, is required to maintain liquid assets of at least $3,000, a minimum net worth of $35,000 and a ratio of total liabilities to net worth not to exceed 2:1. In addition, Resource must not encumber $5,000 of its stock in RBMG and there are restrictions on changes in ownership, control and management.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)


  RBC Revolving Lines of Credit



     In April 1997, Resource entered into a $500 revolving working capital line of credit with a financial institution. Interest on this line is at Prime plus
 .75% and paid monthly. This facility will mature April 17, 1998. In addition, in May 1997 Resource entered into a $2,000 revolving working capital line of credit with another financial institution. Under the terms of this line, Resource agrees to continually hold, unencumbered, no less than $3,500 of its stock in RBMG. Interest on this line is at Prime plus .50% and paid quarterly. This facility will mature March 31, 1998.


  Compliance with Loan Covenants

     Although management anticipates continued compliance, there can be no assurance that RBC will be able to comply with the debt covenants specified for each of its financing agreements. Failure to comply could result in the loss of the related financing and the immediate repayment of the outstanding loan balance.


     The monthly average outstanding amount under these credit arrangements during 1996 and the nine months ended September 30, 1997 was $71,418 and $31,981, respectively, and the weighted average interest rate during such periods was 7.52% and 8.21%, respectively. RBC incurred interest expense of $2,429, $6,643, $5,212, $4,194 and $1,825 for the years 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997, respectively. RBC also incurred facility fees related to these credit facilities totaling $701, $147, $43, $54 and $27 for the years 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997, respectively. These fees have been capitalized and included in other assets and are being amortized as interest expense over the terms of and in proportion to the estimated loan balances. At December 31, 1996 and September 30, 1997, RBC had additional advances available under these credit agreements of $21,015 and $26,573, respectively.


NOTE 12 -- GAIN ON SALE OF RETAIL BANKING BUSINESS:

     During 1994, RBC divested itself of its remaining Retail Banking Business. A reconciliation of the net assets sold to the amount of cash transferred as reflected in the Consolidated Statement of Cash Flows is set forth below for the year ended December 31, 1994:

LIABILITIES ASSUMED BY PURCHASERS:
Deposits....................................................  $367,377
Short-term borrowings.......................................     7,100
Other liabilities...........................................     3,553
ASSETS TRANSFERRED TO PURCHASERS:
Temporary investments.......................................  (146,550)
Trading securities..........................................   (22,692)
Investment securities.......................................   (15,053)
Loans, net..................................................  (107,302)
Premises and equipment......................................   (10,978)
Other assets................................................    (1,988)
                                                              --------
Net liabilities transferred.................................    73,467
Less -- Gain on sale of branch operations...................    (9,931)
Less -- Goodwill and other intangibles charged-off..........    (9,553)
                                                              --------
Net cash transfer reflected in the Consolidated Statement of
  Cash Flows................................................  $ 53,983
                                                              ========

     The above gains have been presented on a pre-tax basis. Tax expense for financial reporting purposes allocable thereto approximated $5,041 for the year ended December 31, 1994. The amounts reflected as net cash transferred and pre-tax gains are presented net of related selling expenses of $2,412.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 13 -- INCOME TAXES:

     The components of the provision (benefit) for income taxes are as follows:


                                                                             FOR THE NINE
                                                   FOR THE YEAR ENDED        MONTHS ENDED
                                                      DECEMBER 31,          SEPTEMBER 30,
                                                ------------------------   ----------------
                                                 1994     1995     1996     1996     1997
                                                ------   -------   -----   ------   -------
                                                                             (UNAUDITED)
Current:
  Federal.....................................  $5,901   $(4,125)  $(747)  $ (794)  $(1,216)
  State.......................................     119      (426)    216      370        22
                                                ------   -------   -----   ------   -------
                                                 6,020    (4,551)   (531)    (424)   (1,194)
Deferred:
  Federal.....................................    (288)    5,059     701    1,853     1,688
  State.......................................     (27)      470     297     (302)       49
                                                ------   -------   -----   ------   -------
                                                $5,705   $   978   $ 467   $1,127   $   543
                                                ======   =======   =====   ======   =======


     RBC's effective tax rate varied from the statutory federal tax rate due to the following:

                                                FOR THE YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------
                                           1994               1995               1996
                                     ----------------   ----------------   ----------------
                                                % OF               % OF               % OF
                                               PRETAX             PRETAX             PRETAX
                                     AMOUNT    INCOME   AMOUNT    INCOME   AMOUNT    INCOME
                                     -------   ------   -------   ------   -------   ------
Tax expense at statutory rate......  $ 6,967    35.0%   $ 2,689    35.0%   $ 2,702    35.0%
State tax, net of federal
  benefit..........................      647     3.3        250     3.3         76     1.0
Goodwill...........................    1,212     6.1         70      .9         58      .8
Benefit of dividends received
  deduction on equity in earnings
  of RBMG..........................   (3,553)  (17.8)    (1,801)  (23.5)    (2,079)  (27.0)
Valuation allowance................                                           (107)   (1.4)
Other, net.........................      432     2.1       (230)   (3.0)      (183)   (2.4)
                                     -------   -----    -------   -----    -------   -----
                                     $ 5,705    28.7%   $   978    12.7%   $   467     6.0%
                                     =======   =====    =======   =====    =======   =====


                                                           FOR THE NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                      -----------------------------------
                                                            1996               1997
                                                      ----------------   ----------------
                                                                 % OF               % OF
                                                                PRETAX             PRETAX
                                                      AMOUNT    INCOME   AMOUNT    INCOME
                                                      -------   ------   -------   ------
                                                                  (UNAUDITED)
Tax expense at statutory rate.......................  $ 3,011    35.0%   $ 1,756    35.0%
State tax, net of federal benefit...................      114     1.3         46      .9
Goodwill............................................       53      .6
Benefit of dividends received deduction on equity in
  earnings of RBMG..................................   (1,872)  (21.8)    (1,533)  (30.6)
Valuation allowance.................................     (107)   (1.2)
Other, net..........................................      (72)    (.8)       274     5.5
                                                      -------   -----    -------   -----
                                                      $ 1,127    13.1%   $   543    10.8%
                                                      =======   =====    =======   =====

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

     RBC provides deferred taxes on its equity in undistributed earnings of RBMG assuming such earnings will be eligible for an 80% dividends received deduction. In 1994, RBC cumulatively adjusted its deferred tax liability account to reflect this policy.

     Deferred tax (assets) liabilities arising in accordance with FAS No. 109 are as follows:


                                                     DECEMBER 31,
                                              ---------------------------    SEPTEMBER 30,
                                               1994      1995      1996          1997
                                              -------   -------   -------    -------------
                                                                              (UNAUDITED)
Allowance for lease losses..................  $  (844)  $(1,162)  $  (591)      $  (458)
Deferred compensation.......................   (2,280)   (1,871)   (2,843)         (117)
Prepaid and accrued expense.................     (346)     (153)       62          (158)
State net operating loss carry forwards.....     (107)     (107)     (662)         (770)
Other.......................................     (147)       (9)                   (176)
                                              -------   -------   -------       -------
          Gross deferred tax assets.........  $(3,724)  $(3,302)  $(4,034)      $(1,679)
                                              -------   -------   -------       -------
Deferred gain on partial sale of RBMG.......  $ 6,246   $ 6,246   $ 7,186       $ 7,186
Equity in undistributed earnings of RBMG....      971     1,421     1,825         2,324
Premises and equipment depreciation.........    2,913     5,989     2,488         1,226
Deferred fees...............................      385     1,698       120           102
Other.......................................                268                     163
                                              -------   -------   -------       -------
          Gross deferred tax liabilities....   10,515    15,622    11,619        11,001
                                              -------   -------   -------       -------
Valuation allowance against deferred tax
  assets....................................      107       107
                                              -------   -------   -------       -------
                                              $ 6,898   $12,427   $ 7,585       $ 9,322
                                              =======   =======   =======       =======


     In 1994 and 1995, RBC had provided a valuation allowance relating to the tax benefits of certain state tax loss carry forwards. Management currently believes the tax benefits relating to the state tax loss carry forwards are recoverable.

NOTE 14 -- EMPLOYEE BENEFIT PLANS:

  Employee Stock Ownership Plan ("ESOP")


     All employees of RBC having attained age 21 and having completed 1,000 hours of employment are eligible to participate in RBC's leveraged ESOP. Participants vest in RBC's contributions at a rate of 20% per year. Contributions made by RBC to the ESOP may be made in the form of cash or Resource common stock at the discretion of the Board of Directors, except that a cash contribution is required to be made in sufficient amounts to pay any maturing debt obligations of the ESOP. During 1994, RBC contributed $275 to the ESOP and loaned the ESOP $765. During 1995, RBC contributed $300 to the ESOP. During 1994, 1995 and 1996 the ESOP received $121, $133 and $0 of dividends on shares of Resource held by the plan, respectively. Such dividends were used to reduce the acquisition loans from Resource. During the nine months ended September 30, 1996 and 1997, there were no contributions made to the ESOP or dividends received by the ESOP.


     Shares held by the ESOP are allocated to participants as the loan and interest are repaid. Under the provisions of SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," shares purchased on or before December 31, 1992 are "grandfathered" and the ESOP accounts for these shares under SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." RBC recognizes expense based on the number of shares allocated to participants and the cost or fair market value of the shares released depending on whether the shares were purchased before or after December 31, 1992. Compensation expense recorded by RBC in connection with the ESOP was $275, $767 and $281 for the years ended December 31, 1994, 1995 and 1996,

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)


respectively. There was no compensation expense recorded by RBC during the nine months ended September 30, 1996 and 1997.



     Effective December 31, 1996, the ESOP sold to Resource 122,928 of the unallocated shares of RBC stock in satisfaction of all of the outstanding ESOP acquisition loans. The sales price per share was determined by an independent valuation. The remaining unallocated shares, 33,528, were allocated as of December 31, 1996 to qualified participants.



     At December 31, 1994, 1995 and 1996 and September 30, 1996 and 1997, the ESOP had allocated shares to participants of 76,137, 87,090, 118,721, 87,090 and 118,721, respectively. For the same periods and considering the 33,528 shares described above, the ESOP held unallocated shares of 165,512, 154,567, -0-, 154,567 and -0-, respectively.



     In conjunction with the Spin-off, the December 31, 1996 ESOP benefits allocated to RPG participants were spun-off to a separate RPG ESOP plan.


  Phantom Stock Plan

     Prior to 1994, RBC adopted a Phantom Stock Plan that provided for the awarding of up to 350,000 deferred compensation units. Under the Plan, a vesting period and value base was assigned at the time an award was made. The plan permitted a vesting period of between five and ten years with full vesting by the end of the vesting period.

     Under the plan, upon becoming fully vested a participant is paid, for each unit held, (i) the difference between the market value of a share of common stock as defined in the plan and the value base of the unit plus (ii) the amount of cash dividends paid on a share of RBC common stock that had a record date for payment between the date of the award and January 14, 1995.


     On December 15, 1994, the Board of Directors of Resource amended the Phantom Stock Plan to provide for current payment to participants of an amount equal to the product of (i) the common stock per share dividend declared and paid by RBC which has a record date between January 15, 1995 and the payment date and (ii) the number of Phantom units. As of December 31, 1994, 1995 and 1996 and September 30, 1996 and 1997, of the 346,350 units which had been awarded, there were 193,200, 186,700, 183,200, 186,700 and -0-, respectively units outstanding. All of the units were awarded at a value base of $7.50 and originally vested over five years. However, in 1994 and again in 1995, Resource's Board of Directors extended the vesting period for certain of the units for an additional twelve months.



     During 1994, LCC's Board of Directors adopted a similar Phantom Stock Plan for the benefit of its employees which provides for awarding of up to 2,200 deferred compensation units. At December 31, 1995 and 1996, LCC had awarded 1,825 and 2,200 units, respectively, at a value base which approximated book value. In 1996, LCC's Board of Directors authorized and awarded 2,500 Special Phantom units. Under the LCC plan, participants receive amounts equivalent to the amount of any dividend paid on LCC common stock between the date of the grant and the payment date, times the number of units owned, except to the extent that the dividend causes book value per share of LCC to be reduced below the value base, in which case the value base shall be reduced.


     Between 1990 and 1993, Resource's Board of Directors approved several Special Phantom Stock Awards in the aggregate of 700,000 units for RBC's chairman and chief executive officer and in 1994, Resource's Board of Directors awarded that officer another 200,000 units. The terms and conditions of those awards were essentially the same as the regular Phantom Stock Plan except that any time RBC pays a common stock cash dividend, the employee receives an amount equivalent to the per share dividend paid times the number of special units, except with respect to the units awarded for 1994 for which the value base is reduced by the amount of per share common stock cash dividends paid with a record date between December 15, 1994 and the payment date. At

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

December 31, 1996, the value base of the outstanding units was 300,000 at $7.50, 300,000 at $8.50 and 100,000 at $9.00. The 200,000 units awarded in 1994 expired without any payment due. As of December 31, 1996 the units are scheduled to fully vest 200,000 in 1996, 400,000 in 1997 and 300,000 in 1998.


     At December 31, 1995 and 1996 and September 30, 1997, the accrued phantom stock expense was $4,439, $6,754 and $147, respectively.


     Compensation expense on the Phantom Stock Plans is measured by the difference between market value as defined in the plans (currently 150% of the book value of a share of common stock) and the value base and is recognized over the vesting period.


     In February 1997, Resource's Board of Directors approved the immediate vesting of all of the Phantom Stock units outstanding under the Resource Phantom Stock Plan and Special Phantom Stock Plan, except the 200,000 special units which expired as of December 31, 1996 (the "Phantom Plans"), and terminated the plans. In addition, Resource's Board of Directors approved the payment of the Phantom Plans liability by a combination of Resource common stock and cash. In conjunction with this action, Resource issued 211,363 shares of Resource voting common stock and has paid out cash of approximately $2,548.


  401(k) Retirement Savings Plan


     RBC has a 401(k) Retirement Savings Plan which is available to all regular, full-time active employees. The plan allows employees to contribute annually up to 15% of their gross before-tax earnings, subject to the maximum established by law. Employees become eligible to participate in the plan upon completion of six months continuous service. RBC matches 50% of the employee's contribution up to a maximum of 3% of the employee's gross compensation. The employee immediately vests in contributions made by the employee and vests in employer matching contributions at a rate of 25% per year. RBC matching contributions were $47, $120, $203, $158 and $93 for the years 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.


NOTE 15 -- COMMITMENTS AND CONTINGENCIES:


     RBC was servicing commercial mortgage loans of $107,691, $1,464,360, $2,334,451, $2,265,153 and $2,504,408 at December 31, 1994, 1995 and 1996 and
September 30, 1996 and 1997, respectively. At December 31, 1996 and September 30, 1997, 47% and 43%, respectively, of commercial mortgage loans outstanding were being serviced for a single customer who accounted for 32% and 24%, respectively, of commercial mortgage fees and commercial mortgage servicing fees for the year 1996 and the nine months ended September 30, 1997.



     In addition, at December 31, 1994, 1995 and 1996 and September 30, 1996 and 1997, RBC was servicing $0, $29,249, $78,747, $48,870 and $79,439, respectively, of leases for third parties, the majority of which were serviced for a single customer who accounted for 65% and 57%, respectively, of leasing non-interest revenue during 1996 and the nine months ended September 30, 1997. Commercial mortgage loans and leases serviced for others are not included in the accompanying balance sheet. In addition, escrow balances related to serviced commercial mortgage loans are not included in the accompanying balance sheet.



     In the ordinary course of business, RBC is exposed to liabilities under representations made to investors in connection with the origination of commercial mortgage loans and the sale and servicing of leases. Additionally, RBC is responsible for servicing commercial mortgage loans and certain lease receivables in conformity with the terms of the related agreements. Under certain circumstances, RBC could be required to repurchase certain receivables if there has been a breach of representations or warranties, or a failure to service the underlying receivables in a manner consistent with the terms of the underlying agreements. RBC does not expect to incur any

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

material liabilities or losses pursuant to these provisions. Accordingly, no provision for loss related thereto has been made in the accompanying financial statements.

     In conjunction with the Spin-off described in Note 3, Resource agreed to
(i) guarantee until November 30, 2001, up to $5,000 of RPG's bank debt, for which Resource will be paid an annual guarantee fee of 62.5 basis points, (ii) continue to guarantee performance under a RPG transaction processing agreement and a marketing agreement and (iii) indemnify RPG for any taxes associated with the Spin-off or any taxes for periods prior to 1996 which have not been provided for in RPG's financial statements. In addition, RPG has agreed to indemnify Resource for any losses or expenses incurred by Resource in conjunction with the guarantee of the above bank debt and transaction processing agreement.


     RBC is involved in a series of claims and counter claims, including class actions brought by various parties on behalf of various lessees regarding equipment which the lessees acquired from a single vendor. Between 1989 and 1996, the vendor sold approximately 11,000 pieces of advertising equipment which were financed by various third party lessors. In 1996, the vendor filed for bankruptcy. At December 31, 1996 and September 30, 1997, RBC has approximately 281 and 244 of such leases with a net lease receivable balance of $2,243 and $1,921, respectively. All of these leases contain "hell or high water" provisions which require the lessee to fully pay the lease without regard to fitness, suitability, performance of the vendor or any other conditions. The plaintiffs have claimed, among other things, fraud, breach of duty of good faith and fair dealing, RICO violations and default by the vendor on a marketing agreement with the lessees. The plaintiffs are seeking release from the leases and actual and punitive damages. Similar claims and actions have been filed against most, if not all of the lessors of the equipment. RBC's management believes the leases are enforceable and that any claims by the plaintiffs are against the vendor and not RBC. RBC is aggressively defending itself and has immediately demanded payment for any such lease which has become past due or where the lessee has advised RBC that they do not intend to make further payment of the lease. The risks associated with these leases have been considered in the allowance for lease losses and RBC's management does not expect these actions to have a material adverse effect on the financial position of RBC.


     RBC has various other lawsuits and claims arising from time to time in the conduct of its business; however, they are not expected to have any material adverse effect on the financial position or results of operations of RBC.

NOTE 16 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

     RBC is not a party to any financial instruments with off-balance sheet risk or a party to any derivatives.

NOTE 17 -- SHAREHOLDERS' EQUITY:

     The nonvoting common stock of RBC is not transferable except under limited circumstances. The nonvoting common stock may be converted into RBC's voting common stock but only if conversion does not result in direct or indirect ownership of greater than 9.9% of such voting common stock. When allowed, conversion is on a share for share basis. The nonvoting common stock automatically converts if certain events occur, including a sale of all or substantially all of RBC's assets or common stock, a merger in which RBC is not the surviving entity or a dissolution of RBC. The nonvoting stock is also redeemable at the investor's option at a price specified by the investor but only to the extent RBC is able to sell newly issued common stock at a price equal to such specified price.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 18 -- GENERAL AND ADMINISTRATIVE EXPENSES:

     General and administrative expenses are summarized as follows:


                                                                            FOR THE NINE
                                                FOR THE YEAR ENDED          MONTHS ENDED
                                                   DECEMBER 31,            SEPTEMBER 30,
                                            ---------------------------   ----------------
                                             1994      1995      1996      1996      1997
                                            -------   -------   -------   -------   ------
                                                                            (UNAUDITED)
Data processing and marketing.............  $ 2,779   $ 3,056   $ 4,133   $ 2,791   $  178
Filing fees and credit reports............    1,842       684     1,257       931       70
Legal and professional....................    1,088     1,117     1,908     1,260      892
Postage and freight.......................    5,270     1,803     3,759     2,809      102
Telephone.................................      574       767     1,024       688      213
Insurance.................................      276       521       540       402      375
Other.....................................    2,024     2,519     4,344     3,041    2,548
                                            -------   -------   -------   -------   ------
                                            $13,853   $10,467   $16,965   $11,922   $4,378
                                            =======   =======   =======   =======   ======


NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS:


     The following table presents the carrying amounts and fair values of RBC's financial instruments at December 31, 1995 and 1996 and September 30, 1997.



                                                       DECEMBER 31,
                                        -------------------------------------------      SEPTEMBER 30,
                                                1995                   1996                   1997
                                        --------------------   --------------------   --------------------
                                                   ESTIMATED              ESTIMATED              ESTIMATED
                                        CARRYING    MARKET     CARRYING    MARKET     CARRYING    MARKET
                                         VALUE       VALUE      VALUE       VALUE      VALUE       VALUE
                                        --------   ---------   --------   ---------   --------   ---------
                                                                                          (UNAUDITED)
ASSETS
Long-term notes receivables...........  $          $           $ 2,267     $ 2,218    $ 2,267     $ 2,250
Lease receivables, net of unearned
  income and allowance for lease
  losses..............................   111,885    115,874     55,583      57,695     47,691      49,089
Investment in Intek...................                           2,000       6,964      1,500       3,800
LIABILITIES
Short-term and long-term borrowings...    89,018     89,464     36,957      36,957     24,670      24,670


     The following notes summarize the significant methods and assumptions used in estimating the fair values of financial instruments:

     Long-term notes receivables are estimated by discounting future cash flow using the current rates at which similar loans would be made to borrowers with similar credit ratings.

     Lease receivables are valued by management for each homogenous category of leases by discounting future expected cash flows. Lease receivables held for sale are valued by management based upon recent sales with consideration given to differences between those leases and leases sold. The implicit discount rate applied for purposes of determining the aggregate discounted lease balance was obtained from an investment banker based on a recent lease securitization.

     The investment in Intek is valued based upon the price of the shares sold by RBC in February 1997 and discussed in Note 2.


     The carrying value of RBC's short-term borrowings approximate fair value. The fair value of RBC's Class A Note was valued by an independent third party as of December 31, 1996 and December 31, 1995.

                        RESOURCE BANCSHARES CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

     The carrying values of cash, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities; therefore, these items are not included in the table above.

NOTE 20 -- SUBSEQUENT EVENT (UNAUDITED):


     On April 18, 1997, RBC entered into a definitive merger agreement with RBMG. The agreement was amended on September 18, 1997 and November 12, 1997. The agreement, which is subject to shareholder and regulatory approvals, provides that RBMG will acquire RBC through the issuance of an aggregate number of shares of RBMG Common Stock equal to the number of shares of RBC Voting Common Stock and RBC Non-Voting Common Stock outstanding at the effective time of the merger multiplied by 1.08026 plus an adjustment to reflect the $.04 cash dividend per share of RBMG Common Stock payable to RBMG Stockholders of record on December 18, 1997 (both as adjusted to reflect the five percent dividend payable to RBMG Stockholders of record on December 18, 1997). The merger is intended to be treated as a tax-free reorganization.

                                    ANNEX A

                              AGREEMENT OF MERGER

     AGREEMENT OF MERGER, dated as of April 18, 1997 (this "Agreement"), among RESOURCE BANCSHARES MORTGAGE GROUP, INC., a Delaware corporation ("RBMG"), RBC MERGER SUB, INC., a South Carolina corporation and a wholly owned subsidiary of RBMG ("Merger Sub"), and RESOURCE BANCSHARES CORPORATION, a South Carolina corporation ("RBC").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of RBMG, Merger Sub and RBC have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses in a merger transaction as set forth in this Agreement (the "Reorganization");

     WHEREAS, upon the terms and conditions of this Agreement and in accordance with the Business Corporation Act of the State of South Carolina (the "SCBCA"), RBMG will acquire all of the common stock of RBC through the merger (the "Merger") of Merger Sub with and into RBC and the stockholders of RBC will receive shares of common stock of RBMG in proportion to their interests in RBC;

     WHEREAS, in furtherance of the Reorganization, the Board of Directors of RBC has adopted this Agreement and the Merger, as contemplated by this Agreement, and has recommended that the holders of voting common stock, par value $.01 per share, of RBC ("RBC Voting Common Stock") and non-voting common stock, par value $.01 per share, ("RBC Non-voting Common Stock") vote to adopt this Agreement and the terms of the Merger as contemplated by this Agreement;

     WHEREAS, in furtherance of the Reorganization, a special committee of the Board of Directors of RBMG (the "Special Committee") has recommended that this Agreement and the Merger, as contemplated by this Agreement, be approved, and the Board of Directors of RBMG has approved this Agreement and the Merger and has recommended that the holders of common stock, par value $.01 per share, of RBMG ("RBMG Common Stock") vote to adopt this Agreement and the terms of the Merger as contemplated by this Agreement; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder (the "Regulations");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. Formation of Merger Subsidiary. RBMG has formed Merger Sub as a wholly owned subsidiary of RBMG. Merger Sub has been formed solely to facilitate the Merger and shall conduct no business or activity other than in connection with the Merger.

     SECTION 1.02. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the SCBCA, at the Effective Time, Merger Sub shall be merged with and into RBC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and RBC shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of RBMG (the "Surviving Corporation").

     SECTION 1.03. Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 8.01, subject to the satisfaction or waiver of the conditions set forth in
Article VII, the consummation of the Reorganization shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in

Article VII, at the closing (the "Closing") to be held at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036-4003, unless another date, time or place is agreed to by RBMG and RBC.

     SECTION 1.04. Effective Time. At the time of the Closing and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of South Carolina in such form as required by, and executed in accordance with, the relevant provisions of, the SCBCA (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

     SECTION 1.05. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the SCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of RBC and Merger Sub shall vest in RBC as the Surviving Corporation, and all debts, liabilities and duties of RBC and Merger Sub shall become the debts, liabilities and duties of RBC as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of RBMG.

     SECTION 1.06. Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by RBMG and RBC before the Effective Time, at the Effective Time:

          (a) The Articles of Incorporation and the Bylaws of RBC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended as provided by Law (as hereinafter defined) and such Articles of Incorporation or Bylaws;

          (b) The officers of RBC immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law and the Articles of Incorporation and Bylaws of the Surviving Corporation; and

          (c) The directors of Merger Sub immediately prior to the Effective Time shall continue to serve as directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 1.07. Amended Certificate of Incorporation of RBMG. Immediately prior to the Effective Time, RBMG shall cause the Certificate of Incorporation of RBMG to be amended pursuant to an amendment substantially in the form attached hereto as Exhibit 1.07. The Certificate of Incorporation of RBMG, as amended, shall provide, among other things, that the authorized capital stock of RBMG shall consist of 50,000,000 shares of RBMG Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("RBMG Preferred Stock").

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. The manner and basis of converting the securities of RBC and Merger Sub, respectively, at the Effective Time, by virtue of the Merger, shall be as hereinafter set forth in this Article II.

     SECTION 2.02. Conversion of Shares. Each share of RBC Voting Common Stock and each share of RBC Non-voting Common Stock issued and outstanding immediately before the Effective Time (excluding those owned by RBMG or any wholly owned subsidiary of RBMG) and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for 1.08026 shares of RBMG Common Stock (such ratio of the shares of RBC Voting Common Stock or RBC Non-voting Common Stock to shares of RBMG Common Stock being referred to as the "Exchange Ratio"). Commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of RBC Voting Common Stock and RBC Non-voting Common Stock (collectively, the "Shares"), shall evidence ownership of RBMG Common Stock on the basis hereinbefore set forth, but subject to the limitations set forth in this Article II.

     SECTION 2.03. Cancellation of Treasury Shares. At the Effective Time, each share of RBC Voting Common Stock and each share of RBC Non-voting Common Stock owned by RBC or any wholly owned subsidiary of RBC immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of RBMG or the Surviving Corporation or other any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

     SECTION 2.04. Conversion of Common Stock of Merger Sub into Common Stock of the Surviving Corporation. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of RBMG, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of voting common stock, par value $.01 per share, of the Surviving Corporation (the "New RBC Common Stock"). Immediately after the Effective Time and upon surrender by RBMG of the certificate representing the shares of the common stock of Merger Sub, the Surviving Corporation shall deliver to RBMG an appropriate certificate or certificates representing the New RBC Common Stock created by conversion of the common stock of Merger Sub owned by RBMG.

     SECTION 2.05. Exchange of Shares Other than Treasury Shares; Appraisal Rights. (a) Subject to Section 2.05(b) and the other terms and conditions hereof, at or prior to the Effective Time, RBMG shall appoint an exchange agent to effect the exchange of Shares for RBMG Common Stock in accordance with the provisions of this Article II (the "Exchange Agent"). From time to time after the Effective Time, RBMG shall deposit, or cause to be deposited, certificates representing RBMG Common Stock for conversion of Shares in accordance with the provisions of Section 2.02 hereof (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to RBMG. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of RBMG Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.02 hereof, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.07 hereof, and all such shares of RBMG Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all corporate purposes of RBMG, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of RBMG Common Stock into which the Shares theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of RBMG Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates representing shares of RBMG Common Stock issued in exchange therefor shall receive from the Exchange Agent or from RBMG, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of RBMG Common Stock ("Presurrender Dividends"). No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing Shares. After the appointment of the Exchange Agent shall have been terminated, such holders of

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RBMG Common Stock which have not received payment of Presurrender Dividends shall look only to RBMG for payment thereof. Notwithstanding the foregoing provisions of this Section 2.05, risk of loss and title to such certificates representing Shares shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any RBMG Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to
Section 2.06 hereof.

     (b) Each outstanding share of RBC Voting Common Stock or RBC Non-voting Common Stock for which a written notice of intent to demand payment for such shares is filed in accordance with Section 33-13-210 of the SCBCA, at or prior to the RBC Stockholders' Meeting (as hereinafter defined) and not withdrawn at or prior to the RBC Stockholders' Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive RBMG Common Stock hereunder unless and until the holder shall have withdrawn his or her right to appraisal of or payment of his or her RBC Voting Common Stock or RBC Non-voting Common Stock under Section 33-13-210 of the SCBCA, at which time his or her shares shall be converted into RBMG Common Stock as set forth in Section
2.02 in accordance with Section 2.05(a). All such shares of RBC Voting Common Stock or RBC Non-voting Common Stock as to which such demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger are herein called "Dissenting Stock". RBC shall give RBMG prompt notice of its receipt of any written demands for appraisal rights or withdrawal of such demands. RBC shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of RBMG, settle or offer to settle any such demands. Each holder of RBC Voting Common Stock or RBC Non-voting Common Stock that becomes entitled, pursuant to the provisions of Section 33-13-210 of the SCBCA, to payment for his or her shares of RBC Voting Common Stock or RBC Non-voting Common Stock under the provisions of said Section, shall receive payment therefor from RBMG and such shares shall be canceled.

     SECTION 2.06. Stock Transfer Books. At the Effective Time, the stock transfer books of RBC with respect to Shares shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of such stock transfer books. In the event of a transfer of ownership of Shares that is not registered in the stock transfer records of RBC, at the Effective Time, a certificate or certificates representing the number of full shares of RBMG Common Stock into which such Shares shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.07 hereof, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with Section 2.05 hereof, if the certificate or certificates representing such Shares is or are surrendered as provided in Section 2.05 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     SECTION 2.07. No Fractional Share Certificates. (a) No scrip or fractional share certificate for RBMG Common Stock shall be issued upon the surrender for exchange of certificates evidencing Shares, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of RBMG or of the Surviving Corporation with respect to such fractional share interest.

     (b) RBMG shall pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Shares an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of RBC Voting Common Stock or RBC Non-voting Common Stock held at the Effective Time by such holder) by (ii) the arithmetic average of the closing prices for a share of RBMG Common Stock on the Nasdaq National Market (the "NMS") for each of the ten trading days immediately prior to the Effective Time.

     (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of RBC Voting Common Stock or RBC Non-voting Common Stock, subject to and in accordance with the terms of Section
2.05 hereof.

     (d) Any portion of the Exchange Fund which remains undistributed for six months after the Effective Time shall be delivered to RBMG, and any holder of Shares who has not theretofore complied with the provisions of

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this Article II shall thereafter look only to RBMG for satisfaction of their claims for RBMG Common Stock or any cash in lieu of fractional shares of RBMG Common Stock and any Presurrender Dividends.

     SECTION 2.08. Conversion of Dissenting Stock. If prior to or after the Effective Time any stockholder of RBC shall fail to comply with the requirements of Section 33-13-210 of the SCBCA, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her shares of Dissenting Stock, the Dissenting Stock of such holder shall be treated for purposes of this
Article II like any other shares of outstanding RBC Voting Common Stock or RBC Non-voting Common Stock.

     SECTION 2.09. Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of RBMG Common Stock or RBC Voting Common Stock and RBC Non-voting Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio established pursuant to the provisions of Section
2.02 hereof shall be adjusted accordingly to provide to the holders of RBMG Common Stock and RBC Voting Common Stock or RBC Non-voting Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     SECTION 2.10. Transmittal Procedures. As soon as reasonably practicable after the Effective Time, RBMG will instruct the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of record of Shares.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF RBC

     RBC hereby represents and warrants to RBMG that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of RBC and each Subsidiary of RBC (the "RBC Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of RBC and each RBC Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a RBC Material Adverse Effect. For purposes of this Agreement, "RBC Material Adverse Effect" means any change in or effect on the business of RBC and the RBC Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of RBC and the RBC Subsidiaries taken as a whole.

     SECTION 3.02. Articles or Certificate of Incorporation and Bylaws. The copies of RBC's and each RBC Subsidiary's Articles or Certificate of Incorporation and Bylaws that are attached to Section 3.02 of the Disclosure Schedule delivered to RBMG prior to the execution of (and forming part of) this Agreement (the "RBC Disclosure Schedule"), are complete and correct copies thereof. Each such Articles or Certificate of Incorporation and Bylaws are in full force and effect. Neither RBC nor any RBC Subsidiary is in violation of any of the provisions of their respective Articles or Certificate of Incorporation or By-laws except as disclosed in Section 3.02 of the RBC Disclosure Schedule.

     SECTION 3.03. Capitalization. The authorized capital stock of RBC consists of 25,000,000 shares of RBC Voting Common Stock and 2,500,000 shares of RBC Non-voting Common Stock. As of the date hereof, (i) 7,121,245 shares of RBC Voting Common Stock and 1,577,788 shares of RBC Non-voting Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and (ii) no shares of RBC Voting Common Stock or RBC Non-voting Common Stock were held in the treasury of RBC or by the

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

RBC Subsidiaries. Section 3.03 of the RBC Disclosure Schedule also sets forth all options, warrants or other rights, agreements, arrangements or commitments entitling any person to acquire any shares of RBC capital stock from RBC. Except as described in Section 3.03 of the RBC Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which RBC or any RBC Subsidiary is a party or by which RBC or any RBC Subsidiary is bound, obligating RBC or any RBC Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, RBC or any RBC Subsidiary, and no shares of capital stock of RBC are reserved for issuance or sale. Except as set forth in Section 3.03 of the RBC Disclosure Schedule, there are no outstanding contractual obligations of RBC or any RBC Subsidiary to repurchase, redeem or otherwise acquire any shares of RBC Voting Common Stock or RBC Non-voting Common Stock or any capital stock of any RBC Subsidiary. Except as disclosed in Section 3.03 of the RBC Disclosure Schedule, each outstanding share of capital stock of each RBC Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by RBC free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on RBC's or such other RBC Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 3.03 of the RBC Disclosure Schedule, there are no outstanding contractual obligations of RBC or any RBC Subsidiary requiring it to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any RBC Subsidiary or any other person.

     SECTION 3.04. Authority Relative to this Agreement. RBC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger (other than the approval of this Agreement and the Merger contemplated hereby by the holders of a majority of the outstanding shares of RBC Voting Common Stock and a majority of the outstanding shares of RBC Non-voting Common Stock at the RBC Stockholders' Meeting (the "RBC Stockholder Vote") and the filing and recordation of the Articles of Merger as required by the SCBCA). The execution and delivery of this Agreement by RBC and the consummation by RBC of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of RBC are necessary to authorize this Agreement or to consummate such Merger (other than the RBC Stockholder Vote and the filing and recordation of the Articles of Merger as required by the SCBCA). The board of directors of RBC has approved the execution, delivery and performance of this Agreement and the Merger and other transactions provided for herein in accordance with the requirements of the SCBCA. This Agreement has been duly executed and delivered by RBC and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of RBC, enforceable against RBC in accordance with its terms.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by RBC do not, and the performance by RBC of its obligations hereunder and the consummation of the Merger will not,
(i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of RBC or any equivalent organizational documents of any RBC Subsidiary,
(ii) assuming that all consents, approvals, authorizations and permits described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made, conflict with or violate any Law applicable to RBC or any RBC Subsidiary or by which any property or asset of RBC or any RBC Subsidiary is bound or affected or (iii) except as set forth in
Section 3.05(a) of the RBC Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of RBC or any RBC Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a RBC Material Adverse Effect nor (B) prevent or materially delay the performance by RBC of its obligations pursuant to this Agreement or the consummation of the Merger. As used in this Agreement, "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of the United States or any other jurisdiction.

     (b) The execution and delivery of this Agreement do not, and the performance by RBC of its obligations hereunder or the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by RBC or any RBC Subsidiary with, or notification by RBC or any RBC Subsidiary to, any United

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

States federal, state or local or any foreign governmental, regulatory or administrative authority, agent or commission or any court, tribunal or arbitral body (a "Governmental Entity"), except (i) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing and recordation of the Articles of Merger as required by the SCBCA, and as set forth in Section 3.05(b) of the RBC Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay the performance by RBC of its obligations pursuant to this Agreement or the consummation of the Merger or (B) individually or in the aggregate, have a RBC Material Adverse Effect.

     SECTION 3.06. Permits; Compliance with Laws. Each of RBC and the RBC Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, necessary for RBC or any RBC Subsidiary to own, lease and operate its properties or otherwise to carry on its business as it is now being conducted (the "RBC Permits"), except where the failure to possess any RBC Permits would not, individually or in the aggregate, have an RBC Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the RBC Permits is pending or, to the knowledge of RBC, threatened. Neither RBC nor any RBC Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to RBC or any RBC Subsidiary or by which any property or asset of RBC or any RBC Subsidiary is bound or affected or (ii) any RBC Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an RBC Material Adverse Effect.

     SECTION 3.07. Financial Statements. (a) (i) The audited consolidated financial statements (including, in each case, any notes thereto) of RBC for each of the years ended December 31, 1994, 1995 and 1996 contained in Section
3.07 of the RBC Disclosure Schedule, were prepared from, and are in accordance with, the books and records of RBC, which books and records are maintained in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The financial statements contained in
Section 3.07 of the RBC Disclosure Schedule each present fairly, in all material respects, the consolidated financial position of RBC and the consolidated RBC Subsidiaries, or their predecessors, as appropriate, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The audited consolidated balance sheet of RBC as of December 31, 1996 which is contained in Section 3.07 of the RBC Disclosure Schedule is hereinafter referred to as the "1996 Balance Sheet."

     (b) Except as and to the extent set forth or reserved against on the 1996 Balance Sheet, none of RBC or any RBC Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since January 1, 1997 that would not, individually or in the aggregate, have a RBC Material Adverse Effect.

     SECTION 3.08. Absence of Certain Changes or Events. (a) Since January 1, 1997, except as set forth in Section 3.08 of the RBC Disclosure Schedule, RBC and the RBC Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any RBC Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by RBC, (iii) any material change by RBC in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of RBC Voting Common Stock or RBC Non-voting Common Stock or any redemption, purchase or other acquisition of any of RBC's securities or (v) except in the ordinary course of business consistent with past practice, any material increase in the compensation or benefits or establishment of any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of RBC or any RBC Subsidiary.

     (b) Except as set forth in Section 3.08 of the RBC Disclosure Schedule, and except as to events, developments or conditions that have not had and are not reasonably likely to have an RBC Material Adverse

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

Effect, since January 1, 1997, there have not been with respect to RBC (i) any extraordinary losses suffered or any damage, destruction, loss or casualty to property or assets of RBC with an aggregate value of more than $200,000, whether or not covered by insurance, (ii) any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the 1996 Balance Sheet or incurred in the ordinary course of business consistent with past practice since January 1, 1997, (v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice,
(vi) any write-down of the value of any asset or investment on the books or records of RBC, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed $200,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $1,000,000 for additions to property or equipment or aggregate capital expenditures and commitments in excess of $1,000,000 for additions to property or equipment, (ix) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice), (x) any transactions entered into other than in the ordinary course of business,
(xi) any agreements to do any of the foregoing or (xii) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of RBC.

     SECTION 3.09. Employee Benefit Plans; Labor Matters. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by RBC or any RBC Subsidiary, or with respect to which RBC or any RBC Subsidiary could incur liability under Sections 4069, 4212(c) or 4204 of ERISA (the "RBC Benefit Plans"), RBC has delivered or made available to RBMG a true and correct copy of (i) such RBC Benefit Plan and the most recent summary plan description related to each RBC Benefit Plan for which a summary plan description is required, (ii) each trust agreement or other funding arrangement relating to such RBC Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"),
(iv) the most recent actuarial report or financial statement relating to a RBC Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to each RBC Benefit Plan qualified under Section 401(a) of the Code.

     (b) Each RBC Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the RBC Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the 1996 Balance Sheet. Except as set forth in Section 3.09(b) of the RBC Disclosure Schedule, with respect to the RBC Benefit Plans, no event has occurred and, to the knowledge of RBC, there exists no condition or set of circumstances in connection with which RBC or any RBC Subsidiary is reasonably likely to be subject to any liability under the terms of such RBC Benefit Plans, ERISA, the Code or any other applicable Law which would individually or in the aggregate have a RBC Material Adverse Effect.

     (c) Except as set forth in Section 3.09(c) of the RBC Disclosure Schedule, neither RBC nor any RBC Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by RBC or any RBC Subsidiary and no collective bargaining agreement is being negotiated by RBC or any RBC Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against RBC or any RBC Subsidiary pending or, to the knowledge of RBC, threatened which may interfere with the respective business activities of RBC or any RBC Subsidiary, except where such dispute, strike or work stoppage would not have a RBC Material Adverse Effect. As of the date of this Agreement, to the knowledge of RBC, none of RBC, any RBC Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of RBC or any RBC Subsidiary, and there is no charge or complaint against RBC or any RBC Subsidiary by the National Labor Relations Board or any

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

comparable governmental agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a RBC Material Adverse Effect.

     (d) RBC has delivered or made available to RBMG true and complete copies of
(i) all employment agreements with officers of RBC and each RBC Subsidiary providing for annual compensation in excess of $200,000, (ii) all severance plans, agreements, programs and policies of RBC and each RBC Subsidiary with or relating to their respective employees, and (iii) all plans, programs, agreements and other arrangements of RBC and each RBC Subsidiary with or relating to their respective employees which contain "change of control" provisions.

     (e) Except as provided in Section 3.09(e) of the RBC Disclosure Schedule or as otherwise required by Law, no RBC Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

     SECTION 3.10. Tax Matters. Neither RBC nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a transaction qualifying under
Section 368(a) of the Code. RBC is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

     SECTION 3.11. Material Contracts. Section 3.11 of the RBC Disclosure Schedule contains a true and complete list of the following (hereinafter referred to as the "RBC Material Contracts"):

          (a) All bonds, debentures, notes, mortgages, indentures or guarantees to which RBC or any RBC Subsidiary is a party as obligor or by which any of their respective assets is bound;

          (b) All loans and credit commitments to RBC or any RBC Subsidiary which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

          (c) All contracts or agreements which limit or restrict RBC, any RBC Subsidiary or any of their respective affiliates from engaging in any business in any jurisdiction or that limit any third party from engaging in competition with RBC or any RBC Subsidiary;

          (d) All contracts and commitments (other than those described in subparagraphs (a), (b), or (c) of this Section 3.11) which relate to the business of RBC or any RBC Subsidiary or by which any of their respective assets may be bound involving an annual commitment or annual payment by any party thereto of more than $200,000 individually; and

          (e) All material contracts, agreements, arrangements or understandings between RBC or any RBC Subsidiary and any stockholder, officer or director of RBC or any RBC Subsidiary, or, to RBC's knowledge, any person with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or, to RBC's knowledge, any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the NMS and less than 5% of the stock of which is beneficially owned by all such persons).

     True and complete copies of all RBC Material Contracts, including all amendments thereto, have been made available to RBMG. The RBC Material Contracts are valid and enforceable in accordance with their respective terms with respect to RBC or the RBC Subsidiary which is a party thereto, and, to the knowledge of RBC, are valid and enforceable in accordance with their respective terms with respect to each other party thereto. There is not under any of the RBC Material Contracts any existing breach, default or event of default by RBC or any RBC Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by RBC or any RBC Subsidiary, nor does RBC know of, and neither of RBC nor any RBC Subsidiary has received notice of, or made a claim with respect to, any breach or default by any other party thereto.

     SECTION 3.12. Litigation. (a) Except as disclosed in Section 3.12(a) of the RBC Disclosure Schedule, there are no suits, claims, actions, investigations, inquiries or proceedings of any nature by any person that are pending or, to RBC's knowledge, threatened (i) against or otherwise involving, directly or indirectly, RBC or any of the RBC Subsidiaries, or any of their respective properties (including, without limitation, any such matter with respect to Taxes), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee, stockholder or agent of RBC or any RBC Subsidiary, including, without limitation, any derivative actions that have been requested, that, with respect to either of (i) or (ii) above, if finally determined adversely, individually or in the aggregate, is reasonably likely to have a RBC Material Adverse Effect.

     (b) Except as disclosed in Section 3.12(b) of the RBC Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of RBC, threatened against RBC or any RBC Subsidiary before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a RBC Material Adverse Effect and to the knowledge of RBC, there are no existing facts or circumstances that would be reasonably likely to result in a suit, claim, action, proceeding or investigation that, individually or in the aggregate, is reasonably likely to have a RBC Material Adverse Effect. Except as disclosed in Section 3.12(b) of the RBC Disclosure Schedule, neither RBC nor any RBC Subsidiary is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a RBC Material Adverse Effect.

     SECTION 3.13. Environmental Matters. Except as disclosed in Section 3.13 of the RBC Disclosure Schedule or as would not, individually or in the aggregate, have a RBC Material Adverse Effect:

          (i) RBC and the RBC Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all required Environmental Permits and (iii) are in compliance with their respective Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a RBC Material Adverse Effect.

          (ii) There is no claim, litigation or proceeding pending or threatened pursuant to an Environmental Law against RBC, any RBC Subsidiary, or any real property currently or, to the knowledge of RBC and the RBC Subsidiaries, formerly owned, leased or occupied by RBC or any RBC Subsidiary, and there are no circumstances that can reasonably be expected to form the basis of any such claim, including without limitation with respect to any off-site disposal location presently or formerly used by RBC or any RBC Subsidiary.

          (iii) None of the real property currently or, to the knowledge of RBC and the RBC Subsidiaries, formerly owned, leased or occupied by RBC or any RBC Subsidiary is listed or, to the knowledge of RBC and the RBC Subsidiaries, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, the "Comprehensive Environmental Response, Compensation, and Liability Information System," or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup of Hazardous Materials.

     For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Law" means any federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          "Hazardous Material" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     SECTION 3.14. Intellectual Property. Except as set forth in Section 3.14 of the RBC Disclosure Schedule, or as would not, individually or in the aggregate, have a RBC Material Adverse Effect, RBC and the RBC Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of RBC and the RBC Subsidiaries as currently conducted, and RBC is unaware of any assertion or claim challenging the validity of any of the foregoing. Except as set forth in
Section 3.14 of the RBC Disclosure Schedule, the conduct of the respective businesses of RBC and the RBC Subsidiaries as currently conducted does not conflict in any way with any patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a RBC Material Adverse Effect. To the knowledge of RBC, there are no infringements of any proprietary rights owned by or licensed by or to RBC or any RBC Subsidiary that, individually or in the aggregate, would have a RBC Material Adverse Effect.

     SECTION 3.15. Taxes. Except as set forth in Section 3.15 of the RBC Disclosure Schedule and except for matters that have not had and are not reasonably likely to have an RBC Material Adverse Effect, (a) RBC and each of the RBC Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of RBC and the RBC Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against RBC or any of the RBC Subsidiaries and
(d) RBC and each of the RBC Subsidiaries have provided adequate reserves in the 1996 Balance Sheet for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and license, registration and documentation fees.

     SECTION 3.16. Real Property. Section 3.16(a)(i) of the RBC Disclosure Schedule lists all Leased Real Property of RBC. Each of the Leases is in full force and effect and to the knowledge of RBC conveys to RBC a valid and subsisting leasehold estate. Except for real property owned by RBC as a result of foreclosure proceedings relating to loans reflected on its 1996 Balance Sheet or as described in Section 3.16(ii) of the RBC Disclosure Schedule, RBC owns no real property.


     SECTION 3.17. Brokers. No broker, finder or investment banker (other than Montgomery Securities, Inc. ("Montgomery")) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of RBC. RBC has heretofore made available to RBMG complete and correct copies of all agreements between RBC and Montgomery pursuant to which such firm would be entitled to any payment relating to the Merger. Montgomery has delivered to the board of directors of RBC its written opinion to the effect that, as of the date of this Agreement, the Exchange Ratio and the terms of the Merger are fair to RBC and its stockholders, from a financial point of view. Montgomery has authorized the inclusion of its opinion in the Joint Proxy Statement (as defined in Section 6.01), and RBC shall promptly, after the date of this Agreement, deliver a signed copy of such opinion to RBMG.


     SECTION 3.18. Disclosure. No representation or warranty by RBC in this Agreement and no statement contained in the RBC Disclosure Schedule or any certificate delivered by RBC to RBMG pursuant to this Agreement when taken together as a whole contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading.

     SECTION 3.19. Regulatory Approvals. RBC is not aware of any reason why the regulatory approvals required to be obtained by it to consummate the transactions contemplated hereby would not be satisfied within the time frame customary for transactions of the nature contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF RBMG

     RBMG hereby represents and warrants to RBC that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. Each of RBMG and each Subsidiary of RBMG (the "RBMG Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of RBMG and each RBMG Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have an RBMG Material Adverse Effect. For purposes of this Agreement, "RBMG Material Adverse Effect" means any change in or effect on the business of RBMG and the RBMG Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of RBMG and the RBMG Subsidiaries taken as a whole.

     SECTION 4.02. Certificate of Incorporation and Bylaws. The copies of RBMG's Certificate of Incorporation and Bylaws that are incorporated by reference as Exhibits to RBMG's Form 10-K for the period ending December 31, 1996 are complete and correct copies thereof. Such Certificate of Incorporation and Bylaws are in full force and effect. RBMG is not in violation of any of the provisions of its Certificate of Incorporation or By-laws.

     SECTION 4.03. Capitalization. The authorized capital stock of RBMG consists of (i) 25,000,000 shares of RBMG Common Stock and (ii) 5,000,000 shares of RBMG Preferred Stock. As of the date hereof, 20,255,080 shares of RBMG Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of RBMG Common Stock were held in the treasury of RBMG or by the RBMG Subsidiaries, (iii) 3,614,536 shares of RBMG Common Stock were reserved for future issuance pursuant to agreements or arrangements described in Section 4.03 of the RBMG Disclosure Schedule delivered by RBMG to RBC prior to the execution of (and forming a part of) this Agreement (the "RBMG Disclosure Schedule"). Except for (a) options granted pursuant to agreements or arrangements described in Section 4.03 of the RBMG Disclosure Schedule, (b) the merger agreements described in Section 4.03 of the RBMG Disclosure Schedule and
(c) the rights agreement described in Section 4.03 of the RBMG Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which RBMG is a party or by which RBMG is bound, obligating RBMG or any RBMG Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, RBMG or any RBMG Subsidiary. Between January 1, 1997 and the date of this Agreement, an aggregate of 323,500 options have been awarded under the Omnibus Stock Award Plan and 23,528 shares of restricted stock have been issued under the Employment Agreement with David W. Johnson, Jr. As of the date hereof, no shares of RBMG Preferred Stock are issued and outstanding. All shares of RBMG Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03 of the RBMG Disclosure Schedule, there are no material outstanding contractual obligations of RBMG or any RBMG Subsidiary to repurchase, redeem or otherwise acquire any shares of RBMG Common Stock or any capital stock of any RBMG Subsidiary. Except as disclosed in Section 4.03 of the RBMG Disclosure Schedule, each outstanding share of capital stock of each RBMG Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by RBMG or another RBMG Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of refusal, agreements, limitations on RBMG's or such other RBMG Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have an RBMG Material Adverse Effect. Except as set forth in Section 4.03 of the RBMG Disclosure Schedule, there are no material outstanding contractual obligations of RBMG or any RBMG Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any RBMG Subsidiary or any other person.

     SECTION 4.04. Authority Relative to this Agreement. RBMG has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger (other than the approval of this Agreement and the Merger contemplated hereby and the Amended Certificate of Incorporation by the holders of a majority of the outstanding shares of RBMG Common Stock at the RBMG Stockholders' Meeting (the "RBMG Stockholder Vote") and the filing and recordation of the Articles of Merger as required by the SCBCA). The execution and delivery of this Agreement by RBMG and the consummation by RBMG of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of RBMG are necessary to authorize this Agreement, or to consummate the Merger (other than the RBMG Stockholder Vote and the filing and recordation of the Articles of Merger as required by SCBCA). The board of directors of RBMG has approved the execution, delivery and performance of this Agreement and the Merger and the other transactions provided for herein in accordance with the Delaware General Corporation Law ("DGCL"). This Agreement has been duly executed and delivered by RBMG and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of RBMG, enforceable against RBMG in accordance with its terms.

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by RBMG does not, and the performance by RBMG of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of RBMG or any equivalent organizational documents of any RBMG Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to RBMG or any RBMG Subsidiary or by which any property or asset of RBMG or any RBMG Subsidiary is bound or affected or (iii) except as set forth in Section 4.05(a) of the RBMG Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of RBMG or any RBMG Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have an RBMG Material Adverse Effect nor (B) prevent or materially delay the performance by RBMG of its obligations pursuant to this Agreement or the consummation of the Merger.

     (b) The execution and delivery of this Agreement does not, and the performance by RBMG of its obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by RBMG with or notification by RBMG to, any Governmental Entity, except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act, state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the NMS, state takeover laws, the premerger notification requirements of the HSR Act, the filing of the Articles of Merger as required by the SCBCA and as set forth in Section 4.05(b) of the RBMG Disclosure Schedule, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay the performance by RBMG of its obligations pursuant to this Agreement or the consummation of the Merger or (B) individually or in the aggregate, have an RBMG Material Adverse Effect.

     SECTION 4.06. Permits; Compliance with Laws. Each of RBMG and the RBMG Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, necessary for RBMG or any RBMG Subsidiary to own, lease and operate its properties and to purchase, originate and sell conforming and non-conforming mortgage loans secured by residential properties or otherwise to carry on its business as it is now being conducted (the "RBMG Permits"), except where the failure to possess any RBMG Permits would not, individually or in the aggregate, have an RBMG Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the RBMG Permits is pending or, to the knowledge of RBMG, threatened. Neither RBMG nor any RBMG Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to RBMG or any RBMG Subsidiary or by which any property or asset of RBMG or any RBMG Subsidiary is bound or affected or (ii) any RBMG Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an RBMG Material Adverse Effect.

     SECTION 4.07. SEC Filings; Financial Statements. (a) RBMG has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1994 through the date of this Agreement (collectively and as amended, the "RBMG Reports"). Each RBMG Report
(i) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No RBMG Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NMS or any other stock exchange.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the RBMG Reports and contained in Section 4.07 of the RBMG Disclosure Schedule were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of RBMG and the consolidated RBMG Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have an RBMG Material Adverse Effect).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of RBMG and its Subsidiaries as reported in the RBMG Reports, including the notes thereto, and in Section 4.07 of the RBMG Disclosure Schedule, none of RBMG or any RBMG Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business since January 1, 1997 that would not, individually or in the aggregate, have an RBMG Material Adverse Effect.

     SECTION 4.08. Absence of Certain Changes or Events. (a) Since January 1, 1997, except as contemplated by or as disclosed in this Agreement, or as set forth in Section 4.08 of the RBMG Disclosure Schedule or as disclosed in any RBMG Report filed since January 1, 1997, RBMG and the RBMG Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any RBMG Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by RBMG, (iii) any material change by RBMG in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of RBMG Common Stock, except for dividends in amounts consistent with past practice, or any redemption, purchase or other acquisition of any of RBMG's securities or (v) except in the ordinary course of business consistent with past practice, any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of RBMG or any RBMG Subsidiary.

     (b) Except as set forth in Section 4.08 of the RBMG Disclosure Schedule, and except as to events, developments or conditions that have not had and are not reasonably likely to have an RBMG Material Adverse

Effect, since January 1, 1997, there have not been with respect to RBMG (i) any extraordinary losses suffered or any damage, destruction, loss or casualty to property or assets of RBMG with an aggregate value of more than $200,000, whether or not covered by insurance, (ii) any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the financial statements in the RBMG Reports or incurred in the ordinary course of business consistent with past practice since January 1, 1997,
(v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice, (vi) any write-down of the value of any asset or investment on the books or records of RBMG, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed $50,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $1,000,000 for additions to property or equipment or aggregate capital expenditures and commitments in excess of $1,000,000 for additions to property or equipment, (ix) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice), (x) any transactions entered into other than in the ordinary course of business, (xi) any agreements to do any of the foregoing or (xii) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial conditions or business of RBMG.

     SECTION 4.09. Tax Matters. Neither RBMG nor, to the knowledge of RBMG, any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. RBMG is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

     SECTION 4.10. Opinion of Financial Advisor. Prudential Securities Incorporated ("Prudential") has delivered to the board of directors of RBMG its written opinion to the effect that, as of the date of this Agreement, the terms of the Merger are fair from a financial point of view to RBMG and its stockholders. Prudential has authorized the inclusion of its opinion in the Proxy Statement and RBMG shall promptly, after the date of this Agreement, deliver a signed copy of such opinion to RBC.

     SECTION 4.11. Brokers. No broker, finder or investment banker (other than Prudential) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of RBMG. RBMG has heretofore made available to RBC complete and correct copies of all agreements between RBMG and Prudential pursuant to which such firm would be entitled to any payment relating to the Merger.

     SECTION 4.12. Disclosure. No representation or warranty by RBMG in this Agreement and no statement contained in the RBMG Disclosure Schedule or any certificate delivered by RBMG to RBC pursuant to this Agreement when taken together as a whole contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading.

     SECTION 4.13. Regulatory Approvals. RBMG is not aware of any reason why the regulatory approvals required to be obtained by it to consummate the transactions contemplated hereby would not be satisfied within the time frame customary for transactions of the nature contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Conduct of Business by RBC Pending the Closing. RBC agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the RBC Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless RBMG shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (x) the respective businesses of RBC and the RBC Subsidiaries shall be conducted in all material respects only in, and RBC and the RBC Subsidiaries shall not take any material action except in, the ordinary course of business consistent with past practice and (y) RBC shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of RBC and the RBC Subsidiaries and to preserve the current relationships of RBC and the RBC Subsidiaries with such of the customers, suppliers and other persons with which RBC and the RBC Subsidiaries have significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the RBC Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither RBC nor any RBC Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of RBMG, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of RBC or any RBC Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of RBC or any RBC Subsidiary; or (ii) any property or assets of RBC or any RBC Subsidiary, except in the ordinary course of business and except any property or assets of RBC or any RBC Subsidiary in an aggregate amount not in excess of $1,000,000;

          (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof or any assets, other than acquisitions of assets (excluding the acquisition of a business or substantially all of the stock or assets thereof) in the ordinary course of business consistent with past practice, and any acquisitions for consideration, calculated as of the date of execution of the definitive agreement for any such acquisition, that is not, in the aggregate for all such acquisitions, in excess of $1,000,000;
     (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness or obligations for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000 or (C) indebtedness for borrowed money incurred to finance acquisitions permitted by clause (i) of this paragraph
     (c); (iii) terminate, cancel or request any material change in, or agree to any material change in, any RBC Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of RBC and the RBC Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $5,000,000 for RBC and the RBC Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(c);

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          (d) declare, set aside, make or pay any dividend or other
     distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any wholly owned RBC Subsidiary may pay dividends or make other distributions to RBC or any other wholly owned RBC Subsidiary;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees or officers of RBC or any RBC Subsidiary, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of RBC or any RBC Subsidiary that would be triggered by the Reorganization with, any director, officer or other employee of RBC or any RBC Subsidiary, who is not currently entitled to such benefits from the Reorganization, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of RBC or any RBC Subsidiary;

          (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practices or as required by U.S. GAAP;

          (h) make any tax election or settle or compromise any material federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the 1996 Balance Sheet and only to the extent of such reserves; or

          (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.02 Conduct of Business by RBMG Pending the Closing. RBMG agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the RBMG Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless RBC shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (x) the respective businesses of RBMG and the RBMG Subsidiaries shall be conducted only in, and RBMG and the RBMG Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) RBMG shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of RBMG and the RBMG Subsidiaries and to preserve the current relationships of RBMG and the RBMG Subsidiaries with such of the customers, suppliers and other persons with which RBMG or any RBMG Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.02 of the RBMG Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither RBMG nor any RBMG Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of RBC, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of RBMG or any RBMG Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any other options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of RBMG or any RBMG Subsidiary (except for the issuance of (A) a maximum of 1,723,087 shares of RBMG Common Stock issuable pursuant to the options outstanding on the date of this Agreement, (B) the issuance of shares of RBMG Common Stock pursuant to the merger agreements described in Section
     4.03 of the RBMG Disclosure Schedule, (C) the issuance of preferred stock purchase

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

     rights pursuant to the rights agreement described in Section 4.03 of the RBMG Disclosure Schedule, (D) the issuance of options to acquire RBMG Common Stock and the issuance of shares pursuant thereto and (E) the issuance of RBMG Common Stock pursuant to the Stock Investment Plan and the Dividend Reinvestment and Stock Purchase Plan) or (ii) any property or assets of RBMG or any RBMG Subsidiary, except in the ordinary course of business and except any property or assets of RBMG or any RBMG Subsidiary in an aggregate amount not in excess of $1,000,000;

          (c) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof or any assets, other than acquisitions of assets (excluding the acquisition of a business or substantially all of the stock or assets thereof) in the ordinary course of business consistent with past practice, and any acquisitions for consideration, calculated as of the date of execution of the definitive agreement for any such acquisition, that is not, in the aggregate for all such acquisitions, in excess of $1,000,000;
     (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness or obligations for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000 or (C) indebtedness for borrowed money incurred to finance acquisitions permitted by clause (i) of this paragraph
     (c); (iii) terminate, cancel or request any material change in, or agree to any material change in, any contract or agreement material to the business, results of operations or financial condition of RBMG and the RBMG Subsidiaries taken as a whole (a "RBMG Material Contract") or enter into any contract or agreement which would be a RBMG Material Contract, in either case, other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $5,000,000 for RBMG and the RBMG Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(c);

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except (i) for any dividends not in excess of $.03 per share of RBMG Common Stock for any calendar quarter and (ii) that any RBMG Subsidiary may pay dividends or make other distributions to RBMG or any other RBMG Subsidiary;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; or

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees or officers of RBMG or any RBMG Subsidiary, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of RBMG or any RBMG Subsidiary that would be triggered by the Reorganization with, any director, officer or other employee of RBMG or any RBMG Subsidiary, who is not currently entitled to such benefits from the Reorganization, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of RBMG or any RBMG Subsidiary;

          (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practices or as required by U.S. GAAP;

          (h) make any tax election or settle or compromise any material federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded in the financial statements in the RBMG Reports and only to the extent of such reserves; or

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

          (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.03. Notices of Certain Events. Each of RBC and RBMG shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting RBC, RBMG, the RBC Subsidiaries or the RBMG Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any RBC Material Contract or any RBMG Material Contract; and (v) any change that is reasonably likely to result in a RBC Material Adverse Effect or an RBMG Material Adverse Effect or is reasonably likely to delay or impede the ability of any of RBC or RBMG to perform its respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

     SECTION 5.04. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which RBC or RBMG or any of the RBC Subsidiaries or RBMG Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, RBC and RBMG shall (and shall cause the RBC Subsidiaries and the RBMG Subsidiaries, respectively, to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated February, 1997, (the "Confidentiality Agreement") by and among RBC, RBMG and WSI with respect to the information disclosed pursuant to this Section 5.04.

     SECTION 5.05. No Solicitation of Transactions. (a) RBC shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action. RBC shall promptly notify RBMG if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made.

     (b) A "Competing Transaction" means any of the following involving RBC (other than the Merger contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 50 percent or more of the assets of such party and its subsidiaries taken as a whole, or (iii) a tender offer or exchange offer for 50 percent or more of the outstanding voting securities of such party.

     SECTION 5.06. Letters of Accountants. Each of RBC and RBMG shall use all reasonable efforts to cause to be delivered to the other a "comfort" letter of Price Waterhouse, each such letter dated and delivered as of the date the Registration Statement shall have become effective and as of the Effective Time, and addressed to RBC

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

and RBMG, respectively, in form reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with a merger such as is contemplated by this Agreement.

     SECTION 5.07. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. RBC agrees to use its reasonable best efforts to acquire from each holder of five percent of its Common Stock the stockholder tax certificate substantially in the form contained in Exhibit 5.07. Such certificate shall form the basis of any opinion of counsel regarding the tax treatment of the Merger. In the event that counsel is unable to issue its opinion to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code as described in Sections 7.02(c) hereof, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that such opinion can be issued. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, RBC, RBMG, nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     SECTION 5.08. Subsequent Financial Statements. Prior to the Effective Time RBMG shall promptly deliver to RBC copies of each RBMG Report filed by RBMG with the SEC. Prior to the Effective Time, RBC shall promptly deliver to RBMG copies of all monthly financial reports prepared by RBC and copies of all other financial and other information regarding RBC and its Subsidiaries reasonably requested by RBMG.

     SECTION 5.09. Control of Operations. Nothing contained in this Agreement shall give RBC, directly or indirectly, the right to control or direct the operations of RBMG or the RBMG Subsidiaries prior to the Effective Time. Nothing contained in this Agreement shall give RBMG, directly or indirectly, the right to control or direct the operations of RBC or the RBC Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of RBC and RBMG shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     SECTION 5.10. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by RBC, RBMG, or the Surviving Corporation or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NMS, (B) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, (C) the HSR Act and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing parties and their advisors prior to filing. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, RBMG and RBC shall jointly prepare and RBMG shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of RBMG (together with all amendments thereto, the "Registration Statement"), in connection with the

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registration under the Securities Act of the RBMG Common Stock to be issued to
RBC's stockholders pursuant to the Merger and (ii) the Joint Proxy Statement with respect to the Merger relating to the special meeting of each of RBMG's stockholders (the "RBMG Stockholders' Meeting") and RBC's stockholders (the "RBC Stockholders' Meeting" and together with the RBMG Stockholders' Meeting, the "Stockholders' Meetings"), to be held to consider approval of this Agreement and the Merger contemplated hereby (such document, together with any amendments thereto, the "Joint Proxy Statement"). Copies of the Joint Proxy Statement shall be provided to the NMS in accordance with the rules of such market. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of RBMG Common Stock pursuant to the Merger. RBC and RBMG, as the case may be, shall furnish all information concerning RBC and RBMG as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of RBMG and RBC. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act and (ii) the Securities Act.

     (b) (i) The Joint Proxy Statement shall include the approval of the Merger and recommendation of the Special Committee and of the Board of Directors of RBMG to RBMG's stockholders that they vote in favor of approval of this Agreement and the Merger contemplated hereby. In addition, the Joint Proxy Statement shall include the opinion of Prudential referred to in Section 4.10.

     (ii) The Joint Proxy Statement shall include the approval of the Merger and recommendation of the Board of Directors of RBC to RBC's stockholders that they vote in favor of approval of this Agreement and the Merger contemplated hereby. In addition, the Joint Proxy Statement shall include the opinion of Montgomery referred to in Section 3.17.

     (c) No amendments or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of RBMG and RBC, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the RBMG Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the NMS for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by RBC for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RBMG and RBC, (iv) the time of the RBMG Stockholders' Meeting, (v) the time of the RBC Stockholders' Meeting, and (vi) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstances relating to RBC or any RBC Subsidiary, or their respective officers or directors, should be discovered by RBC that as a result of which it is necessary to amend or supplement the Registration Statement or Joint Proxy Statement in order that the Registration Statement or Joint Proxy Statement will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, RBC shall promptly inform RBMG.

     (e) The information supplied by RBMG for inclusion in the Registration Statement and Joint Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RBMG and RBC, (iv) the time of the RBMG Stockholders' Meeting, (v) the time of the RBC Stockholders' Meeting, and (vi) the Effective Time, contain any

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untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstances relating to RBMG or any RBMG Subsidiary, or their respective officers or directors, should be discovered by RBMG that as a result of which it is necessary to amend or supplement the Registration Statement or Joint Proxy Statement in order that the Registration Statement or Joint Proxy Statement will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, RBMG shall promptly inform RBC. All documents that RBMG is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     SECTION 6.02. Stockholders' Meeting. RBMG shall call and hold the RBMG Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger contemplated hereby and the Amended Certificate of Incorporation. RBC shall call and hold the RBC Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger contemplated hereby, and each of RBMG and RBC shall use its reasonable efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. RBMG shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger contemplated hereby and the Amended Certificate of Incorporation pursuant to the Joint Proxy Statement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable NMS requirements to obtain such approval. RBC shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger contemplated hereby pursuant to the Joint Proxy Statement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the SCBCA to obtain such approval. Each of the parties hereto shall take all other reasonable action necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and RBMG's and RBC's Certificate or Articles of Incorporation and Bylaws to effect the Merger.

     SECTION 6.03. Employee Benefits Matters. (a) Except as otherwise provided herein, each of the RBC Benefit Plans and the RBMG Benefit Plans in effect as of the Effective Time shall be maintained in effect with respect to the employees or former employees of RBC and the RBC Subsidiaries and of RBMG and the RBMG Subsidiaries, respectively, who are covered by such benefit plans immediately prior to the Closing Date until RBMG otherwise determines after the Effective Time; provided, however, that nothing contained herein shall limit any reserved right in any such RBC Benefit Plan or RBMG Benefit Plan, as the case may be, to amend, modify, suspend, revoke or terminate any such plan. "RBMG Benefit Plans" means employee benefit plans, programs, arrangements and contracts (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained or contributed to by RBMG or any RBMG Subsidiary, or with respect to which RBC or any RBC Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA.

     (b) Prior to the Effective Time, RBMG shall develop short and long-term incentive compensation arrangements for RBMG which are to be implemented after the Effective Time and make appropriate adjustments, if any, to the performance goals, target awards and any other relevant criteria under the incentive compensation plans of RBC and RBMG that are in effect as of the Effective Time to take the Reorganization into account. In addition, RBMG shall conduct a review of RBC's and RBMG's respective benefit plans following the execution of this Agreement in order to coordinate the provision of benefits after the Effective Time and to eliminate duplicate benefits, including, without limitation, through the establishment by RBMG of replacement benefit plans (the "RBMG Replacement Plans"). Each participant in any RBC Benefit Plan or RBMG Benefit Plan that is replaced by a RBMG Replacement Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any RBMG Replacement Plan for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant of the funding of any such benefit.

     (c) With respect to any RBC Benefit Plan or RBMG Benefit Plan under which the delivery of RBC Voting Common Stock, RBC Non-voting Common Stock or RBMG Common Stock, as the case may be, is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), RBMG shall take all

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

corporate action necessary or appropriate to (i) obtain stockholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable Law, or to enable such plan to comply with Rule 16b-3 promulgated under the Exchange Act, (ii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of RBMG Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such plan and (iii) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8, as appropriate (or any successor or other appropriate forms), with respect to the shares of RBMG Common Stock subject to such plan to the extent such registration statement is required under applicable law, and RBMG shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, RBMG shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (d) Without limiting the applicability of the foregoing, each of the parties hereto shall take all actions as are necessary to ensure that RBC shall not be, at the Effective Time, bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any person, other than RBMG, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof, and all RBC Benefit Plans conferring any rights with respect to Shares or other capital stock of RBC shall be deemed hereby to be amended to be in conformity with this Section 6.03.

     SECTION 6.04. Directors' and Officers' Indemnification and Insurance. (a) The Articles of Incorporation of RBC and the Certificate of Incorporation of RBMG and the Bylaws of RBC and RBMG, as the case may be, shall contain the indemnification provisions that are set forth, as of the date of this Agreement, in the Articles of Incorporation of RBC, the Certificate of Incorporation of RBMG and the Bylaws of RBC and RBMG, as the case may be, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of RBC or RBMG, respectively.

     (b) This Section 6.04 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on RBC and RBMG and their respective successors and assigns.

     (c) Notwithstanding anything to the contrary contained herein, RBMG and the Surviving Corporation shall, and RBMG shall cause the Surviving Corporation to, assume and perform all obligations of RBC arising under any indemnification agreement entered into prior to the date hereof between RBC and certain officers and directors of RBC.

     (d) From and after the Effective Time, RBMG agrees that it shall indemnify and hold harmless each present and former director and officer of RBC and RBMG determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that RBMG would have been permitted under Delaware law and RBC would have been permitted under South Carolina law, and their respective charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties (and RBMG shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification).

     (e) To the extent paragraph (d) shall not serve to indemnify and hold harmless any Indemnified Party, for a period of six years after the date hereof, RBMG shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and RBMG shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Cost incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement; provided, further, however, that RBMG shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of RBC or RBMG, as the case may be.

     (f) Any Indemnified Party wishing to claim indemnification under paragraphs
(d) or (e) of this Section 6.04, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify RBMG thereof, but the failure to so notify shall not relieve RBMG of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices RBMG. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) RBMG shall have the right to assume the defense thereof and RBMG shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if RBMG elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between RBMG and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and RBMG shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that RBMG shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) RBMG shall not be liable for any settlement effected without its prior written consent; and provided further, however, that RBMG shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding the foregoing, if such indemnity is not available with respect to any Indemnified Party, then RBMG and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (g) If RBMG or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of RBMG shall assume all of the obligations set forth in this Section 6.04.

     SECTION 6.05. No Shelf Registration. RBMG shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of RBMG Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of RBC or RBMG within the meaning of Rule 145 promulgated under the Securities Act.

     SECTION 6.06. Public Announcements. The initial press release concerning the Reorganization shall be a joint press release and, thereafter, RBC and RBMG shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Reorganization and shall not issue any such press release or make any such public statement without the prior written approval of the other parties hereto, except to the extent that RBMG may be required by applicable Law or the requirements of the NMS, in which case RBMG shall use its reasonable efforts to consult with RBC before issuing any such release or making any such public statement.

     SECTION 6.07. NMS Additional Listing. Each of the parties hereto shall use its reasonable efforts to obtain, prior to the Effective Time, the approval for additional listing on the NMS, effective upon the official notice of issuance, of the shares of RBMG Common Stock into which the Shares will be converted pursuant to Article II hereof.

     SECTION 6.08. Blue Sky. Each of the parties hereto shall use all reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required under Blue Sky Laws to permit the distribution of the shares of RBMG Common Stock to be issued in accordance with the provisions of this Agreement.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

          (b) each of this Agreement and the Merger and the Amended Certificate of Incorporation of RBMG shall have been duly approved by the requisite vote of stockholders of RBMG, in accordance with the DGCL and the NMS;

          (c) each of the Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of RBC, in accordance with the SCBCA;

          (d) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

          (e) any waiting period (and any extension thereof) applicable to the consummation of the Reorganization under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

          (f) all consents, approvals and authorizations legally required to be obtained to consummate the Reorganization shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not result in a change in or have an effect on the business of RBC or RBMG that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of RBMG and its respective subsidiaries, taken as a whole;

          (g) all permits or approvals required by state securities or Blue Sky Laws to carry out the transactions contemplated hereby shall have been received; and

          (h) the shares of RBMG Common Stock into which the Shares will be converted pursuant to Article II hereof shall have been authorized for listing on the NMS, subject to official notice of issuance.

     SECTION 7.02. Conditions to the Obligations of RBC. The obligations of RBC to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of RBMG contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and RBC shall have received a certificate of the Chairman or President and Chief Financial Officer of RBMG to such effect;

          (b) RBMG shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and RBC shall have received a certificate of the Chairman or President and Chief Financial Officer of RBMG to that effect;

          (c) McNair Law Firm, P.A. or King & Spalding shall have issued its opinions, such opinions dated on or about the Effective Time and on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of RBMG, addressed to RBC, and reasonably satisfactory to it, based upon customary representations of RBC and RBMG and customary assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that the stockholders of RBC will recognize no gain or loss upon the receipt of shares of RBMG Common Stock in exchange for shares of RBC Voting Common Stock or RBC Non-voting Common Stock in the Merger, which opinions shall not have been withdrawn or modified in any material respect;

     SECTION 7.03. Conditions to the Obligations of RBMG. The obligations of RBMG to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further condition: since January 1, 1997, there shall not have occurred an RBC Material Adverse Effect or, since the date of this Agreement, an inaccuracy of the representation and warranties of RBC or the failure of RBC to comply with or perform its agreements and covenants required by this Agreement, in either case, which results in an RBC Material Adverse Effect, other than an RBC Material Adverse Effect which may be compensated by adjusting the Exchange Ratio (and which adjustment is agreed to by the Parties).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the Board of Directors of RBC and RBMG;

          (b) by RBC or RBMG, if the Effective Time shall not have occurred on or before November 1, 1997; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, however, that, if any action is required to be taken pursuant to Section 5.07 in order to cure any problem which is curable which caused the Merger to fail to qualify as a reorganization under the provisions of Section 368(a) of the Code, and such failure was the sole reason that the Merger could not be consummated on or prior to November 1, 1997, this Agreement may not be terminated pursuant to this clause (b) unless the Effective Time shall not have occurred on or before December 1, 1997;

          (c) by RBC or RBMG, if any Governmental Order, writ, injunction or decree preventing the consummation of any of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable; or

          (d) by RBC or RBMG, (i) if this Agreement and the Merger shall fail to receive the requisite votes for approval at the RBMG Stockholders' Meeting or any adjournment or postponement thereof or (ii) if this Agreement and the Merger shall fail to receive the requisite votes for approval at the RBC Stockholders' Meeting or any adjournment or postponement thereof.

     SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of RBC or RBMG or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in Section 8.05; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Board of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made (except such amendments that have received the requisite stockholder approval and such amendments as are permitted to be made without RBC stockholder approval under the SCBCA or RBMG stockholder approval under the DGCL) that would
(i) reduce the amount or change the type of consideration into which each share of RBC Voting Common Stock and each share of RBC Non-voting Common Stock shall be converted upon consummation of the Merger, (ii) change any terms of this Agreement in a manner that would materially and adversely affect RBC or RBMG, as the case may be, or RBC's stockholders or RBMG's stockholders, as the case may be, or (iii) change any term of the Articles of Incorporation of RBC or the Certificate of Incorporation of RBMG. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05. Fees and Expenses. Except as set forth in this Section 8.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated; provided, however, that all Expenses related to (i) regulatory filing fees pursuant to the HSR Act and (ii) printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement shall be borne equally by RBC and RBMG. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) and regulatory filing fees incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement, including the RBC Disclosure Schedule and the RBMG Disclosure Schedule, no party hereto has made any other representation and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        (a) if to RBC:
               Resource Bancshares Corporation
               1901 Main Street, Suite 650
               Columbia, South Carolina 29201
               Attention: Melissa A. Ard
               Telecopier: (803) 254-3430

           with a copy to:
               McNair Law Firm, P.A.
               1301 Gervais Street, 17th Floor
               Columbia, South Carolina 29201
               Attention: John W. Currie
               Telecopier: (803) 376-2277

        (b) if to RBMG or Merger Sub:
               Resource Bancshares Mortgage Group, Inc.
               7909 Parklane Road
               Columbia, South Carolina 29223
               Attention: David W. Johnson, Jr.
               Telecopier: (803) 741-3708

           with a copy to:
               King & Spalding
               191 Peachtree Street
               Atlanta, Georgia 30303
               Attention: Russell B. Richards, Esq.
               Telecopier: (404) 572-5100

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

          (a) "affiliate" has the meaning specified in Rule 144 promulgated by the SEC under the Securities Act;

          (b) "Beneficial Owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

          (c) "Business Day" means any day in which the principal offices of the SEC in Washington, D.C. are open to accept filings; in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York, USA;

          (d) "$" means United States Dollars;

          (e) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

          (f) "Knowledge" means, with respect to any matter in question, that the executive officers of RBC or RBMG, as the case may be, (i) have actual knowledge of such matter or (ii) after due investigation, should have known of such matter;

          (g) "Lease" means each lease of Leased Real Property, wherein RBC is the tenant (including all amendments, consents for alterations and documents regarding variations and evidence of commencement dates and expiration dates);

          (h) "Leased Real Property" means the real property leased by RBC, as tenant, together with, to the extent leased by RBC, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures and improvements thereon, and all easements, licenses, rights and appurtenances relating to the foregoing;

          (i) "Permitted Encumbrances" means (a) liens for Taxes and assessments not yet payable, and (b) imperfections of title, liens, security interests and other encumbrances the existence of which, individually and in the aggregate, do not have a RBC Material Adverse Effect;

          (j) "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government; and

          (k) "Subsidiary" or "Subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, more than 50 percent of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Reorganization is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the paries as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and executors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 6.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, heirs and executors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.06. Incorporation of Exhibits. The RBC Disclosure Schedule, the RBMG Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.08. Governing Law. Except to the extent that the Laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the Laws of the State of South Carolina.

     SECTION 9.09. Consent to Jurisdiction; Venue. (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of South Carolina and to the jurisdiction of the United States District Court for the District of South Carolina, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any South Carolina state or federal court sitting in the City of Columbia. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaints and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.09 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

     SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12. Entire Agreement. This Agreement (including the Exhibits, the RBC Disclosure Schedule, the RBMG Disclosure Schedule and the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          RESOURCE BANCSHARES CORPORATION

                                          By:     /s/ EDWARD J. SEBASTIAN
                                            ------------------------------------
                                            Name: Edward J. Sebastian
                                            Title: Chairman of the Board and
                                              Chief Executive Officer

                                          RESOURCE BANCSHARES MORTGAGE
                                          GROUP, INC.

                                          By:    /s/ DAVID W. JOHNSON, JR.
                                            ------------------------------------
                                            Name: David W. Johnson, Jr.
                                            Title: Vice Chairman of the Board
                                              and Managing Director

                                          RBC MERGER SUB, INC.

                                          By:     /s/ EDWARD J. SEBASTIAN
                                            ------------------------------------
                                            Name: Edward J. Sebastian
                                            Title: President

                     FIRST AMENDMENT TO AGREEMENT OF MERGER



     FIRST AMENDMENT TO AGREEMENT OF MERGER, dated as of September 18, 1997 (the "First Amendment"), among RESOURCE BANCSHARES MORTGAGE GROUP, INC., a Delaware corporation ("RBMG"), RBC MERGER SUB, INC., a South Carolina corporation and a wholly owned subsidiary of RBMG ("Merger Sub"), and RESOURCE BANCSHARES CORPORATION, a South Carolina corporation ("RBC").



     WHEREAS, pursuant to the terms of that certain Agreement of Merger dated April 18, 1997 among RBMG, Merger Sub and RBC (the "Agreement"), RBMG will acquire all of the common stock of RBC through the merger of Merger Sub with and into RBC, and the stockholders of RBC will receive shares of common stock of RBMG in proportion to their interests in RBC; and



     WHEREAS, the parties wish to amend the Agreement to provide for a later termination date;



     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



          1. Section 8.01(b) of the Agreement is amended by deleting the date "November 1, 1997" in both places where it appears and substituting in lieu thereof in both places the date "January 31, 1998" and by deleting the date "December 1, 1997" and substituting in lieu thereof the date "February 28, 1998".



          2. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Agreement shall remain unaffected hereby and shall continue in full force and effect.



          3. This First Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, the parties hereto have caused this first Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                          RESOURCE BANCSHARES CORPORATION



                                          By:     /s/ EDWARD J. SEBASTIAN

                                            ------------------------------------

                                            Edward J. Sebastian


                                          Its: Chairman of the Board and Chief
                                               Executive Officer



                                          RESOURCE BANCSHARES MORTGAGE


                                            GROUP, INC.



                                          By:    /s/ DAVID W. JOHNSON, JR.

                                            ------------------------------------

                                            David W. Johnson, Jr.


                                          Its: Vice Chairman of the Board and
                                               Managing Director



                                          RBC MERGER SUB, INC.



                                          By:     /s/ EDWARD J. SEBASTIAN

                                            ------------------------------------

                                            Edward J. Sebastian


                                          Its: President

                    SECOND AMENDMENT TO AGREEMENT OF MERGER



     SECOND AMENDMENT TO AGREEMENT OF MERGER, dated as of November 12, 1997 (the "Second Amendment"), among RESOURCE BANCSHARES MORTGAGE GROUP, INC., a Delaware corporation ("RBMG"), RBC MERGER SUB, INC., a South Carolina corporation and a wholly owned subsidiary of RBMG ("Merger Sub"), and RESOURCE BANCSHARES CORPORATION, a South Carolina corporation ("RBC").



     WHEREAS, pursuant to the terms of that certain Agreement of Merger dated April 18, 1997 among RBMG, Merger Sub and RBC, as amended by that First Amendment to Agreement of Merger dated September 18, 1997 (the "Agreement"), RBMG will acquire all of the common stock of RBC through the merger of Merger Sub with and into RBC, and the stockholders of RBC will receive shares of common stock of RBMG in proportion to their interests in RBC; and



     WHEREAS, the parties wish to amend the Agreement to provide for an adjustment to the Exchange Ratio under certain circumstances;



     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



          1. RBC hereby consents to, and waives any and all defaults under the Agreement and all other agreements executed in connection therewith that would arise from, the declaration and payment by RBMG of (i) the cash dividend of $.04 per share of RBMG Common Stock declared by the RBMG Board of Directors on October 31, 1997, payable to RBMG shareholders of record on December 18, 1997, and (ii) the 5% share dividend declared by the RBMG Board of Directors on October 31, 1997, payable to RBMG shareholders of record on December 18, 1997, including, without limitation, any defaults arising under Section 5.02(d) of the Agreement. RBC acknowledges that RBMG will be relying on this consent and waiver in connection with consummating the Merger.



          2. Section 2.02 of the Merger Agreement is hereby amended by inserting at the end of the first sentence of such Section 2.02 the following:



        "; provided, however, that if the Effective Time occurs after the record date for determination of holders of RBMG Common Stock entitled to receive the cash dividend of $.04 per share of RBMG Common Stock declared by the RBMG Board of Directors on October 31, 1997, the Exchange Ratio shall be adjusted by adding to the Exchange Ratio the quotient of (x) 0.0432104 divided by (y) the arithmetic average of the closing prices for a share of RBMG Common Stock on the Nasdaq National Market for each of the ten trading days ending five trading days prior to the Effective Time."



          3. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Agreement shall remain unaffected hereby and shall continue in full force and effect.



          4. This Second Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                       RESOURCE BANCSHARES CORPORATION



                                       By:         /s/ MELISSA A. ARD

                                         ---------------------------------------

                                                     Melissa A. Ard


                                                Senior Vice President and


                                                 Chief Financial Officer



                                       RESOURCE BANCSHARES MORTGAGE GROUP, INC.



                                       By:        /s/ STEVEN F. HERBERT

                                         ---------------------------------------

                                                    Steven F. Herbert


                                           Senior Executive Vice President and


                                                 Chief Financial Officer



                                       RBC MERGER SUB, INC.



                                       By:      /s/ DAVID W. JOHNSON, JR.

                                         ---------------------------------------

                                                  David W. Johnson, Jr.


                                             Vice Chairman of the Board and


                                                    Managing Director

                                    ANNEX B


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.

     RESOURCE BANCSHARES MORTGAGE GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies:

          FIRST: That the Board of Directors of the Corporation duly adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation increasing the number of authorized shares of Common Stock, par value $.01 per share, of the Company from Twenty-Five Million (25,000,000) to Fifty Million (50,000,000):

             "RESOLVED, that the Company amend its Certificate of Incorporation by deleting in its entirety the first paragraph of the Fourth Article of the Certificate of Incorporation and substituting in lieu thereof the following:

                FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share."

          SECOND: That the amendments have been adopted by an affirmative vote of a majority of the stockholders of the Corporation in accordance with the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers
to execute this Certificate as of this      day of           , 1997.

                                          RESOURCE BANCSHARES MORTGAGE
                                          GROUP, INC.

                                          By:

                                            ------------------------------------

Attest:

      -------------------------------------------------

                                    ANNEX C


           CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT

SEC. 33-13-101.  DEFINITIONS.

     In this chapter:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial Shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 33-13-102.  RIGHT TO DISSENT.

     A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) alters or abolishes a preferential right of the shares;

             (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

SEC. 33-13-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

          (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

          (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SEC. 33-13-200.  NOTICE OF DISSENTERS' RIGHTS.

          (a) If proposed corporate action creating dissenters' rights under
     Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

          (b) If a corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in
     Section 33-13-220.

SEC. 33-13-210.  NOTICE OF INTENT TO DEMAND PAYMENT.

          (a) If proposed corporate action creating dissenters' rights under
     Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SEC. 33-13-220.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

     (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5) be accompanied by a copy of this chapter.

SEC. 33-13-230.  SHAREHOLDERS' PAYMENT DEMAND.

     (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SEC. 33-13-240.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 33-13-250.  PAYMENT.

     (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3) an explanation of how the interest was calculated;

          (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5) a copy of this chapter.

SEC. 33-13-260.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SEC. 33-13-270.  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SEC. 33-13-280.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

SEC. 33-13-300.  COURT ACTION.

     (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 33-13-310.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

     (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                    ANNEX D


               [LETTERHEAD OF PRUDENTIAL SECURITIES INCORPORATED]

                                                                  APRIL 18, 1997

PRIVATE AND CONFIDENTIAL

The Board of Directors
Resource Bancshares Mortgage Group, Inc.
7909 Parkland Road
Columbia, South Carolina 29223

Members of the Committee:

     We understand that Resource Bancshares Mortgage Group, Inc. ("RBMG" or the "Company"), a wholly-owned subsidiary of the Company ("Merger Sub") and Resource Bancshares Corporation ("RBC") propose to enter into an Agreement of Merger (the "Agreement"). Pursuant to the Agreement, Merger Sub shall merge with and into RBC and RBC shall continue as the surviving corporation and a wholly-owned subsidiary of the Company (the "Merger"). In the Merger each outstanding share of RBC voting common stock, par value $.01 per share, and each outstanding share of RBC non-voting common stock, par value $.01 per share, will be converted into and become exchangeable for the right to receive shares of RBMG common stock (the "Exchange Ratio"), par value $.01 per share (the "RBMG Common Stock").

     You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the stockholders of the Company.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors we deemed relevant under the circumstances, including:

          (i) the execution copy of the Agreement presented to the Board of Directors on the date hereof;

          (ii) certain publicly available historical financial and operating data concerning the Company including the Annual Report on Form 10-K of the Company for the years ended December 31, 1996, 1995 and 1994, the Company's Proxy Statement for the Annual Meeting of Shareholders held on April 25, 1996, the Company's Prospectus, dated March 11, 1996, relating to the sale of 3,512,961 shares of RBMG Common Stock and the Company's Prospectus, dated May 25, 1993, relating to the initial public offering of RBMG Common Stock;

          (iii) certain historical financial and operating data concerning RBC including the audited consolidated financial statements of RBC and Subsidiaries for the years ended December 31, 1996, 1995 and 1994;

          (iv) certain information of the Company, including financial forecasts for future fiscal years prepared by the management of the Company;

          (v) certain information of RBC, including financial forecasts for the year ending December 31, 1997, prepared by the management of RBC;

          (vi) certain information of RBC, including closing documents relating to the February 3, 1997 repurchase by Intek Information, Inc. ("Intek") of 5,000 Series A Preferred shares of Intek owned by RBC;

          (vii) the pro forma financial impact of the Merger on the Company;

          (viii) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to RBC or otherwise relevant to our inquiry;

          (ix) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to Republic Leasing Company, Inc. or otherwise relevant to our inquiry;

          (x) the financial terms of certain recent transactions we deemed relevant; and

          (xi) such other financial studies, analyses and investigations that we deemed appropriate.

     We have met with the management of the Company and RBC to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies and (iv) such other matters that we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and RBC and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or RBC. With respect to certain financial forecasts provided to us by the Company, and financial forecasts provided to us by RBC, we have assumed that the information represents each respective management's best currently available estimate as to the future financial performance of the Company and of RBC. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

     As you know, we have been retained by the Special Committee of the Board of Directors of the Company to render this opinion and provide other financial advisory services in connection with the Merger. We received a retainer fee for our services, are due a fee upon signing of the Agreement and, upon consummation of the Merger, will receive an additional fee. In the past we have performed other investment banking services for the Company and we are currently engaged to represent the Company in, and will receive a fee upon consummation of, the proposed merger with Walsh Holding Co., Inc. In addition, in the ordinary course of business we may actively trade the RBMG Common Stock for our own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are for the use of the Special Committee of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders. Any summary of this opinion included in such proxy statement must be in a form acceptable to Prudential Securities Incorporated.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          PRUDENTIAL SECURITIES INCORPORATED

                                    ANNEX E



                                                               November 14, 1997



Board of Directors


Resource Bancshares Corporation


1901 Main Street, Suite 650


Columbia, South Carolina 29201



Ladies and Gentlemen:



     We understand that Resource Bancshares Corporation, a South Carolina Corporation ("RBC"), Resource Bancshares Mortgage Group, Inc., a Delaware corporation ("RBMG"), and RBC Merger Sub, Inc., a South Carolina corporation and a newly-formed, wholly-owned subsidiary of RBMG ("RBC Merger Sub"), have entered into a Merger Agreement dated April 18, 1997, as amended by First Amendment to Agreement of Merger dated September 18, 1997, and Second Amendment to Agreement of Merger dated November 12, 1997 (the "RBC Merger Agreement"), pursuant to which RBC Merger Sub will merge with and into RBC and RBC will be the surviving corporation and a wholly-owned subsidiary of RBMG (the "RBC Merger"). Further, pursuant to the RBC Merger Agreement, we understand that all of the outstanding shares of voting common stock, par value $0.01 per share, of RBC and all of the outstanding shares of non-voting common stock, par value $0.01 per share, of RBC will be converted into and exchangeable for 9,397,238 shares of the common stock, $0.01 par value per share ("RBMG Common Stock"), of RBMG, subject to certain adjustments (the "Consideration"). The terms and conditions of the RBC Merger are set forth in more detail in the RBC Merger Agreement.



     We previously delivered to you an opinion dated April 18, 1997 (the "Prior Letter") which stated, subject to the limitations and conditions contained therein, our opinion as investment bankers that the Consideration to be received by the shareholders of RBC pursuant to the RBC Merger is fair to such shareholders from a financial point of view, as of the date of the RBC Merger Agreement. You have asked us to reconfirm the opinion expressed in the Prior Letter, and further asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of RBC pursuant to the RBC Merger is fair to such shareholders from a financial point of view, as of the date hereof. In addition, as you are aware, we were not retained to nor did we advise RBC with respect to alternatives to the RBC Merger or RBC's underlying decision to proceed with or effect the RBC Merger. Further, we were not requested to nor did we solicit or assist RBC in soliciting indications of interest from third parties for all or any part of RBC.



     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to RBMG, including the consolidated financial statements for recent years and interim periods to September 30, 1997 of RBMG and certain other relevant financial and operating data relating to RBC and RBMG made available to us from published sources and from the internal records of RBC and RBMG, including the consolidated financial statements of RBC for recent years and interim periods to September 30, 1997; (ii) reviewed the financial terms and conditions of the RBC Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, RBMG Common Stock; (iv) compared RBMG and RBC from a financial point of view with certain other companies in the mortgage banking and leasing industries which we deemed to be relevant; (v) reviewed and discussed with representatives of the management of RBC and RBMG certain information of a business and financial nature regarding RBC and RBMG furnished to us by them, including financial projections and related assumptions of RBC and RBMG; (vi) made inquiries regarding and discussed the RBC Merger and the RBC Merger Agreement and other matters related thereto with RBC's counsel; and (vii) performed such other analyses and examinations as we have deemed appropriate.



     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial projections for RBC and RBMG provided to us by their respective managements, upon their advice and with your consent, we have assumed for purposes of our opinion that the projections have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements, at the time of preparation, as to the future financial performance of RBC and RBMG, and that they provide a reasonable

Resource Bancshares Corporation


November 14, 1997


Page 2



basis upon which we can form our opinion. We have also assumed that there have been no material changes in RBC's or RBMG's assets, financial condition, results of operations, business, or prospects since the respective dates of their last financial statements made available to us.



     We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of RBC and RBMG are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities (contingent or otherwise) of RBC or RBMG, nor have we been furnished with any such appraisals. Similarly, we have, with your consent, not assumed responsibility for reviewing any aspect of the loan securitization programs of RBC or RBMG and have assumed, for purposes of this opinion, that each such program was conducted in full compliance with all applicable regulations. Further, we have not made an independent valuation of the reasonableness of the projections utilized in each of such securitization programs and have assumed that such projections are based on assumptions that are reasonable and have been properly presented in the financial statements in accordance with generally accepted accounting principles and all applicable accounting standards and have been recorded on the applicable financial statements on a reasonable basis. Finally, our opinion is based on economic, monetary, and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise, or reaffirm this opinion.



     We have assumed that the RBC Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the RBC Merger will be recorded as a purchase under generally accepted accounting principles. Further, you have also informed us and we have assumed, that the RBC Merger, when consummated, will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.



     We have further assumed with your consent that the RBC Merger will be consummated in accordance with the terms described in the RBC Merger Agreement, without any further amendments thereto, and without waiver by RBC of any of the conditions to its obligations thereunder.



     We have acted as financial advisor to RBC in connection with the RBC Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the RBC Merger. In the ordinary course of our business, we actively trade the equity securities of RBMG for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of RBMG and performed various investment banking services for both RBC and RBMG.



     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of RBC pursuant to the RBC Merger is fair to such shareholders from a financial point of view, as of the date hereof.



     We are not expressing an opinion regarding the price at which the RBMG Common Stock may trade at any future time. The Consideration to be received by the shareholders of RBC pursuant to the RBC Merger is based

Resource Bancshares Corporation


November 14, 1997


Page 3



upon a fixed exchange ratio and, accordingly, the market value of the Consideration may from time to time vary significantly.



     This opinion is directed to the Board of Directors of RBC in its consideration of the RBC Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the RBC Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders of RBC and does not address the relative merits of the RBC Merger and any alternatives to the RBC Merger, RBC's underlying decision to proceed with or effect the RBC Merger, or any other aspect of the RBC Merger. This opinion may not be used or referred to by RBC, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the RBC Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.



                                        Very truly yours,



                                        NATIONSBANC MONTGOMERY SECURITIES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Subsection (c) of Section 145 provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Other subsections of Section 145(i) provide that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; (ii) provide that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and (iii) empower the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Paragraph (c) of Article Seventh of RBMG's Restated Certificate of Incorporation contains a provision parallel to (iii) above.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Paragraph (a) of Article Seventh of RBMG's Restated Certificate of Incorporation eliminates the personal liability of RBMG's directors to RBMG and its stockholders for monetary damages for breach of fiduciary duty except to the extent that such elimination or limitation of liability is not permitted under the Delaware General Corporation Law.

     Paragraph (b) of Article Seventh of RBMG's Restated Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents.

     The Registrant also maintains liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  2.1     --   Merger Agreement, dated as of April 18, 1997, by and among the Registrant, RBC Merger Sub, Inc. and Resource Bancshares
               Corporation, as amended on September 18, 1997, and November
               12, 1997 (attached as Annex A to the Joint Proxy
               Statement/Prospectus forming a part of this Registration
               Statement).
 *5.1     --   Opinion of King & Spalding
  8.1     --   Opinion of McNair Law Firm, P.A.
 23.1     --   Consent of Price Waterhouse LLP
 23.2     --   Consent of Price Waterhouse LLP
 23.3     --   Consent of NationsBanc Montgomery Securities, Inc.
 23.4     --   Consent of Prudential Securities Incorporated
*23.8     --   Consent of King & Spalding (included in Exhibit 5.1)
 23.9     --   Consent of McNair Law Firm, P.A. (included in Exhibit 8.1)
*24.1     --   Power of Attorney
 99.1     --   Form of Resource Bancshares Mortgage Group, Inc. Proxy
 99.2     --   Form of Resource Bancshares Corporation Proxy for Holders of
               Voting Common Stock
 99.3     --   Form of Resource Bancshares Corporation Proxy for Holders of
               Non-Voting Common Stock
 99.4     --   Opinion of Prudential Securities Incorporated (attached as
               Annex D to the Joint Proxy Statement/ Prospectus forming a part of this Registration Statement).
 99.6     --   Opinion of NationsBanc Montgomery Securities, Inc. (attached as Annex E to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement).
 99.7     --   Formula Stock Option Plan (incorporated by reference to
               Exhibit 10.36 of the Registrant's Quarterly Report on Form
               10-Q for the period ended September 30, 1997)
 99.8     --   First Amendment to Formula Stock Option Plan
 99.9     --   Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.33 to the Registrant's Annual Report on Form
               10-K for the year ended December 31, 1996)
 99.10    --   Amended and Restated Omnibus Stock Award Plan


---------------


* Previously filed.



     b. Financial Statement Schedules.


        None.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on December 1, 1997.


                                          RESOURCE BANCSHARES
                                          MORTGAGE GROUP, INC.


                                          By:    /s/ DAVID W. JOHNSON, JR.

                                            ------------------------------------

                                                   David W. Johnson, Jr.


                                               Vice Chairman of the Board and
                                                      Managing Director



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                      DATE
                   ---------                                    -----                      ----

                       *                          Chairman of the Board and Chief     December 1, 1997
------------------------------------------------  Executive Officer and Director
              Edward J. Sebastian                 (principal executive officer)

                       *                          Senior Executive Vice President     December 1, 1997
------------------------------------------------  and Chief Financial Officer
               Steven F. Herbert                  (principal financial and
                                                  accounting officer)

           /s/ DAVID W. JOHNSON, JR.              Vice Chairman of the Board and      December 1, 1997
------------------------------------------------  Managing Director
             David W. Johnson, Jr.

                       *                          Secretary and Director              December 1, 1997
------------------------------------------------
                 John W. Currie

                       *                          Director                            December 1, 1997
------------------------------------------------
                 John C. Baker

                       *                          Director                            December 1, 1997
------------------------------------------------
                Stuart M. Cable

                       *                          Director                            December 1, 1997
------------------------------------------------
                Boyd M. Guttery

                       *                          Director                            December 1, 1997
------------------------------------------------
                John O. Wolcott

         *By: /s/ DAVID W. JOHNSON, JR.
   ------------------------------------------
                Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                 DESCRIPTION                               PAGE
-------                                -----------                           ------------
  2.1      --  Merger Agreement, dated as of April 18, 1997, by and among the Registrant, RBC Merger Sub, Inc. and Resource Bancshares
               Corporation, as amended on September 18, 1997, and November
               12, 1997 (attached as Annex A to the Joint Proxy
               Statement/Prospectus forming a part of this Registration
               Statement).
 *5.1      --  Opinion of King & Spalding
  8.1      --  Opinion of McNair Law Firm, P.A.
 23.1      --  Consent of Price Waterhouse LLP
 23.2      --  Consent of Price Waterhouse LLP
 23.3      --  Consent of NationsBanc Montgomery Securities, Inc.
 23.4      --  Consent of Prudential Securities Incorporated
*23.8      --  Consent of King & Spalding (included in Exhibit 5.1)
 23.9      --  Consent of McNair Law Firm, P.A. (included in Exhibit 8.1)
*24.1      --  Power of Attorney
 99.1      --  Form of Resource Bancshares Mortgage Group, Inc. Proxy
 99.2      --  Form of Resource Bancshares Corporation Proxy for Holders of
               Voting Common Stock
 99.3      --  Form of Resource Bancshares Corporation Proxy for Holders of
               Non-Voting Common Stock
 99.4      --  Opinion of Prudential Securities Incorporated (attached as
               Annex D to the Joint Proxy Statement/Prospectus forming a
               part of this Registration Statement).
 99.6      --  Opinion of NationsBanc Montgomery Securities, Inc. (attached as Annex E to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement).
 99.7      --  Formula Stock Option Plan (incorporated by reference to
               Exhibit 10.36 of the Registrant's Quarterly Report on Form
               10-Q for the period ended September 30, 1997)
 99.8      --  First Amendment to Formula Stock Option Plan
 99.9      --  Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.33 to the Registrant's Annual Report on Form
               10-K for the year ended December 31, 1996)
 99.10     --  Amended and Restated Omnibus Stock Award Plan


---------------


* Previously filed.